As filed with the Securities and Exchange Commission on October 22, 2015

Registration No. 333-206365

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nokia Corporation

(Exact name of registrant as specified in its charter)

Republic of Finland	3663	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Karaportti 3, FI-02610 Espoo, Finland, +358 (0) 10-448-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Genevieve A. Silveroli, Nokia USA Inc., 6000 Connection Drive, Irving, Texas 75039, +1 (972) 374-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Riikka Tieaho Vice President, Corporate Legal Nokia Corporation Karaportti 3 FI-02610 Espoo Finland Tel. No.: +358 (0) 10-448-8000	Scott V. Simpson Michal Berkner Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street London E14 5DS United Kingdom Tel. No.: +44 20-7519-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Shares(1)	590 000 000(2)	$6.84	$4 035 600 000	$406 384.92(5)

(1)	A portion of the shares of Nokia Corporation (“Nokia Shares”) registered hereby may be represented by American depositary shares (“Nokia ADSs”), each representing one Nokia Share, which have been registered pursuant to a separate registration statement on Form F-6 (Reg. No. 333-182900). Pursuant to the Exchange Offer to be made in the United States by Nokia Corporation (the “U.S. Offer”), Nokia Shares and Nokia ADSs will be offered and sold pursuant to this Registration Statement to holders of ordinary shares, nominal value EUR 0.05 per share of Alcatel Lucent (“Alcatel Lucent Shares”) and to holders of American depositary shares, each representing one Alcatel Lucent Share. Furthermore, pursuant to the U.S. Offer, Nokia Shares will be offered and sold pursuant to this Registration Statement to holders of Alcatel Lucent convertible bonds.
(2)	Represents the maximum number of Nokia Shares (including Nokia Shares represented by Nokia ADSs) expected to be offered and sold in the U.S. Offer described herein pursuant to this registration statement.
(3)	In accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933 (the “Securities Act”), the proposed maximum offering price per share has been calculated based upon the average of the high and low price of the Alcatel Lucent ADSs on the NYSE equal to $3.76 on October 19, 2015 divided by 0.55, representing the ratio of Nokia Shares to Alcatel Lucent Shares being offered to holders of the Alcatel Lucent Shares pursuant to this exchange offer/prospectus. Offering prices are estimated solely for the purpose of calculating the registration fee.
(4)	In accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price has been calculated as the product of (a) the maximum number of Nokia Shares (including Nokia Shares represented by Nokia ADSs) expected to be offered and sold in the U.S. Offer and (b) the proposed maximum offering price per share.
(5)	$230,076.00 of this amount was previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

Preliminary Exchange Offer/Prospectus

The U.S. Offer to exchange Alcatel Lucent Shares and OCEANEs set forth in this exchange offer/prospectus is not made to any person located in the European Economic Area and the U.S. Offer to exchange Alcatel Lucent ADSs set forth in this exchange offer/prospectus is only made to persons located in the European Economic Area pursuant to an exemption or exemptions from the Prospectus Directive (Directive 2003/71/EC, as amended). In addition, for the purposes of the proposed French Offer and Admission (both terms as defined below), this exchange offer/prospectus is not offer documentation or a prospectus and no such person should subscribe for or purchase any transferable securities referred to in this document except on the basis of information contained in the prospectus approved by the Finnish Financial Supervisory Authority and “passported” in France in accordance with the Prospectus Directive (the “Listing Prospectus”), and the separate French Offer documentation filed with the French stock market authority (Autorité des marchés financiers, or “AMF”) (the “French Offer Documentation”), which in each case are proposed to be published by Nokia in due course in connection with the proposed French Offer and the Admission of the Nokia Shares to Euronext Paris. A copy of the Listing Prospectus and the French Offer Documentation will, following publication, be available on Nokia’s website at www.nokia.com. None of the Listing Prospectus, the French Offer Documentation or the information on Nokia’s website forms a part of this exchange offer/prospectus, nor are such documents incorporated by reference herein.

The information in this preliminary exchange offer/prospectus is not complete and may be changed. Nokia may not complete the Exchange Offer and issue its securities referred to below until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary exchange offer/prospectus is not an offer to sell these securities and Nokia is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated October 22, 2015

U.S. Offer to Exchange

All

Ordinary Shares held by U.S. Holders

American Depositary Shares

OCEANEs held by U.S. Holders

of

ALCATEL LUCENT

for

0.55 Nokia Share per Alcatel Lucent Ordinary Share

0.55 Nokia American Depositary Share per Alcatel Lucent American Depositary Share

Nokia Share per 2018 Alcatel Lucent OCEANE

Nokia Share per 2019 Alcatel Lucent OCEANE

Nokia Share per 2020 Alcatel Lucent OCEANE

by

NOKIA CORPORATION

Nokia Corporation (“Nokia”), a Finnish corporation, is conducting, upon the terms and subject to the conditions set forth in this exchange offer/prospectus and the French Offer Documentation, an exchange offer comprised of two offers (separately, the “U.S. Offer” and the “French Offer” and collectively, the “Exchange Offer”). The U.S. Offer is being made pursuant to this exchange offer/prospectus to:

•

all U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”)) of outstanding ordinary shares, nominal value EUR 0.05 per share (the “Alcatel Lucent Shares”) of Alcatel Lucent, a French société anonyme (“Alcatel Lucent”),

•	all holders of outstanding Alcatel Lucent American depositary shares, each representing one Alcatel Lucent Share (the “Alcatel Lucent ADSs”), wherever located, and

•

all U.S. holders of outstanding (i) EUR 628 946 424.00 Alcatel Lucent bonds convertible into new Alcatel Lucent Shares or exchangeable for existing Alcatel Lucent Shares due on July 1, 2018 (the “2018 OCEANEs”), (ii) EUR 688 425 000.00 Alcatel Lucent bonds convertible into new Alcatel Lucent Shares or exchangeable for existing Alcatel Lucent Shares due on January 30, 2019 (the “2019 OCEANEs”) and (iii) EUR 460 289 979.90 Alcatel Lucent bonds convertible into new Alcatel Lucent Shares or exchangeable for existing Alcatel Lucent Shares due on January 30, 2020 (the “2020 OCEANEs” and, together with the 2018 OCEANEs and the 2019 OCEANEs, the “OCEANEs” and, together with the Alcatel Lucent Shares and the Alcatel Lucent ADSs, the “Alcatel Lucent Securities”).

Holders of Alcatel Lucent ADSs located outside of the United States may participate in the U.S. Offer only to the extent the local laws and regulations applicable to those holders permit them to participate in the U.S. Offer.

For every Alcatel Lucent Share you validly tender into, and do not withdraw from, the U.S. Offer, you will receive 0.55 share of Nokia (a “Nokia Share”). For every Alcatel Lucent ADS you validly tender into, and do not withdraw from, the U.S. Offer, you will receive 0.55 Nokia American depositary share (a “Nokia ADS”), each Nokia ADS representing one Nokia Share. For every 2018 OCEANE you validly tender into, and do not withdraw from, the U.S. Offer, you will receive             Nokia Share, for every 2019 OCEANE you validly tender into, and do not withdraw from, the U.S. Offer, you will receive             Nokia Share, and for every 2020 OCEANE you validly tender into, and do not withdraw from, the U.S. Offer, you will receive              Nokia Share.

The French Offer to exchange 0.55 Nokia Share for every Alcatel Lucent Share,             Nokia Share for every 2018 OCEANE,             Nokia Share for every 2019 OCEANE, and             Nokia Share for every 2020 OCEANE, is being made pursuant to the French Offer Documentation available to holders of Alcatel Lucent Shares and             OCEANEs located in France (holders of Alcatel Lucent Shares and OCEANEs located outside of France may not participate in the French Offer except if, pursuant to the local laws and regulations applicable to those holders, they are permitted to participate in the French Offer).

No fractional Nokia Shares or fractional Nokia ADSs will be issued. Holders of Alcatel Lucent Securities tendering into the U.S. Offer or the French Offer will receive cash in lieu of any fractional Nokia Shares or Nokia ADSs to which such holders may otherwise be entitled, following the implementation of a mechanism to resell such fractional Nokia Shares or Nokia ADSs.

Holders of options to acquire Alcatel Lucent Shares (“Alcatel Lucent Stock Options”) who wish to tender in the Exchange Offer or the subsequent offering period, if any, must exercise their Alcatel Lucent Stock Options, and Alcatel Lucent Shares must be issued to such holders prior to the Expiration Date (as defined below) or the expiration of the subsequent offering period, as applicable. Pursuant to the Memorandum of Understanding dated April 15, 2015 between Nokia and Alcatel Lucent (the “Memorandum of Understanding”), Alcatel Lucent agreed to accelerate or waive certain terms of the Alcatel Lucent Stock Options, subject to certain conditions.

Restricted stock granted by Alcatel Lucent (“Performance Shares”) cannot be tendered in the Exchange Offer or the subsequent offering period, if any, unless such Performance Shares have vested and are transferable prior to the Expiration Date (as defined below) or the expiration of the subsequent offering period, as applicable. Pursuant to the Memorandum of Understanding, Nokia and Alcatel Lucent agreed to implement a mechanism with respect to unvested Performance Shares granted before April 15, 2015 pursuant to which the beneficiaries may waive their rights to receive Performance Shares in exchange for Alcatel Lucent Shares, subject to certain conditions.

THE BOARD OF DIRECTORS OF ALCATEL LUCENT HAS DETERMINED THAT             .

The U.S. Offer is being made on the terms and subject to the conditions set forth in “The Exchange Offer” section of this exchange offer/prospectus beginning on page 69 and the related form of letter of transmittal.

THE U.S. OFFER AND WITHDRAWAL RIGHTS FOR TENDERS OF ALCATEL LUCENT SHARES AND OCEANEs IN THE U.S. OFFER WILL EXPIRE AT 11:00 A.M., NEW YORK CITY TIME (5:00 P.M. PARIS TIME), ON             (AS SUCH TIME AND DATE MAY BE EXTENDED, THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED.

i

THE DEADLINE FOR VALIDLY TENDERING AND WITHDRAWING ALCATEL LUCENT ADSs IN THE U.S. OFFER IS 5:00 P.M., NEW YORK CITY TIME ON THE U.S. BUSINESS DAY IMMEDIATELY PRECEDING THE EXPIRATION DATE, WHICH WILL BE             (AS SUCH TIME AND DATE MAY BE EXTENDED, THE “ADS TENDER DEADLINE”), UNLESS THE U.S. OFFER IS EXTENDED.

Nokia Shares are traded on NASDAQ OMX Helsinki Ltd. (the “Nasdaq Helsinki”) under the symbol “NOKIA” and Nokia ADSs are traded on the New York Stock Exchange (the “NYSE”) under the symbol “NOK.” On     , the last trading day before the opening of the Exchange Offer, the closing price of Nokia Shares listed on the Nasdaq Helsinki was EUR             (equivalent to USD             based on the USD/EUR exchange rate on such date) and the closing price of Nokia ADSs on the NYSE was USD        .

Nokia has applied for the Nokia Shares (including the Nokia Shares to be issued in connection with the Exchange Offer) to be listed on Euronext Paris (the “Admission”). Nokia expects to request that Admission be approved to take effect prior to the completion of the Exchange Offer. In addition, Nokia will apply for listing of the Nokia Shares and Nokia ADSs to be issued in connection with the Exchange Offer on the Nasdaq Helsinki and the NYSE, respectively.

Alcatel Lucent Shares are traded on Euronext Paris under the symbol “ALU” and Alcatel Lucent ADSs are traded on the NYSE under the symbol “ALU.” OCEANEs are traded on Euronext Paris, under the symbol “YALU” for the 2018 OCEANEs, “YALU1” for the 2019 OCEANEs and “YALU2” for the 2020 OCEANEs. On             , the last trading day before the opening of the Exchange Offer, the closing price of Alcatel Lucent Shares on Euronext Paris was EUR              (equivalent to USD             based on the USD/EUR exchange rate on such date) and the closing price of Alcatel Lucent ADSs on the NYSE was USD             and the latest reasonably available quotations for the OCEANEs was EUR             (equivalent to USD            ) for the 2018 OCEANEs, EUR             (equivalent to USD             ) for the 2019 OCEANEs and EUR             (equivalent to USD            ) for the 2020 OCEANEs. As promptly as practicable following completion of the Exchange Offer and subject to applicable law and Euronext Paris rules, Nokia intends to request Euronext Paris to delist the Alcatel Lucent Shares and OCEANEs from the regulated market of Euronext Paris. Nokia also intends, subject to applicable law, to cause Alcatel Lucent to terminate the deposit agreement in respect of the Alcatel Lucent ADSs (the “Alcatel Lucent deposit agreement”) and seek to delist the Alcatel Lucent ADSs from the NYSE and, when possible, to deregister the Alcatel Lucent Shares and Alcatel Lucent ADSs under the Exchange Act.

SEE THE “RISK FACTORS” SECTION OF THIS EXCHANGE OFFER/PROSPECTUS BEGINNING ON PAGE 23 FOR A DISCUSSION OF IMPORTANT RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR ALCATEL LUCENT SECURITIES INTO THE U.S. OFFER.

Nokia has not authorized any person to provide any information or to make any representation in connection with the U.S. Offer other than the information contained or incorporated by reference in this exchange offer/prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Nokia.

Nokia is not asking you for a proxy pursuant to this exchange offer/prospectus and you are requested not to send to Nokia a proxy in response hereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the transactions described in this exchange offer/prospectus or passed upon the adequacy or accuracy of this exchange offer/prospectus. Any representation to the contrary is a criminal offense.

The date of this exchange offer/prospectus is                     , 2015.

CERTAIN DEFINED TERMS

Unless otherwise specified or if the context so requires in this exchange offer/prospectus:

•	“Admission” refers to Nokia’s application for the Nokia Shares (including the Nokia Shares to be issued in connection with the Exchange Offer) to be listed on Euronext Paris.

•

“ADS Tender Deadline” refers to the deadline for validly tendering and withdrawing Alcatel Lucent ADSs in the U.S. Offer, set for 5:00 P.M., New York City time on the U.S. business day immediately preceding the Expiration Date, which will be             (as such time and date may be extended).

•	“Alcatel Lucent” refers to Alcatel Lucent, a French société anonyme.

•	“Alcatel Lucent ADSs” refer to American depositary shares each representing one Alcatel Lucent Share.

•	“Alcatel Lucent 2014 Form 20-F” refers to Alcatel Lucent’s Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on March 24, 2015.

•	“Alcatel Lucent Securities” refer to the Alcatel Lucent Shares, the Alcatel Lucent ADSs and the OCEANEs.

•	“Alcatel Lucent Shares” refer to ordinary shares, nominal value EUR 0.05 per share of Alcatel Lucent.

•	“Alcatel Lucent Stock Options” refer to options to acquire Alcatel Lucent Shares.

•	“AMF” refers to the French stock market authority (Autorité des marchés financiers).

•	“AMF General Regulation” refers to Article 236-3 of the General Regulation (Règlement général) published by the AMF.

•	“ATOP System” refers to the automated tender system of DTC.

•

“Completion of the Exchange Offer,” “completion of the U.S. Offer,” “completion of the French Offer” or “completion of the subsequent offering period” refer to settlement and delivery of the Nokia Shares to the holders of Alcatel Lucent Securities in accordance with the terms of the Exchange Offer and Conditions after announcement of the successful results of the French Offer by the AMF (taking into account the results of the U.S. Offer) or the results of the subsequent offering period, as applicable.

•	“Conditions” refer collectively to the Minimum Tender Condition and the Nokia Shareholder Approval.

•	“Convertible Bond” refers to Nokia’s EUR 750 million convertible bond issued in October 2012 and maturing in 2017.

•	“DTC” refers to The Depository Trust Company, the U.S. clearing and settlement system for equity securities.

•	“Exchange Offer” refers collectively to the U.S. Offer and the French Offer.

•

“Expiration Date” refers to the expiration date of the the U.S. Offer and withdrawal rights for tenders of Alcatel Lucent Shares and OCEANEs in the U.S. Offer, set for 11:00 A.M., New York City time (5:00 P.M. Paris time), on                  (as such time and date may be extended).

•	“French business day” refers to any day, other than a Saturday, Sunday or French public holiday.

•	“French Offer” refers to Nokia’s exchange offer in France to exchange 0.55 Nokia Share for every Alcatel Lucent Share, Nokia Share for every 2018 OCEANE, Nokia Share for every 2019 OCEANE and Nokia Share for every 2020 OCEANE, made pursuant to separate French Offer Documentation.

•	“French trading day” refers to any day on which Euronext Paris is generally open for business.

•	“French Offer Documentation” refers to the French Offer documentation filed with the AMF by Nokia.

•	“IFRS” refers to the International Financial Reporting Standards as issued by the International Accounting Standards Board.

•

“Mandatory Minimum Acceptance Threshold” refers to a number of Alcatel Lucent Shares representing more than 50% of the Alcatel Lucent share capital or voting rights, taking into account, if necessary, the Alcatel Lucent Shares resulting from the conversion of the OCEANEs validly tendered into the Exchange Offer. Refer to “The Exchange Offer—Terms of the Exchange Offer—Conditions to the Exchange Offer” for a description of how the Mandatory Minimum Acceptance Threshold is calculated.

•	“Memorandum of Understanding” refers to the Memorandum of Understanding dated April 15, 2015 between Nokia and Alcatel Lucent.

•

“Minimum Tender Condition” refers to the number of Alcatel Lucent Securities validly tendered in accordance with the terms of the Exchange Offer representing, on the date of announcement by the AMF of the results of the French Offer taking into account the results of the U.S. Offer, more than 50% of the Alcatel Lucent Shares on a fully diluted basis.

•	“MoU Business Day” refers to any day on which banking institutions are open for regular business in Finland, France and the United States which is not a Saturday, a Sunday or a public holiday.

•	“Nasdaq Helsinki” refers to NASDAQ OMX Helsinki Ltd.

•	“Nokia,” the “company,” “we,” “us” or “our” refers to Nokia Corporation, a Finnish corporation.

•	“Nokia ADSs” refer to American depositary shares each representing one Nokia Share.

•	“Nokia depositary” refers to Citibank, N.A., the depositary for the Nokia ADSs pursuant to a deposit agreement.

•	“Nokia 2014 Form 20-F” refers to Nokia’s Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on March 19, 2015.

•

“Nokia Shareholder Approval” refers to Nokia shareholders having approved the authorization for the Nokia board of directors to issue such number of new Nokia Shares as may be necessary for delivering the Nokia Shares offered in consideration for the Alcatel Lucent Securities tendered into the Exchange Offer and for the completion of the Exchange Offer.

•	“Nokia Shares” refer to shares of Nokia Corporation.

•	“NYSE” refers to the New York Stock Exchange.

•	“2018 OCEANEs” refer to EUR 628 946 424.00 Alcatel Lucent bonds convertible into new Alcatel Lucent Shares or exchangeable for existing Alcatel Lucent Shares due on July 1, 2018.

•	“2019 OCEANEs” refer to EUR 688 425 000.00 Alcatel Lucent bonds convertible into new Alcatel Lucent Shares or exchangeable for existing Alcatel Lucent Shares due on January 30, 2019.

•	“2020 OCEANEs” refer to EUR 460 289 979.90 Alcatel Lucent bonds convertible into new Alcatel Lucent Shares or exchangeable for existing Alcatel Lucent Shares due on January 30, 2020.

•	“OCEANEs” refer to the 2018 OCEANEs, the 2019 OCEANEs and the 2020 OCEANEs.

•	“Performance Shares” refer to restricted stock granted by Alcatel Lucent.

•	“Schedule TO” refers to the tender offer statement on Schedule TO.

•

“U.S. business day” refers to any day, other than a Saturday, Sunday or U.S. federal holiday or a day on which banking institutions are required or authorized by law or executive order to be closed in New York, New York.

•	“U.S. exchange agent” refers to Citibank, N.A.

•	“U.S. Offer” refers to the exchange offer to be made in the United States.

v

Nokia Shares are listed and traded on the Nasdaq Helsinki and Nokia ADSs are listed and traded on the NYSE and are registered under the Exchange Act. Alcatel Lucent Shares and OCEANEs are listed and traded on Euronext Paris and Alcatel Lucent ADSs are listed and traded on the NYSE and are registered under the Exchange Act. Accordingly, the Exchange Offer, insofar as it relates to the Alcatel Lucent Shares, OCEANEs and Alcatel Lucent ADSs, and the related issuance of Nokia Shares are subject to the rules and regulations of the United States, France and Finland. Some of the information contained in this exchange offer/prospectus is included because it is required to be included in the French Offer Documentation or in the Finnish prospectus. Some of that information has been prepared in accordance with French or Finnish format and style, which differs from the U.S. format and style for documents of this type.

This exchange offer/prospectus incorporates by reference important business and financial information about Nokia and Alcatel Lucent that is contained in their respective filings with the SEC but which is not included in, or delivered with, this exchange offer/prospectus. This information is available on the SEC’s website at www.sec.gov and from other sources. For more information about how to obtain copies of these documents, see the “Where You Can Find More Information” section of this exchange offer/prospectus. Nokia will also make copies of this information available to you without charge upon your written or oral request to Georgeson Inc. at (800) 314-4549. In order to receive timely delivery of these documents, holders of Alcatel Lucent Shares and OCEANEs must make such a request no later than five U.S. business days before the then-scheduled Expiration Date and holders of Alcatel Lucent ADSs must make such a request no later than five U.S. business days before the then-scheduled ADS Tender Deadline. The Expiration Date is currently                     ,                     and the ADS Tender Deadline is currently                     ,                     but the actual deadlines will be different if the U.S. Offer is extended.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Below are some of the questions that you as a holder of Alcatel Lucent Securities may have regarding the Exchange Offer and answers to those questions. The answers to these questions do not contain all information relevant to your decision whether to tender your Alcatel Lucent Securities. To better understand the Exchange Offer, Nokia (also referred to as “we,” “us,” or “our”) urges you to read carefully the remainder of this exchange offer/prospectus and the accompanying letter of transmittal.

Why am I receiving this exchange offer/prospectus?

Nokia, a Finnish corporation, is offering, upon the terms and subject to the Conditions set forth in this exchange offer/prospectus and the French Offer Documentation, to acquire all of the Alcatel Lucent Securities through the Exchange Offer whereby Alcatel Lucent Securities will be exchanged for Nokia Shares or Nokia ADSs, as described below. The Exchange Offer is comprised of the U.S. Offer and the French Offer. The U.S. Offer is being made pursuant to this exchange offer/prospectus to all U.S. holders of outstanding Alcatel Lucent Shares, all U.S. holders of outstanding OCEANEs and all holders of outstanding Alcatel Lucent ADSs, wherever located. Holders of Alcatel Lucent ADSs located outside of the United States may participate in the U.S. Offer only to the extent the local laws and regulations applicable to those holders permit them to participate in the U.S. Offer.

What is the purpose of the Exchange Offer?

The purpose of the Exchange Offer is for Nokia to acquire all of the Alcatel Lucent Securities in order to combine the businesses of Nokia and Alcatel Lucent.

What will I receive if the Exchange Offer is completed?

Following the completion of the Exchange Offer, you will receive:

•	0.55 Nokia Share for every Alcatel Lucent Share you validly tender into, and do not withdraw from, the U.S. Offer,

•	0.55 Nokia ADS for every Alcatel Lucent ADS you validly tender into, and do not withdraw from, the U.S. Offer, and

•	Nokia Share for every 2018 OCEANE, Nokia Share for every 2019 OCEANE and Nokia Share for every 2020 OCEANE you validly tender into, and do not withdraw from, the U.S. Offer.

The French Offer comprises an offer to exchange 0.55 Nokia Share for every Alcatel Lucent Share, Nokia Share for every 2018 OCEANE,          Nokia Share for every 2019 OCEANE and          Nokia Share for every 2020 OCEANE, made pursuant to separate French Offer Documentation available to holders of Alcatel Lucent Shares and OCEANEs located in France (holders of Alcatel Lucent Shares and OCEANEs located outside of France may not participate in the French Offer except if, pursuant to the local laws and regulations applicable to those holders, they are permitted to participate in the French Offer).

No fractional Nokia Shares or fractional Nokia ADSs will be issued. Holders of Alcatel Lucent Securities tendering into the U.S. Offer or the French Offer will receive cash in lieu of any fractional Nokia Shares or Nokia ADSs to which such holders may otherwise be entitled, following the implementation of a mechanism to resell such fractional Nokia Shares or Nokia ADSs.

x

What options are available to the holders of the OCEANEs in connection with the Exchange Offer?

In connection with the Exchange Offer, holders of the OCEANEs may elect to take any of the following steps with respect to their OCEANEs:

•

Tender the OCEANEs into the Exchange Offer. The Exchange Offer is being made to all holders of the OCEANEs issued and outstanding and such holders may accept the Exchange Offer by tendering their OCEANEs into the U.S. Offer or the French Offer, as applicable. For every 2018 OCEANE you validly tender into, and do not withdraw from, the U.S. Offer, you will receive          Nokia Share, for every 2019 OCEANE you validly tender into, and do not withdraw from, the U.S. Offer, you will receive          Nokia Share and for every 2020 OCEANE you validly tender into, and do not withdraw from, the U.S. Offer, you will receive          Nokia Share.

•

Convert the OCEANEs into or exchange the OCEANEs for Alcatel Lucent Shares at the change of control conversion/exchange ratio. Prior to the opening of the Exchange Offer the conversion/exchange ratio was 1.06 Alcatel Lucent Share for every 2018 OCEANE, 1.00 Alcatel Lucent Share for every 2019 OCEANE and 1.00 Alcatel Lucent Share for every 2020 OCEANE. The opening of the Exchange Offer has resulted in a temporary adjustment to the conversion/exchange ratios applicable to each series of OCEANEs. The adjusted conversion/exchange ratios resulting from the Exchange Offer are          Alcatel Lucent Shares for every 2018 OCEANE,          Alcatel Lucent Shares for every 2019 OCEANE and Alcatel Lucent Shares for every 2020 OCEANE. The right of OCEANEs holders to obtain Alcatel Lucent Shares on the basis of the adjusted conversion/exchange ratios will expire, (x) if the AMF declares that the French Offer is successful, on the date that is 15 French business days after the publication by the AMF of the results of the French Offer (taking into account the results of the U.S. Offer), which is currently expected to be         , or, if there is a subsequent offering period, the date that is 15 French business days after the end of the subsequent offering period of the French Offer; (y) if the AMF declares that the French Offer (taking into account the results of the U.S. Offer) is unsuccessful, the date of publication by the AMF of the result of the French Offer; or (z) if Nokia withdraws the Exchange Offer, the date on which such withdrawal is published. If the holders of the OCEANEs choose to convert their OCEANEs into or exchange their OCEANEs for Alcatel Lucent Shares, they may then be able to tender such Alcatel Lucent Shares into the Exchange Offer in accordance with its terms and Conditions.

•

After the completion of the Exchange Offer, request an early redemption of their OCEANEs. If the Exchange Offer is successful (resulting in a change of control of Alcatel Lucent under the terms of the OCEANEs), each holder of the OCEANEs who did not tender their OCEANEs into the Exchange Offer may request that Alcatel Lucent redeem their OCEANEs for cash at par plus, as applicable, accrued interest from the last interest payment date for each series of the OCEANEs until the early redemption date.

•

Early redemption decided by the general meeting of the holders of any series of OCEANES. In the event the Alcatel Lucent Shares cease to be listed on Euronext Paris and are not listed on any other regulated market within the European Union within the meaning of the European Union Directive 2004/39/EC, and the Alcatel Lucent ADSs or the Alcatel Lucent Shares cease to be listed on a regulated market in the United States, the representative of the body for each type of OCEANE (le représentant de la masse) may, upon decision of the general meeting of the holders of such OCEANEs, other than Nokia if it holds more than 10% of the relevant series of OCEANEs, make all of such OCEANEs redeemable by Alcatel Lucent at a price in cash equal to par plus, as applicable, accrued interest from the last interest payment date for each of the OCEANEs until the early redemption date.

In addition to the foregoing and in accordance with the terms of the OCEANEs, if the Exchange Offer is successful and subject to applicable law, Nokia reserves the right to cause Alcatel Lucent to redeem for cash at par value plus, as applicable, accrued interest, any series of the OCEANEs if less than 15% of the issued OCEANEs of any such series remain outstanding at any time.

Holders of OCEANEs that remain outstanding after the events described above will remain creditors of Alcatel Lucent with the ability to convert their OCEANEs into or exchange their OCEANEs for Alcatel Lucent Shares at the then applicable conversion/exchange ratio.

As promptly as possible following completion of the Exchange Offer and subject to applicable law and stock exchange rules, Nokia intends to request Euronext Paris to delist Alcatel Lucent Shares and OCEANEs from the regulated market of Euronext Paris and seek to delist Alcatel Lucent ADSs from the NYSE.

For the avoidance of doubt, Nokia does not intend to arrange for any of the OCEANEs to become convertible into Nokia convertible bonds whether as a part of the Exchange Offer or otherwise.

If OCEANEs are converted into or exchanged for Alcatel Lucent Shares during the Exchange Offer and the Exchange Offer is unsuccessful, will former holders of OCEANEs have to surrender their Alcatel Lucent Shares?

No. After conversion/exchange has taken place, the OCEANEs are no longer outstanding and the relevant Alcatel Lucent Shares will not have to be surrendered if the Exchange Offer is not successful.

Can holders of Alcatel Lucent Stock Options and Performance Shares participate in the Exchange Offer?

Holders of options to acquire Alcatel Lucent Shares who wish to tender into the Exchange Offer or the subsequent offering period, if any, must exercise their Alcatel Lucent Stock Options, and Alcatel Lucent Shares must be issued to such holders prior to the Expiration Date or the expiration of the subsequent offering period, as applicable.

Pursuant to the Memorandum of Understanding, Alcatel Lucent agreed to accelerate or waive certain terms of the Alcatel Lucent Stock Options, subject to certain conditions.

Alcatel Lucent Performance Shares granted by Alcatel Lucent cannot be tendered in the Exchange Offer or the subsequent offering period, if any, unless such Alcatel Lucent Performance Shares have vested and are transferable prior to the Expiration Date or the expiration of the subsequent offering period, as applicable.

Pursuant to the Memorandum of Understanding, Nokia and Alcatel Lucent agreed to implement a mechanism with respect to unvested Performance Shares granted before April 15, 2015 pursuant to which the beneficiaries may waive their rights to receive Performance Shares in exchange for Alcatel Lucent Shares, subject to certain conditions.

What percentage of Nokia will holders of Alcatel Lucent Securities own after the Exchange Offer?

After completion of the Exchange Offer and assuming that all Alcatel Lucent Securities are tendered into the Exchange Offer or the subsequent offering period, if any, former holders of Alcatel Lucent Securities are expected to own approximately 33.5% of the issued and outstanding Nokia Shares on a fully diluted basis.

What are the benefits of a combination of Nokia and Alcatel Lucent?

We believe that the combination of Nokia’s and Alcatel Lucent’s businesses will create significant value for stakeholders of both companies. Following the completion of the Exchange Offer, Nokia will be well-positioned to create the foundation of seamless connectivity for people and things wherever they are. We believe that this foundation is essential for enabling the next wave of technological change, including the “internet of things” and transition to the cloud.

The strategic rationale for combining the two companies includes:

•	creation of end-to-end portfolio scope and scale player with leading global positions across products, software and services to meet changing industry paradigms;

•	complementary offerings, customers and geographic footprint;

•	enhanced research and development capabilities creating an innovation powerhouse with significant combined R&D resources;

•	the recent execution track-record on both sides and common vision for the future;

•	the opportunity to realize significant cost savings and other synergies; and

•	the development of a robust capital structure and strong balance sheet.

Does Alcatel Lucent support the Exchange Offer?

            , Alcatel Lucent’s board of directors, at its meeting of             , has determined that             .

What is the market value of my Alcatel Lucent Securities as of a recent date?

On         , the last trading day before the opening of the Exchange Offer, the closing price of an Alcatel Lucent Share on Euronext Paris was EUR         , the closing price of an Alcatel Lucent ADS on the NYSE was USD         , the last reasonably available quotation of a 2018 OCEANE on Euronext Paris was EUR         , the last reasonably available quotation of a 2019 OCEANE on Euronext Paris was EUR          and the last reasonably available quotation of a 2020 OCEANE on Euronext Paris was EUR         . Please obtain a recent quotation for your Alcatel Lucent Securities prior to deciding whether or not to tender.

What is the expected governance structure of the combined company?

It is contemplated that following the completion of the Exchange Offer, Nokia’s corporate governance structure will include the following:

•	Chairman of the board of directors: Risto Siilasmaa;

•	President and Chief Executive Officer: Rajeev Suri;

•

Nokia’s board of directors having nine or ten members, including         ,          and         , who have been nominated jointly by the Corporate Governance & Nomination committee of the Nokia board of directors and by Alcatel Lucent, one of whom is expected to serve as Vice Chairman of Nokia; and

•	Leadership team built on strengths of both Nokia and Alcatel Lucent.

Appointment of members of the Nokia board of directors is subject to approval by Nokia shareholders.

What are the Conditions to the U.S. Offer?

Nokia’s obligation to accept, and to exchange, any Alcatel Lucent Securities validly tendered into the U.S. Offer is subject only to:

•	the Minimum Tender Condition; and

•	the Nokia Shareholder Approval.

Subject to applicable SEC and AMF rules and regulations, Nokia reserves the right, in its sole discretion, to waive the Minimum Tender Condition to any level at or above the Mandatory Minimum Acceptance Threshold.

How does the Nokia shareholders’ vote impact the deal?

Nokia’s obligation to accept, and to exchange, any Alcatel Lucent Securities validly tendered into the Exchange Offer will be subject to, among other Conditions, the Nokia Shareholder Approval.

Nokia’s extraordinary general meeting of shareholders has been convened for          to consider and vote on the resolution contemplated by the Nokia Shareholder Approval. Proxy materials for such meeting were separately distributed by Nokia prior to the date of this exchange offer/prospectus. The resolution must be approved by shareholders representing at least two-thirds of the votes cast and Nokia Shares represented at such extraordinary general meeting of Nokia’s shareholders.

What happens if less than 100% of Alcatel Lucent Securities have been purchased following the completion of the Exchange Offer or the subsequent offering period, if any?

If, at the completion of the Exchange Offer or the subsequent offering period, if any, Nokia owns 95% or more of the share capital and voting rights of Alcatel Lucent (Alcatel Lucent Shares held in treasury being considered as held by Nokia for the purpose of the calculation), Nokia intends to request from the AMF, within three months of the expiration of the French Offer period or the subsequent offering period, if any, the implementation of a squeeze-out for the remaining outstanding Alcatel Lucent Shares for cash consideration. In addition, if, at the completion of the Exchange Offer or the subsequent offering period, if any, Nokia owns 95% or more of the sum of the outstanding Alcatel Lucent Shares and the Alcatel Lucent Shares issuable upon conversion of all of the OCEANEs then outstanding (Alcatel Lucent Shares held in treasury being considered as held by Nokia for the purpose of the calculation), Nokia intends to request from the AMF, within three months of the expiration of the French Offer period or the subsequent offering period, if any, the implementation of a squeeze-out for the remaining OCEANEs for cash consideration.

In accordance with French law and the AMF General Regulation, in such a squeeze-out, Nokia intends, prior to the implementation of the squeeze-out for cash consideration, to propose to the holders of Alcatel Lucent Securities as an alternative to cash consideration, an option to exchange their Alcatel Lucent Securities for Nokia Shares and/or Nokia ADSs, as applicable, at the same exchange ratios offered in the context of the Exchange Offer (the “Exchange Option”). The holders of Alcatel Lucent Securities may opt for the Exchange Option for all or part of their Alcatel Lucent Securities within a time period to be determined at a later date. The Alcatel Lucent Securities not tendered into the Exchange option will be subject to the squeeze-out for cash consideration.

If Nokia owns less than 95% of the share capital and voting rights of Alcatel Lucent immediately after the completion of the subsequent offering period, then Nokia reserves the right, subject to applicable law, to (i) commence a buy-out offer for the Alcatel Lucent Securities it does not own on the relevant date pursuant to the AMF General Regulation if at any time thereafter it owns 95% or more of the voting rights of Alcatel

Lucent; (ii) commence at any time a simplified offer for the Alcatel Lucent Securities it does not own on the relevant date pursuant to Article 233-1 et seq. of the AMF General Regulation; (iii) cause Alcatel Lucent to be merged into Nokia or an affiliate thereof, contribute assets to, merge certain of its subsidiaries with, or undertake other reorganizations of, Alcatel Lucent; or (iv) take any other steps to consolidate its ownership of Alcatel Lucent. We do not currently intend to structure any of the foregoing steps so that it would result in the OCEANEs becoming convertible bonds of Nokia Corporation, becoming debt obligations of Nokia Corporation or otherwise convertible into Nokia Shares or Nokia ADSs.

In addition, Nokia reserves the right, subject to applicable law, at any time after the completion of the Exchange Offer or the subsequent offering period, as applicable, to cause Alcatel Lucent to redeem at par value, plus, as applicable, accrued interest from the date the interest was last paid, to the date set for the early redemption all of the outstanding 2018 OCEANEs, 2019 OCEANEs or 2020 OCEANEs, if less than 15% of the issued OCEANEs of any such series remain outstanding.

Why is there a separate French Offer?

As Alcatel Lucent is a French société anonyme with a listing on Euronext Paris, a French Offer is required pursuant to French laws and regulations and is being conducted in accordance with French law and the AMF General Regulation.

What are the differences between the U.S. Offer and the French Offer?

The terms and conditions of the U.S. Offer and the French Offer are substantially the same. As a result of differences in law and market practice between the United States and France, however, the procedures for accepting the Exchange Offer and tendering Alcatel Lucent Securities, and some of the rights of tendering holders of Alcatel Lucent Securities, under the U.S. Offer and the French Offer, are not identical. The primary difference between the U.S. Offer and the French Offer is that the U.S. Offer is available to U.S. holders of Alcatel Lucent Shares and OCEANEs and to holders of Alcatel Lucent ADSs, wherever located, while the French Offer is available to holders of Alcatel Lucent Shares and OCEANEs located in France (holders of Alcatel Lucent Shares and OCEANEs located outside of France may not participate in the French Offer except if, pursuant to the local laws and regulations applicable to those holders, they are permitted to participate in the French Offer). Holders of Alcatel Lucent ADSs located outside of the United States may participate in the U.S. Offer only to the extent the local laws and regulations applicable to those holders permit them to participate in the U.S. Offer.

How do I validly tender my Alcatel Lucent ADSs into the U.S. Offer?

The steps you must take to validly tender your Alcatel Lucent ADSs will depend on whether you hold your Alcatel Lucent ADSs directly or indirectly through a broker, dealer, commercial bank, trust company or other nominee.

•

If you hold Alcatel Lucent ADSs directly and would like to tender them into the Exchange Offer, you must tender them to the U.S. exchange agent prior to the ADS Tender Deadline, which is 5:00 P.M., New York time, on the U.S. business day immediately preceding the Expiration Date, which is             , unless the U.S. Offer is extended. In order to validly tender your directly-held Alcatel Lucent ADSs, you must take the following actions:

•

if you hold your Alcatel Lucent ADSs in certificated form, you must complete and sign the letter of transmittal included with this exchange offer/prospectus and return it together with your Alcatel Lucent ADS certificates and any required documentation to the U.S. exchange agent at the appropriate address specified on the back cover page of this exchange offer/prospectus;

•

if you hold your Alcatel Lucent ADSs in uncertificated form on the register of the Alcatel Lucent depositary (in direct registration form), you must complete and sign the letter of transmittal included with this exchange offer/prospectus and return it with any required documentation to the U.S. exchange agent at the appropriate address specified on the back cover page of this exchange offer/prospectus; and

•	if you hold your Alcatel Lucent ADSs in book-entry form indirectly through DTC, you must tender your Alcatel Lucent ADSs to the U.S. exchange agent by using the ATOP system.

•

If you hold your Alcatel Lucent ADSs indirectly through a broker, dealer, commercial bank, trust company or other nominee, you should not complete and sign the letter of transmittal included with this exchange offer/prospectus. Instead, you should instruct your broker, dealer, commercial bank, trust company or other nominee to validly tender your Alcatel Lucent ADSs to the U.S. exchange agent on your behalf.

The U.S. exchange agent has established an additional means for registered holders of uncertificated Alcatel Lucent ADSs to complete and deliver letters of transmittal via the internet, by signing onto a secure website established and maintained by the U.S. exchange agent and filling in the applicable information online. Detailed instructions for completing and delivering the letter of transmittal via the internet (including the applicable password) are set forth in the letter of transmittal being delivered to holders of uncertificated Alcatel Lucent ADSs together with this exchange offer/prospectus.

If your Alcatel Lucent ADSs are not immediately available, you may also follow the guaranteed delivery procedures described in this exchange offer/prospectus.

How do I validly tender my Alcatel Lucent Shares or OCEANEs into the U.S. Offer?

You do not need to complete a letter of transmittal to tender your Alcatel Lucent Shares or OCEANEs into the U.S. Offer.

If you hold Alcatel Lucent Shares or OCEANEs through a custodian that is not a French financial intermediary, your custodian should either forward to you the transmittal materials and instructions sent by the French financial intermediary that holds the Alcatel Lucent Shares or OCEANEs on behalf of the custodian as record owner or send you a separate form prepared by the custodian. If you have not yet received instructions from your custodian, please contact your custodian directly.

If you hold Alcatel Lucent Shares or OCEANEs through a French financial intermediary, your French financial intermediary should send you transmittal materials and instructions for accepting the U.S. Offer before the last day of the offer. If you have not yet received instructions from your French financial intermediary, please contact your French financial intermediary directly.

If your Alcatel Lucent Shares or OCEANEs are held in pure registered form (nominatif pur), you must first request that your Alcatel Lucent Shares or OCEANEs be converted to administered registered form (nominatif administré) or to bearer form (au porteur).

How much time do I have to decide whether to tender?

You may tender your Alcatel Lucent Shares and OCEANEs into the U.S. Offer at any time prior to the Expiration Date (which is currently 11:00 A.M., New York City time (5:00 P.M. Paris time), on             , but will change if the U.S. Offer is extended). You may tender your Alcatel Lucent ADSs into the U.S. Offer at any time prior to the ADS Tender Deadline (which is currently 5:00 P.M., New York City time, on the U.S. business day immediately preceding the Expiration Date, which is currently             , unless the U.S. Offer is extended).

Can the Exchange Offer be extended?

Yes. Subject to the applicable rules and regulations of the AMF and the SEC, the Expiration Date and the ADS Tender Deadline may be extended.

Only the AMF has the authority to set or to extend the expiration date of the French Offer. If the French Offer is extended, the AMF will issue a notice of extension on its website http://www.amf-france.org. In addition, Nokia will post a notice of any extension of the French Offer or the U.S. Offer on its website www.nokia.com, and will issue a public announcement. The information on Nokia’s or the AMF’s website is not a part of this exchange offer/prospectus and is not incorporated by reference herein.

Pursuant to the Memorandum of Understanding, Nokia agreed to ensure that, subject to applicable law, the period during which the U.S. Offer is open corresponds to the period during which the French Offer is open (including any extensions or subsequent offering periods in relation to the French Offer), and Nokia expressly reserves the right to extend the U.S. Offer either to match any extension of the French Offer or otherwise. Furthermore, Nokia may be required by the U.S. federal securities laws (including Rule 14e-1 under the Exchange Act) to extend the duration of the U.S. Offer if Nokia makes a material change to the terms of the U.S. Offer.

Will there be a subsequent offering period?

Pursuant to the Memorandum of Understanding and according to the AMF General Regulation, if at the successful completion of the Exchange Offer Nokia owns more than 50% but less than 95% of Alcatel Lucent share capital and voting rights, Nokia agreed to conduct a subsequent offering period after the date of announcement of the results of the French Offer by the AMF (taking into account the results of the U.S. Offer) (subject to the satisfaction or waiver of the Minimum Tender Condition and the receipt of the Nokia Shareholder Approval). The subsequent offering period would be conducted on the same terms as the Exchange Offer, but the Alcatel Lucent Securities properly tendered during the subsequent offering period will not be permitted to be withdrawn and will be accepted without any minimum condition.

Can I withdraw Alcatel Lucent Securities that I have tendered into the U.S. Offer?

Yes. You may withdraw any Alcatel Lucent Shares and OCEANEs tendered into the U.S. Offer at any time prior to the Expiration Date, and you may withdraw any Alcatel Lucent ADSs tendered into the U.S. Offer at any time prior to the ADS Tender Deadline. In addition, in accordance with U.S. securities laws, you may generally withdraw your tendered Alcatel Lucent Securities tendered into the U.S. Offer if they have not been accepted for exchange within 60 days after the beginning of the offer period. However, these withdrawal rights will not be available following the Expiration Date, in the case of Alcatel Lucent Shares and OCEANEs, or the ADS Tender Deadline, in the case of Alcatel Lucent ADSs, and prior to the commencement of the subsequent offering period, if any. Also, subject to satisfaction of all Conditions other than the Minimum Tender Condition, these withdrawal rights will not be available during the period that the securities tendered into the Exchange Offer are being counted. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights will apply to Alcatel Lucent Securities tendered during a subsequent offering period, if any.

How do I withdraw Alcatel Lucent Securities previously tendered into the U.S. Offer?

To withdraw previously tendered Alcatel Lucent ADSs, the U.S. exchange agent must receive a timely written or facsimile transmission notice of withdrawal. Any such notice must specify the name of the person who tendered the Alcatel Lucent ADSs being withdrawn, the number of Alcatel Lucent ADSs being withdrawn and the name of the registered holder if different from that of the person who tendered such Alcatel Lucent ADSs. To withdraw previously tendered Alcatel Lucent Shares or OCEANEs, you should contact your French or non-French financial intermediary or nominee through whom you tendered the Alcatel Lucent Shares or OCEANEs regarding their withdrawal procedures to validly withdraw tendered Alcatel Lucent Shares or OCEANEs in the U.S. Offer.

Will I have to pay any fees or commissions for tendering my Alcatel Lucent Securities?

If your Alcatel Lucent Securities are tendered into the U.S. Offer by your broker, dealer, commercial bank, trust company or other nominee, you will be responsible for any fees or commissions they may charge you in connection with such tender. No commission will be paid by Nokia to any intermediary of Alcatel Lucent Security holders or any person soliciting the contribution of Alcatel Lucent Securities into the Exchange Offer.

You will also be responsible for all governmental charges and taxes payable in connection with tendering your Alcatel Lucent Securities.

Will tendered Alcatel Lucent Securities be subject to proration?

No. Subject to the terms and Conditions, Nokia will acquire any and all Alcatel Lucent Securities validly tendered into, and not withdrawn from, the U.S. Offer.

Can I tender less than all the Alcatel Lucent Securities that I own into the Exchange Offer?

Yes. You may elect to tender all or a portion of the Alcatel Lucent Securities that you own into the U.S. Offer.

If I decide not to tender, how will the Exchange Offer affect my Alcatel Lucent Securities?

The completion of the Exchange Offer is conditioned, among other things, upon the satisfaction or waiver of the Minimum Tender Condition.

If the Exchange Offer is successful, the acquisition by Nokia of Alcatel Lucent Securities in the Exchange Offer will reduce the number of Alcatel Lucent Securities that might otherwise trade publicly and may reduce the number of holders of Alcatel Lucent Securities, which could adversely affect the liquidity and market value of the Alcatel Lucent Securities not acquired in the Exchange Offer.

On opening of the first U.S. business day following the ADS Tender Deadline, the NYSE may suspend trading in the Alcatel Lucent ADSs pending public announcement of the results of the Exchange Offer. Because the AMF may not announce the results of the French Offer (taking into account the results of the U.S. Offer) until up to nine French trading days after the Expiration Date (although we expect the announcement to be made approximately four to five French trading days after the Expiration Date), holders of Alcatel Lucent ADSs who do not tender their Alcatel Lucent ADSs in the U.S. Offer may be unable to trade Alcatel Lucent ADSs on the NYSE during this period. Further, if fewer than 600 000 Alcatel Lucent ADSs would remain outstanding following completion of the Exchange Offer, the NYSE may not resume trading in the Alcatel Lucent ADSs even after the publication of the results of the Exchange Offer. Holders of Alcatel Lucent ADSs who do not tender their Alcatel Lucent ADSs in the Exchange Offer may therefore be unable to trade their Alcatel Lucent ADSs on the NYSE at any point following the Expiration Date.

As promptly as practicable following completion of the Exchange Offer and subject to applicable law and Euronext Paris rules, Nokia intends to request Euronext Paris to delist the Alcatel Lucent Shares and OCEANEs from the regulated market of Euronext Paris. Nokia also intends, subject to applicable law, to cause Alcatel Lucent to terminate the Alcatel Lucent deposit agreement and seek to delist the Alcatel Lucent ADSs from the NYSE and, when possible, to deregister the Alcatel Lucent Shares and Alcatel Lucent ADSs under the Exchange Act.

Will I have appraisal rights in connection with the Exchange Offer?

No. There are no appraisal or similar rights available to holders of Alcatel Lucent Securities in connection with the Exchange Offer.

What are the tax consequences if I participate or do not participate in the Exchange Offer?

For information on certain French, Finnish, and U.S. tax consequences of the Exchange Offer, see the “Tax Considerations” section of this exchange offer/prospectus. You should consult your own tax advisor on the tax consequences to you of tendering your Alcatel Lucent Securities in the Exchange Offer.

How and where will the outcome of the Exchange Offer be announced?

The AMF is expected to announce the results of the French Offer taking into account the results of the U.S. Offer approximately four to five and in any event no later than nine French trading days following the Expiration Date and, if applicable, the ending of the subsequent offering period. In addition, Nokia will post a notice of the results of the Exchange Offer on www.nokia.com, and will issue a public announcement. The information on Nokia’s website is not a part of this exchange offer/prospectus and is not incorporated by reference herein.

When will I receive my Nokia Shares or Nokia ADSs?

You will receive the Nokia Shares or Nokia ADSs you are entitled to receive pursuant to the U.S. Offer approximately five French trading days following the announcement of the results of the French Offer (taking into account the results of the U.S. Offer) by the AMF and, if applicable, of the subsequent offering period. If the Exchange Offer expires and the Conditions are not satisfied or terminated in accordance with applicable law, the U.S. exchange agent will return tendered Alcatel Lucent ADSs to you within one U.S. business day after the expiration or termination of the U.S. Offer, and the tendered Alcatel Lucent Shares or OCEANEs will be returned to you within three U.S. business days after the expiration or termination of the U.S. Offer.

Who can I call with questions?

If you have more questions about the Exchange Offer, you should contact Nokia’s information agent, Georgeson Inc., toll-free at (800) 314-4549.

PRESENTATION OF INFORMATION

Currency and Exchange Rates

In this exchange offer/prospectus, all references to “U.S. dollar,” “USD” and “$” are to the lawful currency of the United States. All references to “euro,” “EUR” and “€” are to the official currency of the member states of the European Union (the “EU”) that adopted the single currency in accordance with the Treaty Establishing the European Economic Community (signed in Rome on March 25, 1957), as amended by the Treaty of European Union signed in Maastricht on February 7, 1992.

The following tables set forth, for the periods indicated, information concerning the exchange rates between the euro and the U.S. dollar based on the noon buying rate for cable transfers as certified by the Federal Reserve Board of New York. Such rates are provided solely for your convenience and are not necessarily the rates used by Alcatel Lucent or Nokia in the preparation of their financial statements or otherwise.

	Average ($)	High ($)	Low ($)	Period End ($)
Year ended December 31, 2010	1.3216	1.4536	1.1959	1.3269
Year ended December 31, 2011	1.4002	1.4875	1.2926	1.2973
Year ended December 31, 2012	1.2909	1.3463	1.2062	1.3186
Year ended December 31, 2013	1.3303	1.3816	1.2774	1.3779
Year ended December 31, 2014	1.3210	1.3927	1.2101	1.2101
Six months ended June 30, 2015	1.1090	1.2015	1.0524	1.1154

	High ($)	Low ($)
April 2015	1.1174	1.0582
May 2015	1.1428	1.0876
June 2015	1.1404	1.0913
July 2015	1.1150	1.0848
August 2015	1.1580	1.0868
September 2015	1.1358	1.1104

Solely for convenience, this exchange offer/prospectus contains translations of certain euro balances into U.S. dollars at specified rates. These are simply translations, and you should not expect that a euro amount actually represents a stated U.S. dollar amount or that it could be converted into U.S. dollars at specified rates or at all.

Other Information

Within this exchange offer/prospectus, references to the Exchange Offer, the U.S. Offer or the French Offer refer to such offer without any subsequent offering period, unless stated otherwise.

SUMMARY

This summary highlights selected information from this exchange offer/prospectus. It does not contain all the information that is important to you. Before you decide whether or not to tender your Alcatel Lucent Securities, you should read carefully this entire exchange offer/prospectus as well as the documents that are incorporated by reference into or filed as exhibits to the registration statement of which this exchange offer/prospectus forms a part. See the “Where You Can Find More Information” section of this exchange offer/prospectus.

The Companies

Nokia (page 115)

Nokia is a Finnish Corporation, established in 1865 and organized under the laws of the Republic of Finland. The company is registered with the Finnish Trade Register under the business identity code 0112038-9. Under its articles of association in effect on the date of this exchange offer/prospectus, Nokia’s corporate purpose is to engage in the telecommunications industry and other sectors of the electronics industry as well as the related service businesses, including the development, manufacture, marketing and sales of mobile devices, other electronic products and telecommunications systems and equipment as well as related mobile, Internet and network infrastructure services and other consumer and enterprise services. Nokia may also create, acquire and license intellectual property and software as well as engage in other industrial and commercial operations. Further, Nokia may engage in securities trading and other investment activities.

Nokia is currently focused on three businesses: network infrastructure software, hardware and services, which is offered through Nokia Networks; mapping and location intelligence, which is provided through HERE; and advanced technology development and licensing, which is pursued through Nokia Technologies. Through its three businesses, Nokia has a global presence, with operations and research and development (“R&D”) facilities in Europe, North America and Asia, sales in approximately 140 countries, and employs approximately 62 000 people. Nokia is also a major investor in R&D, with expenditure through its three businesses exceeding EUR 2.5 billion in 2014.

On August 3, 2015, Nokia announced an agreement to sell its HERE digital mapping and location services business to a consortium of leading automotive companies, comprising AUDI AG, BMW Group and Daimler AG. The transaction values HERE at an enterprise value of EUR 2.8 billion with a normalized level of working capital and is expected to close in the first quarter of 2016, subject to customary closing conditions and regulatory approvals. Upon closing, Nokia estimates that it will receive net proceeds of slightly above EUR 2.5 billion, as the purchaser would be compensated for certain defined liabilities of HERE currently expected to be slightly below EUR 300 million as part of the transaction. Upon closing of the HERE transaction, which does not affect the exchange ratio of this Exchange Offer, and assuming that the Exchange Offer has not yet been completed, Nokia will consist of two businesses: Nokia Networks and Nokia Technologies.

It is currently expected that after the Completion of the Exchange Offer, Networks business would be conducted through four business groups: Mobile Networks, Fixed Networks, Applications & Analytics and IP/Optical Networks. The business group leaders would report directly to Nokia’s President and Chief Executive Officer:

•

Mobile Networks (MN) would include Nokia’s and Alcatel Lucent’s comprehensive Radio portfolios and most of their converged Core network portfolios including IMS/VoLTE and Subscriber Data Management, as well as the associated mobile networks-related Global Services business. This unit would also include Alcatel Lucent’s Microwave business and all of the combined company’s end-to-end Managed Services business.

•

Fixed Networks (FN) would comprise the current Alcatel Lucent Fixed Networks business, whose cutting-edge innovation and market position would be further supported through strong collaboration with the other business groups.

•

Applications & Analytics (A&A) would combine the Software and Data Analytics-related operations of both companies. This comprehensive applications portfolio would include Customer Experience Management, OSS as distinct from network management such as service fulfilment and assurance, Policy and Charging, services, Cloud Stacks, management and orchestration, communication and collaboration, Security Solutions, network intelligence and analytics, device management and Internet of Things connectivity management platforms. CloudBand would also be housed in this business group, which would drive innovation to meet the needs of a convergent, Cloud-centric future.

•

IP/Optical Networks (ION) would combine the current Alcatel Lucent IP Routing, Optical Transport and IP video businesses, as well as the software defined networking (SDN) start-up, Nuage, plus Nokia’s IP partner and Packet Core portfolio.

Along side these four business groups of Networks, Nokia Technologies would continue to operate as a separate business group with a clear focus on licensing and the incubation of new technologies.

Nokia’s registered office and its principal executive office is Karaportti 3, FI-02610 Espoo, Finland, and the telephone number is +358 (0) 10-448-8000.

Nokia Shares are traded on the Nasdaq Helsinki under the symbol “NOKIA” and Nokia ADSs are traded on the NYSE under the symbol “NOK.” In addition, application has been made for Admission of the Nokia Shares to Euronext Paris. Nokia expects to request that the Admission be approved to take effect prior to the completion of the Exchange Offer. As of June 30, 2015, 3 678 328 858 Nokia Shares were outstanding (including 54 326 556 Nokia Shares owned by Nokia group companies and 477 477 741 Nokia Shares represented by Nokia ADSs).

In October 2012, Nokia issued the Convertible Bond. If the Convertible Bond is converted into Nokia Shares in its entirety, which would occur by November 17, 2015 because of Nokia’s prior announcement that it will exercise its option to redeem the Convertible Bonds on November 26, 2015, at the current conversion price of EUR 2.39 per Nokia Share, approximately 313 723 849 Nokia Shares (assuming full conversion) would be issued, representing approximately 5.2% of the issued and outstanding Nokia Shares after completion of the Exchange Offer (assuming that all Alcatel Lucent Securities are tendered into the Exchange Offer or the subsequent offering period, if any).

Alcatel Lucent (page 122)

Alcatel Lucent is a French société anonyme, established in 1898, originally as a listed company named Compagnie Générale d’Électricité. Alcatel Lucent is registered at the Nanterre Trade and Companies Registry under number 542019096. Its APE business activity code is 7010Z. Alcatel Lucent’s corporate purpose is the design, manufacture, operation and sale of all equipment, material and software related to domestic, industrial, civil, military or other applications concerning electricity, telecommunications, computers, electronics, aerospace industry, nuclear energy, metallurgy, and, in general, of all the means of production or transmission of energy or communications (cables, batteries and other components), as well as, secondarily, all activities relating to operations and services in connection with the above-mentioned means worldwide. It may acquire interests in any company, regardless of its form, in associations, French or foreign business groups, whatever their corporate purpose and activity may be and, in general, may carry out any industrial, commercial, financial, assets or real estate transactions, in connection, directly or indirectly, totally or partially, with any of the corporate purposes set out in Article 2 of its articles of association and with all similar or related purposes.

Alcatel Lucent currently has two operating segments: Core Networking and Access. Until March 2014, Alcatel Lucent had a third operating segment: Other. The Core Networking segment includes three business divisions: IP Routing, IP Transport and IP Platforms. In 2014, revenues in the Core Networking segment were EUR 5.97 billion, representing 45% of Alcatel Lucent’s total revenues. The Access segment includes four business divisions: Wireless, Fixed Access, Licensing and Managed Services. In 2014, revenues in the Access segment were EUR 7.16 billion, representing 54% of Alcatel Lucent’s total revenues. Until 2014, the Other segment included the government business, which built and delivered complete turnkey solutions in support of U.S. federal government agencies in the U.S. On March 31, 2014, Alcatel Lucent completed the disposal of LGS Innovations LLC. In 2014 revenues in Alcatel Lucent’s Other segment were EUR 41 million, representing less than 1% of Alcatel Lucent’s total revenues.

On October 6, 2015, Alcatel Lucent announced that it will continue to operate its undersea cables business, Alcatel Lucent Submarine Networks (“ASN”), as a wholly owned subsidiary. Alcatel Lucent announced that ASN will continue to execute its strategic roadmap, strengthen its leadership in submarine cable systems for telecom applications and pursue further diversification into the Oil & Gas sector.

Alcatel Lucent’s principal office is located at 148/152 Route de la Reine 92100 Boulogne-Billancourt, France, and the telephone number is +33 (0)1 55 14 10 10.

The Alcatel Lucent Shares are traded on Euronext Paris under the symbol “ALU” and Alcatel Lucent ADSs are traded on the NYSE under the symbol “ALU.” As of June 30, 2015, 2 834 460 292 Alcatel Lucent Shares were outstanding (including 40 116 521 Alcatel Lucent Shares held in treasury by Alcatel Lucent and 499 863 626 Alcatel Lucent Shares represented by Alcatel Lucent ADSs). The OCEANEs are traded on Euronext Paris, under the symbol “YALU” for the 2018 OCEANEs, “YALU1” for the 2019 OCEANEs and “YALU2” for the 2020 OCEANEs. As of June 30, 2015, 349 413 680 of the 2018 OCEANEs, 167 500 000 of the 2019 OCEANEs and 114 499 995 of the 2020 OCEANEs were outstanding.

Summary of the Terms of the Exchange Offer (page 69)

Exchange Offer

Nokia, a Finnish corporation, is offering, upon the terms and subject to the Conditions set out in this exchange offer/prospectus and the French Offer Documentation, to acquire all of the Alcatel Lucent Securities through the Exchange Offer whereby Alcatel Lucent Securities will be exchanged for Nokia Shares or Nokia ADSs, as described below. The Exchange Offer is comprised of the U.S. Offer and the French Offer. The U.S. Offer is being made pursuant to this exchange offer/prospectus to all U.S. holders of outstanding Alcatel Lucent Shares, all holders of outstanding Alcatel Lucent ADSs, wherever located, and all U.S. holders of outstanding OCEANEs. Holders of Alcatel Lucent ADSs located outside of the United States may participate in the U.S. Offer only to the extent the local laws and regulations applicable to those holders permit them to participate in the U.S. Offer. The French Offer is made pursuant to separate French Offer Documentation available to holders of Alcatel Lucent Shares and OCEANEs who are located in France (holders of Alcatel

Lucent Shares and OCEANEs who are located outside of France may not participate in the French Offer except if, pursuant to the local laws and regulations applicable to those holders, they are permitted to participate in the French Offer). After completion of the Exchange Offer and assuming that all Alcatel Lucent Securities are tendered into the Exchange Offer or the subsequent offering period, if any, former holders of Alcatel Lucent Securities are expected to own approximately 33.5% of the issued and outstanding Nokia Shares on a fully diluted basis.

Consideration to be Received	For every Alcatel Lucent Share you validly tender into, and do not withdraw from, the U.S. Offer, you will receive 0.55 Nokia Share. For every Alcatel Lucent ADS you validly tender into, and do not withdraw from, the U.S. Offer, you will receive 0.55 Nokia ADS. For every 2018 OCEANE you validly tender into, and do not withdraw from, the U.S. Offer, you will receive Nokia Share. For every 2019 OCEANE you validly tender into, and do not withdraw from, the U.S. Offer, you will receive Nokia Share. For every 2020 OCEANE you validly tender into, and do not withdraw from, the U.S. Offer, you will receive Nokia Share.

No fractional Nokia Share or fractional Nokia ADS will be issued in connection with the U.S. Offer. In lieu of any fraction of a Nokia Share or Nokia ADS that you would otherwise have been entitled to receive pursuant to the terms of the U.S. Offer, you will receive an amount in cash equal to the product of that fraction and the average sale price per Nokia Share, net of expenses, or the average sale price per Nokia ADS, net of expenses, as applicable in the sale of all the aggregated fractional Nokia Shares or all of the aggregated fractional Nokia ADSs that would have otherwise been issued in the Exchange Offer.

Offer Period	The U.S. Offer commenced on , following Nokia’s filing of the Schedule TO with the SEC. The U.S. Offer and withdrawal rights for tenders of Alcatel Lucent Shares and OCEANEs into the U.S. Offer will expire at the Expiration Date (which is 11:00 A.M., New York City time (5:00 P.M. Paris time) on ) unless the U.S. Offer is extended. The ADS Tender Deadline for validly tendering and withdrawing Alcatel Lucent ADSs in the U.S. Offer will expire at 5:00 P.M., New York City time, on the U.S. business day immediately preceding the Expiration Date, which will be unless the U.S. Offer is extended.

Extensions

Only the AMF has the authority to set or to extend the expiration date of the French Offer. Pursuant to the Memorandum of Understanding, Nokia has agreed to ensure that, subject to applicable law, the period during which the U.S. Offer is open corresponds to the period during which the French Offer is open (including any extensions or subsequent offering periods in relation to the French Offer). Subject to the AMF General Regulation, in certain circumstances, the AMF may allow the extension of the French Offer. If the French offer is extended, the AMF will issue a notice of extension on its website http://www.amf-france.org. Subject to the U.S. federal securities laws and the Memorandum of Understanding, Nokia expressly reserves the right to extend the U.S. Offer either to match the extension of the French Offer or otherwise.

In addition, Nokia may be required by the U.S. federal securities laws to extend the U.S. Offer in certain situations. Nokia will post a notice of any extension of the French Offer or the U.S. Offer on its website www.nokia.com and will issue a public announcement. The information on Nokia’s or the AMF’s website is not a part of this exchange offer/prospectus and is not incorporated by reference herein.

Conditions to the Exchange Offer	Nokia’s obligation to accept, and to exchange, any Alcatel Lucent Securities validly tendered into the U.S. Offer is subject only to:

•	the Minimum Tender Condition being satisfied or, if waived by Nokia in its sole discretion, the crossing of the Mandatory Minimum Acceptance Threshold; and

•	receipt of the Nokia Shareholder Approval.

Procedure for Tendering	The procedure for tendering Alcatel Lucent Securities varies depending on a number of factors, including:

•	whether you hold Alcatel Lucent Shares, Alcatel Lucent ADSs or OCEANEs;

•	whether you hold your Alcatel Lucent ADSs in certificated or book-entry form; and

•	whether your Alcatel Lucent ADSs are immediately available to you at the time of tender.

You should read carefully the procedures for tendering your Alcatel Lucent Securities beginning on page 66 of this exchange offer/prospectus as well as the related transmittal materials enclosed with this exchange offer/prospectus.

Notice of Guaranteed Delivery

If you are unable to deliver your Alcatel Lucent ADSs and all other required documents to the U.S. exchange agent prior to the ADS Tender Deadline, you may benefit from a limited amount of additional time by having a broker, a bank or another fiduciary that is an Eligible Institution (as defined below) guarantee that the missing items will be received by the U.S. exchange agent by using the enclosed Notice of Guaranteed Delivery. To validly tender your Alcatel Lucent ADSs in this manner, however, the U.S. exchange agent must receive the missing items within the time period specified in the Notice of Guaranteed Delivery.

Withdrawal Rights	Alcatel Lucent Shares and OCEANEs tendered into the U.S. Offer can be withdrawn at any time prior to the Expiration Date, as it may be extended, and Alcatel Lucent ADSs tendered into the U.S. Offer can be withdrawn at any time prior to the ADS Tender Deadline, as it may be extended. In addition, in accordance with U.S. securities laws, Alcatel Lucent Securities tendered into the U.S. Offer may generally be withdrawn if they have not been accepted for exchange within 60 days after the beginning of the offer period. However, these withdrawal rights will not be available following the expiration of the U.S. Offer and prior to the commencement of the subsequent offering period, if any. In addition, subject to satisfaction of all Conditions other than the Minimum Tender Condition, these withdrawal rights will not be available during the period that the securities tendered into the Exchange Offer are being counted. During any subsequent offering period, no withdrawal rights will apply to Alcatel Lucent Securities tendered during such subsequent offering period pursuant to Rule 14d-7(a)(2) under the Exchange Act.

Announcement of Results	We expect the definitive results of the French Offer (taking into account the results of the U.S. Offer), to be announced by the AMF approximately four to five and in any event not more than nine French trading days following the Expiration Date, or the expiration of the subsequent offering period, as applicable.

Settlement and Delivery of Securities	If the Conditions have been satisfied or, if applicable, waived, Nokia will accept for exchange and will exchange all Alcatel Lucent Securities that have been validly tendered into, and not withdrawn from, the Exchange Offer and Nokia will issue and deliver the Nokia Shares and will cause its depositary to issue and deliver Nokia ADSs through the U.S. exchange agent approximately five French trading days following the announcement of the results of the French Offer by the AMF (taking into account the results of the U.S. Offer), in accordance with applicable French, Finnish and U.S. rules and regulations.

With respect to the subsequent offering period, if any, Nokia will accept for exchange and will exchange all Alcatel Lucent Securities that have been validly tendered into the Exchange Offer during the subsequent offering period and Nokia will issue and deliver the Nokia Shares and will cause its depositary to promptly issue and deliver Nokia ADSs through the U.S. exchange agent approximately five French trading days following the announcement of the results of the subsequent offering period by the AMF, in accordance with applicable French and U.S. rules and regulations.

We expressly reserve the right (but are not obliged) at any time or from time to time in our sole discretion, subject to the applicable French and U.S. rules and regulations and the Memorandum of Understanding, to modify or amend the terms of the Exchange Offer and Conditions in any respect and to terminate the Exchange Offer and not accept for exchange any Alcatel Lucent Securities if any of the Conditions to the Exchange Offer have not been satisfied at the expiration of the Exchange Offer, by giving oral or written notice of such termination to the U.S. exchange agent and by making a public announcement of such termination.

Treatment of Alcatel Lucent Stock Options and Performance Shares (page 103)

Holders of Alcatel Lucent Stock Options who wish to tender in the Exchange Offer or the subsequent offering period, if any, must exercise their Alcatel Lucent Stock Options and Alcatel Lucent Shares must be issued to such holders prior to the Expiration Date or the expiration of the subsequent offering period, as applicable. Pursuant to the Memorandum of Understanding, Alcatel Lucent agreed to accelerate or waive certain terms of the Alcatel Lucent Stock Options, subject to certain conditions.

Alcatel Lucent Performance Shares cannot be tendered in the Exchange Offer or the subsequent offering period, if any, unless such Performance Shares have vested and are transferable prior to the Expiration Date or the expiration of the subsequent offering period, as applicable. Pursuant to the Memorandum of Understanding, Nokia and Alcatel Lucent agreed to implement a mechanism with respect to the unvested Performance Shares granted before April 15, 2015 pursuant to which the beneficiaries may waive their rights to receive Performance Shares in exchange for Alcatel Lucent Shares, subject to certain conditions.

Reasons for the Exchange Offer (page 47)

We believe that the combination of Nokia’s and Alcatel Lucent’s businesses will create significant value for stakeholders of both companies. Following the completion of the Exchange Offer, Nokia will be well-positioned to create the foundation of seamless connectivity for people and things wherever they are. We believe that this foundation is essential for enabling the next wave of technological change, including the Internet of Things and transition to the cloud.

The strategic rationale for combining the two companies includes:

•	creation of end-to-end portfolio scope and scale player with leading global positions across products, software and services to meet changing industry paradigms;

•	complementary offerings, customers and geographic footprint;

•	enhanced research and development capabilities creating an innovation powerhouse with significant combined R&D resources;

•	the recent execution track-record on both sides and common vision for the future;

•	the opportunity to realize significant cost savings and other synergies; and

•	the development of a robust capital structure and strong balance sheet.

End-to-end portfolio scope and scale player with leading global positions across products, software and services to meet changing industry paradigms

Combining Nokia with Alcatel Lucent will bring together the complementary capabilities of both companies with an end-to-end portfolio of software, services and products, which will be weighted towards next-generation technologies enabling us to provide better solutions to customers and access new opportunities in an expanded, addressable market.

Following the completion of the Exchange Offer, the combined company is expected to be a leader in technologies such as fixed broadband, LTE, IP routing, cloud applications and advanced analytics, positioning the company as either the number one or two player in most key business areas. We expect to have the scale to service the very largest global multinational customers with a broader range of products, software and services across a wider geographic footprint, which we believe will make us the strategic partner of choice for the long term.

Complementary offerings, customers and geographic footprint

The Exchange Offer brings together two businesses which we believe have highly complementary portfolios and geographies, bringing together the best of fixed and mobile, IP routing, core networks, cloud applications and services. Together, Nokia and Alcatel Lucent will have particular strength in the United States, China, Europe and Asia-Pacific. We believe that the combined company will be positioned to target a larger addressable market, and we estimate, based on our internal data, that the combined company would have an improved growth profile.

Enhanced research and development capabilities creating an innovation powerhouse with significant combined R&D resources

The combined company will have significant innovation capabilities, with Alcatel Lucent’s Bell Labs and Nokia’s FutureWorks, as well as Nokia Technologies. The latter is expected to stay as a separate entity with a clear focus on licensing and the incubation of new technologies.

The recent execution track-record on both sides and common vision for the future

We believe that both companies are in a far better position to combine at this point in time and the combination is being conducted from a position of strength. Both companies have recently improved their operational efficiency and agility through significant restructurings, Nokia has purchased Siemens share of Nokia Siemens Network, divested substantially all of its Devices & Services business to Microsoft and has announced the pending disposal of its HERE digital mapping and location services business while Alcatel Lucent is coming to the end of the Shift plan.

The opportunity to realize significant cost savings and other synergies

The combined company would target approximately EUR 900 million of operating cost synergies to be achieved on a full year basis in 2019, assuming completion of the Exchange Offer no later than the end of the first half of 2016.

The development of a robust capital structure and strong balance sheet

The combined company will benefit from enhanced financial resources for growth and investment purposes. The combined company is expected to have a strong balance sheet, which will support our ambition to re-establish our long-term investment-grade rating. Assuming conversion of all OCEANEs and completion of the sale of our HERE business, the pro forma net cash position of the combined company at June 30, 2015 would have been EUR 8.1 billion and pro forma cash and cash equivalents of the combined company at June 30, 2015 would have been EUR 10.5 billion. Net cash is a non-IFRS financial measure. Refer to “Selected Unaudited Pro Forma Combined Financial Information” for a description of how we define and calculate net cash. Following the completion of the Exchange Offer, Nokia intends to evaluate the resumption of a capital structure optimization program for the combined group, and remains committed to having an efficient capital structure.

Integration and Reorganization (page 57)

The strategic direction of Alcatel Lucent will be to continue to offer leading solutions in Alcatel Lucent’s business lines by taking advantage of the increased customer base attributable to the combination of Nokia and Alcatel Lucent. Nokia intends to integrate Alcatel Lucent into the Nokia group as soon as possible if the Exchange Offer is successful. In addition, Nokia intends to propose changes to the composition of Alcatel Lucent’s board of directors if the Exchange Offer is successful. The composition of the Alcatel Lucent board of directors will take into account the new share ownership structure of Alcatel Lucent and in particular, the ownership level of Nokia. Also refer to the “—Certain Consequences of the Exchange Offer” section below for a description of certain consequences of the Exchange Offer on Alcatel Lucent Securities.

Squeeze-out (page 54)

If, at the completion of the Exchange Offer or the subsequent offering period, if any, Nokia owns 95% or more of the share capital and voting rights of Alcatel Lucent (Alcatel Lucent Shares held in treasury being considered as held by Nokia for the purpose of the calculation), Nokia intends to request from the AMF, within three months of the expiration of the French Offer period or the subsequent offering period, if any, the implementation of a squeeze-out for the remaining outstanding Alcatel Lucent Shares for cash consideration. In addition, if, at the completion of the Exchange Offer or the subsequent offering period, if any, Nokia owns 95% or more of the sum of the outstanding Alcatel Lucent Shares and the Alcatel Lucent Shares issuable upon conversion of all of the OCEANEs then outstanding (Alcatel Lucent Shares held in treasury being considered as held by Nokia for the purpose of the calculation), Nokia intends to request from the AMF, within three months of the expiration of the French Offer period or the subsequent offering period, if any, the implementation of a squeeze-out for the remaining OCEANEs for cash consideration.

In accordance with French law and the AMF General Regulation, in such a squeeze-out, Nokia intends, prior to the implementation of the squeeze-out for cash consideration, to propose the Exchange Option to the holders of Alcatel Lucent Securities. The holders of Alcatel Lucent Securities may opt for the Exchange Option for all or part of their Alcatel Lucent Securities within a time period to be determined at a later date. The Alcatel Lucent Securities not tendered into the Exchange Option will be subject to the squeeze-out for cash consideration. We believe that the Exchange Option conducted in accordance with the French law and the AMF General Regulation would constitute a tender offer for U.S. securities law purposes. If it qualifies for a “Tier I” exemption from the U.S. tender offer rules, the Exchange Option may be conducted primarily in accordance with French law. Furthermore in such case, any Nokia Shares and Nokia ADSs forming part of the consideration offered in any the Exchange Option may be exempt from registration pursuant to Rule 802 promulgated under the Securities Act.

If Nokia owns less than 95% of the share capital and voting rights of Alcatel Lucent immediately after the completion of the subsequent offering period, then Nokia reserves the right, subject to applicable law, to (i) commence a buy-out offer for the Alcatel Lucent Securities it does not own on the relevant date pursuant to the AMF General Regulation if at any time thereafter it owns 95% or more of the voting rights of Alcatel Lucent; (ii) commence at any time a simplified offer for the Alcatel Lucent Securities it does not own on the relevant date pursuant to Article 233-1 et seq. of the AMF General Regulation; (iii) cause Alcatel Lucent to be merged into Nokia or an affiliate thereof, contribute assets to, merge certain of its subsidiaries with, or undertake other reorganizations of, Alcatel Lucent; or (iv) take any other steps to consolidate its ownership of Alcatel Lucent. We do not currently intend to structure any of the foregoing steps so that it would result in the OCEANEs becoming convertible bonds of Nokia Corporation, becoming debt obligations of Nokia Corporation or otherwise convertible into Nokia Shares or Nokia ADSs.

In addition, Nokia reserves the right, subject to applicable law, at any time after the completion of the Exchange Offer or the subsequent offering period, as applicable, to cause Alcatel Lucent to redeem at par value, plus, as applicable, accrued interest from the date the interest was last paid, to the date set for the early redemption of all of the outstanding 2018 OCEANEs, 2019 OCEANEs or 2020 OCEANEs, if less than 15% of the issued OCEANEs of any such series remain outstanding.

Reasons for the Alcatel Lucent Board of Directors’ View on the Exchange Offer (page 49)

Opinion of the Financial Advisor to the Alcatel Lucent Board of Directors (page 49)

Risk Factors (page 23)

An investment in Nokia Shares or Nokia ADSs involves risks, some (but not all) of which are related to the Exchange Offer. In considering whether or not to tender your Alcatel Lucent Securities in the U.S. Offer, you should carefully consider the information about these risks listed under the “Risk Factors” section of this exchange offer/prospectus and the other information included or incorporated by reference into this exchange offer/prospectus.

Nokia Shareholder Meeting (page 49)

Nokia has convened an extraordinary general meeting of Nokia shareholders to consider and vote on the resolution contemplated by the Nokia Shareholder Approval and the election of three nominees to the Nokia board of directors, jointly identified by the Corporate Governance & Nomination committee of the Nokia board of directors and by Alcatel Lucent. The extraordinary general meeting is currently scheduled for         . Proxy materials related to the extraordinary general meeting have been separately distributed by Nokia. The election of the new director nominees would be subject to a successful completion of the Exchange Offer. The resolution contemplated by the Nokia Shareholder Approval must be approved by shareholders representing at least two-thirds of the votes cast and shares represented at the extraordinary general meeting. The election of each director nominee at the extraordinary general meeting must be approved by shareholders representing at least a majority of the votes cast at the extraordinary general meeting.

Trading in Alcatel Lucent Securities During and After the Exchange Offer Period (page 90)

As a result of the Exchange Offer, trading in Alcatel Lucent Securities may be adversely affected during and after the Exchange Offer period or the subsequent offering period, if any. Additionally, the completion of the Exchange Offer may result in reduced liquidity of Alcatel Lucent Securities, and delisting of Alcatel Lucent Shares and/or OCEANEs from Euronext Paris and/or of Alcatel Lucent ADSs from the NYSE, termination of the Alcatel Lucent deposit agreement and a possible deregistration of the Alcatel Lucent Shares and the Alcatel Lucent ADSs under the Exchange Act.

Accounting Treatment (page 94)

Nokia prepares its consolidated financial statements in accordance with IFRS as issued by the International Accounting Standards Board and in conformity with IFRS as adopted by the European Union. The acquisition of Alcatel Lucent is expected to be accounted for as a business combination using the acquisition method of accounting under IFRS with Nokia considered as the acquirer. This means that Nokia will allocate the purchase consideration to the fair value of Alcatel Lucent’s identifiable assets and assumed liabilities at the acquisition date, with any excess of the purchase consideration over the net identifiable net assets acquired recognized as goodwill. Under IFRS, goodwill is not amortized but is tested for impairment at least annually.

No Appraisal Rights (page 94)

There are no appraisal or similar rights available to holders of Alcatel Lucent Securities in connection with the Exchange Offer.

Tax Considerations (page 106)

The exchange of Alcatel Lucent Securities for Nokia Securities (as defined in “Tax Considerations—United States Federal Income Tax Consequences”) pursuant to the Exchange Offer and the receipt of cash and/or Nokia Securities pursuant to the squeeze-out of Alcatel Lucent Securities are expected to be taxable exchanges for U.S. federal income tax purposes. Assuming that is the case, the following U.S. federal income tax consequences generally will apply to a participating U.S. holder (as defined in “Tax Considerations—United States Federal Income Tax Consequences”): (i) such holder generally will recognize gain or loss on the receipt of Nokia Securities in exchange for Alcatel Lucent Securities in the Exchange Offer or the receipt of cash and/or Nokia Securities pursuant to the Exchange Option or the squeeze-out of Alcatel Lucent Securities; (ii) such holder’s aggregate tax basis in the Nokia Securities received pursuant to the Exchange Offer, the Exchange Option or the squeeze-out of Alcatel Lucent Securities will be equal to the fair market value of the Nokia Shares or Nokia ADSs received by such U.S. holder on the date Alcatel Lucent Securities are exchanged pursuant to the Exchange Offer, the Exchange Option or the squeeze-out of Alcatel Lucent Securities; and (iii) such holder’s holding period for the Nokia Shares or Nokia ADSs will begin on the day following the day such U.S. holder’s Alcatel Lucent Securities are exchanged pursuant to the Exchange Offer, the Exchange Option or the squeeze-out of Alcatel Lucent Securities.

For more information on certain French, Finnish and U.S. tax consequences of the Exchange Offer, see the “Tax Considerations” section of this exchange offer/prospectus. You should consult your own tax advisor on the tax consequences to you of tendering your Alcatel Lucent Shares, OCEANEs and/or Alcatel Lucent ADSs in the Exchange Offer.

Interests of Executive Officers and Directors of Alcatel Lucent in the Exchange Offer (page 103)

Certain members of the board of directors and management of Alcatel Lucent participated in determining the terms of the Exchange Offer. These individuals may have certain interests in the proposed Exchange Offer that are different from, or in addition to, the interests of holders of Alcatel Lucent Securities generally and that may have caused them to view the proposed transaction more favorably and/or differently than you might.

The Alcatel Lucent board of directors was aware of these interests when it considered the Exchange Offer at its meeting of          and determined that             .

Information on the interests of executive officers and directors of Alcatel Lucent in the Exchange Offer is described in Alcatel Lucent’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being distributed to Alcatel Lucent Security holders together with this exchange offer/prospectus and is incorporated herein by reference.

Certain Relationships with Alcatel Lucent and Interests of Nokia in the Exchange Offer (page 101)

Except as set forth in this exchange offer/prospectus, neither Nokia nor, after due inquiry and to the best of Nokia’s knowledge and belief, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Alcatel Lucent.

Comparison of Rights of Holders of Nokia Shares and Alcatel Lucent Shares (page 143)

The rights of holders of Alcatel Lucent Shares are governed by French law and by Alcatel Lucent’s articles of association. If your Alcatel Lucent Shares or Alcatel Lucent ADSs are acquired in the Exchange Offer, you will become a holder of Nokia Shares or Nokia ADSs, as applicable. Your rights as a holder of Nokia Shares (directly or through Nokia ADSs) will be governed by Finnish law and by the articles of association of Nokia.

Securities Prices (pages 117 and 122)

The following tables set forth, for April 13, 2015, the date immediately prior to the public announcement of discussions related to the possible business combination between Nokia and Alcatel Lucent, April 14, 2015, the date immediately prior to the public announcement of the execution of the Memorandum of Understanding and                     , the date immediately prior to the commencement of the Exchange Offer, the reported closing prices for Nokia Shares on the Nasdaq Helsinki and the reported closing prices for Nokia ADSs on the NYSE, as well as the reported closing prices for Alcatel Lucent Shares on Euronext Paris, the reported closing prices for Alcatel Lucent ADSs on the NYSE and the latest reasonably available quotations for the OCEANEs on Euronext Paris.

	Nokia Share Closing Price		Nokia ADS Closing Price		Alcatel Lucent Share Closing Price		Alcatel Lucent ADS Closing Price
April 13, 2015		€7.77		$8.30		€3.86		$4.35
April 14, 2015		€7.49		$7.96		€4.48		$4.93
	€		$		€		$

	2018 OCEANEs		2019 OCEANEs		2020 OCEANEs
April 13, 2015		€4.22		€4.82		€4.82
April 14, 2015		€5.24		€5.69		€5.69
	€		€		€

Regulatory Approvals for the Exchange Offer (page 98)

Pursuant to the Memorandum of Understanding, the filing of the French Offer with the AMF was conditional on the receipt of approvals (or expiration of the relevant waiting periods) from antitrust or similar authorities in nine jurisdictions, including the United States, the European Union and China. In addition, the filing of the French Offer with the AMF was subject to the authorization of the Ministry of Economy and Finance of the French Republic and the receipt of the required approval of the Committee on Foreign Investment in the United States. These regulatory approvals have been received prior to the filing of the French Offer with the AMF.

No Solicitation of Alternate Proposals (page 61)

Alcatel Lucent agreed not to and to cause its subsidiaries not to, and to use its reasonable best efforts to cause its and its subsidiaries’ senior officers, directors or representatives not to, solicit or otherwise initiate or accept any Alternate Proposal (as defined below).

Change in Alcatel Lucent Board Recommendation (page 63)

Alcatel Lucent agreed not make a Change in Alcatel Lucent Board Recommendation (as defined below) after the date of the filing of the French Offer with the AMF except as required by its fiduciary duties in response to a Superior Proposal (as defined below) or in response to a material adverse effect occurring with respect to Nokia. Subject to the AMF rules and regulations, prior to accepting any Superior Proposal, Alcatel Lucent agreed to negotiate in good faith with Nokia with respect to any changes to the terms of Memorandum of Understanding or the Exchange Offer.

Change in Nokia Board Recommendation (page 64)

Nokia agreed not to make a Change in Nokia Board Recommendation (as defined below) except, prior to the date of the extraordinary general meeting of Nokia shareholders convened for the purpose of obtaining Nokia Shareholder Approval, as required by its fiduciary duties in response to a Nokia Intervening Event (as defined below). Prior to making a Change in Nokia Board Recommendation, Nokia agreed to negotiate in good faith with Alcatel Lucent with respect to any changes to the terms of Memorandum of Understanding or the Exchange Offer.

Termination of the Memorandum of Understanding (page 66)

The Memorandum of Understanding may be terminated by mutual agreement of Nokia and Alcatel Lucent.

After the commencement of the U.S. Offer, the Memorandum of Understanding may be terminated either by Nokia or Alcatel Lucent with a written notice to the other party (subject to certain exceptions):

(a)	if, pursuant to Article 232-11 of the AMF General Regulation, the French Offer has been withdrawn by Nokia, or the AMF has published a notice that the French Offer was not successful;

(b)	any relevant governmental authority of competent jurisdiction has (i) denied in writing any regulatory consent required under the Memorandum of Understanding or (ii) enacted, issued, promulgated or granted any restricting law prohibiting the transaction contemplated by the Memorandum of Understanding;

(c)	if the Alcatel Lucent board of directors withdraws its support for the Exchange Offer in connection with a Superior Proposal; or

(d)	at any time prior to the completion of the Exchange Offer, if the resolution related to the Nokia Shareholder Approval has been submitted at the Nokia extraordinary general meeting and the Nokia Shareholder Approval shall not have been validly obtained.

After the commencement of the U.S. Offer, the Memorandum of Understanding may be terminated by Nokia with a written notice to Alcatel Lucent (subject to certain exceptions) if the Alcatel Lucent board of directors withdraws its support for the Exchange Offer for any reason other than in connection with a Superior Proposal or in response to a material adverse effect with respect to Nokia.

After commencement of the U.S. Offer, the Memorandum of Understanding may be terminated by Alcatel Lucent with a written notice to Nokia (subject to certain exceptions) if the Nokia board of directors makes a Change in Nokia Board Recommendation.

Even if the Memorandum of Understanding was terminated, such a termination would not automatically result in the withdrawal of the French Offer. According to Article 232-11 of the AMF General Regulation, an offeror may only withdraw its offer in limited circumstances.

Termination Fees (page 67)

After the commencement of the Exchange Offer, Nokia may be obligated to pay to Alcatel Lucent:

(a)	EUR 150 million if the Memorandum of Understanding is terminated due to a failure to obtain Nokia Shareholder Approval;

(b)	EUR 300 million if the Memorandum of Understanding is terminated due to (i) Change in Nokia Board Recommendation or (ii) material breach by Nokia of the Memorandum of Understanding and Nokia or Nokia’s board of directors having taken deliberate action to frustrate the obtaining of the Nokia Shareholder Approval; or

(c)	EUR 400 million if the Memorandum of Understanding is terminated due to a relevant regulatory authority of competent jurisdiction having enacted or otherwise issued an injunction or a restricting law with respect to the Exchange Offer.

After the commencement of the Exchange Offer, Alcatel Lucent may be obligated to pay to Nokia:

(a)	EUR 300 million if the Memorandum of Understanding is terminated due to (i) Alcatel Lucent board of directors decision or measure leading to withdrawal of the French Offer pursuant to Article 232-11 of the AMF General Regulation or (ii) change in Alcatel Lucent Board Recommendation; or

(b)	EUR 300 million if (i) a certain type of an Alternate Proposal is publicly announced or otherwise communicated to Alcatel Lucent, (ii) Alcatel Lucent does not make a Change in Alcatel Lucent Board Recommendation, (iii) the Exchange Offer is terminated due to failure to satisfy the Minimum Tender Condition and (iv) within 12 months of such termination, Alcatel Lucent enters into and consummates an agreement with respect to such Alternate Proposal with the person making such Alternate Proposal.

COMPARATIVE DATA

The following table presents, for the periods indicated, selected historical financial information and per share data for Nokia and Alcatel Lucent and selected pro forma financial information and per share data.

The unaudited pro forma condensed combined financial information and pro forma per share data for the year ended December 31, 2014 and six months ended June 30, 2015 assumes and gives effect to the Exchange Offer as if it was completed on January 1, 2014 and presents our HERE business as a discontinued operation to give pro forma effect to the sale of our HERE business. The acquisition of Alcatel Lucent is expected to be accounted for as a business combination using the acquisition method of accounting under the provisions of IFRS 3, Business Combinations (“IFRS 3”) with Nokia considered as the acquirer of Alcatel Lucent.

Nokia’s and Alcatel Lucent’s historical financial information and per share amounts are presented in euros. Selected Nokia and Alcatel Lucent historical financial information and per share amounts have been translated from euros to U.S. dollars at the average noon buying rate for the relevant period in New York City for cable transfers in euro as certified for customs purposes by the Federal Bank of New York.

You should read this information in conjunction with, and this information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Nokia and Alcatel Lucent incorporated by reference in this exchange offer/prospectus and the unaudited pro forma condensed combined financial statements and accompanying notes included elsewhere in this exchange offer/prospectus. The pro forma amounts in the table below are presented for information purposes only. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that would have actually occurred had the Exchange Offer been effective and the sale of our HERE business occurred as at or during the period presented or of the future financial position or future results of operations of the combined company. The combined financial information for the periods presented may have been different had the companies actually been combined and the sale of our HERE business occurred as at and during those periods. In addition, the unaudited pro forma condensed combined financial information, does not reflect any expected cost savings, synergies, restructuring actions, non-recurring items or one-time transaction related costs that we expect to incur or generate.

	Six Months Ended June 30, 2015		Year Ended December 31, 2014
Profit/(loss) from continuing operations:
Nokia historical	$591	€533	$1 547	€1 171
Alcatel Lucent historical	(135)	(122)	(45)	(34)
Pro forma(1)	204	184	2 967	2 246
Cash dividends per share:
Nokia historical	—	—	0.16	0.14
Alcatel Lucent historical	—	—	—	—
Book value per share:
Nokia historical(2)	2.74	2.46	2.82	2.33
Alcatel Lucent historical(2)	0.98	0.88	0.81	0.67
Pro forma(3)	4.30	3.85	N/A	N/A
Earnings per share from continuing operations (basic):
Nokia historical	0.17	0.15	0.41	0.31
Alcatel Lucent historical	(0.04)	(0.04)	(0.03)	(0.02)
Pro forma(1)	0.03	0.03	0.52	0.39
Earnings per share from continuing operations (diluted):
Nokia historical	0.16	0.14	0.40	0.30
Alcatel Lucent historical	(0.04)	(0.04)	(0.03)	(0.02)
Pro forma(1)	0.03	0.03	0.49	0.37

(1)	Derived from the unaudited pro forma condensed combined financial information included elsewhere in this exchange offer/prospectus.
(2)	Book value per share represents equity applicable to equity holders of the parent divided by the weighted average shares outstanding for the period.
(3)	Pro forma book value per share represents pro forma equity applicable to equity holders of the parent divided by the pro forma weighted average number of outstanding shares after giving effect to the Exchange Offer and the sale of our HERE business.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Selected Historical Consolidated Financial Information for Nokia

The following tables set out selected consolidated historical financial information for Nokia. This information is qualified by reference to, and should be read in conjunction with, Nokia’s consolidated financial statements and notes thereto as well as the sections entitled “Operating and Financial Review and Prospects” which are incorporated by reference herein from the Nokia 2014 Form 20-F. The selected consolidated historical income statement and statement of cash flow data for the years ended December 31, 2014, 2013 and 2012 and the consolidated statement of financial position data as of December 31, 2014 and 2013 have been derived from Nokia’s audited consolidated financial statements incorporated by reference herein from the Nokia 2014 Form 20-F, prepared in accordance with the IFRS. The consolidated income statement and statement of cash flow data for the year ended December 31, 2011 and the statement of financial position as of December 31, 2012 and 2011 have been derived from Nokia’s audited financial statements, which were also prepared in accordance with IFRS and are not incorporated by reference into this exchange offer/prospectus (but available at www.sec.gov). The selected consolidated historical income statement and statement of cash flow data for the six month periods ended June 30, 2015 and 2014 and the consolidated statement of financial position as of June 30, 2015 have been derived from Nokia’s unaudited financial statements prepared in accordance with IFRS and incorporated herein by reference from Nokia’s Report on Form 6-K furnished to the SEC on August 14, 2015.

	Six months ended June 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010(1)
	(in EUR million, except for per share data)
Consolidated Income Statement Data:
Net sales	6 405	5 606	12 732	12 709	15 400	15 968	13 586
Operating profit /(loss)	745	526	170	519	(821)	(1 388)	(1 440)
Profit/(loss) from continuing operations	533	84	1 171	41	(1 483)	(1 615)	(1 577)
Profit/(Loss)	526	2 282	3 476	(739)	(3 786)	(1 487)	1 343
Earnings per share from continuing operations – basic (in EUR)	0.15	0.02	0.31	0.05	(0.21)	(0.34)	(0.28)
Earnings per share from continuing operations – diluted (in EUR)	0.14	0.02	0.30	0.05	(0.21)	(0.34)	(0.28)
Profit/(loss) per share – basic (in EUR)	0.14	0.61	0.94	(0.17)	(0.84)	(0.31)	0.50

	Six months ended June 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010(1)
	(in EUR million, except for per share data)
Profit/(loss) per share – diluted (in EUR)	0.14	0.54	0.85	(0.17)	(0.84)	(0.31)	0.50
Cash dividends per share (in EUR)	—	—	0.14	0.37	—	0.20	0.40
Cash dividends per share (in USD)	—	—	0.16	0.50	—	0.25	0.57

	As of June 30,	As of December 31,
	2015	2014	2013	2012	2011	2010(1)
(in EUR million, except for shares outstanding)
Consolidated Statement of Financial Position Data:
Current assets	12 855	13 724	19 143	20 661	25 275	26 987
Non-current assets	7 837	7 339	6 048	9 323	10 950	12 136
Total assets	20 693	21 063	25 191	29 984	36 225	39 123
Total equity	8 979	8 669	6 660	9 239	13 909	16 231
Current liabilities	6 695	7 288	14 178	13 656	16 444	17 204
Non-current liabilities	5 019	5 106	4 353	7 089	5 872	5 688
Total liabilities	11 714	12 394	18 531	20 745	22 316	22 892
Share capital	246	246	246	246	246	246
Weighted average number of shares outstanding – basic (million shares)	3 632	3 699	3 712	3 711	3 710	3 709
Weighted average number of shares outstanding – diluted (million shares)	3 952	4 132	3 733	3 711	3 710	3 709

(1)	The presentation of the 2010 financial statements has been amended to reflect the sale of the Devices & Services business.

	Six months ended June 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in EUR million)
Consolidated Statement of Cash Flows Data:
Net cash from/(used in) operating activities	(457)	652	1 275	72	(354)	1 137	4 774
Net cash from/(used in) investing activities	(244)	1 171	886	(691)	562	1 499	(2 421)
Net cash used in financing activities	(522)	(2 786)	(4 576)	(477)	(465)	(1 099)	(911)

Selected Historical Consolidated Financial Information for Alcatel Lucent

The following tables set out selected consolidated historical financial information for Alcatel Lucent. This information is qualified by reference to, and should be read in conjunction with, Alcatel Lucent’s consolidated financial statements and notes thereto, as well as the sections entitled, “Operating and Financial Review and Prospects” which are incorporated by reference herein from the Alcatel Lucent 2014 Form 20-F. The selected consolidated historical income statement and statement of cash flow data for the years ended December 31, 2014, 2013 and 2012 and the consolidated statement of financial position data as of December 31, 2014 and 2013 have been derived from Alcatel Lucent’s audited consolidated financial statements incorporated by reference herein from the Alcatel Lucent 2014 Form 20-F, prepared in accordance with the IFRS. The consolidated income statement and statement of cash flow data for the years ended December 31, 2011 and 2010, and the statement of financial position data as of December 31, 2012, 2011 and 2010, have been derived from Alcatel Lucent’s audited financial statements, which were also prepared in accordance with IFRS and are not incorporated by reference into this exchange offer/prospectus (but available at www.sec.gov). The unaudited interim condensed consolidated financial statements for the six month periods ended June 30, 2015 and 2014 and the unaudited interim condensed consolidated statement of financial position as of June 30, 2015 have been derived from Alcatel Lucent’s unaudited financial statements prepared in accordance with IFRS and incorporated herein by reference from Alcatel Lucent’s Report on Form 6-K furnished to the SEC on August 5, 2015 (other than the constant currency statements in the segment and division discussion).

	Six months ended June 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in EUR million, except for per share data)
Consolidated Income Statement Data:
Revenues	6 685	6 242	13 178	13 813	13 764	14 637	14 943
Income (loss) from operating activities	25	(215)	137	(739)	(1 636)	108	(355)
Income (loss) from continuing operations	(122)	(388)	(34)	(1 269)	(2 727)	287	(699)
Net income (loss)	(136)	(369)	(83)	(1 294)	(2 088)	709	(702)
Basic earnings (loss) per share from continuing operations (in EUR)	(0.04)	(0.14)	(0.02)	(0.53)	(1.11)	0.10	(0.31)
Diluted earnings (loss) per share from continuing operations (in EUR)	(0.04)	(0.14)	(0.02)	(0.53)	(1.11)	0.09	(0.31)
Basic earnings (loss) per share attributable to the equity owners of the parent (in EUR)	(0.05)	(0.13)	(0.04)	(0.54)	(0.84)	(0.31)	0.28
Diluted earnings (loss) per share attributable to the equity owners of the parent (in EUR)	(0.05)	(0.13)	(0.04)	(0.54)	(0.84)	(0.31)	0.26
Dividend per ordinary share (in EUR)	—	—	—	—	—	—	—
Dividend per ordinary share (in USD)	—	—	—	—	—	—	—

	As of June 30,	As of December 31,
	2015	2014	2013	2012	2011	2010
(in EUR million, except for shares outstanding)
Consolidated Statement of Financial Position Data:
Current assets	11 441	11 098	11 744	10 646	11 225	12 775
Non-current assets	11 501	10 362	10 152	10 708	12 971	12 095
Total assets	22 942	21 460	21 896	21 354	24 196	24 870
Total equity	3 322	2 694	3 663	2 683	4 591	4 194
Current liabilities	7 940	7 681	8 279	8 313	8 371	10 078
Non-current liabilities	11 680	11 085	9 954	10 358	11 234	10 598
Total liabilities	19 620	18 766	18 233	18 671	19 605	20 676
Capital stock	142	141	140	4 653	4 651	4 637
Weighted average shares outstanding – basic (million shares)	2 787	2 767	2 431	2 397	2 394	2 388
Weighted average shares outstanding – diluted (million shares)	2 787	2 767	2 431	2 397	2 701	2 388

	Six months ended June 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in EUR million)
Consolidated Statement of Cash Flows Data:
Net cash provided (used) by operating activities	23	(379)	127	(221)	(144)	80	(222)
Net cash provided (used) by investing activities	(375)	450	235	(1 128)	(1 039)	(775)	922
Net cash provided (used) by financing activities	55	255	(1 383)	2 350	(12)	(1 007)	502

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma combined financial information is derived from the unaudited pro forma condensed combined financial information included elsewhere in this exchange offer/prospectus.

Nokia’s unaudited pro forma condensed combined financial information present how our financial statements may have appeared had the businesses of Nokia and Alcatel Lucent been combined, and had Nokia’s capital structure reflected the completion of the Exchange Offer and had the sale of our HERE business occurred. The unaudited pro forma condensed combined statement of financial position as of June 30, 2015 gives effect to the Exchange Offer and the sale of our HERE business as if the completion of such event had occurred on that date. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2015 and year ended December 31, 2014 give effect to the Exchange Offer as if the completion had occurred on January 1, 2014 and presents our HERE business as a discontinued operation to give pro forma effect to the sale of our HERE business.

The unaudited pro forma condensed combined financial statements reflect the application of pro forma adjustments that are preliminary and are based upon available information and certain assumptions, described in the accompanying notes thereto, that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized had the completion of the Exchange Offer and the sale of our HERE business occurred as of the dates indicated above, nor is it meant to be indicative of any anticipated financial position or future results of operations that we will experience going forward. In addition, the accompanying unaudited pro forma condensed combined income statements does not reflect any expected cost savings, synergies, restructuring actions, non-recurring items or one-time transaction related costs that we expect to incur or generate.

	Six months ended June 30, 2015	Year ended December 31, 2014
	(in EUR million, except for per share data)
Unaudited Pro Forma Combined Income Statement Data:
Net sales	12 441	24 744
Operating profit	425	886
Profit from continuing operations	184	2 246
Profit from continuing operations attributable to equity holders of the parent – basic	192	2 203
Profit from continuing operations attributable to equity holders of the parent – diluted	192	2 263
Earnings per share from continuing operations (attributable to equity holders of the parent) per share – basic (in EUR)	0.03	0.39
Earnings per share from continuing operations (attributable to equity holders of the parent) per share – diluted (in EUR)	0.03	0.37
Weighted average shares outstanding (million shares) – basic	5 641	5 708
Weighted average shares outstanding (million shares) – diluted	5 658	6 143

As of June 30, 2015
(in EUR million, except for shares outstanding)
Unaudited Pro Forma Combined Statement of Financial Position Data:
Current assets	26 775
Non-current assets	26 970
Total assets	53 746
Net assets	22 681
Current liabilities	15 828
Non-current liabilities	15 237
Total liabilities	31 065
Capital and reserves attributable to equity holders of the parent	21 742
Other pro forma data:
Net cash(1)	8 072

(1)	Net cash is a non-IFRS financial measure and should not be considered as an alternative to cash and cash equivalents or other financial measure derived in accordance with the IFRS. We present net cash because we believe that it is a useful tool for investors to assess Nokia’s liquidity and capital structure. Net cash is defined as total cash and other liquid assets less interest-bearing liabilities. Total cash and other liquid assets is defined as the sum of Investments at fair value through profit and loss, liquid, Available-for-sale investments, liquid assets and Cash and cash equivalents. Interest-bearing liabilities is defined as the sum of Long-term interest bearing liabilities, Current portion of long-term interest-bearing liabilities and Short-term borrowings. Each component of net cash is presented within Nokia’s Statement of Financial Position. Net cash has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our liquidity position as reported under IFRS. Some of these limitations include: although we include only liquid assets in the calculation, not all assets included in the calculation constitute cash or cash equivalents; the calculation does not reflect all of our liabilities; and the calculation does not distinguish the maturity of our indebtedness included in the calculation. The following table sets forth the calculation of pro forma combined net cash:

EURm	Unaudited Pro Forma Combined as of June 30, 2015
Investments at fair value through profit and loss, liquid assets	570
Available-for-sale investments, liquid assets	3 834
Cash and cash equivalents	10 530

14 934

Long-term interest-bearing liabilities	4 306
Current portion of long-term interest-bearing liabilities	2 097
Short-term borrowings	459

6 862

Net cash	8 072

Range of possible offer acceptance levels

The unaudited pro forma financial information presented above has been prepared assuming that Nokia acquires 100% of Alcatel Lucent through the Exchange Offer and that a squeeze-out is not effected.

The following sensitivity analysis provides a range of potential outcomes, assuming the minimum ownership interest in Alcatel Lucent of 51%, the ownership at the midpoint of the range of 75% and the impact of the squeeze-out assuming 95% of the outstanding shares are tendered in the Exchange Offer. In the 51% and 75% scenarios, 49% and 25%, respectively, of the carrying amount of OCEANE convertible bonds were assumed to remain outstanding. In the 95% scenario, Nokia has assumed that the remaining 5% is purchased in cash to illustrate the cash consideration alternative and OCEANE convertible bonds fully convert. The adjustments to be made to Pro forma adjustments column in the unaudited pro forma condensed combined statement of financial position as of June 30, 2015 and the unaudited pro forma condensed combined income statements for the six months ended June 30, 2015 and the year ended December 31, 2014 would be as follows:

	51% Ownership of Alcatel Lucent	75% Ownership of Alcatel Lucent	100% Ownership of Alcatel Lucent as a Result of a Squeeze-Out
EURm
Assuming purchase price consideration of:	6 575	9 669	12 247
Increase (decrease):
Cash (cash consideration for squeeze-out)	—	—	(645)
Goodwill	(3 297)	(1 513)	(408)
Current portion of long-term interest bearing liabilities	1 379	704	—
Capital reserves attributable to equity holders of the parent	(6 317)	(3 223)	(237)
Non-controlling interests	1 641	1 006	—
Increase (decrease):
Profit (loss) from continuing operations for the six months ended June 30, 2015 attributable to:
Equity holders of the parent	154	79	—
Non-controlling interests	(154)	(79)
Profit (loss) from continuing operations for the year ended December 31, 2014 attributable to:
Equity holders of the parent	248	127	—
Non-controlling interests	(248)	(127)	—
Earnings per share from continuing operations per share—basic in EUR for the six months ended June 30, 2015	0.04	0.02	0.00
Earnings per share from continuing operations—diluted in EUR for the six months ended June 30, 2015	0.04	0.02	0.00
Weighted average number of shares outstanding (000s shares)—basic for six months ended June 30, 2015	(984 410)	(502 250)	(100 450)
Weighted average number of shares outstanding (000s shares)—diluted for six months ended June 30, 2015	(987 371)	(503 760)	(100 752)

Earnings per share from continuing operations per share – basic in EUR for the year ended December 31, 2014	0.13	0.06	0.01
Earnings per share from continuing operations—diluted in EUR for the year ended December 31, 2014	0.12	0.06	0.01
Weighted average number of shares outstanding (000s shares)—basic for the year ended December 31, 2014	(984 410)	(502 250)	(100 450)
Weighted average number of shares outstanding (000s shares)—diluted for the year ended December 31, 2014	(985 719)	(502 918)	(100 584)

RISK FACTORS

An investment in Nokia Shares or Nokia ADSs involves risks, some (but not all) of which are related to the Exchange Offer. In considering whether or not to tender your Alcatel Lucent Securities in the U.S. Offer, you should carefully consider the information set forth under this section of this exchange offer/prospectus, the risk factors contained in the Alcatel Lucent 2014 Form 20-F (which is incorporated by reference into this exchange offer/prospectus), the risk factors contained in the Nokia 2014 Form 20-F (which is incorporated by reference into this exchange offer/prospectus) and the other information included or incorporated by reference into this exchange offer/prospectus. Each of the matters described in these risk factors could have a material adverse effect on the businesses, financial condition and/or results of operations of Nokia and Alcatel Lucent (together with their respective subsidiaries) individually or as a combined company and on the market price of the Nokia Shares, the Nokia ADSs and the Alcatel Lucent Securities.

Risk Factors Relating to the Exchange Offer and the Squeeze-out

The exchange ratio of the Exchange Offer is fixed and will not be adjusted in case of any changes in the price of the relevant securities. Because the market price of Nokia Shares and Nokia ADSs fluctuates, holders of Alcatel Lucent Securities cannot be certain of the market value of the Nokia Shares or Nokia ADSs that will be issued in connection with the Exchange Offer.

Following the completion of the Exchange Offer, you will receive (i) 0.55 Nokia Share for every Alcatel Lucent Share you validly tender into the Exchange Offer, (ii) 0.55 Nokia ADS for every Alcatel Lucent ADS you validly tender into the Exchange Offer and (iii)              Nokia Share for every 2018 OCEANE,              Nokia Share for every 2019 OCEANE and              Nokia Share for every 2020 OCEANE you validly tender into the Exchange Offer. These exchange ratios are fixed and will not be adjusted in case of any changes in the price of Nokia Shares, Nokia ADSs or Alcatel Lucent Securities. If the price of Nokia Shares or Nokia ADSs decreases, which may occur as the result of a number of reasons (many of which are out of our control), including as a result of the risks described herein, holders of Alcatel Lucent Securities will receive less value for their Alcatel Lucent Securities than the value calculated pursuant to the exchange ratio on the date the Exchange Offer was announced. Because the Exchange Offer may not be completed until the Conditions have been satisfied or waived (please see the section of this exchange offer/prospectus entitled “The Exchange Offer—Terms of the Exchange Offer—Conditions to the Exchange Offer”), a significant period of time may pass between the commencement of the Exchange Offer and the time that we accept Alcatel Lucent Securities for exchange. Therefore, at the time you tender your Alcatel Lucent Securities pursuant to the U.S. Offer, you will not know the exact market value of the Nokia Shares or Nokia ADSs that will be issued if we accept the Alcatel Lucent Securities for exchange. However, tendered Alcatel Lucent Securities may be withdrawn at any time prior to the time they are accepted for exchange pursuant to the Exchange Offer (except during any subsequent offering period or any period during which the tendered Alcatel Lucent Securities are being counted).

Holders of Alcatel Lucent Securities are urged to obtain current market quotations for Nokia Shares, Nokia ADSs and the relevant Alcatel Lucent Securities when they consider whether to tender their Alcatel Lucent Securities pursuant to the Exchange Offer.

The value of the Nokia Shares and the Nokia ADSs may decrease.

It is likely that the price of the Nokia Shares and the Nokia ADSs will fluctuate, even significantly from time to time, and may not always accurately reflect the value of Nokia and its subsidiaries. The value of the Nokia Shares and the Nokia ADSs may decrease. The prices that investors may realize for their holdings of Nokia Shares and Nokia ADSs, when they are able to do so, may be influenced by a large number of factors, including factors beyond our control. In addition, stock markets have in the recent past experienced extreme price and volume fluctuations, which, as well as general economic and political conditions, could have a material adverse effect on the market price of the Nokia Shares or the Nokia ADSs.

The issuance of Nokia Shares pursuant to the Exchange Offer could lead to the share price of Nokia Shares being adversely affected.

In connection with the completion of the Exchange Offer, Nokia expects to issue approximately              Nokia Shares. The issuance of these new Nokia Shares could depress the market price of the existing Nokia Shares and Nokia ADSs.

Following the Exchange Offer, Nokia may be unable to successfully implement its business plans or successfully integrate Alcatel Lucent’s business or achieve the targeted synergies and other efficiencies.

Nokia and Alcatel Lucent currently operate as independent public companies. After the Exchange Offer, Nokia will be required to allocate significant resources, including management attention, to integrating Alcatel Lucent’s business and implementing its post-acquisition business plans. Achieving the anticipated benefits of the Alcatel Lucent acquisition will depend largely on the timely and efficient integration of the business operations of Nokia and Alcatel Lucent and our ability to successfully implement our post-acquisition business plans. The process of integrating Alcatel Lucent into Nokia’s existing business involves certain risks and uncertainties, and there can be no assurances that Nokia will be able to integrate the two businesses in the manner or within the timeframe currently anticipated. Potential challenges that Nokia may encounter during the integration process include the following:

•	the complexities associated with integrating Alcatel Lucent, while simultaneously continuing to provide Nokia’s high quality products and services on a consistent basis;

•

the complexities of integrating Alcatel Lucent, which is a company with different products, services, markets and customers as well as conducting the business that includes areas that are new to Nokia;

•

the challenges relating to the consolidation of corporate, financial, control and administrative functions, including cash management, foreign exchange/hedging operations, internal and other financing, insurance, financial control and reporting, information technology, communications, compliance and other administrative functions;

•	the challenges relating to the coordination of research and development, marketing and other support functions;

•	the inability to retain or motivate key employees of the combined company and recruit needed resources;

•	disruptions caused for instance by company reorganizations triggered by the acquisition that may result in inefficiency in the organization;

•	the inability to achieve the targeted organizational changes, efficiencies or synergies in the targeted time or extent or the costs associated with implementing such changes;

•	possible contractual issues with customers, vendors, licensees or other contractual parties, including, for instance, claims regarding ceasing or renegotiation of existing contracts;

•	the inability to rationalize as required product lines or retire legacy products and related after-sales services as a result of pre-existing customer commitments;

•

loss of, or lower volume of business from, key customers, or the inability to renew agreements with existing customers or achieve new customer relationships, including limitations linked to customer policies as regards to aggregate vendor share or supplier diversity policy;

•	integration and implementation costs resulting from the acquisition of Alcatel Lucent;

•

conditions imposed by laws, regulators or industry standards on our businesses or adverse regulatory or industry developments or litigation affecting the combined company, as a result of the Exchange Offer or otherwise;

•	higher than anticipated costs associated with the transaction, including transaction costs;

•

potential unknown or larger than estimated liabilities including those related to compliance issues and pension liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the integration and Nokia’s ability to mitigate anticipated and contingent liabilities;

•	potential deterioration of Nokia’s and Alcatel Lucent’s brands; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the Exchange Offer and integrating Alcatel Lucent.

For these reasons, among others, you should be aware that it is possible that the integration process following the Exchange Offer could result in the distraction of Nokia’s management, the disruption of Nokia’s ongoing business or inconsistencies in its services, standards, controls, procedures and policies, any of which could adversely affect the ability of Nokia to maintain relationships with customers, vendors and employees or could otherwise have a material adverse effect on the business, financial conditions and/or results of operations of Nokia.

Nokia’s anticipated benefits from acquiring Alcatel Lucent are based on estimates that are dependent on external factors, and may not be achieved within the envisioned timeframe or at all.

There can be no assurance that Nokia will achieve any of the anticipated benefits of acquiring Alcatel Lucent, including business growth opportunities, cost synergy benefits, increased profitability and other synergy benefits described elsewhere in this exchange offer/prospectus within the timeframe currently estimated by Nokia, or that any such benefits can be achieved at all. The anticipated benefits of acquiring Alcatel Lucent depend, in part, on the efficiency improvement measures that both Nokia and Alcatel Lucent have individually taken in recent years, and are expected to continue to undertake in the near future. While some of these measures have already generated cost savings and operational efficiencies, the full intended benefits of these measures, or any additional initiatives that Nokia or the combined company may take in the future, may not be realized (see Nokia’s and Alcatel Lucent’s annual reports on Form 20-F for more information about the efficiency improvement measures). Furthermore, there can be no assurance that adverse developments in general economic conditions will not limit, eliminate or delay Nokia’s or the combined company’s ability to realize anticipated benefits, which could have a material adverse effect on the business, financial condition and/or results of operations of Nokia or Alcatel Lucent.

In addition, the anticipated cost reductions and other benefits expected to arise from acquiring Alcatel Lucent and the integration of Alcatel Lucent into Nokia’s existing business as well as related costs to implement such measures are derived from the estimates of Nokia and such estimates are inherently uncertain. The estimates included in this exchange offer/prospectus are based on a number of assumptions made in reliance on the information available to Nokia and management’s judgments based on such information, including, without limitation, information relating to the business operations, financial condition and results of operations of Alcatel Lucent. While Nokia believes these estimated synergy benefits and related costs are reasonable, the underlying assumptions are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive factors, risks and uncertainties that could cause the actual results to differ materially from those contained in the synergy benefit and related cost estimates.

The completion of the Exchange Offer would constitute a change of control of Alcatel Lucent which would give rise to an obligation to redeem some of Alcatel Lucent’s existing indebtedness.

Alcatel Lucent had approximately EUR 3.6 billion aggregate principal amount of outstanding senior notes as of June 30, 2015, of which EUR 2.1 billion contain a change of control provision. Completion of the Exchange Offer would constitute a “change of control” under the terms of some of Alcatel Lucent’s senior notes. Within 30 days following the change of control, Alcatel Lucent must give notice to each holder of such senior notes and offer to repurchase the relevant notes in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest on a date specified in the notice, which must be no earlier than 30 days and no later than 60 days following the day such notice is distributed. Alcatel Lucent may also make a change of control offer in advance of the change of control conditioned on the consummation of the change of control on the basis that a definitive agreement for the change of control is in place. Alcatel Lucent may not be able to obtain sufficient capital to repurchase or refinance Alcatel Lucent’s outstanding notes in these circumstances. Failure to repurchase the notes as required would result in an event of default under the terms of the notes, which could put Alcatel Lucent in default under agreements governing its other indebtedness, including the acceleration of the payment of any borrowings thereunder, and may have an adverse effect on the value of Alcatel Lucent Securities and, indirectly, on the value of the Nokia Shares.

The completion of the transactions contemplated by the Exchange Offer would constitute a change of control of Alcatel Lucent which would give rise to an obligation to redeem all of the OCEANEs.

If the Exchange Offer is successful (resulting in a change of control of Alcatel Lucent under the terms of the OCEANEs), each holder of the OCEANEs who did not tender their OCEANEs into the Exchange Offer may request that Alcatel Lucent redeem their OCEANEs for cash at par plus, as applicable, accrued interest from the last interest payment date for each series of the OCEANEs until the early redemption date. Alcatel Lucent may not be able to obtain sufficient capital to repurchase or refinance the OCEANEs in these circumstances. Failure to repurchase the OCEANEs as required may result in an event of default under the terms of such series of the OCEANEs, which could put Alcatel Lucent in default under agreements governing its other indebtedness, including the acceleration of the payment of any borrowings thereunder, and may have an adverse effect on the value of Alcatel Lucent Securities and, indirectly, on the value of the Nokia Shares.

The Exchange Offer will trigger certain provisions contained in certain Alcatel Lucent agreements that may require Alcatel Lucent to make change of control payments or permit a counterparty to an agreement with Alcatel Lucent to terminate that agreement.

Alcatel Lucent is a party to various agreements with third parties, including joint venture agreements, certain financing facilities, pension funds agreements, contracts for the performance of engineering and related work/services, IT contracts, technology and intellectual property rights licenses as well as employment agreements that contain change of control provisions that will be triggered upon the completion of the Exchange Offer. Agreements with change of control provisions typically provide for or permit the termination of the agreement upon the occurrence of a change of control of one of the parties, which can be waived by the relevant counterparties. If Nokia and Alcatel Lucent determine that one or more of such waivers are necessary, Alcatel Lucent will make reasonable efforts to seek and obtain these waivers. Although Nokia and Alcatel Lucent believe the likelihood of a material consent being withheld is low, there can be no assurance that such consents will be obtained at all or on favorable terms. The inability to obtain waivers from more than one relevant counterparty could have a material adverse effect on the business, financial condition and/or results of operations at Nokia and Alcatel Lucent.

We have not verified the reliability of the Alcatel Lucent information included in, or incorporated by reference into, this exchange offer/prospectus and, as a result, our estimates of the impact of completion of the Exchange Offer on the pro forma financial information in this exchange offer/prospectus may be incorrect.

In respect of information relating to Alcatel Lucent presented in, or incorporated by reference into, this exchange offer/prospectus, including all Alcatel Lucent financial information, we have relied exclusively upon publicly available information, including information publicly filed by Alcatel Lucent with securities regulatory authorities. Although we have no knowledge that would indicate that any statements contained in this exchange offer/prospectus based upon such reports and documents are inaccurate, incomplete or untrue, we were not involved in the preparation of such information and statements and, therefore, cannot verify the accuracy, completeness or truth of such information or any failure by Alcatel Lucent to disclose events that may have occurred, but that are unknown to us, that may affect the significance or accuracy of any such information. Alcatel Lucent has not provided representatives of Nokia with access to Alcatel Lucent’s accounting records, and, therefore, we have not independently verified certain adjustments and assumptions with respect to Alcatel Lucent’s financial information in preparing the pro forma financial information presented in this exchange offer/prospectus. Any financial information regarding Alcatel Lucent that may be detrimental to the combined entity and that has not been publicly disclosed by Alcatel Lucent, or errors in our estimates, may have an adverse effect on the benefits we expect to achieve through the Exchange Offer and may result in material inaccuracies in the pro forma financial information included in this exchange offer/prospectus.

The unaudited pro forma condensed combined financial information in this exchange offer/prospectus is presented for illustrative purposes only and may differ materially from the operating results and financial condition of the combined company following completion of the pro forma events.

The unaudited pro forma condensed combined financial information in this exchange offer/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The preparation of the pro forma condensed combined financial information is based upon available information and certain assumptions and estimates that Nokia and Alcatel Lucent currently believe are reasonable. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Alcatel Lucent’s net assets. The purchase price allocation reflected in this exchange offer/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Alcatel Lucent as of completion of the Exchange Offer. In addition, subsequent to the completion of the Exchange Offer, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this exchange offer/prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The Exchange Offer will affect the trading markets for any Alcatel Lucent Securities not acquired by Nokia and, as a result, their liquidity and market value could be adversely affected.

The completion of the Exchange Offer is conditioned, among others, upon the satisfaction of the Minimum Tender Condition or, if waived by Nokia in its sole discretion, the crossing of the Mandatory Minimum Acceptance Threshold. Nokia’s acquisition of Alcatel Lucent Securities below the squeeze-out threshold would decrease both the number of Alcatel Lucent Securities that might otherwise trade publicly and the number of holders of Alcatel Lucent Securities, which could, in turn, also adversely affect the liquidity and market value of the Alcatel Lucent Securities not acquired in the Exchange Offer. In addition, as promptly as practicable following completion of the Exchange Offer and subject to applicable law and Euronext Paris rules, Nokia intends to request Euronext Paris to delist the Alcatel Lucent Shares and OCEANEs from the regulated market of Euronext Paris. Nokia also intends, subject to applicable law, to cause Alcatel Lucent to terminate the Alcatel Lucent deposit agreement and intends to seek to delist the Alcatel Lucent ADSs from the NYSE and, when possible, to deregister the Alcatel Lucent Shares and Alcatel Lucent ADSs under the Exchange Act. This could, in turn, also adversely affect the liquidity and market value of the Alcatel Lucent Securities not acquired in the Exchange Offer.

On opening of the first U.S. business day following the ADS Tender Deadline, the NYSE may suspend trading in the Alcatel Lucent ADSs pending public announcement of the results of the Exchange Offer. Because the results of the Exchange Offer are not expected to be announced up to nine French trading days after the Expiration Date (although we expect the announcement to be made approximately four to five French trading days after the Expiration Date), holders of Alcatel Lucent ADSs who do not tender their Alcatel Lucent ADSs in the Exchange Offer may be unable to trade Alcatel Lucent ADSs on the NYSE during this period. Further, if fewer than 600 000 Alcatel Lucent ADSs would remain outstanding following completion of the Exchange Offer, the NYSE may not resume trading in the Alcatel Lucent ADSs even after the announcement of the results of the Exchange Offer. Holders of Alcatel Lucent ADSs who do not tender their Alcatel Lucent ADSs in the U.S. Offer may therefore be unable to trade their Alcatel Lucent ADSs on the NYSE at any point following expiration of the Exchange Offer.

Alcatel Lucent shareholders will have a reduced ownership and voting interest in the combined company.

Alcatel Lucent shareholders currently have the right to vote in the election of directors of Alcatel Lucent and on certain other matters affecting Alcatel Lucent. Following the Exchange Offer, each Alcatel Lucent shareholder who tendered his or her Alcatel Lucent Shares or Alcatel Lucent ADSs into the Exchange Offer will become a shareholder of Nokia with a percentage ownership of the combined company that is much smaller than the shareholder’s percentage ownership of Alcatel Lucent. After completion of the Exchange Offer and assuming that all Alcatel Lucent Securities are tendered into the Exchange Offer or the subsequent offering period, if any, former holders of Alcatel Lucent Securities are expected to own approximately 33.5% of the issued and outstanding Nokia Shares on a fully diluted basis. Because of this, Alcatel Lucent’s shareholders, as a group, will have substantially less influence on the management and policies of Nokia than they currently have, as a group, with respect to the management and policies of Alcatel Lucent.

The issuance of additional Nokia Shares may dilute all other shareholdings.

Future issuances of Nokia Shares or other securities may dilute the holdings of shareholders and could materially and adversely affect the price of the Nokia Shares, including the Nokia Shares offered in the Exchange Offer. Nokia may issue additional Nokia Shares or securities convertible into Nokia Shares through directed offerings without pre-emptive rights for existing holders in connection with future acquisitions, any share incentive or share option plan or otherwise. Any such additional offering could reduce the proportionate ownership and voting interests of holders of Nokia shares, as well as the earnings per share and the net asset value per share.

Listing of Nokia Shares on Euronext Paris may not succeed as expected or the listing may not take place at all.

In conjunction with the Exchange Offer, Nokia has applied for the Nokia Shares (including the Nokia Shares to be issued in connection with the Exchange Offer) to be listed on Euronext Paris. Nokia expects to request that Admission be approved to take effect prior to the completion of the Exchange Offer. However, the Admission may be delayed or may not be approved in all respects or at all. Failure to list the Nokia Shares on Euronext Paris in the manner expected by Nokia’s management, including a delay in such listing, may have a material adverse effect on the completion of the transactions contemplated by the Exchange Offer and on Nokia’s and Alcatel Lucent’s respective businesses, financial conditions and results of operations. In addition, as a consequence of the listing of the Nokia Shares on Euronext Paris, Nokia will be expected to comply with the requirements applicable to issuers whose shares are listed on Euronext Paris. Compliance with said requirements may give rise to increased administrative work and costs, which may have an adverse effect on the financial position and results of operations of Nokia. Moreover, Nokia cannot predict the extent to which liquidity will develop on Euronext Paris, especially given the existing listing of the Nokia Shares on Nasdaq Helsinki and Nokia ADSs on the NYSE. This could reduce the value of your Nokia Shares and impair your ability to sell your Nokia Shares at the time or price at which you wish to sell them. A lack of liquidity on Euronext Paris may also impair Nokia’s ability to raise capital by selling Nokia Shares and may impair Nokia’s ability to acquire or invest in other companies, products or technologies by using Nokia Shares as consideration.

Some of Alcatel Lucent’s directors and executive officers may have financial interests in the Exchange Offer that are different from or are in addition to those of holders of Alcatel Lucent Securities.

Certain members of the board of directors and management of Alcatel Lucent participated in determining the terms of the Exchange Offer. These individuals may have certain interests in the Exchange Offer that are different from, or in addition to, the interests of holders of Alcatel Lucent Securities generally and that may have caused them to view the proposed transaction more favorably and/or differently than you might.

The Alcatel Lucent board of directors was aware of these interests when it considered the Exchange Offer at its meeting of              and determined that             .

Information on the interests of executive officers and directors of Alcatel Lucent in the Exchange Offer is described in Alcatel Lucent’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being distributed to the holders of Alcatel Lucent Securities together with this exchange offer/prospectus and is incorporated herein by reference.

Holders of Nokia ADSs may not be able to exercise voting rights or receive distributions as readily as holders of Nokia Shares.

Holders of Nokia Shares and Nokia ADSs may have to provide certain beneficial ownership information in order to be able to exercise voting rights in respect of their Nokia Shares and to exercise the voting rights of the Nokia Shares underlying their Nokia ADSs. In addition, holders of Nokia ADSs who would like to vote with their underlying Nokia Shares at general meetings of Nokia’s shareholders must instruct the Nokia depositary on how to vote these underlying Nokia Shares. Neither Nokia nor the

Nokia depositary can guarantee that you will receive the notice for any general meeting or any voting materials provided by the Nokia depositary in time to ensure that you are able to instruct the Nokia depositary to vote the Nokia Shares represented by your Nokia ADSs. Furthermore, the Nokia depositary and its agents are not responsible for failure to carry out voting instructions or for the manner of carrying out voting instructions. Therefore, there is a risk that your vote may not be carried out in the manner intended and, in such instance, there would be no recourse available to you. You also may not receive the distributions that Nokia makes on the Nokia Shares or any value for them if it is illegal or impracticable for the Nokia depositary to make them available to you.

Upon your receipt of Nokia Shares in the U.S. Offer, you will become a shareholder in Nokia, a Finnish corporation, which may change certain shareholder rights and privileges you hold as a shareholder of Alcatel Lucent, a French corporation.

Nokia is a Finnish corporation and is governed by the laws of the Republic of Finland, its articles of association and the rules and regulations applicable to it as a result of the listing of the Nokia Shares on relevant markets from time to time, such as the rules of the Nasdaq Helsinki and the NYSE. Finnish law extends to shareholders certain rights and privileges that may not exist under French law and, conversely, may not extend certain rights and privileges that you currently have as a shareholder of Alcatel Lucent, which is governed by the laws of the French Republic and Alcatel Lucent’s articles of association. For a detailed comparison of the rights of Nokia shareholders with the rights of Alcatel Lucent shareholders, please see the section entitled “Comparison of Rights of Holders of Nokia Shares and Alcatel Lucent Shares.”

You may be forced to transfer your Alcatel Lucent Securities to Nokia if Nokia conducts a squeeze-out under French law or takes other steps to consolidate its ownership of Alcatel Lucent.

If, at the completion of the Exchange Offer or the subsequent offering period, if any, Nokia owns 95% or more of the share capital and voting rights of Alcatel Lucent (Alcatel Lucent Shares held in treasury being considered as held by Nokia for the purpose of the calculation), Nokia intends to request from the AMF, within three months of the expiration of the French Offer period or the subsequent offering period, if any, the implementation of a squeeze-out for the remaining outstanding Alcatel Lucent Shares. In addition, if, at the completion of the Exchange Offer or the subsequent offering period, if any, Nokia owns 95% or more of the sum of the outstanding Alcatel Lucent Shares and the Alcatel Lucent Shares issuable upon conversion of all of the OCEANEs then outstanding (Alcatel Lucent Shares held in treasury being considered as held by Nokia for the purpose of the calculation), Nokia intends to request from the AMF, within three months of the expiration of the French Offer period or the subsequent offering period, if any, the implementation of a squeeze-out for the remaining OCEANEs.

If Nokia owns less than 95% of the share capital and voting rights of Alcatel Lucent immediately after the completion of the subsequent offering period, then Nokia reserves the right, subject to applicable law, to (i) commence a buy-out offer for the Alcatel Lucent Securities it does not own on the relevant date pursuant to Article 236-3 of the AMF General Regulation if at any time after the completion of the Exchange Offer it owns 95% or more of the voting rights of Alcatel Lucent; (ii) commence at any time a simplified offer for the Alcatel Lucent Securities it does not own on the relevant date pursuant to Article 233-1 et seq. of the AMF General Regulation; (iii) cause Alcatel Lucent to be merged into Nokia or an affiliate thereof, contribute assets to, merge certain of its subsidiaries with, or undertake other reorganizations of, Alcatel Lucent; or (iv) take any other steps to consolidate its ownership of Alcatel Lucent. We do not currently intend to structure any of the foregoing steps so that it would result in the OCEANEs becoming convertible bonds of Nokia Corporation, becoming debt obligations of Nokia Corporation or otherwise convertible into Nokia Shares or Nokia ADSs.

In addition, Nokia reserves the right, at any time after the completion of the Exchange Offer or the subsequent offering period, as applicable, and subject to applicable law, to cause Alcatel Lucent to redeem at par value plus accrued interest from the date the interest was last paid, to the date set for the early redemption all of the outstanding 2018 OCEANEs, 2019 OCEANEs or 2020 OCEANEs, if less than 15% of the issued OCEANEs of any such series remain outstanding.

As a result of some of the foregoing steps, you may be forced to transfer your Alcatel Lucent Securities to Nokia by operation of law or otherwise.

Any failure by Nokia to promptly complete the squeeze-out of the remaining outstanding Alcatel Lucent Securities could adversely affect the market value of the Nokia Shares and the Nokia ADSs, and Nokia may be unable to fully realize the anticipated benefits of the Exchange Offer.

The completion of the Exchange Offer is conditioned upon the satisfaction of the Minimum Tender Condition or, if waived by Nokia in its sole discretion, the crossing of the Mandatory Minimum Acceptance Threshold. Thus, at the completion of the Exchange Offer, Nokia may own more than 50% but less than 95% of the share capital and voting rights of Alcatel Lucent Shares. Pursuant to the AMF General Regulation, Nokia must own 95% or more of the share capital and voting rights of Alcatel Lucent to implement a squeeze-out of the remaining outstanding Alcatel Lucent Shares, and 95% or more of the sum of the outstanding Alcatel Lucent Shares and the Alcatel Lucent Shares issuable upon conversion of all of the OCEANEs to implement a squeeze-out of the remaining outstanding OCEANEs (Alcatel Lucent Shares held in treasury being considered as held by Nokia for the purpose of the calculation). In addition, under French law, a squeeze-out must be implemented within three months after the expiration of a public offer period or the subsequent offering period, if any, for Alcatel Lucent Securities, such as the Exchange Offer.

Any temporary or permanent delay in acquiring all Alcatel Lucent Securities could adversely affect Nokia’s ability to integrate Alcatel Lucent’s business, including achieving targeted business benefits and synergies, as well as the market value of the Nokia Shares and Nokia ADSs and Nokia’s access to capital and other sources of funding on acceptable terms.

If the Alcatel Lucent Shares remain listed on Euronext Paris for a significant period of time following completion of the Exchange Offer, AMF may not allow a squeeze-out of the remaining outstanding Alcatel Lucent Securities or Euronext Paris may refuse to delist Alcatel Lucent Shares, which would adversely affect Nokia’s ability to integrate Alcatel Lucent’s business into the Nokia group. In addition, Nokia may be unable to delist Alcatel Lucent ADSs from the NYSE or deregister Alcatel Lucent Shares and Alcatel Lucent ADSs under the Exchange Act, which would result in more onerous regulatory compliance obligations for the combined company and affect Nokia’s ability to fully integrate Alcatel Lucent’s business into Nokia group.

Consummation of the Exchange Offer may result in adverse tax consequences to Nokia resulting from a change of ownership of Alcatel Lucent.

We have not had access to certain information concerning Alcatel Lucent’s tax situation. It is possible that the completion of the Exchange Offer may result in adverse tax consequences arising from a change of ownership of Alcatel Lucent. The tax consequences of a change of ownership of a corporation can lead to an inability to carry-over certain tax attributes, including, but not limited to, tax losses, tax credits and/or tax basis of assets. In addition, the change of ownership may result in other tax costs not normally associated with the ordinary course of business. Such other tax costs include, but are not limited to, stamp duties, land transfer taxes, franchise taxes and other levies. The fact that Nokia is unaware of information relevant to a determination of the potential tax consequences and related costs represents an additional transaction risk.

Certain shareholders may be unable to exercise their pre-emptive rights.

Certain holders of Nokia Shares or Nokia ADSs resident in, or with a registered address in, certain jurisdictions other than Finland, France, or the United States, may not be able to exercise their pre-emptive rights in respect of the Nokia Shares, including the Nokia Shares offered in the Exchange Offer, in any future offerings unless a registration statement, or the equivalent thereof under the applicable laws of their respective jurisdictions, is effective with respect to such Nokia Shares or an exemption from any registration or similar requirements under the applicable laws of their respective jurisdictions is available. In such cases, holders of Nokia Shares or Nokia ADSs who cannot exercise their pre-emptive rights may experience dilution in their holdings in Nokia. Further, if the number of holders of Nokia Shares or Nokia ADSs who cannot exercise their pre-emptive rights is large and the subscription rights of holders of Nokia Shares or Nokia ADSs are sold on the market, this could have an adverse effect on the price of the subscription rights.

Future sales of Nokia Shares may depress the price of the Nokia Shares.

The market price of the Nokia Shares, including the Nokia Shares offered through the Exchange Offer, could decline as a result of sales of a large number of Nokia Shares in the market after the Exchange Offer or the perception that these sales could occur. These sales, or the possibility that these sales may occur, could also make it more difficult for Nokia to sell equity securities in the future at a time and price that it deems appropriate.

The amount of dividend and equity return distributed to shareholders for each financial period is uncertain.

Nokia cannot assure that it will pay dividends or equity return on the shares issued by it, nor is there any assurance as to the amount of any dividend or return of equity it might pay. The payment and the amount of any dividend or return of equity will be subject to the discretion of Nokia’s board of directors and, ultimately, the general meeting of Nokia’s shareholders and will depend on available cash balances, retained earnings, anticipated cash needs, the results of Nokia’s operations, its financial condition and any loan agreement restrictions binding Nokia as well as other relevant factors. See sections “The Transaction—Intentions of Nokia over the next twelve month period—Dividend Policy” and “Description of the Nokia American Depositary Shares—Dividends and Distributions”.

Risk Factors Relating to Nokia’s Business and Financing

Should the current uncertain market conditions continue or deteriorate, Nokia or the combined company may not be able to receive sufficient financing.

General uncertainty as well as adverse developments in the financial market and general economic conditions, in particular, effects of the continued uncertainty or worsening of the current economic and financial situation, for instance in Greece and Puerto Rico, could have a material adverse effect on Nokia’s ability to obtain sufficient financing needed by Nokia to carry out its business after completion of the Exchange Offer. The uncertain market conditions may mean that the price of the financing needed by Nokia will increase and that it will be less readily available. Nokia could, at any given point in time, encounter difficulties in raising funds and, as a result, lack the access to liquidity it needs, which in turn may have a material adverse effect on the business, financial condition and/or results of operations of Nokia and Alcatel Lucent.

Nokia’s or the combined company’s ability to make scheduled payments on its debt is subject to general economic, financial, competitive, market, regulatory and other factors that may be beyond its control. There can be no assurance that Nokia’s or the combined company’s operations will continue to generate sufficient cash flow to allow it to service its debt, to fund its working capital, pension programs, capital expenditure and research and development requirement and to engage in future acquisitions. Failure to do so could have a material adverse effect on the business, financial condition and/or results of operations of Nokia and Alcatel Lucent.

Nokia’s or the combined company’s credit ratings may not reflect all risks and may not improve in the future.

Moody’s and Standard & Poor’s have assigned credit ratings to Nokia. These ratings may not reflect the potential impact of all risks relating to Nokia’s business or the potential impact of the combination with Alcatel Lucent. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Should Nokia’s credit rating be downgraded, this could increase the financial costs of Nokia and thereby have a material adverse effect on the business, financial condition and/or results of operations of Nokia and Alcatel Lucent.

Nokia has set a goal of re-establishing its investment grade credit rating. Although Moody’s and Standard & Poor’s upgraded Nokia’s credit rating in 2014 with a positive outlook, there can be no assurance that Nokia or the combined company may in the future achieve an investment grade credit rating at the targeted time or at all. Failure to obtain an investment grade credit rating may have a material adverse effect on the business, financial condition and/or results of operations of Nokia and Alcatel Lucent.

In addition to the risks described herein, you should read and consider risk factors specific to Nokia’s businesses that will also affect the combined company after the Exchange Offer, described in the Nokia 2014 Form 20-F or in Nokia’s Report on Form 6-K, furnished to the SEC on August 14, 2015 and all of which are incorporated by reference into this exchange offer/prospectus.

Risk Factors Relating to Alcatel Lucent’s Business

In addition to the risks described herein, you should read and consider risk factors specific to Alcatel Lucent’s businesses that will also affect the combined company after the Exchange Offer, described in the Alcatel Lucent 2014 Form 20-F or in Alcatel Lucent’s Report on Form 6-K, furnished to the SEC on August 5, 2015 and all of which are incorporated by reference into this exchange offer/prospectus (other than the constant currency statements in the segment and division discussion).

Risk Factors Relating to the Proposed Sale of our HERE business

The proposed sale of Nokia’s HERE business may not be completed in a timely manner, or at all.

The outcome, transaction timeline and closing of the proposed sale of Nokia’s HERE business may not materialize as expected, or at all. The conditions precedent for the sale of the HERE business, including regulatory conditions, may fail to be satisfied, and thus the transaction may fail to close. In addition, in connection with the sale of Nokia’s HERE business, the intellectual property portfolio of HERE is transferred to the buyers of the business and Nokia would no longer benefit from its use.

Furthermore, in connection with the sale of Nokia’s HERE business, Nokia has committed to indemnify the buyers with respect to certain losses that may be suffered by the buyers. Significant indemnification claims by the buyers with respect to the sale of the HERE business could have a material adverse effect on Nokia’s financial condition.

Also, if Nokia fails to sell its HERE business following the public announcement of the proposed sale, it may have an adverse effect on HERE’s brand, customer and supplier relationships and its reputation. This is particularly the case given that Nokia proposes to sell HERE to a consortium comprising some of HERE’s top key automotive customers.

If the proposed sale of the HERE business fails to complete, it could have a material adverse effect on the business, financial condition and/or results of operations of Nokia, or on the combined results of operation of Nokia and Alcatel Lucent following Completion of the Exchange Offer.

The proposed sale of our HERE business may be time-consuming and divert management attention.

The proposed sale of our HERE business may be time-consuming and divert the efforts and focus of our management and other key employees from their day-to-day business responsibilities.

INDICATIVE TIMETABLE

You should take note of the dates and times set forth in the schedule below in connection with the U.S. Offer. These dates and times may be changed by Nokia in accordance with the terms of the Exchange Offer, the Conditions and the Memorandum of Understanding, as described in this exchange offer/prospectus.

Event	Calendar Date
Beginning of offer period	New York City time on
Existing Nokia Shares expected to begin trading on Euronext Paris	On or about
Extraordinary general meeting of Nokia shareholders	(a)
ADS Tender Deadline	5:00 P.M., New York City time, on (b)
11:00 A.M., New York City time
Expiration Date	(5:00 P.M. Paris time), on (b)
Expected announcement by the AMF of the results of the French Offer (taking into account the results of the U.S. Offer)	Approximately (c)
Nokia ADSs are expected to begin trading on the NYSE (on a “when-issued” basis)	On or about
Expected settlement date	(b)(d)
Subsequent offering period	(e)

(a)	We are not asking you for a proxy pursuant to this exchange offer/prospectus and you are requested not to send us a proxy in response hereto.
(b)	Subject to the applicable rules and regulations of the AMF and the SEC, the French Offer period and the U.S. Offer period, respectively, may be extended. If the French Offer period is extended, the AMF will issue a notice of extension on its website http://www.amf-france.org. In addition, Nokia will post a notice of any extension of the French Offer or the U.S. Offer on the website www.nokia.com, and will issue a public announcement. The information on Nokia’s or the AMF’s website is not a part of this exchange offer/prospectus and is not incorporated by reference herein.
(c)	The AMF will announce the results of the French Offer (taking into account the results of the U.S. Offer) approximately four to five and in any event no later than nine French trading days following the Expiration Date.
(d)	In the event that the Conditions have been satisfied or, if applicable, waived, Nokia will accept for exchange and will exchange all Alcatel Lucent Securities that have been validly tendered into, and not withdrawn from, the Exchange Offer as of the Expiration Date and Nokia will deliver the Nokia Shares and Nokia ADSs approximately five French trading days following the announcement of the results of the French Offer by the AMF (taking into account the results of the U.S. Offer), in accordance with applicable French and U.S. laws and regulations.
(e)	According to Article 232-4 of the AMF General Regulation, if the Exchange Offer is successful and if Nokia holds less than 95% of the share capital and voting rights of Alcatel Lucent, the subsequent offering period will commence in connection with the French Offer within ten French trading days following the publication of the results of the French Offer (taking into account the results of the U.S. Offer) by the AMF, for a period of at least ten French trading days. Nokia intends to provide a subsequent offering period for the U.S. Offer to match the French Offer.

THE TRANSACTION

Background of the Exchange Offer

The following summarizes the material events (but only those material events) that led to the signing of the Memorandum of Understanding and the commencement of the Exchange Offer and does not purport to catalogue every conversation or meeting among representatives of Nokia and Alcatel Lucent.

In the ordinary course of business, Nokia and Alcatel Lucent each periodically reviews and evaluates industry developments and strategic options to enhance its respective shareholder value, including assessing potential strategic options and business acquisitions and combinations and engaging in preliminary discussions with other industry participants.

On July 19, 2013, Stephen Elop, the then President and Chief Executive Officer of Nokia, and Michel Combes, Chief Executive Officer of Alcatel Lucent, met in Brussels, Belgium, to discuss various strategic options involving Nokia and Alcatel Lucent, including a potential combination of Nokia Solutions and Networks with Alcatel Lucent, or a potential combination of Nokia Solutions and Networks and Alcatel Lucent’s wireless business.

In August and September 2013, following the initial discussions between the Chief Executive Officers of Nokia and Alcatel Lucent, further meetings and telephone conversations were held involving Timo Ihamuotila, Executive Vice President and Chief Financial Officer, from Nokia and Jesper Ovesen, the then Executive Chairman of Nokia Solutions and Networks, and Philippe Camus, Chairman of Alcatel Lucent, Michel Combes and Jean Raby, Chief Financial and Legal Officer, from Alcatel Lucent. These discussions focused on high level issues with respect to a potential combination of Nokia Solutions and Networks and Alcatel Lucent, including various scenarios for the structuring of any such combination. The Nokia board of directors was updated on these discussions in its meetings on September 17 and 29, 2013.

On October 2, 2013, Risto Siilasmaa, Chairman of the Nokia board of directors and Timo Ihamuotila met with Philippe Camus and Michel Combes in London, England, at the offices of Sullivan & Cromwell LLP (“Sullivan & Cromwell”), external legal advisor to Alcatel Lucent, with Philippe Camus participating via a video conference link from New York to discuss the potential combination of Nokia Solutions and Networks and Alcatel Lucent at a conceptual level. At this meeting, Nokia representatives indicated that timing of any discussions was not optimal from Nokia’s perspective given the then ongoing sale of Nokia’s Devices and Services business to Microsoft.

Between October 2013 and March 2014, the Nokia board of directors received updates on the discussions with Alcatel Lucent representatives and discussed various strategic options available for Nokia Solutions and Networks in its meetings.

Between October 2013 and May 2014, Nokia and Alcatel Lucent engaged in periodic contacts to assess willingness to reengage on discussions of a potential strategic transaction and continued high level discussions on possible transaction terms and structures during this period.

On April 30, 2014, Nokia’s board of directors met and reviewed in detail different strategic options for Nokia’s networks business. It was concluded that assets of Alcatel Lucent—either the wireless business or the entire Alcatel Lucent—constituted the best strategic fit for Nokia. Representatives of Nokia subsequently contacted representatives of Alcatel Lucent to re-engage on discussions of a potential strategic transaction.

In the summer of 2014, substantive discussions between Nokia and Alcatel Lucent resumed following a call between Timo Ihamuotila and Jean Raby, where Alcatel Lucent proposed to contribute its wireless business to Nokia Solutions and Networks in return for a minority interest in the enlarged Nokia Solutions and Networks. The scope of the contribution excluded legacy pension liabilities in the United States, which would have remained with Alcatel Lucent. There were no further discussions on a combination of Nokia Solutions and Networks and Alcatel Lucent.

On July 29, 2014, a Nokia team led by Samih Elhage, Executive Vice President and Chief Financial and Operating Officer of Nokia Networks met with Alcatel Lucent representatives, including Jean Raby, Remi Thomas, Senior Vice President Mergers & Acquisitions of Alcatel Lucent, and Philippe Keryer, Chief Strategy and Innovation Officer of Alcatel Lucent, in Paris, France, to discuss at a high level the potential contribution of Alcatel Lucent’s wireless business to Nokia Solutions and Networks in return for a minority interest in the enlarged Nokia Solutions and Networks.

On August 6, 2014, Timo Ihamuotila and Samih Elhage had a telephone conversation with Jean Raby concerning a potential contribution of Alcatel Lucent’s wireless business to Nokia Solutions and Networks in return for a minority interest in the enlarged Nokia Solutions and Networks. The discussion focused on the strategic rationale for such transaction and the potential structuring matters.

Throughout August 2014, there were a series of telephone discussions involving representatives of Nokia, including Timo Ihamuotila and Samih Elhage, and representatives of Alcatel Lucent, including Jean Raby and Philippe Keryer, regarding the potential contribution of Alcatel Lucent’s wireless business to Nokia Solutions and Networks in return for a minority interest in the enlarged Nokia Solutions and Networks, particularly around the scope of the assets to be contributed, the terms of any non-compete and a strategic partnership in IP routing. Nokia and Alcatel Lucent concluded that it was not possible to arrive at satisfactory terms for the potential contribution of Alcatel Lucent’s wireless business to Nokia Solutions and Networks in return for a minority interest in the enlarged Nokia Solutions and Networks, largely as a result of remaining overlap in the businesses and the potential conflicts created by Alcatel Lucent holding a minority interest in the enlarged Nokia Solutions and Networks business. Nokia and Alcatel Lucent agreed they would continue to explore other possible strategic transactions that would not raise similar concerns, including a sale of Alcatel Lucent’s wireless business to Nokia.

On September 4, 2014, Nokia and Alcatel Lucent agreed to actively discuss a possible sale of Alcatel Lucent’s wireless business to Nokia and entered into a non-disclosure agreement.

On September 15, 2014, Nokia representatives, including Timo Ihamuotila, Maria Varsellona, Executive Vice President and Chief Legal Officer of Nokia and Samih Elhage met in London, England, with Jean Raby, Remi Thomas and Philippe Keryer, to discuss a potential sale of Alcatel Lucent’s wireless business to Nokia and the mechanics for a potential carve out of Alcatel Lucent’s wireless business from the rest of Alcatel Lucent.

Between September 15, 2014 and September 22, 2014, representatives of Nokia and Alcatel Lucent engaged in several telephonic discussions and exchanged emails with respect to a potential acquisition of Alcatel Lucent’s wireless business by Nokia. The discussions focused on the carve out of Alcatel Lucent’s wireless business from the rest of Alcatel Lucent and matters related to the treatment of Alcatel-Lucent Shanghai Bell, Co. Ltd. (“ASB”), a joint venture between Alcatel Lucent and China Huaxin Post and Telecommunication Economy Development Center, in connection with a potential transaction between Nokia and Alcatel Lucent.

On September 22, 2014, Nokia representatives, including Samih Elhage, together with representatives of J.P. Morgan Limited (“J.P. Morgan”), financial advisor to Nokia, and Skadden, Arps, Slate,

Meagher & Flom LLP (“Skadden Arps”), external legal advisor to Nokia, participated in an Alcatel Lucent management presentation in Chicago, Illinois, U.S., with respect to Alcatel Lucent’s wireless business. The presentation was led by Dave Geary, Alcatel Lucent President of Wireless, Steven Sherman, Chief Financial Officer of Wireless, and Remi Thomas, and was also attended by the representatives of Zaoui & Co. Ltd. (“Zaoui”), financial advisor to Alcatel Lucent, and Sullivan & Cromwell.

On September 28, 2014, Rajeev Suri, President and Chief Executive Officer of Nokia, called Michel Combes and indicated that, subject to the approval of the Nokia board of directors and other customary conditions, including completion of due diligence, Nokia would be prepared to submit a non-binding offer to purchase Alcatel Lucent’s wireless business for approximately EUR 600 million. Mr. Combes advised Mr. Suri that a purchase price of EUR 600 million would be insufficient for management to recommend the transaction to Alcatel Lucent’s board of directors, but that Alcatel Lucent would continue to negotiate and conduct due diligence exercises with a view to improving the terms of the transaction. Following further negotiations and due diligence, Nokia indicated that it would be prepared to offer up to EUR 1.1 billion for the purchase of Alcatel Lucent’s wireless business, subject to the approval of the Nokia board of directors and other customary conditions, including completion of due diligence.

On October 6, 2014, Nokia representatives, including Timo Ihamuotila and Samih Elhage, together with representatives of J.P. Morgan and Skadden Arps, participated in an Alcatel Lucent management presentation in Paris, France, at the offices of Sullivan & Cromwell focusing on the carve-out of Alcatel Lucent’s wireless business. The presentation was led by Dave Geary and Remi Thomas, and was also attended by Jean Raby and the representatives of Zaoui and Sullivan & Cromwell.

On October 13, 2014, the Nokia board of directors held a conference call meeting, where it resolved to authorize the management of Nokia to make a non-binding offer to acquire Alcatel Lucent’s wireless business.

On October 15, 2014, Nokia sent a letter to Alcatel Lucent with a non-binding indicative offer for the acquisition of Alcatel Lucent’s wireless business. The letter offered to acquire Alcatel Lucent’s wireless business (with such scope as identified in the letter and including Alcatel Lucent’s interest in the wireless business of ASB, but excluding Alcatel Lucent’s interest in the non-wireless business of ASB) for EUR 1.15 billion cash payable at closing of the transaction plus EUR 250 million cash payable post-closing, subject to Nokia’s ability to repatriate certain cash funds held by Alcatel Lucent’s wireless business. The letter included several assumptions and numerous conditions, including performance of a due diligence review of Alcatel Lucent’s wireless business to Nokia’s satisfaction, the delivery to Nokia of a comprehensive plan for the carve out of Alcatel Lucent’s wireless business from Alcatel Lucent, completion of the carve out in all material respects before closing of the transaction, negotiation of definitive documentation to implement the transaction, and closing conditions (including Nokia’s request to condition the transaction on obtaining consent from key customers of Alcatel Lucent).

Between October 19, 2014 and November 3, 2014, representatives of Nokia, including Timo Ihamuotila and Maria Varsellona, representatives of Alcatel Lucent, including Jean Raby and Remi Thomas, and the representatives of J.P. Morgan, Zaoui, Skadden Arps and Sullivan & Cromwell participated in a series of conference calls, discussing Nokia’s non-binding indicative offer letter and its terms and conditions. The discussions focused on Nokia’s indicative price, the process for carving out Alcatel Lucent’s wireless business from the rest of the company, the scope of and responsibility for regulatory conditions, and other closing conditions (including Nokia’s request to condition the transaction on obtaining consent from key customers of Alcatel Lucent). The discussion also focused on the process for carving out the wireless business of ASB from the rest of ASB, which would have required the consent of Alcatel Lucent’s joint venture partner in ASB.

On November 13, 2014, representatives of Sullivan & Cromwell sent to representatives of Skadden Arps the initial draft term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia.

On November 13, 2014, representatives of Nokia, J.P. Morgan and Skadden Arps met with the representatives of Alcatel Lucent, Zaoui and Sullivan & Cromwell in London, England, at the offices of Sullivan & Cromwell to discuss the initial draft term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia. The discussion focused on the conditions precedent for the signing of definitive documentation and closing of the transaction (including Nokia’s request to condition the transaction on obtaining consents from key customers of Alcatel Lucent) and termination rights that may be available to either party, as well as the process for carving out Alcatel Lucent’s wireless business from the rest of the company and the process for carving out the wireless business of ASB from the rest of ASB.

On November 16, 2014, the Nokia board of directors held a conference call meeting, during which Nokia management briefed the board of directors on the progress in the negotiations to acquire the Alcatel Lucent wireless business. At the meeting, the Nokia board of directors resolved to authorize the management of Nokia to continue to engage with the representatives of Alcatel Lucent with respect to a potential acquisition of Alcatel Lucent’s wireless business.

On November 17, 2014, Rajeev Suri and Timo Ihamuotila met with Michel Combes and Jean Raby in Helsinki, Finland to discuss the material aspects of the draft term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia. The discussion focused on the purchase price adjustment mechanism, logistics of carving out the wireless business from Alcatel Lucent, the transaction timeline and transaction termination fees. Alcatel Lucent also proposed that the parties consider discussions on a potential full combination of the businesses of Nokia and Alcatel Lucent, but no substantive discussions on this potential combination occurred at this time. After this meeting, the management of Nokia began exploring with its outside advisors the possibility of an acquisition of Alcatel Lucent by Nokia. Nokia’s management reported its findings to Nokia’s board of directors at a meeting held on December 2, 2014.

On November 21, 2014, representatives of J.P. Morgan and Skadden Arps met in London, England, at the offices of Zaoui with the representatives of Zaoui and Sullivan & Cromwell to discuss the term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia. The discussion focused on the inclusion of a non-compete provision into a potential transaction as well as a standstill provision, regulatory conditions and a potential fiduciary out provision for Alcatel Lucent in connection with a superior proposal.

On November 21, 2014, representatives of Skadden Arps sent to representatives of Sullivan & Cromwell a revised draft of the term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia, which reflected significant outstanding differences on key transaction terms, including purchase price, purchase price adjustment mechanism, reorganization steps, closing conditions (including Nokia’s request to condition the transaction on obtaining consents from key customers of Alcatel Lucent), allocation of regulatory risk, termination rights, transaction termination fees, carve-out issues and timing and treatment of ASB.

On November 24, 2014, representatives of Nokia, including Timo Ihamuotila, Maria Varsellona and Samih Elhage, and representatives of J.P. Morgan and Skadden Arps met in Paris, France, at the offices of Skadden Arps with the representatives of Alcatel Lucent, including Jean Raby, Remi Thomas and Philippe Keryer, and the representatives of Zaoui and Sullivan & Cromwell to discuss the term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia. The discussion focused on the key transaction terms, including purchase price, purchase price adjustment mechanism, reorganization steps, closing conditions (including Nokia’s request to condition the transaction on obtaining consents from key customers of Alcatel Lucent), allocation of regulatory risk, termination rights, transaction termination fees, carve-out issues and timing and treatment of ASB.

On December 2, 2014, the Nokia board of directors held a meeting in London, England. The board of directors was updated by management on the progress of the negotiations with Alcatel Lucent and key aspects of those negotiations, including potential issues that may arise in connection with such transaction. At that meeting, the Nokia board of directors resolved to authorize Nokia management to continue to engage with the representatives of Alcatel Lucent with respect to a potential acquisition of Alcatel Lucent’s wireless business, and also to explore, in parallel, together with Nokia’s outside advisors, a potential acquisition of Alcatel Lucent by Nokia and the benefits and potential issues of such combination.

During December 2014, representatives of Nokia and Alcatel Lucent engaged in several telephonic discussions and exchanged emails with respect to the term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia. The discussions focused on key terms, including the purchase price, purchase price adjustment mechanism, closing conditions (including Nokia’s request to condition the transaction on obtaining consent from key customers of Alcatel Lucent), allocation of regulatory risk, termination rights, transaction termination fees, carve-out issues and timing and treatment of ASB.

On January 5, 2015, representatives of Sullivan & Cromwell sent to representatives of Skadden Arps a revised draft of the term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia, which reflected continuing discussions on key terms, including purchase price, purchase price adjustment mechanism, closing conditions (including Nokia’s request to condition the transaction on obtaining consents from key customers of Alcatel Lucent), allocation of regulatory risk, termination rights, transaction termination fees, carve-out issues and timing and treatment of ASB.

On January 7, 2015, representatives of Nokia, including Timo Ihamuotila and Maria Varsellona, and representatives of J.P. Morgan and Skadden Arps met in Berlin, Germany with the representatives of Alcatel Lucent, including Jean Raby and Remi Thomas, and the representatives of Zaoui and Sullivan & Cromwell to discuss the term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia. The discussion focused on the purchase price adjustment, logistics of carving out the wireless business from Alcatel Lucent and the size of the transaction termination fee. Following this discussion, Mr. Ihamuotila and Mr. Raby had a separate discussion in general terms on a potential acquisition of Alcatel Lucent by Nokia.

On January 9, 2015, representatives of Skadden Arps sent to representatives of Sullivan & Cromwell a revised draft of the term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia, which reflected continuing discussions on purchase price, purchase price adjustment mechanism, closing conditions (including Nokia’s request to condition the transaction on obtaining consents from key customers of Alcatel Lucent), allocation of regulatory risk, termination rights, transaction termination fees and definition of material adverse effect.

On January 14, 2015, representatives of Alcatel Lucent and their advisors presented carve-out financial information in respect of Alcatel Lucent’s wireless business to representatives of Nokia and their advisors in Munich, Germany.

On January 14, 2015, representatives of Sullivan & Cromwell sent to representatives of Skadden Arps a revised draft of the term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia reflecting the continuing discussions on key terms, including purchase price, closing conditions (including Nokia’s request to condition the transaction on obtaining consents from key customers of Alcatel Lucent), allocation of regulatory risk, termination rights, reverse transaction termination fees and definition of material adverse effect.

On January 16, 2015, Risto Siilasmaa met with Philippe Camus, Chairman of Alcatel Lucent’s board of directors, in Paris, France to discuss the potential acquisition of Alcatel Lucent’s wireless business by Nokia. The discussion focused on high level issues associated with the potential acquisition of the wireless business, including the proposed purchase price and transaction timeline. Mr. Siilasmaa and Mr. Camus also discussed the potential acquisition of Alcatel Lucent by Nokia.

On January 19, 2015, representatives of Nokia, including Timo Ihamuotila, Maria Varsellona and Samih Elhage, and representatives of J.P. Morgan and Skadden Arps participated in a conference call with the representatives of Alcatel Lucent, including Jean Raby and Remi Thomas, and the representatives of Zaoui and Sullivan & Cromwell to discuss the term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia. The discussion focused on the termination provisions for a potential transaction and the closing conditions (including Nokia’s request to condition the transaction on obtaining consents from key customers of Alcatel Lucent).

On January 20, 2015, the Nokia board of directors held a meeting in Espoo, Finland, where the board of directors reviewed the results of Nokia management’s preliminary assessment of a potential acquisition of Alcatel Lucent by Nokia by way of an exchange offer and the benefits and drawbacks associated with such combination as compared to the acquisition of Alcatel Lucent’s wireless business. At that meeting, the Nokia board of directors resolved to authorize Nokia management to engage in a limited due diligence review of Alcatel Lucent with respect to a potential acquisition of Alcatel Lucent by Nokia.

On January 23, 2015, representatives of Skadden Arps sent to representatives of Sullivan & Cromwell a revised draft of the term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia, which reflected significant remaining differences on purchase price, closing conditions (including Nokia’s request to condition the transaction on obtaining consents from key customers of Alcatel Lucent), allocation of regulatory risk, termination rights and size of reverse transaction termination fee.

On January 26, 2015, Timo Ihamuotila called Jean Raby, informing him that Nokia would like to explore the possibility of acquiring Alcatel Lucent. Mr. Raby stated that Alcatel Lucent was prepared to engage in preliminary discussions on this topic. Mr. Ihamuotila stated that Nokia would like to engage in a due diligence review of Alcatel Lucent with a view to a potential acquisition of Alcatel Lucent by Nokia. Mr. Ihamuotila and Mr. Raby agreed that Nokia would perform limited due diligence review of Alcatel Lucent, focusing on Alcatel Lucent’s pension liabilities, intellectual property and regulatory and compliance matters. On January 29, 2015, representatives of Nokia sent to representatives of Alcatel Lucent a due diligence request list for such review. Alcatel Lucent provided reciprocal due diligence requests, and engaged in due diligence and valuation exercises in respect of Nokia.

On January 27, 2015, representatives of Nokia, including Maria Varsellona and Samih Elhage, and representatives of J.P. Morgan and Skadden Arps participated in a conference call with the representatives of Alcatel Lucent, including Jean Raby and Remi Thomas, and the representatives of Zaoui and Sullivan & Cromwell to discuss the term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia.

On February 2, 2015, representatives of Nokia and its advisors met in Paris, France, at the offices of Sullivan & Cromwell with the representatives of Alcatel Lucent and its advisors to conduct due diligence review of Alcatel Lucent with respect to a potential acquisition of Alcatel Lucent by Nokia. Due diligence discussions focused on Alcatel Lucent’s pension liabilities, as well as regulatory and compliance matters. Nokia and Alcatel Lucent continued to perform reciprocal due diligence review of each other’s businesses on select topics, including pension liabilities, regulatory and compliance matters, intellectual property, ASB, Nokia’s HERE business, recent acquisitions by Nokia and material litigation until April 14, 2015.

On February 5, 2015, Risto Siilasmaa and Philippe Camus had a telephone conversation where they generally discussed the status of negotiations between the parties and a potential strategic transaction.

On February 9, 2015, Rajeev Suri met with Michel Combes in London, England to discuss a potential sale of Alcatel Lucent’s wireless business to Nokia and to conduct a high level discussion of the rationale for a potential acquisition of Alcatel Lucent by Nokia.

Between February 13, 2015 and February 17, 2015, representatives of Nokia and Alcatel Lucent held a series of telephone conversations, discussing the term sheet for a potential acquisition of Alcatel Lucent’s wireless business by Nokia. At the conclusion of these discussions, a number of material issues set forth in the draft term sheet remained outstanding and unresolved, including closing conditions (including Nokia’s request to condition the transaction on obtaining consents from key customers of Alcatel Lucent) and the timeline and conditions for the planned carve out and related possible price implications. As a result of the negotiations and discussions to date, Nokia and Alcatel Lucent also viewed a potential acquisition of Alcatel Lucent’s wireless business by Nokia as having significant obstacles to execution associated with the process for carving out Alcatel Lucent’s wireless business from the rest of the company, the process for carving out the wireless business of ASB from the rest of ASB and the response of customers and other stakeholders to a carve-out transaction, and that a full combination of the businesses of Nokia and Alcatel Lucent could be comparatively advantageous from both a strategic and a value creation standpoint. In particular, certain customers of Alcatel Lucent had proactively expressed concerns about the potential disruption to business that a sale of Alcatel Lucent’s wireless business would entail, given the long period needed to separate the wireless business from the other businesses of Alcatel Lucent. Nokia and Alcatel Lucent also recognized that a combination would be consistent with market preference for large vendors with scale and scope, particularly in 5G. Following February 17, 2015, Nokia and Alcatel Lucent did not resume substantive discussions with respect to a potential acquisition of Alcatel Lucent’s wireless business by Nokia and did not execute any additional documentation with respect to any such transaction.

On February 20, 2015, the Nokia board of directors held a conference call meeting, where it resolved to authorize the management of Nokia to fully engage in discussions with the representatives of Alcatel Lucent with respect to a potential acquisition of Alcatel Lucent by Nokia.

On February 27, 2015, the Nokia board of directors held a conference call meeting to discuss the preliminary results of the due diligence review of Alcatel Lucent and the valuation of Alcatel Lucent. The board of directors resolved to authorize Nokia representatives to make a non-binding offer to acquire Alcatel Lucent.

On March 5, 2015, representatives of Nokia, including Risto Siilasmaa, Rajeev Suri, Timo Ihamuotila and Maria Varsellona met with representatives of Alcatel Lucent, including Philippe Camus, Michel Combes and Jean Raby, in Paris, France, at the offices of Sullivan & Cromwell. At the meeting, Mr. Siilasmaa and Mr. Suri communicated to Mr. Camus and Mr. Combes Nokia’s non-binding offer to acquire Alcatel Lucent for 0.491 Nokia Shares for each Alcatel Lucent Share. In addition, Nokia representatives discussed other terms and conditions and various aspects of a potential transaction. Mr. Camus and Mr. Combes indicated that Alcatel Lucent viewed the offer to be inadequate in light of its view of the relative values of Alcatel Lucent Shares and Nokia Shares.

On March 8, 2015, representatives of Nokia, met in London, England, at the offices of Skadden Arps with representatives of Alcatel Lucent to conduct limited financial due diligence review of Alcatel Lucent to assist Nokia in its valuation of Alcatel Lucent. Alcatel Lucent engaged in reciprocal due diligence and valuations exercises in respect of Nokia.

On March 9, 2015, Rajeev Suri met with Michel Combes in Paris, France to discuss the transaction timeline and the scope and length and the extent of each company’s due diligence efforts.

On March 10, 2015, Risto Siilasmaa met with Philippe Camus in London, England for an overall discussion of the potential transaction and significant obstacles to announcing a transaction.

Between March 11, 2015 and March 14, 2015, representatives of Nokia, J.P. Morgan, Skadden Arps, Alcatel Lucent, Zaoui and Sullivan & Cromwell held a series of telephonic discussions concerning key terms of a potential transaction. The discussions focused on the scope and length of due diligence review and transaction timing, as well as standstill and exclusivity proposals. Nokia and Alcatel Lucent were not able to reach any agreement on possible standstill or exclusivity provisions at this time.

On March 15, 2015, the Nokia board of directors held a conference call meeting. Nokia management updated the board of directors on the status of its discussions with Alcatel Lucent and interim results of Nokia’s due diligence review. The Nokia board of directors resolved to authorize Nokia management to continue to engage in discussions with Alcatel Lucent and to continue to perform reciprocal due diligence review.

On March 16, 2015, representatives of Nokia, including Timo Ihamuotila and Maria Varsellona, and representatives of J.P. Morgan and Skadden Arps met in London, England at the offices of Sullivan & Cromwell with the representatives of Alcatel Lucent, including Jean Raby and Remi Thomas, and the representatives of Zaoui and Sullivan & Cromwell, to discuss the non-financial terms of the combination, including the conditions precedent of a potential exchange offer by Nokia to acquire Alcatel Lucent. The discussion focused on the timing of the Nokia extraordinary general meeting of shareholders contemplated by the Nokia Shareholder Approval and the level of the minimum tender condition.

On March 17, 2015, Risto Siilasmaa, Timo Ihamuotila and Maria Varsellona met with Philippe Camus, Michel Combes and Jean Raby in London, England, at the offices of Skadden Arps to discuss the proposed exchange ratio, offer structure and key offer terms, including offer conditions. Representatives of Nokia presented a revised proposal with an exchange ratio range of 0.514 to 0.538 Nokia Shares per Alcatel Lucent Share, as compared to the offer of 0.491 Nokia Shares per Alcatel Lucent Share made on March 5, 2015. Mr. Camus responded that Alcatel Lucent viewed the offer to be inadequate in light of its view of the relative values of Alcatel Lucent Shares and Nokia Shares. Representatives of Nokia informed representatives of Alcatel Lucent that the Nokia board of directors was not yet prepared to revise the exchange ratio and that the board of directors was meeting on March 25, 2015 to further discuss a potential transaction with Alcatel Lucent.

On March 22, 2015, Risto Siilasmaa and Philippe Camus had a telephone conversation where they discussed the proposed exchange ratio, handling of Alcatel Lucent’s submarine business and Nokia’s governance structure after the potential acquisition.

On March 25, 2015, Risto Siilasmaa and Philippe Camus had a telephone conversation where they discussed the proposed exchange ratio and status of Nokia’s approach to the transaction.

On March 25, 2015, the Nokia board of directors held an in-person meeting in Espoo, Finland, where the board of directors resolved to authorize Nokia representatives to communicate to the Alcatel Lucent representatives an increased exchange ratio.

On March 27, 2015, representatives of Nokia, including Risto Siilasmaa, Rajeev Suri, Timo Ihamuotila and Maria Varsellona met with representatives of Alcatel Lucent, including Philippe Camus, Michel Combes and Jean Raby in London, England, at the offices of Sullivan & Cromwell. Mr. Siilasmaa and Mr. Suri began the meeting by confirming Nokia’s offer to acquire Alcatel Lucent for 0.538 Nokia Shares for each Alcatel Lucent Share. Following negotiations between the parties, the representatives of Nokia and Alcatel Lucent agreed on the exchange ratio of 0.550 Nokia Shares for each Alcatel Lucent Share, subject to the approval of Alcatel Lucent’s board of directors.

On March 29, 2015, Philippe Camus telephoned Risto Siilasmaa to inform him of the support of Alcatel Lucent’s board of directors for the proposed exchange ratio, subject to agreement on other terms of the proposed transaction.

On March 30, 2015, representatives of Skadden Arps sent the initial draft of the Memorandum of Understanding to the representatives of Sullivan & Cromwell.

On April 1, 2015, Risto Siilasmaa had a telephone conversation with Philippe Camus where they discussed the proposed exchange ratio and communications with the French government.

On April 2, 2015, representatives of Nokia, including Timo Ihamuotila and Maria Varsellona, and representatives of J.P. Morgan and Skadden Arps met in Paris, France, at the offices of Sullivan & Cromwell with representatives of Alcatel Lucent, including Jean Raby, and the representatives of Zaoui and Sullivan & Cromwell to discuss the key terms of the Memorandum of Understanding, including responsibility for the regulatory approvals in connection with the Exchange Offer and Exchange Offer conditions.

On April 5, 2015, representatives of Sullivan & Cromwell sent a revised draft of the Memorandum of Understanding to the representatives of Skadden Arps, which reflected continuing discussions on key terms, including scope of representations, warranties and covenants, closing conditions, allocation of regulatory risk, termination rights, transaction termination fees and board and shareholder recommendation processes.

On April 6, 2015, representatives of Nokia, including Timo Ihamuotila and Maria Varsellona, J.P. Morgan and Skadden Arps held a conference call with representatives of Alcatel Lucent, including Jean Raby, Zaoui and Sullivan & Cromwell to discuss the key terms of the Memorandum of Understanding, including transaction conditions and termination fees.

On April 8, 2015, representatives of Skadden Arps sent a revised draft of the Memorandum of Understanding to the representatives of Sullivan & Cromwell, which reflected continuing discussions on key terms, including scope of representations, warranties and covenants, closing conditions, allocation of regulatory risk, termination rights, transaction termination fees and board and shareholder recommendation processes.

On April 10, 2015 and April 11, 2015, the full management teams of Nokia, including Rajeev Suri, Timo Ihamuotila and Maria Varsellona, and Alcatel Lucent, including Michel Combes, Jean Raby and Remi Thomas, held reciprocal all-day management presentations and due diligence sessions in London, England, at the offices of Skadden Arps. These reciprocal due diligence sessions covered, among other things, financial, human resources, legal, pensions, compliance, tax and business line specific diligence matters. Representatives of J.P. Morgan, Zaoui, Skadden Arps and Sullivan & Cromwell also participated in these sessions.

On April 11, 2015, representatives of Sullivan & Cromwell sent a revised draft of the Memorandum of Understanding to the representatives of Skadden Arps, which reflected continuing discussions on key terms, including closing conditions, allocation of regulatory risk, termination rights, transaction termination fees and board and shareholder recommendation processes.

On April 12, 2015, representatives of Nokia, including Rajeev Suri, Timo Ihamuotila and Maria Varsellona, and representatives of J.P. Morgan and Skadden Arps met with the representatives of Alcatel Lucent, including Michel Combes, Jean Raby and Remi Thomas, and the representatives of Zaoui and Sullivan & Cromwell, in London, England, at the offices of Skadden Arps to discuss the Memorandum of Understanding. The parties agreed on the scope and timing of the remaining transaction conditions at this meeting.

On April 13, 2015, Michel Combes contacted the Ministry of Economy, Industry and Digital Technology of the French Republic to update them on strategic developments with respect to Alcatel Lucent, following previous periodic discussions on strategic options under consideration, and to inform them of the likely announcement of a potential transaction between Nokia and Alcatel Lucent in the near term.

On April 13, 2015, representatives of Skadden Arps sent a revised draft of the Memorandum of Understanding to the representatives of Sullivan & Cromwell, which reflected continuing discussions on key terms, including the minimum tender condition, allocation of regulatory risk, termination rights and transaction termination fees.

On April 13, 2015, the Nokia board of directors held an in-person meeting in London, England, where the board of directors was updated on the developments in negotiations with Alcatel Lucent and the transaction timeline.

On April 13, 2015, Alcatel Lucent’s board of directors met in Paris, France, at the offices of Sullivan & Cromwell and by video conference. The meeting was also attended by members of Alcatel Lucent’s senior management and representatives from Zaoui and Sullivan & Cromwell. Alcatel Lucent’s board of directors evaluated the terms of the proposed transaction, including the exchange ratio and terms of the draft Memorandum of Understanding. Members of Alcatel Lucent’s senior management updated Alcatel Lucent’s board of directors on developments with respect to the proposed acquisition of Alcatel Lucent by Nokia since the previous meeting of the board, including the conclusions of the reciprocal due diligence and valuation exercises carried out by Alcatel Lucent in respect of Nokia. Zaoui and Sullivan & Cromwell reviewed the financial and legal terms of the Memorandum of Understanding, based on an advanced draft of the Memorandum of Understanding. Zaoui explained the financial terms of the Exchange Offer and the potential impact on the holders of Alcatel Lucent Shares and OCEANEs, including the premium implied by the exchange ratio and considerations regarding valuation of Alcatel Lucent and Nokia. Sullivan & Cromwell also discussed the fiduciary duties of Alcatel Lucent’s board of directors in considering the Memorandum of Understanding and the timetable of the proposed transaction.

On April 13, 2015, rumors of a possible offer or transaction by Nokia to acquire Alcatel Lucent’s wireless business were publicly reported, following rumors of the potential sale of HERE by Nokia on April 10, 2015.

On April 14, 2015, in response to the rumors, Nokia and Alcatel Lucent issued a joint public announcement prior to the open of markets in Europe confirming that they were in advanced discussions with respect to a potential full combination, which would take the form of a public exchange offer by Nokia for Alcatel Lucent.

On April 14, 2015, representatives of Nokia, including Timo Ihamuotila and Maria Varsellona, and representatives of J.P. Morgan and Skadden Arps met with representatives of Alcatel Lucent, including Jean Raby and Remi Thomas, and the representatives of Zaoui and Sullivan & Cromwell, in Paris, France, at the offices of Skadden Arps to finalize the remaining terms of the Memorandum of Understanding, including agreement on the size of the termination fees.

On April 14, 2015, the Nokia board of directors held a conference call meeting, where it resolved to approve the proposed acquisition of Alcatel Lucent and the execution of the Memorandum of Understanding.

On April 14, 2015, Alcatel Lucent’s board of directors held a conference call meeting, which was also attended by representatives of Alcatel Lucent’s senior management, Zaoui and Sullivan & Cromwell. Management provided an update on discussions with Nokia since the previous board meeting, while

Zaoui and Sullivan & Cromwell reviewed the final financial and legal terms of the Memorandum of Understanding. Zaoui delivered to Alcatel Lucent’s board of directors its oral opinion, which was confirmed by delivery of a written opinion dated April 14, 2015, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations described in its written opinion, the exchange ratio proposed to be paid to the holders (other than Nokia and its affiliates) of Alcatel Lucent Shares, including Alcatel Lucent ADSs, pursuant to the Exchange Offer was fair from a financial point of view to such holders, as further described under the section entitled “—Opinion of the Financial Advisor to the Alcatel Lucent Board of Directors” below. The opinion delivered by Zaoui is filed as an exhibit to the registration statement of which this exchange offer/prospectus forms a part. Following additional discussion and consideration of the Memorandum of Understanding and the terms and conditions of the Exchange Offer, the Board unanimously approved the terms of the Memorandum of Understanding and the draft press release announcing the transaction.

On April 15, 2015, Nokia and Alcatel Lucent executed the Memorandum of Understanding.

On April 15, 2015, prior to the open of markets in Europe, Nokia and Alcatel Lucent jointly announced the execution of the Memorandum of Understanding and the proposed acquisition of Alcatel Lucent by Nokia by way of an exchange offer by Nokia for all outstanding equity securities of Alcatel Lucent.

After the announcement of the execution of the Memorandum of Understanding, Alcatel Lucent promptly began the information process of its French Group Committee (Comité de Groupe France) in order to obtain its opinion on the proposed public exchange offer. Between April 15, 2015 and June 1, 2015, Alcatel Lucent, with Nokia’s participation, held a series of meetings with the French Group Committee and responded to its information and other requests. The consultations were conducted in accordance with the French law and practice. On June 1, 2015, Alcatel Lucent’s French Group Committee delivered its opinion, indicating that it does not oppose the proposed acquisition of Alcatel Lucent by Nokia.

On June 4, 2015, further to the French Group Committee consultation process, Alcatel Lucent’s board of directors expressed its full support for the proposed combination with Nokia. The opinion of the French Group Committee will be included as part of Alcatel Lucent’s offer response document to be filed with the AMF in response to the French offer which is expected to be filed by Nokia with the AMF as soon as the material regulatory approvals are obtained.

In addition, following the execution of the Memorandum of Understanding, Nokia and Alcatel Lucent promptly began the filings and regulatory review processes in all relevant jurisdictions necessary for the consummation and implementation of the Exchange Offer and the combination of the businesses of Nokia and Alcatel Lucent. As of the date hereof, all material regulatory approvals for the Exchange Offer have been received. Refer to the section entitled “The Exchange Offer—Legal Matters; Regulatory Approvals” for further discussion of the applicable regulatory approvals.

On                  2015, the board of directors of Nokia approved the submission of the Exchange Offer.

On             , Nokia filed its Schedule TO with the SEC and commenced the U.S. Offer.

Disclosure of Certain Information Relating to Alcatel Lucent

Prior to the signing of the Memorandum of Understanding, Nokia had access to certain limited information about Alcatel Lucent and its subsidiaries for purposes of conducting its due diligence review and Alcatel Lucent had access to certain limited information about Nokia. The significant elements of such information are contained in the Alcatel Lucent 2014 Form 20-F or the Nokia 2014 Form 20-F, as applicable.

Nokia considers that apart from the publicly available information or the information contained in this exchange offer/prospectus, it has not received specific information relating to, directly or indirectly, Alcatel Lucent and its subsidiaries and which would be likely, if made public, to have a significant influence on the share price of Alcatel Lucent Securities.

Reasons for the Exchange Offer

We believe that the combination of Nokia’s and Alcatel Lucent’s businesses will create significant value for stakeholders of both companies. Following the completion of the Exchange Offer, Nokia will be well-positioned to create the foundation of seamless connectivity for people and things wherever they are. We believe that this foundation is essential for enabling the next wave of technological change, including the Internet of Things and transition to the cloud.

The strategic rationale for combining the two companies includes:

•	creation of end-to-end portfolio scope and scale player with leading global positions across products, software and services to meet changing industry paradigms;

•	complementary offerings, customers and geographic footprint;

•	enhanced research and development capabilities creating an innovation powerhouse with significant combined R&D resources;

•	the recent execution track-record on both sides and common vision for the future;

•	the opportunity to realize significant cost savings and other synergies; and

•	the development of a robust capital structure and strong balance sheet.

End-to-end portfolio scope and scale player with leading global positions across products, software and services to meet changing industry paradigms

The driver of the changes we are seeing in the world around us and the demands being placed on the networks of the future are increasingly complex. Demand for seamless and ubiquitous access is combining with ever-increasing requirements for network analytics and network intelligence. We believe that this is requiring broader, deeper, and more sophisticated end-to-end capabilities, which very few companies can offer.

The growing complexity of product demands are set against a number of other shifting industry paradigms. Customer consolidation has been ongoing for a number of years now and has created fewer, larger players with broader global needs. Convergence is happening rapidly across both fixed and mobile, as well as IP and cloud. Virtualization is leading to increased network efficiency and scalability. Furthermore, web scale companies and certain large enterprise verticals are growing as a customer base for carrier-grade technologies

Combining Nokia with Alcatel Lucent will bring together the complementary capabilities of both companies with an end-to-end portfolio of software, services and products, which will be weighted towards next-generation technologies enabling us to provide better solutions to customers and access new opportunities in an expanded, addressable market.

Following the completion of the Exchange Offer, the combined company is expected to be a leader in technologies such as fixed broadband, LTE, IP routing, cloud applications and advanced analytics, positioning the company as either the number one or two player in most key business areas. We expect to have the scale to service the very largest global multinational customers with a broader range of products, software and services across a wider geographic footprint, which we believe will make us the strategic partner of choice for the long term. We believe that the Exchange Offer provides a very compelling path to achieving and accelerating the long term strategies vision that Nokia has laid out in its 10-year strategy to be a global technology leader in the programmable world.

Complementary offerings, customers and geographic footprint

The Exchange Offer brings together two businesses which we believe have highly complementary portfolios and geographies, bringing together the best of fixed and mobile, IP routing, core networks, cloud applications and services. Together, Nokia and Alcatel Lucent will have particular strength in the United States, China, Europe and Asia-Pacific. We believe that the combined company will be positioned to target a larger addressable market with an improved growth profile. Based on our estimates, the addressable market of the combined company in 2014 was approximately 50% larger than the current addressable networks market for Nokia alone, increasing from approximately EUR 84 billion to approximately EUR 130 billion. Based on Nokia’s internal estimates, the combined company is expected to have a stronger growth profile than Nokia’s current addressable market, and we estimate, based on our internal data, that the addressable market of the combined company would enjoy a Compound Annual Growth Rate (“CAGR”) of approximately 3.5% for 2014-2019.

Enhanced research and development capabilities creating an innovation powerhouse with significant combined R&D resources

The combined company will have significant innovation capabilities, with Alcatel Lucent’s Bell Labs and Nokia’s FutureWorks, as well as Nokia Technologies. The latter is expected to stay as a separate entity with a clear focus on licensing and the incubation of new technologies.

With more than 40 000 research and development employees, of which over 30 000 are software engineers, and combined 2014 research and development spending of EUR 4.7 billion, the combined company will be well positioned to accelerate development of future technologies including 5G, IP and software-defined networking, cloud and analytics, as well as digital health and digital media, bringing significant benefits to its customers.

The recent execution track-record on both sides and common vision for the future

We believe that both companies are in a far better position to combine at this point in time and the combination is being conducted from a position of strength. Both companies have recently improved their operational efficiency and agility through significant restructurings, Nokia has purchased Siemens share of Nokia Siemens Network, divested substantially all of its Devices & Services business to Microsoft and has announced the pending disposal of our HERE digital mapping and location services business, while Alcatel Lucent is coming to the end of the Shift plan.

Through its restructuring program, Nokia became a leader in Mobile Broadband while strengthening its financial position and having achieved one of the industry-leading profitabilities. Similarly, Alcatel Lucent has rebuilt its capital base through refinancings and divestments and refocused on IP Networking, Cloud and Ultra Broadband, leading to Alcatel Lucent’s improvement in profitability and free cash flow. We expect to build on these learnings to make the expected integration of Nokia and Alcatel Lucent as seamless as possible.

Both companies share a common vision for the future, and believe that this transaction is the next logical step of our successful transformations and at the right time for both companies. Following the completion of the Exchange Offer, Nokia is expected to be well positioned to create the foundation of seamless connectivity which we believe is essential for enabling the next wave of technological change in our industry.

The opportunity to realize significant cost savings and other synergies

The combined company would target approximately EUR 900 million of operating cost synergies to be achieved on a full year basis in 2019, assuming completion of the Exchange Offer no later than the end of the first half of 2016. The operating cost synergies are expected to create a long-term structural cost advantage, coming from a wide range of areas, including:

•	organizational streamlining, rationalization of overlapping products and services, central functions, and regional and sales organizations;

•	reduction of various overhead costs in real estate, manufacturing and supply-chain, information technology and overall general and administrative expenses, including redundant public company costs;

•	procurement given expanded purchasing requirements of the combined company; and

•	R&D efficiencies, particularly in wireless.

The combined company would also target approximately EUR 200 million of reductions in interest expenses to be achieved on a full-year basis in 2017. The transaction is expected to be accretive to Nokia earnings on a non-IFRS basis (excluding restructuring charges and amortization of intangibles) in 2017. These targets both assume completion of the Exchange Offer no later than the end of the first half of 2016.

The development of a robust capital structure and strong balance sheet

The combined company will benefit from enhanced financial resources for growth and investment purposes. The combined company is expected to have a strong balance sheet, which will support our ambition to re-establish our long-term investment-grade rating. Assuming conversion of all OCEANES and completion of the sale of our HERE business, the pro forma net cash position of the combined company at June 30, 2015 would have been EUR 8.1 billion and pro forma cash and cash equivalents of the combined company at June 30, 2015 would have been EUR 10.5 billion. Net cash is a non-IFRS financial measure. Refer to “Selected Unaudited Pro Forma Combined Financial Information” for a description of how we define and calculate net cash. Following the completion of the Exchange Offer, Nokia intends to evaluate the resumption of a capital structure optimization program for the combined group, and remains committed to having an efficient capital structure.

Reasons for the Alcatel Lucent Board of Directors’ View on the Exchange Offer

Opinion of the Financial Advisor to the Alcatel Lucent Board of Directors

Nokia Shareholder Meeting

The Nokia board of directors resolved on              to call an extraordinary general meeting of Nokia shareholders to consider and vote on the resolution contemplated by the Nokia Shareholder Approval and the election of             ,              and              to the Nokia board of directors. The extraordinary general meeting is currently scheduled for             . Proxy materials related to the extraordinary general meeting have been separately distributed by Nokia. We are not asking you for a proxy pursuant to this exchange offer/prospectus and you are requested not to send us a proxy in response hereto.

The resolution contemplated by the Nokia Shareholder Approval must be approved by shareholders representing at least two-thirds of the votes cast and Nokia Shares represented at the extraordinary general meeting. Nokia’s obligation to accept, and to exchange, any Alcatel Lucent Securities validly tendered into and not withdrawn from the Exchange Offer is subject to, among other Conditions, receipt of the Nokia Shareholder Approval.

In accordance with the Memorandum of Understanding, the Corporate Governance & Nomination committee of the Nokia board of directors and Alcatel Lucent have jointly identified             ,              and              as nominees to the Nokia board of directors. The election of these director nominees would be subject to a completion of the Exchange Offer. The election of each director nominee at the extraordinary general meeting must be approved by shareholders representing at least a majority of the votes cast at the extraordinary general meeting.

Director Nominee Biographies

Director Compensation

Director Nominee Share Ownership

Name	Shares	ADSs

Director Nominee Related Party Transactions

There have been no material transactions during the last three fiscal years to which any director nominee, or any relative or spouse of any director nominee, was a party. There is no significant outstanding indebtedness owed to Nokia by any director nominee.

Intentions of Nokia over the next twelve months

The following information sets out Nokia’s intention with respect to Alcatel Lucent over the twelve month period immediately after a successful completion of the Exchange Offer or the subsequent offering period, if any.

Following a completion of the subsequent offering period, if any, for so long as Nokia owns less than 100% of the Alcatel Lucent Securities, its ability to implement its intentions described in this section may be limited by the applicable provisions of French corporate law. In particular, pursuant to French corporate law, any transaction between Alcatel Lucent and Nokia which is neither in the ordinary course nor on an arm’s-length basis would be subject to the prior approval of Alcatel Lucent’s board of directors (with the Nokia-nominated directors unable to vote on the resolution) and would also need to be subsequently ratified by Alcatel Lucent’s shareholders’ meeting (with Nokia unable to vote on the resolution and Alcatel Lucent Shares held by Nokia excluded from the quorum). However, Nokia, as an Alcatel Lucent shareholder, would be allowed to vote its Alcatel Lucent Shares with respect to any shareholder resolution to merge Alcatel Lucent and Nokia or any of its subsidiaries. Nokia does not currently anticipate that any such limitations would have a significant effect on its ability to implement its intentions over the twelve-month period immediately after the successful completion of the subsequent offering period, as outlined below.

Industrial, commercial and financial strategy and policy

If the Exchange Offer is successful, it is expected to create an innovation leader in next generation technology and services for an IP-connected world. The headquarters of the combined company would be in Finland with strategic business locations and major R&D centers in France, as well as other countries including Germany, the United States and China. The strategic goal of the combination is to create a combined company with an end-to-end portfolio scope and scale and leading global positions across next generation network technologies and services.

We believe that Nokia and Alcatel Lucent have highly complementary assets, technologies and portfolios, bringing together fixed and mobile broadband, IP routing, core networks, cloud applications and services, as well as complementary geographical exposures, with particular strength in the United States, China, Europe and Asia-Pacific.

The combination is expected to create access to an expanded addressable market. In addition, together the companies are expected to be better equipped to meet the increasingly complex needs of customers globally given the industry trends: global Telco consolidation and convergence; expansion to quad-play offerings and delivering seamless experiences across multiple screens and applications; timing of the 5G investment cycle; and transition to the cloud.

The combined company would also utilize its unique innovation capabilities and is expected to be in a position to accelerate development of future technologies including 5G, IP and software-defined networking, cloud and analytics.

Also, Nokia expects to maintain its long term financial target to return to an investment grade credit rating and intends to manage the capital structure of the combined company accordingly, including by retaining adequate gross and net cash positions and by proactively reducing indebtedness. Nokia’s intention to optimize its capital structure includes intention to maintain an efficient capital structure and intention to continue annual dividend payments following the completion of the Exchange Offer. Nokia also intends to evaluate the resumption of a capital structure optimization program for the combined group following the completion of the Exchange Offer.

The combined company would target approximately EUR 900 million of operating cost synergies in 2019—in addition to the remaining reduction targets under Alcatel Lucent’s current Shift Plan. These synergies are expected to be derived from four main areas:

•	organizational streamlining, including support functions and regional and sales organizations;

•

infrastructure costs, including reduction of various overhead costs in real estate, manufacturing and supply-chain infrastructure, information technology, and overall general and administrative expenses, including redundant public company costs;

•	procurement, given expanded purchasing requirements of the combined company; and

•	R&D, particularly in wireless.

In addition, the combined company would target approximately EUR 200 million of reductions in interest expenses in 2017 by reducing outstanding indebtedness.

The transaction is structured as an acquisition of Alcatel Lucent by Nokia, with a clear governance structure for the execution of the integration.

•	We have appointed an Integration Planning Head, who reports directly to Rajeev Suri, President and Chief Executive Officer of Nokia.

•

Integration planning is done separately from our day-to-day operations, in order to minimize disruption to the ongoing business and to allow our employees to continue to focus on delivering successful business results, as well as comply with applicable competition laws and regulations.

•

We will dedicate our integration efforts to business areas with highest impact—for example wireless infrastructure, sales and channel operations and support functions—to ensure maximum competitiveness and innovation once we start the combined operations.

Management of Nokia and Alcatel Lucent

It is contemplated that following the completion of the Exchange Offer, Nokia’s corporate governance structure will include the following:

•	Chairman of the board of directors: Risto Siilasmaa.

•	President and Chief Executive Officer: Rajeev Suri.

•

Nokia’s board of directors having nine or ten members, including             ,              and             , who have been nominated jointly by the Corporate Governance & Nomination committee of the Nokia board of directors and by Alcatel Lucent, one of whom is expected to serve as Vice Chairman of Nokia.

•	Leadership team built on strengths of both Nokia and Alcatel Lucent.

In addition, on October 7, 2015 Nokia announced the planned leadership and organizational structure for the combined company. However, no resolution regarding the composition of the Nokia Leadership team following the completion of the Exchange Offer has been made.

Concerning Alcatel Lucent, in the case of success of the Exchange Offer Nokia intends to change the composition of Alcatel Lucent’s board of directors in order to reflect the percentage of Alcatel Lucent Shares held by Nokia and intends to obtain the majority of Alcatel Lucent’s board of directors as soon as possible following the Exchange Offer.

Intentions of Nokia with respect to employment in France

In the context of the proposed combination with Alcatel Lucent and subject to its consummation, the commitments of Nokia in France relating to employment are the following:

•

Follow the Shift plan commitments regarding the level of employment in France, for a period of at least two years after the Completion of the Exchange Offer. The base comprises Alcatel Lucent France/International (ALUI) operational heads (excluding branches), Bell Labs France, RFS (Radio Frequency Systems) and excluding ASN (Alcatel-Lucent Submarine Networks) and Eu factory (Landing point of the reference perimeter is 4200 Heandcount and excluding RFS unit). Nokia will maintain resources from its French operations throughout the reference period to support its customers in France;

•

Strengthen the operations and activity levels for the long term at the two major technology sites of Villarceaux (Essonne) and Lannion (Cotes d’Armor) following the Completion of the Exchange Offer, with a focus on augmenting existing activities, functions, and advanced research work;

•

Increase significantly and sustainably the R&D presence in France scaling up 5G, IP network management platforms (incl. Software Defined Networking) and cyber-security with employment evolving from 2000 people to 2500 people including the recruiting of at least 300 newly graduated talents over the coming three years. The R&D employment level will be maintained for a period of at least four years after the Completion of the Exchange Offer;

•	Localize in France worldwide technology centers of expertise following the Completion of the Exchange Offer, including in the areas of:

•

5G and Small Cells R&D to anchor France in the future of wireless activities for the combined company. France will be equipped with a full 5G innovation engine which will encompass research activities with Bell Labs, development activities as well as end to end platforms and trial networks;

•	IP management platforms (incl. Software Defined Networking);

•	Cyber Security (research, product development and platforms) while continuing to leverage the partnership established by Alcatel Lucent with Thalès;

•	Bell Labs; and

•	Wireless Transmission;

•	A major worldwide corporate organization in charge of strategic innovation including networks research and Bell Labs will be led from France and will comprise key staff members;

•

Maintain some operations and activities at operational hubs located in France and providing services to other locations in the world following the consummation of the transaction, including in the areas of:

•	Local support services;

•	Local pre- and post-sales resources for France and selected European & African countries;

•	Take all necessary measures to find sustainable solutions for the French employees who could be impacted by the rationalization of corporate activities between Nokia and Alcatel Lucent.

Synergies

The combined company would target approximately EUR 900 million of operating cost synergies to be achieved on a full-year basis in 2019, assuming completion of the Exchange Offer no later than the end of the first half of 2016. The operating cost synergies are expected to create a long-term structural cost advantage, coming from a wide-range of areas, including:

•	organizational streamlining, rationalization of overlapping products and services, central functions, and regional and sales organizations;

•	reduction of various overhead costs in real estate, manufacturing and supply-chain, information technology and overall general and administrative expenses, including redundant public company costs;

•	procurement given expanded purchasing requirements of the combined company; and

•	R&D efficiencies, particularly in wireless.

The combined company would also target approximately EUR 200 million of reductions in interest expenses to be achieved on a full-year basis in 2017. The transaction is expected to be accretive to Nokia earnings on a non-IFRS basis (excluding restructuring charges and amortization of intangibles) in 2017. These targets both assume completion of the Exchange Offer no later than the end of the first half of 2016.

Dividend Policy

Nokia does not have a quantitative distribution policy but it does generally view annual dividends as an important mechanism to return value to its shareholders. The proposals for dividend distribution of Nokia and, until the squeeze-out, if any, is implemented, Alcatel Lucent will continue to be determined by their respective managing bodies as regards their distribution capabilities, financial situation and the needs for the companies.

Alcatel Lucent has not distributed any dividends in the last 6 fiscal years.

Squeeze-out

If, at the completion of the Exchange Offer or the subsequent offering period, as the case may be, Nokia owns 95% or more of the share capital and voting rights of Alcatel Lucent (Alcatel Lucent Shares held in treasury being considered as held by Nokia for the purpose of the calculation), Nokia intends to request from the AMF, within three months of the expiration of the French Offer period or the subsequent offering period, if any, the implementation of a squeeze-out for the remaining outstanding Alcatel Lucent Shares.

If, at the completion of the Exchange Offer or, if applicable, the subsequent offering period Nokia owns 95% or more of the sum of the outstanding Alcatel Lucent Shares and Alcatel Lucent Shares issuable upon conversion of all of the OCEANEs (Alcatel Lucent Shares held in treasury being considered as held by Nokia for the purpose of the calculation), Nokia intends to request from the AMF, within three months of the expiration of the French Offer period or the subsequent offering period, if any, the implementation of a squeeze-out for the remaining OCEANEs.

To implement any of the foregoing squeeze-out processes, Nokia will file with the AMF a new offer document, which must be cleared by the AMF. The AMF clearance will depend, among other things, on the evaluation of Alcatel Lucent Securities provided by Nokia and the fairness report of the independent expert which will be appointed by Alcatel Lucent’s board of directors in accordance with the AMF General Regulation. In accordance with French law and regulations, in such a squeeze-out process, Nokia intends, prior to the implementation of the squeeze-out for cash consideration, to offer the holders of Alcatel Lucent Securities as an alternative to cash consideration, the Exchange Option. The holders of Alcatel Lucent Securities may opt for the Exchange Option for all or part of their Alcatel Lucent Securities within a time period to be determined at a later date. The Alcatel Lucent Securities not tendered into the Exchange Option will be subject to the squeeze-out for cash consideration.

Pursuant to French law and the AMF General Regulation, the cash consideration offered in a squeeze-out will be determined through a valuation of the relevant Alcatel Lucent Securities, using objective methods applied in the context of asset sales taking into account the value of Alcatel Lucent’s assets, its past earnings, its market value, its subsidiaries and its business prospects and ascribing a value and a weight in each case.

The amount of cash consideration offered in the squeeze-out would be assessed against the valuation of the Alcatel Lucent Securities by Nokia’s presenting bank for the squeeze-out. In addition, Alcatel Lucent’s independent expert would make a determination whether the amount of cash consideration offered by Nokia is fair to holders of Alcatel Lucent Securities. Finally, the amount of the cash consideration offered by Nokia would be subject to the review of the AMF.

We believe that the Exchange Option conducted pursuant to and in accordance with French law and AMF General Regulation would constitute a tender offer for U.S. securities law purposes. Accordingly, when implementing the Exchange Option, we intend to assess whether or not the Exchange Option may be made in reliance on a “Tier I” or “Tier II” exemption from the U.S. tender offer rules pursuant to Regulation 14D under the Exchange Act. Following that assessment, we intend to extend the Exchange Option to all U.S. holders of Alcatel Lucent Securities in accordance with the applicable exemption under, or otherwise in accordance with, the U.S. securities laws.

If the Exchange Option qualifies for a Tier I exemption, it could be conducted primarily in accordance with French law. In addition, in such case, any Nokia Shares (including Nokia Shares represented by Nokia ADSs) offered in the Exchange Option would be exempt from the registration requirements of the Securities Act pursuant to Rule 802 promulgated under the Securities Act.

In addition, Nokia reserves the right, subject to applicable law, at any time after the completion of the Exchange Offer or the subsequent offering period, as applicable, to cause Alcatel Lucent to redeem at par value plus accrued interests from the date the interest was last paid, to the date set for the early redemption all of the outstanding 2018 OCEANEs, 2019 OCEANEs or 2020 OCEANEs, if less than 15% of the issued OCEANEs of any such series remain outstanding.

If Nokia owns less than 95% of the share capital and voting rights of Alcatel Lucent immediately after the completion of the Exchange Offer or, if applicable, the subsequent offering period for the Exchange Offer, then Nokia reserves the right, subject to applicable law, to (i) commence a buy-out offer for the Alcatel Lucent Securities it does not own on the relevant date pursuant to Article 236-3 of the AMF General Regulation if at any time after the completion of the Exchange Offer it owns 95% or more of the voting rights of Alcatel Lucent, (ii) commence at any time a simplified offer for the Alcatel Lucent securities it does not own on the relevant date pursuant to Article 233-1 et seq. of the AMF General Regulation, (iii) cause Alcatel Lucent to be merged into Nokia or an affiliate thereof, contribute assets to, merge certain of its subsidiaries with, or undertake other reorganizations of, Alcatel Lucent. In addition, Nokia intends to request to delist Alcatel Lucent Shares and OCEANEs from Euronext Paris and to seek to delist Alcatel Lucent ADSs from the NYSE, whether or not Alcatel Lucent Shares have been delisted from Euronext Paris, and, when possible, to deregister Alcatel Lucent Shares and Alcatel Lucent ADSs under the Exchange Act or (iv) take any other steps to consolidate its ownership of Alcatel Lucent.

Nokia currently does not intend to structure any such steps so that it would result in the Alcatel Lucent convertible bonds becoming convertible bonds of Nokia, becoming debt obligations of Nokia or otherwise becoming convertible into Nokia Shares or Nokia ADSs after the Completion of the Exchange Offer.

As of the date of this exchange offer/prospectus, Nokia does not have any current definitive plans to take any of the actions identified in paragraph (iii) or (iv) above. Should any such plans develop, Nokia will disclose them in due course and in accordance with applicable law.

Pursuant to French law and the AMF General Regulation, a buy-out offer is a public tender offer filed with the AMF by a shareholder holding, alone or in concert, at least 95% of the share capital and voting rights of a listed company and made for all the remaining outstanding securities of the company. The primary differences between an Exchange Offer and a buy-out offer are that in the buy-out offer Nokia and Alcatel Lucent would file a joint offer document with the AMF, the period of time during which the shareholders may tender their securities generally would be 10 French trading days (instead of 25 French trading days), and the squeeze-out would be implemented immediately after the buy-out offer if the 95% share capital and voting rights threshold is met.

Pursuant to French law and the AMF General Regulation, the consideration offered in a buy-out offer may be shares or cash. The consideration in a buy-out offer would be determined in the same manner as in a squeeze out (see above).

We believe that a buy-out offer conducted pursuant to Article 236-3 of the AMF General Regulation would constitute a tender offer for the purposes of the U.S. securities laws. Accordingly, we would structure any such offer in accordance with the applicable U.S. securities laws and regulations or any available exemption. We would assess and seek to reconcile (including by seeking any available regulatory relief) any difference between French law practice and the U.S. law and practice in each case applicable to the buy-out offer at that time.

Pursuant to French law and the AMF General Regulation, a simplified offer is a public tender offer filed with the AMF by a shareholder holding, directly or indirectly, alone or in concert, at least 50% of the share capital and voting rights of a listed company and made for all the remaining outstanding securities of such company. The primary differences between the Exchange Offer and a simplified offer are that in the simplified offer, the period of time during which the shareholders may tender their securities generally would be 10 French trading days (instead of 25 French trading days), and the tender of securities is irrevocable during the offer period and any subsequent offering period.

Pursuant to French law and the AMF General Regulation, the consideration offered in a simplified tender offer may be shares and/or cash. However, if in the twelve-month period before the offer is filed, the bidder, acting alone or in concert, has purchased for cash securities giving it more than 5% of the share capital or voting rights of the target company, the offer must include a cash alternative. The amount of the consideration is determined by the bidder and may not be lower than the volume weighted average share price over the 60 trading days preceding the filing or, as applicable, the announcement of the offer.

We believe that a simplified offer conducted pursuant to Article 233-1 et seq. of the AMF General Regulation would constitute a tender offer for the purposes of the U.S. securities laws. Accordingly, we would structure any such offer in accordance with the applicable U.S. securities laws and regulations or any available exemption. We would assess and seek to reconcile (including by seeking any available regulatory relief) any difference between French law practice and the U.S. law and practice in each case applicable to the simplified offer at that time.

Ownership of more than 50% but less than 95% of Alcatel Lucent post completion of the Exchange Offer

If, at the completion of the Exchange Offer and the subsequent offering period, Nokia owns more than 50% but less than 95% of the share capital and voting rights of Alcatel Lucent, Nokia reserves the right to take any of the actions described above to consolidate its ownership of Alcatel Lucent.

For so long as Nokia continues to own less than 100% of Alcatel Lucent (including while it implements any of the actions to consolidate its ownership or if such steps are not entirely successful), Alcatel Lucent Securities not acquired by Nokia would remain outstanding and may continue to trade on the applicable securities exchange(s) and may remain registered with the SEC, unless Nokia is successful in its efforts to delist and deregister such Alcatel Lucent Securities as described elsewhere in this exchange offer/prospectus.

Holders of any Alcatel Lucent Securities not owned by Nokia will continue to have rights under French law described in “Comparison of Rights of Holders of Nokia Shares and Alcatel Lucent Shares” section of this exchange offer/prospectus. In addition, depending on Nokia’s level of ownership of the Alcatel Lucent Shares, it would be able to implement any transaction requiring majority and may be able to implement any transaction requiring a two-thirds vote of the Alcatel Lucent Shares, as described in “Comparison of Rights of Holders of Nokia Shares and Alcatel Lucent Shares” section of this exchange offer/prospectus.

Also, for so long as Nokia owns less than 100% of the Alcatel Lucent Securities, its ability to integrate Alcatel Lucent’s operations with Nokia may be limited by the applicable provisions of French corporate law. In particular, pursuant to French corporate law, any transaction between Alcatel Lucent and Nokia which is neither in the ordinary course nor on an arm’s-length basis would be subject to the prior approval of Alcatel Lucent’s board of directors (with the Nokia-nominated directors unable to vote on the resolution) and would also need to be subsequently ratified by Alcatel Lucent’s shareholders’ meeting (with Nokia unable to vote on the resolution and Alcatel Lucent Shares held by Nokia excluded from the quorum). However, Nokia, as an Alcatel Lucent shareholder, would be allowed to vote its Alcatel Lucent Shares with respect to any shareholder resolution to merge Alcatel Lucent and Nokia or any of its subsidiaries. Nokia does not anticipate that any such limitations would have a significant effect on its ability to implement its intentions over the twelve-month period immediately after the successful completion of the subsequent offering period, as outlined in this section.

Integration and Reorganization

The strategic direction of Alcatel Lucent will be to continue to offer leading solutions in Alcatel Lucent’s business lines by taking advantage of the increased customer base attributable to the combination of Nokia and Alcatel Lucent. Nokia intends to integrate Alcatel Lucent into the Nokia group as soon as possible if the Exchange Offer is successful. In addition, if the Exchange Offer is successful, Nokia intends to propose changes to the composition of the Alcatel Lucent board of directors. The composition of the Alcatel Lucent board of directors will take into account the new share ownership structure of Alcatel Lucent and in particular, the ownership level of Nokia.

It is currently expected that after the Completion of the Exchange Offer, Networks business would be conducted through four business groups: Mobile Networks, Fixed Networks, Applications & Analytics and IP/Optical Networks. These business groups would provide an end-to-end portfolio of products, software and services to enable the combined company to deliver the next generation of leading networks solutions and services to customers. Alongside these, Nokia Technologies would continue to operate as a separate business group with a clear focus on licensing and the incubation of new technologies. Nokia Technologies would continue to have its own innovation, product development and go-to-market operations. Each business group would have strategic, operational and financial responsibility for its portfolio and would be fully accountable for meeting its targets. The four Networks business groups would have a common Integration and Transformation Office to drive synergies and to lead integration activities. The business group leaders would report directly to Nokia’s President and Chief Executive Officer:

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Mobile Networks (MN) would include Nokia’s and Alcatel Lucent’s comprehensive Radio portfolios and most of their converged Core network portfolios including IMS/VoLTE and Subscriber Data Management, as well as the associated mobile networks-related Global Services business. This unit would also include Alcatel Lucent’s Microwave business and all of the combined company’s end-to-end Managed Services business. Through the combination of these assets, Mobile Networks would provide leading end-to-end mobile networks solutions for existing and new platforms, as well as a full suite of professional services and product-attached services.

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Fixed Networks (FN) would comprise the current Alcatel Lucent Fixed Networks business, whose cutting-edge innovation and market position would be further supported through strong collaboration with the other business groups. This business group would provide copper and fiber access products and services to offer customers ultra-broadband end-to-end solutions to transform their networks, deploying fiber to the most economical point.

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Applications & Analytics (A&A) would combine the Software and Data Analytics-related operations of both companies. This comprehensive applications portfolio would include Customer Experience Management, OSS as distinct from network management such as service fulfilment and assurance, Policy and Charging, services, Cloud Stacks, management and orchestration, communication and collaboration, Security Solutions, network intelligence and analytics, device management and Internet of Things connectivity management platforms. CloudBand would also be housed in this business group, which would drive innovation to meet the needs of a convergent, Cloud-centric future.

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IP/Optical Networks (ION) would combine the current Alcatel Lucent IP Routing, Optical Transport and IP video businesses, as well as the software defined networking (SDN) start-up, Nuage, plus Nokia’s IP partner and Packet Core portfolio. IP/Optical Networks would continue to drive Alcatel-Lucent’s technology leadership, building large scale IP/Optical infrastructures for both service providers and, increasingly, web-scale and tech-centric enterprise customers.

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Nokia Technologies (TECH) would remain as a separate entity with a clear focus on licensing and the incubation of new technologies. Nokia Technologies would continue to have its own innovation, product development and go-to-market operations.

We expect to align our financial reporting under two key areas: Nokia Technologies and the Networks business. The Networks business would comprise the business groups of Mobile Networks, Fixed Networks, Applications & Analytics and IP/Optical Networks. We also expect to provide selective financial data separately for each of the four Networks business groups to ensure transparency for investors over the performance of each of them.

Nokia ADS Conversion

Nokia has agreed with Citibank, N.A., Nokia’s ADS depositary, that, if the Exchange Offer is successful, Citibank will not charge any ADS issuance fees for the issuance of new Nokia ADSs upon deposit of Nokia Shares for a period of thirty calendar days beginning on the U.S. business day following the settlement of the subsequent offering period or, if there is no subsequent offering period, the settlement of the Exchange Offer. Pursuant to this arrangement, existing and new holders of Nokia Shares would, subject to compliance with the terms of the Nokia ADS deposit agreement, be able to convert their Nokia Shares into Nokia ADSs during such period without any ADS issuance fees.

THE MEMORANDUM OF UNDERSTANDING

The following is a summary of certain provisions of the Memorandum of Understanding. This summary is qualified in its entirety by reference to the Memorandum of Understanding, which is included in this exchange offer/prospectus as Annex A. This summary may not contain all the information about the Memorandum of Understanding that is important to the holders of Alcatel Lucent Securities and you should read the Memorandum of Understanding in its entirety.

The Memorandum of Understanding incorporated by reference into this exchange offer/prospectus contains representations, warranties and covenants by each of Nokia and Alcatel Lucent. These representations and warranties were made solely for the benefit of the other party to the Memorandum of Understanding and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the Memorandum of Understanding by disclosures that were made to the other party in connection with the negotiation of the Memorandum of Understanding; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Memorandum of Understanding, the French Offer filing date or such other date or dates as may be specified in the Memorandum of Understanding. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Memorandum of Understanding, which subsequent information may or may not be fully reflected in public disclosures. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Memorandum of Understanding and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by holders of Alcatel Lucent Securities. Only Nokia and Alcatel Lucent are parties to the Memorandum of Understanding, which does not confer any rights upon or give any causes of action to the holders of Alcatel Lucent Securities. Neither holders of Alcatel Lucent Securities nor any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Alcatel Lucent, Nokia, or any of their respective subsidiaries or affiliates.

Nokia acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this exchange offer/prospectus not misleading.

The Exchange Offer

The Memorandum of Understanding provides that the Exchange Offer is being conducted on the terms and subject to the Conditions set forth in the section of this exchange offer/prospectus entitled “The Exchange Offer.”

Additional Exchange Mechanisms

In accordance with the additional exchange mechanisms described in the Memorandum of Understanding, Nokia and Alcatel Lucent established the acceleration and liquidity mechanism described in the section entitled “The Exchange Offer—Treatment of Alcatel Lucent Stock Options and Performance Shares” in this exchange offer/prospectus.

Representations and Warranties

Under the Memorandum of Understanding, each of Nokia and Alcatel Lucent makes customary and generally reciprocal representations and warranties to the other party with respect to: organization,

good standing and qualification; capitalization; corporate authority; non-contravention; required consents; reports, financial statements, internal control and disclosure control; and absence of certain changes and litigation.

Alcatel Lucent also makes customary representations and warranties to Nokia with respect to certain matters relating to intellectual property and legal compliance.

French Group Committee Consultation

In accordance with the Memorandum of Understanding and applicable law, Alcatel Lucent’s French Group Committee (Comité de Groupe France) consultation process was completed and the French Group Committee issued its opinion on June 1, 2015. On June 4, 2015, following the issuance of the French Group Committee opinion, the Alcatel Lucent board of directors issued a statement expressing its full support for the proposed combination with Nokia.

Consents and Approvals

Nokia and Alcatel Lucent have agreed to cooperate to obtain all regulatory consents in connection with the Exchange Offer. Each of Nokia and Alcatel Lucent also agreed to use its reasonable best efforts to take all actions and to do all things necessary or advisable under applicable law to consummate the Exchange Offer.

Nokia received all regulatory approvals required for the implementation of the Exchange Offer pursuant to the Memorandum of Understanding prior to the filing of the French Offer with the AMF. Refer to the section of this exchange offer/prospectus entitled “The Exchange Offer—Legal Matters; Regulatory Approvals.”

Conduct of the Business Pending the Exchange Offer

The Memorandum of Understanding provides that from the date of the Memorandum of Understanding until the earlier to occur of the Exchange Offer completion date or the termination of the Memorandum of Understanding, except as subject to customary conditions and consents, each of Nokia and Alcatel Lucent has agreed to conduct the business of Nokia or Alcatel Lucent, as applicable, and their respective subsidiaries in the ordinary course consistent with past practice.

During the same time period, each of Nokia and Alcatel Lucent has agreed (subject to certain exceptions) not to (i) make any material amendment to its organizational documents; (ii) split, combine or reclassify its outstanding shares; (iii) declare, set aside or pay any type of dividend, whether payable in cash, share or property, in respect of its shares; or (iv) launch any repurchase program with respect to its shares not publicly announced as of the date of the Memorandum of Understanding.

During the same time period, each of Nokia and Alcatel Lucent has agreed (subject to certain exceptions) not to and to cause its subsidiaries not to:

(a)	(i) issue, sell, or dispose of any of its shares or its subsidiaries’ shares, or (ii) pledge or create a lien, in each of cases (i) and (ii) with respect to (A) any of its shares or of its subsidiaries’ shares, (B) any securities convertible into or exchangeable or exercisable for its shares or any of its subsidiaries’ shares, (C) any options, warrants, calls, commitments or rights of any kind to acquire, its shares or any of its subsidiaries’ shares, or (D) any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with its shareholders or its subsidiaries’ shareholders on any matter;

(b)	incur any long-term indebtedness for borrowed money (including any guarantee of such indebtedness);

(c)	in one or several transactions, transfer, exchange, swap or otherwise create a material lien on or dispose (whether by way of merger, consolidation, sale of shares or assets, or otherwise) of any material portion of its consolidated assets, including shares of its subsidiaries; and

(d)	in one or several transactions, acquire (whether by merger, consolidation, purchase or otherwise) any person or assets.

In addition, during the same time period Alcatel Lucent has agreed not to and to cause its subsidiaries not to (subject to certain exceptions):

(a)	(i) settle or agree to a compromise in respect of certain material claims or litigation, or (ii) (A) modify, amend or terminate certain material contracts, or (B) waive, release or assign any material rights or claims under any of such contracts;

(b)	enter into certain “non-compete” or similar contracts;

(c)	abandon, fail to maintain or assign any material intellectual property; and

(d)	enter into certain material arrangements that in certain circumstances would purport to have a binding effect on Nokia or any of its direct or indirect subsidiaries (other than Alcatel Lucent and its subsidiaries) or any of their respective patents.

Until the settlement of the initial offering period Nokia and Alcatel Lucent have agreed not to declare, set aside or pay any dividends, subject to exceptions for, among other things, (i) for Alcatel Lucent, dividends which may be anticipated pursuant to the disposition of Alcatel-Lucent Submarine Network, if any and (ii) for Nokia, (x) distributions which may be anticipated to be paid in 2015 in the ordinary course of business and consistent with past practices and which are limited to an aggregate amount of EUR 0.14 per Nokia Share or (y) distributions of special dividends in cash in an amount not exceeding in the aggregate EUR 1 000 000 000).

Nokia Shareholder Meeting

Pursuant to the Memorandum of Understanding, the Nokia board of directors resolved on              to call an extraordinary general meeting of Nokia shareholders to consider and vote on the resolution contemplated by the Nokia Shareholder Approval and the election of             ,             and             to the Nokia board of directors, as more fully described in the section “The Transaction—Nokia Shareholder Meeting” of this exchange offer/prospectus.

No Solicitation of Alternate Proposals

The Memorandum of Understanding provides that, during the term of the Memorandum of Understanding, Alcatel Lucent undertakes:

(a)	not to and to cause its subsidiaries not to and to use its reasonable best efforts to cause its and its subsidiaries’ senior officers, directors or representatives not to:

(i)	initiate, solicit, induce, or take any action with a view to facilitate or encourage, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Alternate Proposal (as defined below);

(ii)	engage or otherwise participate in any discussions or negotiations (including by way of furnishing non-public information or granting access to any of the properties or assets of Alcatel Lucent or its subsidiaries) with any person relating to any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Alternate Proposal;

(iii)	accept, approve, endorse or recommend any Alternate Proposal;

(iv)	approve or recommend or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, tender offer agreement, merger agreement, acquisition agreement, business combination agreement, joint venture agreement, option agreement or other similar agreement in respect of any Alternate Proposal; or

(v)	propose publicly or agree to do any of the foregoing related to any Alternate Proposal; and

(b)	to promptly after becoming aware of a receipt of an Alternate Proposal or of any request for non-public information or inquiry relating to Alcatel Lucent by any person or a group of persons who has or would reasonably be expected to make any Alternate Proposal, provide Nokia with notice of the terms and conditions of such Alternate Proposal, request or inquiry.

Notwithstanding the foregoing, if at any time Alcatel Lucent receives a bona fide written Alternate Proposal or any written request for non-public information or inquiry relating to Alcatel Lucent by any person or group of persons who has or is expected to make any bona fide written Alternate Proposal, in each case that the Alcatel Lucent board of directors determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, Alcatel Lucent may engage in any of the actions described in paragraph (a)(ii) above provided that (i) the person or group of persons making such Alternate Proposal or request, as applicable, for non-public information or inquiry has signed a confidentiality agreement with Alcatel Lucent on terms not less restrictive in any material respect on such person or group of persons than the confidentiality agreement between Nokia and Alcatel Lucent and containing (A) no exclusivity provision or provision (unless waived by such person) inconsistent with the terms of the no solicitation provision of the Memorandum of Understanding and (B) a standstill provision of a duration of at least one year (subject to customary exceptions), and (ii) all information which is provided to such person or group of persons but was not previously provided to Nokia must be provided to Nokia as promptly as practicable.

“Alternate Proposal” with respect to Alcatel Lucent means any offer or proposal for, or any indication of interest in by any person or group of persons, in one or a series of related transactions (other than the Exchange Offer) involving (i) any direct or indirect acquisition or purchase of (A) the Alcatel Lucent Securities that would result in any person or a group of persons owning 15% or more of the Alcatel Lucent Shares (either directly or after conversion or exercise of such Alcatel Lucent Securities) or (B) assets of Alcatel Lucent or any of its subsidiaries, including by way of the acquisition or purchase of, or subscription to, any class of equity securities or voting rights of any of its subsidiaries, that represent (or generate) 15% or more of the consolidated gross revenue, consolidated EBITDA or consolidated gross assets of Alcatel Lucent, as presented in the most recent audited annual consolidated financial statements of Alcatel Lucent; or (ii) any merger, reorganization, restructuring, contribution, share exchange, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving Alcatel Lucent or any of its subsidiaries or any of their respective assets meeting the tests set forth in prong (i)(B) of this definition, but with the exception of (x) intra-group reorganizations and transactions or (y) any transfer, sale, disposition, exchange or distribution of all or part of Alcatel Lucent’s interest in Alcatel Lucent Submarine Networks in accordance with the terms of the Memorandum of Understanding, provided that such transfer, sale, disposition, exchange or distribution does not involve or require the issuance of any Alcatel Lucent Shares.

“Superior Proposal” means any bona fide written Alternate Proposal from any person or group of persons (provided that, for the purpose of this definition, all references to “15%” in the definition of “Alternate Proposal” are replaced by “30%” with respect to prong (i)(A) of the Alternate Proposal definition and are replaced by “50%” with respect to prong (i)(B) of the Alternate Proposal definition) that the Alcatel Lucent Board determines in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute) (i) to be more favorable to Alcatel Lucent, the holders of the Alcatel Lucent Securities and the other stakeholders of Alcatel Lucent than the Exchange Offer, taking into account, among other things, (x) all legal, financial, regulatory, timing, financing and other aspects of the Alternate Proposal, the Memorandum of Understanding and the Exchange Offer on the terms described in the Memorandum of Understanding (including the respective conditions to and the respective expected timing and risks of consummation), (y) any improved terms that Nokia may have offered pursuant to and in accordance with the Memorandum of Understanding (as described further below), and (z) the corporate interest (intérêt social) of Alcatel Lucent and (ii) the Alcatel Lucent Board determines in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute) that failure to pursue such Alternate Proposal would be inconsistent with its fiduciary duties under applicable law.

Change in Alcatel Lucent Board Recommendation

Except as described below, after the date of this exchange offer/prospectus Alcatel Lucent agreed not to make a Change in Alcatel Lucent Board Recommendation (as defined below). Alcatel Lucent is permitted to:

(a)	at any time make a Change in Alcatel Lucent Board Recommendation in response to the receipt of any bona fide written Alternate Proposal that the Alcatel Lucent Board determines in good faith constitutes a Superior Proposal. Unless such Superior Proposal is in the form of a formal offer filed and cleared with the AMF, prior to the Alcatel Lucent Board making such a Change in Alcatel Lucent Board Recommendation, Alcatel Lucent agreed to send a written notice thereof to Nokia. Upon receipt of such notice by Nokia, Alcatel Lucent agreed, upon the request of Nokia in its sole discretion, to negotiate in good faith with Nokia during a period of five MoU Business Days from the date on which Nokia received such notice with respect to any changes to the terms of Memorandum of Understanding or the Exchange Offer irrevocably offered by Nokia. If the Alcatel Lucent Board determines in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute), after giving effect to such changes as are irrevocably offered by Nokia, that such Alternate Proposal (i) continues to constitute a Superior Proposal and (ii) the failure to make a Change in Alcatel Lucent Board Recommendation in response to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law, then Alcatel Lucent may make a Change in Alcatel Lucent Board Recommendation in response to such Superior Proposal; and

(b)	at any time following reasonable notice to Nokia, make a Change in Alcatel Lucent Board Recommendation in response to a material adverse effect with respect to Nokia, if the Alcatel Lucent Board determines in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute) that its failure to do so would be inconsistent with its fiduciary duties under applicable law.

“Change in Alcatel Lucent Board Recommendation” means, at any time following the issuance of the Alcatel Lucent Board Recommendation, Alcatel Lucent (through the Alcatel Lucent Chief Executive Officer or the Chairman of the Alcatel Lucent Board) or the Alcatel Lucent Board (i) withdrawing, amending, qualifying or modifying, or publicly proposing to withdraw, amend, qualify or modify, the Alcatel Lucent Board Recommendation in a manner materially adverse to Nokia, (ii) approving or recommending any Alternate Proposal, including by making any public statements that expressly and unequivocally support any Alternate Proposal, or (iii) failing, upon the request of Nokia, to recommend against any publicly announced bona fide and credible Alternate Proposal within ten MoU Business Days after the initial public announcement thereof, provided that any material change in price or any other material term of such Alternate Proposal shall be deemed to be a new Alternate Proposal for purposes of this clause (iii); and provided further that, with respect to any action or inaction of the Alcatel Lucent Chief Executive Officer or the Chairman of the Alcatel Lucent Board (without the consent of the Alcatel Lucent Board), none of clauses (i), (ii) or (iii) constitute a Change in Alcatel Lucent Board Recommendation if the Alcatel Lucent Board, within two MoU Business Days of the relevant action or inaction, issues a statement expressly and unequivocally rejecting such action or inaction and re-issuing the Alcatel Lucent Board Recommendation.

Nokia Board Recommendation

On         , the Nokia board of directors determined, subject to its fiduciary duties under applicable law and the terms and conditions of the Memorandum of Understanding, to recommend that the Nokia shareholders vote in favor of the resolution presented to them to approve the authorization for the Nokia board of directors to issue such number of new Nokia Shares as may be necessary for delivering the Nokia Shares offered in consideration for the Alcatel Lucent Securities tendered into the Exchange Offer and the appointment of the three members of the Nokia board of directors identified jointly by the Corporate Governance & Nomination committee of the Nokia board of directors and by Alcatel Lucent, in each case subject to the completion of the Exchange Offer.

Change in Nokia Board Recommendation

Except as set forth below, the Nokia board of directors agreed not to make a Change in Nokia Board Recommendation (as defined below). Notwithstanding the foregoing, at any time prior to the Nokia shareholder vote with respect to the Nokia Shareholder Approval, the Nokia board of directors may make a Change in Nokia Board Recommendation in response to a Nokia Intervening Event (as defined below) if it determines in good faith that its failure to do so would be inconsistent with its fiduciary duties under applicable law, after giving effect to such changes as are offered by Alcatel Lucent within ten MoU Business Days after receiving the notice thereof to address such Nokia Intervening Event. Prior to the Nokia board of directors making a Change in Nokia Board Recommendation, Nokia agreed to send a written notice to Alcatel Lucent that Nokia intends to take such action. Upon receipt of such notice by Alcatel Lucent, Nokia agreed, upon the request of Alcatel Lucent in its sole discretion, to negotiate in good faith with Alcatel Lucent during a period of ten MoU Business Days from the date on which Alcatel Lucent received such notice with respect to any changes to the terms of the Memorandum of Understanding or the Exchange Offer irrevocably offered by Alcatel Lucent. If the Nokia board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute), after giving effect to such changes as are irrevocably offered by Alcatel Lucent, that its failure to make a Change in Nokia Board Recommendation in connection with such Nokia Intervening Event continues to be inconsistent with its fiduciary duties under applicable law, then Nokia may make a Change in Nokia Board Recommendation in connection with such Nokia Intervening Event.

“Change in Nokia Board Recommendation” means Nokia (through the Nokia President & Chief Executive Officer or the Chairman of the Nokia board of directors) or the Nokia board of directors (i) at any time withdrawing, amending, qualifying or modifying, or publicly proposing to withdraw, amend, qualify or modify, the Nokia Board Recommendation in a manner materially adverse to Alcatel Lucent or the holders of the Alcatel Lucent Securities provided that, with respect to any action or inaction of the Nokia President & Chief Executive Officer or the Chairman of the Nokia board of directors (without the consent of the Nokia board of directors), none of the foregoing shall constitute a Change in Nokia Board Recommendation if the Nokia board of directors, within two MoU Business Days of the relevant action or inaction, issues a statement expressly and unequivocally rejecting such action or inaction and re-issuing the Nokia Board Recommendation or (ii) at the time Nokia convenes or holds the Nokia general meeting, the Nokia board of directors failing to reiterate the Nokia Board Recommendation.

“Nokia Intervening Event” means any change, condition, effect, event or occurrence that is unknown to and not reasonably foreseeable by the Nokia board of directors on the date of the Memorandum of Understanding, which change, condition, effect, event or occurrence becomes known to the Nokia board of directors prior to obtaining the Nokia Shareholder Approval; provided, however, that none of the following (or the consequences thereof) will constitute a Nokia Intervening Event: (i) any action taken by any party pursuant to the Memorandum of Understanding or in connection with the transactions contemplated by the Memorandum of Understanding; (ii) any changes in the market price or trading volume of the Alcatel Lucent Securities or the Nokia Shares or the respective credit ratings of Alcatel Lucent or Nokia; (iii) the receipt, existence of or terms of any proposal by a third party to acquire (directly or indirectly) an interest, assets, securities or enter into an arrangement (including any merger, reorganization, restructuring, contribution, share exchange, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction) in respect of Nokia or any of Nokia’s subsidiaries or any inquiry relating thereto, or the implementation of any such arrangements; (iv) any change, condition, effect, event or occurrence relating to the transactions contemplated by the Memorandum of Understanding; or (v) any change, condition, effect, event or occurrence referred to in clauses (i) through (ix) of the definition of “Material Adverse Effect” (as set forth in the Memorandum of Understanding).

Indemnification and D&O Insurance

Subject to the completion of the Exchange Offer and for six years following the completion of the Exchange Offer, Nokia agreed to cause Alcatel Lucent or its subsidiaries to indemnify and provide advancement of expenses to all past and present directors and senior officers of Alcatel Lucent on terms not less favorable to such director or senior officer than those provided to him or her by Alcatel Lucent or its subsidiaries on the date of the Memorandum of Understanding. The preceding indemnity provision will be deemed satisfied if Alcatel Lucent or Nokia purchase a six-year “tail” prepaid policy on the relevant terms.

Conditions to the Filing of the French Offer

Pursuant to the Memorandum of Understanding, the filing of the French Offer with the AMF was subject to certain customary conditions precedent, including the following:

•	absence of injunction or law in effect immediately prior to the filing of the French Offer making illegal, restraining, enjoining or otherwise prohibiting the Exchange Offer;

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receipt of competition approvals including (i) expiration or termination of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) approval pursuant to Council Regulation (EC) No. 139/2004, and (iii) approval pursuant to the merger control laws in the following countries: Brazil, Canada, China, India, Japan, Taiwan and Russia;

•	the authorization of the Ministry of Economy and Finance of the French Republic and the receipt of the required approval of the Committee on Foreign Investment in the United States;

•	accuracy of the representations and warranties of Alcatel Lucent, subject to a materiality standard;

•	performance of the covenants under the Memorandum of Understanding by Alcatel Lucent, subject to a materiality standard;

•	reiteration or issuance of the Alcatel Lucent Board Recommendation; and

•	absence of a continuing Material Adverse Effect (as defined in the Memorandum of Understanding) with respect to Alcatel Lucent.

All of the foregoing conditions were satisfied or waived prior to the filing of the French Offer with the AMF on                      , 2015.

Termination of the Memorandum of Understanding

The Memorandum of Understanding may be terminated by mutual agreement of Nokia and Alcatel Lucent.

After the commencement of the U.S. Offer, the Memorandum of Understanding may be terminated either by Nokia or Alcatel Lucent with a written notice to the other party (subject to certain exceptions):

(a)	if, pursuant to Article 232-11 of the AMF General Regulation, the French Offer has been withdrawn by Nokia, or the AMF has published a notice that the French Offer was not successful;

(b)	if any relevant governmental authority of competent jurisdiction shall have (i) denied in writing any regulatory consent required under the Memorandum of Understanding or (ii) enacted, issued, promulgated or granted any restricting law prohibiting the transaction contemplated by the Memorandum of Understanding;

(c)	if the Alcatel Lucent board of directors withdraws its support for the Exchange Offer in connection with a Superior Proposal; or

(d)	prior to the completion of the Exchange Offer if the resolution related to the Nokia Shareholder Approval has been submitted at the Nokia extraordinary general meeting and the Nokia Shareholder Approval shall not have been validly obtained.

After the commencement of the Exchange Offer, the Memorandum of Understanding may be terminated by Nokia with a written notice to Alcatel Lucent (subject to certain exceptions) for any reason other than in connection with a Superior Proposal or in response to a material adverse effect with respect to Nokia if the Alcatel Lucent board of directors withdraws its support for the Exchange Offer.

After the commencement of the Exchange Offer, the Memorandum of Understanding may be terminated by Alcatel Lucent with a written notice to Nokia (subject to certain exceptions) if the Nokia board of directors makes a Change in Nokia Board Recommendation.

The Memorandum of Understanding contains certain other termination provisions that have expired prior to commencement of the U.S. Offer.

Even if the Memorandum of Understanding was terminated, such a termination would not automatically result in the withdrawal of the French Offer. According to Article 232-11 of the AMF General Regulation, an offeror may only withdraw its offer in limited circumstances.

Termination Fees

After the commencement of the Exchange Offer, Nokia may be obligated to pay to Alcatel Lucent:

(a)	EUR 150 million if the Memorandum of Understanding is terminated due to a failure to obtain Nokia Shareholder Approval;

(b)	EUR 300 million if the Memorandum of Understanding is terminated due to (i) Change in Nokia Board Recommendation or (ii) material breach by Nokia of the Memorandum of Understanding and Nokia or Nokia’s board of directors having taken deliberate action to frustrate the obtaining of the Nokia Shareholder Approval; or

(c)	EUR 400 million if the Memorandum of Understanding is terminated due to a relevant authority of competent jurisdiction having enacted or otherwise issued an injunction or a restricting law with respect to the Exchange Offer.

After the commencement of the Exchange Offer, Alcatel Lucent may be obligated to pay to Nokia:

(a)	EUR 300 million if the Memorandum of Understanding is terminated due to (i) Alcatel Lucent board of directors decision or measure leading to withdrawal of the French Offer pursuant to Article 232-11 of the AMF General Regulation or (ii) change in Alcatel Lucent Board Recommendation; or

(b)	EUR 300 million if (i) a certain type of an Alternate Proposal is publicly announced or otherwise communicated to Alcatel Lucent, (ii) Alcatel Lucent does not make a Change in Alcatel Lucent Board Recommendation, (iii) the Exchange Offer is terminated due to failure to satisfy the Minimum Tender Condition and (iv) within 12 months of such termination, Alcatel Lucent enters into and consummates an agreement with respect to such Alternate Proposal with the person making such Alternate Proposal.

The Memorandum of Understanding contains certain other termination fee provisions that expired prior to commencement of the U.S. Offer.

Standstill

Nokia and Alcatel Lucent agreed to reciprocal standstill periods, subject to customary exceptions, with respect to the other party’s securities following certain events of termination of the Memorandum of Understanding. The standstill periods would last until the longer of the 12-month anniversary of the termination date of the Memorandum of Understanding and the 18-month anniversary of the date of the Memorandum of Understanding.

Exchange Ratio Adjustment Mechanism

According to the Memorandum of Understanding, if between the date of the Memorandum of Understanding (i.e., April 15, 2015) and the settlement date of the Exchange Offer or, if any, the subsequent offering period (or the relevant settlement date with respect to any additional acceleration mechanism of the Alcatel Lucent Stock Options and Performance Shares plans), (i) the outstanding Alcatel Lucent Shares or Nokia Shares are changed into a different number of shares or a different class by reason of any share dividend, subdivision, reclassification, split, reverse split, combination or exchange of shares, or (ii) Alcatel Lucent or Nokia resolve to pay any dividend (other than, with respect to Nokia, the ordinary dividend of 0.14 euros announced prior to the date of the Memorandum of Understanding, on January 29, 2015 and paid on May 21, 2015. It is specified that Nokia may, pursuant to the Memorandum of Understanding, pay other ordinary course cash dividends consistent with past practices or a special cash dividend in an amount up to one billion euros without the prior consent of Alcatel Lucent, but which would give rise to an adjustment, or (iii) Alcatel Lucent or Nokia make any other distribution to its security holders or shareholders in each case with a record date before the settlement of the Exchange Offer or, if any, the subsequent offering period (or the relevant settlement date with respect to any additional acceleration mechanism of the Alcatel Lucent Stock Options and Performance Shares plans), then the consideration offered to the holders of Alcatel Lucent Securities after such event pursuant to the Exchange Offer will be appropriately adjusted to provide to the holders of such Alcatel Lucent Securities the same economic effect as contemplated by the Memorandum of Understanding prior to such event.

THE EXCHANGE OFFER

Terms of the Exchange Offer

Nokia, a Finnish corporation, is offering, upon the terms and subject to the Conditions set out in this exchange offer/prospectus and the French Offer Documentation to acquire all of the Alcatel Lucent Securities through the Exchange Offer whereby Alcatel Lucent Securities will be exchanged for Nokia Shares or Nokia ADSs, as described below.

As of the opening of the Exchange Offer, Nokia does not own, directly or indirectly, acting alone or in concert, any Alcatel Lucent Securities. As of the date of this exchange offer/prospectus, Nokia has not entered into any agreements to acquire Alcatel Lucent Securities outside of the Exchange Offer.

The Exchange Offer is comprised of the U.S. Offer and the French Offer. The U.S. Offer is being made pursuant to this exchange offer/prospectus to:

•	all U.S. holders of outstanding Alcatel Lucent Shares,

•	all holders of outstanding Alcatel Lucent ADSs, wherever located, and

•	all U.S. holders of outstanding OCEANEs.

For every Alcatel Lucent Share you validly tender into, and do not withdraw from, the U.S. Offer, you will receive 0.55 Nokia Share. For every Alcatel Lucent ADS you validly tender into, and do not withdraw from, the U.S. Offer, you will receive 0.55 Nokia ADS. For every 2018 OCEANE you validly tender into, and do not withdraw from, the U.S. Offer, you will receive              Nokia Share, for every 2019 OCEANE you validly tender into, and do not withdraw from, the U.S. Offer, you will receive              Nokia Share and for every 2020 OCEANE you validly tender into, and do not withdraw from, the U.S. Offer, you will receive              Nokia Share. Holders of Alcatel Lucent ADSs located outside of the United States may participate in the U.S. Offer only to the extent the local laws and regulations applicable to those holders permit them to participate in the U.S. Offer.

The French Offer to exchange 0.55 Nokia Share for every Alcatel Lucent Share,              Nokia Share for every 2018 OCEANE,              Nokia Share for every 2019 OCEANE, and              Nokia Share for every 2020 OCEANE, is being made pursuant to the French Offer Documentation available to holders of Alcatel Lucent Shares and OCEANEs who are located in France (holders of Alcatel Lucent Shares and OCEANEs who are located outside of France may not participate in the French Offer except if, pursuant to the local laws and regulations applicable to those holders, they are permitted to participate in the French Offer).

After completion of the Exchange Offer and assuming that all Alcatel Lucent Securities are tendered into the Exchange Offer or the subsequent offering period, if any, former holders of Alcatel Lucent Securities are expected to own approximately 33.5% of the issued and outstanding Nokia Shares on a fully diluted basis.

Nokia’s obligation to exchange Nokia Shares for Alcatel Lucent Securities pursuant to the Exchange Offer is subject to the Conditions described under “—Conditions to the Exchange Offer.”

Holders of Alcatel Lucent Securities who tender their securities for Nokia Shares or Nokia ADSs pursuant to the Exchange Offer will not be obligated to pay any charges or expenses of the U.S. exchange agent, of the Nokia depositary or of the Alcatel Lucent depositary.

Holders whose Alcatel Lucent Securities are tendered for Nokia Shares or Nokia ADSs pursuant to the Exchange Offer by a broker, dealer, commercial bank, trust company or other nominee will be responsible for any fees or commissions such nominees may charge in connection with such tender. No commission will be paid by Nokia to any intermediary of Alcatel Lucent Security holders or any person soliciting the contribution of Alcatel Lucent Securities into the Exchange Offer. Holders of Alcatel Lucent Securities who tender their securities pursuant to the Exchange Offer will also be responsible for all governmental charges and taxes payable in connection with such tender.

Offer Period

The U.S. Offer commenced on              following Nokia’s filing of the Schedule TO with the SEC. The U.S. Offer and withdrawal rights for tenders of Alcatel Lucent Shares and OCEANEs into the U.S. Offer will expire at the Expiration Date (which is 11:00 A.M., New York City time (5:00 P.M., Paris time) on              unless the U.S. Offer is extended). The ADS Tender Deadline for validly tendering and withdrawing Alcatel Lucent ADSs in the U.S. Offer will expire at 5:00 P.M., New York City time, on the U.S. business day immediately preceding the Expiration Date, which will be              unless the U.S. Offer is extended.

Extension, Termination and Amendment

Pursuant to the Memorandum of Understanding, Nokia has agreed to ensure that, subject to applicable law, the period during which the U.S. Offer is open (which will be at least 20 U.S. business days) corresponds to the period during which the French Offer is open (including any extensions or subsequent offering periods in relation to the French Offer). According to Article 231-34 of the AMF General Regulation, during the offer period, only the AMF can extend the French Offer. The AMF may extend the French Offer period in certain circumstances, including if a competing offer is filed, if the terms of the French Offer are improved, if the AMF’s decision to clear the French Offer is being appealed, or in case it requires the amendment of the French Offer Documentation relating, in particular, to the legal, financial and accounting characteristics of Nokia or Alcatel Lucent, due to an omission or inaccuracy. Subject to the U.S. federal securities laws and the Memorandum of Understanding, Nokia expressly reserves the right to extend the U.S. Offer either to match the extension of the French Offer or otherwise.

Furthermore, Nokia may be required by the U.S. federal securities laws (including Rule 14e-1 under the Exchange Act) to extend the U.S. Offer, if Nokia makes a material change to the terms of the U.S. Offer. For example, if Nokia changes the percentage of Alcatel Lucent Securities sought in the U.S. Offer or the exchange ratio applicable to the U.S. Offer within ten U.S. business days prior to the then-scheduled Expiration Date, the U.S. Offer will be extended so that it will expire no less than ten U.S. business days after the change is first published, sent or given to holders of Alcatel Lucent Securities in order to allow adequate dissemination and investor response to the change. If Nokia makes any other material change to the terms of the U.S. Offer or in the information concerning the U.S. Offer, or waives a material condition of the U.S. Offer, Nokia will extend the U.S. Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the U.S. Offer. Nokia will comply with Rule 14d-4(d)(2) under the Exchange Act in connection with material changes to the terms of the U.S. Offer. If Nokia is required to extend the U.S. Offer pursuant to the SEC rules and regulations, it intends to seek AMF’s consent to a corresponding extension of the French Offer. There is no guarantee that AMF would grant such consent, which may lead to different offering periods for the French Offer and the U.S. Offer.

To the extent permitted by applicable rules and regulations of the AMF and the SEC and subject to the Memorandum of Understanding, Nokia expressly reserves the right to, at any time and from time to time:

•

terminate or amend the U.S. Offer (and not accept at expiration of the offer period any Alcatel Lucent Securities) upon the failure of any of the Conditions described in this exchange offer/prospectus below under “—Conditions to the Exchange Offer”;

•

prior to the expiration of the offer period of the French Offer, revoke the French Offer in accordance with the AMF General Regulation with the prior approval of the AMF if (i) the Exchange Offer becomes without purpose, or (ii) (A) Alcatel Lucent adopted measures which modify its substance during the offer period or in case the Exchange Offer is successful, or (B) the measures taken by Alcatel Lucent render the continuation of the Exchange Offer particularly onerous. The French Offer may be revoked until the expiration of the French Offer. The AMF General Regulation does not define under which circumstances an offer becomes without purpose or is substantially modified or is particularly onerous. The assessment is made by the AMF on a case-by-case basis. Revocation of the French Offer would likely have a material adverse effect on the U.S. Offer, including the likely failure of the Minimum Tender Condition; and

•

waive any Condition or otherwise amend the Exchange Offer in any respect, provided that, under the AMF General Regulation, Nokia may not amend the terms of the French Offer in a manner adverse to the shareholders and any amendment must be made no later than five French trading days prior to the expiration of the French Offer period and requires the prior approval of the AMF. A waiver of a material condition or any other material change to the U.S. Offer, if that waiver or change occurs ten or five U.S. business days, as applicable, prior to the date the U.S. Offer is scheduled to expire, may also require the extension of the U.S. Offer as described above. Under the AMF General Regulation, the Minimum Tender Condition is waived by Nokia, the Exchange Offer will lapse if Nokia fails to cross the Mandatory Minimum Acceptance Threshold. In addition, pursuant to the Memorandum of Understanding, Nokia cannot, without the prior written consent of Alcatel Lucent, amend, modify, supplement or waive any term of the Exchange Offer or Condition, other than the Minimum Tender Condition, in a manner materially adverse to Alcatel Lucent or the holders of Alcatel Lucent Securities.

In addition, as described further in “—Conditions to the Exchange Offer”, we may waive the Minimum Tender Condition to any level above the Mandatory Minimum Acceptance Threshold at the time of announcement of the results of the French Offer by the AMF (taking into account the results of the U.S. Offer) without extending the Exchange Offer period.

To extend, terminate, waive a Condition to or amend the U.S. Offer, Nokia will notify the U.S. exchange agent by written notice or oral notice confirmed in writing. If Nokia determines to extend, terminate, waive a Condition to or amend the Exchange Offer, it will seek any required approval of the AMF and, upon such approval, or if such approval is not required, no later than 9:00 A.M., New York City time, on the next U.S. business day after such extension, termination, waiver or amendment, it will make public announcement thereof. Subject to applicable law (including Rule 14d-4(d)(1) under the Exchange Act, which requires that any material change in the information published, sent or given to shareholders in connection with the U.S. Offer be promptly disseminated to security holders in a manner reasonably designed to inform security holders of that change) and without limiting the manner in which Nokia may choose to make any public announcement, Nokia does not assume any obligation to publish, advertise or otherwise communicate any public announcement of this type, as explained below, other than by issuing a public announcement. In addition, Nokia will post notice of any public announcement of this type on Nokia’s website at www.nokia.com. The information on such website is not a part of this exchange offer/prospectus and is not incorporated by reference herein.

If Nokia extends the period of time during which the U.S. Offer is open, the U.S. Offer will expire at the latest time and date to which Nokia extends the Expiration Date or ADS Tender Deadline, as applicable. During any such extension, all Alcatel Lucent Securities validly tendered into, and not withdrawn from, the U.S. Offer prior to that date will remain subject to your right to withdraw your Alcatel Lucent Securities, except during the subsequent offering period, as discussed below. You should read the discussion under “—Withdrawal Rights” for more information about your ability to withdraw tendered Alcatel Lucent Securities.

Subsequent Offering Period

A subsequent offering period is an additional period of time after Nokia has acquired Alcatel Lucent Securities in the Exchange Offer during which holders may tender, but not withdraw, Alcatel Lucent Securities and receive the Exchange Offer consideration. Pursuant to the Memorandum of Understanding, and according to Article 232-4 of the AMF General Regulation, if more than 50% but less than 95% of the share capital and voting rights of Alcatel Lucent have been tendered in and not withdrawn from the Exchange Offer, there will be a subsequent offering period for the French Offer. Under the AMF General Regulation, the subsequent offering period for the French Offer will begin no later than ten French trading days following the publication by the AMF of the results of the French Offer (taking into account the results of the U.S. Offer) and must last at least ten French trading days. Pursuant to the Memorandum of Understanding, Nokia has agreed to ensure that, subject to applicable law, the period during which the U.S. Offer is open corresponds to the period during which the French Offer is open (including subsequent offering periods in relation to the French Offer). If a subsequent offering period is provided, Nokia will publicly announce the results of the Exchange Offer, including the approximate number and percentage of Alcatel Lucent Securities tendered to date, no later than nine French trading days after the expiration of the Exchange Offer period and will thereafter begin the subsequent offering period in accordance with AMF General Regulation. Nokia expressly reserves the right in its sole discretion to conduct a subsequent offering period for the U.S. Offer either to match the subsequent offering period of the French Offer or otherwise. Nokia also expressly reserves the right, in is sole discretion, to extend the subsequent offering period for the U.S. Offer by giving oral or written notice to the U.S. exchange agent.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Alcatel Lucent Securities tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to the Alcatel Lucent Securities previously tendered in the U.S. Offer and accepted for exchange. The same consideration will be received by Alcatel Lucent Security holders tendering in the Exchange Offer or in a subsequent offering period. Please see the section of this exchange offer/prospectus entitled “—Withdrawal Rights.”

Withdrawal Rights

Alcatel Lucent ADSs tendered into the U.S. Offer can be withdrawn at any time prior to the ADS Tender Deadline. However, these withdrawal rights will not be available following the expiration of the U.S. Offer and prior to the commencement of the subsequent offering period, if any. In addition, subject to satisfaction of all Conditions other than the Minimum Tender Condition, these withdrawal rights will not be available during the period that the securities tendered into the Exchange Offer are being counted. For your withdrawal of your Alcatel Lucent ADSs to be effective, the U.S. exchange agent must receive a timely written notice of withdrawal. Any such notice must specify the name of the person who tendered the Alcatel Lucent ADSs being withdrawn, the number of Alcatel Lucent ADSs being withdrawn and the name of the registered holder if different from that of the person who tendered such Alcatel Lucent ADSs.

If certificates evidencing Alcatel Lucent ADSs being withdrawn have been delivered or otherwise identified to the U.S. exchange agent, then, prior to the physical release of such certificates, (1) the U.S. exchange agent also must receive the name of the registered holder and the serial numbers of the particular certificate evidencing the Alcatel Lucent ADSs and (2) the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution unless such Alcatel Lucent ADSs have been tendered for the account of an eligible institution. If Alcatel Lucent ADSs have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of the securities.

Alcatel Lucent Shares or OCEANEs tendered for exchange may be withdrawn at any time prior to the Expiration Date. However, these withdrawal rights will not be available following the expiration of the offer period and prior to the commencement of the subsequent offering period, if any. In addition, subject to satisfaction of all Conditions other than the Minimum Tender Condition, these withdrawal rights will not be available during the period that the securities tendered into the Exchange Offer are being counted. To withdraw previously tendered Alcatel Lucent Shares or OCEANEs, you should contact the French or non-French financial intermediary or nominee through whom you tendered regarding their withdrawal procedures. If you wish to withdraw your Alcatel Lucent Shares or OCEANEs, it is your responsibility to ensure that the financial intermediary that has been instructed to tender your Alcatel Lucent Shares or OCEANEs receives proper instruction to withdraw the tender of those Alcatel Lucent Shares or OCEANEs sufficiently in advance of the Expiration Date.

In addition, in accordance with U.S. securities laws, tendered Alcatel Lucent Securities may generally be withdrawn if they have not been accepted for exchange within 60 days after commencement of the U.S. Offer.

During any subsequent offering period no withdrawal rights will apply to Alcatel Lucent Securities tendered during such subsequent offering period, pursuant to Rule 14d-7(a)(2) under the Exchange Act.

Nokia will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding. None of Nokia, the U.S. exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Any Alcatel Lucent Securities properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer. However, you may retender withdrawn Alcatel Lucent Securities by following one of the procedures discussed in the section of this exchange offer/prospectus entitled “—Procedure for Tendering” at any time prior to the Expiration Date or the ADS Tender Deadline, as applicable, or during any subsequent offering period.

Conditions to the Exchange Offer

Nokia’s obligation to accept, and to exchange, any Alcatel Lucent Securities validly tendered into the Exchange Offer will be subject only to:

•	the satisfaction of the Minimum Tender Condition or, if waived by Nokia in its sole discretion, the crossing of the Mandatory Minimum Acceptance Threshold; and

•	the receipt of the Nokia Shareholder Approval.

For purposes of the Minimum Tender Condition, the “fully diluted” Alcatel Lucent Shares will be calculated as follows: (i) in the numerator, the sum of (A) all Alcatel Lucent Shares (including Alcatel Lucent Shares represented by ADSs) validly tendered into the Exchange Offer as of the Expiration Date and (B) all Alcatel Lucent Shares issuable upon conversion of the OCEANEs validly tendered into the Exchange Offer as of the Expiration Date taking into account the relevant OCEANEs’ conversion ratio applicable on the Expiration Date; and (ii) in the denominator, the sum of (A) all Alcatel Lucent Shares issued and outstanding (including Alcatel Lucent Shares represented by ADSs) as of the Expiration Date and (B) all Alcatel Lucent Shares issuable at any time prior to, on or after the Expiration Date upon the exercise of any outstanding options, warrants, convertible securities or rights to purchase, subscribe or be allocated, newly issued Alcatel Lucent Shares, including upon conversion of the OCEANEs (taking into account the relevant OCEANEs’ conversion ratio applicable on the Expiration Date, exercise of Alcatel Lucent Stock Options or realization of Alcatel Lucent Performance Shares.

Nokia, Alcatel Lucent and the holders of Alcatel Lucent Securities will not know whether the Minimum Tender Condition is satisfied before the publication by the AMF of the final results of the French Offer (taking into account the results of the U.S. Offer). At such time, Nokia shall determine, in its sole discretion, whether to waive the Minimum Tender Condition to any level at or above the Mandatory Minimum Acceptance Threshold.

•

Under the AMF General Regulation, Nokia may waive the Minimum Tender Condition until the date of publication by the AMF of the results of the French Offer (taking into account the results of the U.S. Offer). If Nokia waives the Minimum Tender Condition, set forth in provisions of Article 231-9 (II) of the AMF General Regulation, the Exchange Offer will lapse if, on the date of the expiration of the Exchange Offer period, Nokia does not hold a number of Alcatel Lucent Shares representing at least the Mandatory Minimum Acceptance Threshold.

•

If necessary to reach the Mandatory Minimum Acceptance Threshold, Nokia undertakes to convert a sufficient number of OCEANEs tendered into the Exchange Offer so that Nokia holds sufficient number of Alcatel Lucent Shares to cross the Mandatory Minimum Acceptance Threshold. The conversion of such OCEANEs will be deemed to have retroactive effect to the date of expiration of the Exchange Offer period for the purpose of calculating the Mandatory Minimum Acceptance Threshold.

The Mandatory Minimum Acceptance Threshold would be calculated as follows:

•

the numerator being the sum of (i) all Alcatel Lucent Shares validly tendered into the Exchange Offer (including Alcatel Lucent Shares represented by Alcatel Lucent ADSs) as of the expiration date of the Exchange Offer period and (ii) all Alcatel Lucent Shares issuable upon conversion of the OCEANEs validly tendered into the Exchange Offer as of the expiration date of the Exchange Offer period, taking into account the relevant OCEANE’s conversion/exchange ratio applicable on the expiration date of such Exchange Offer, and (iii) all Alcatel Lucent Shares held in treasury by Alcatel Lucent as well as Alcatel Lucent Shares held by its subsidiaries; and

•

the denominator being the sum of (i) all Alcatel Lucent Shares issued and outstanding (including Alcatel Lucent Shares represented by Alcatel Lucent ADSs) as of the expiration date of the Exchange Offer period and (ii) all Alcatel Lucent Shares issuable upon conversion of the OCEANEs validly tendered into the Exchange Offer as of the Expiration Date taking into account the relevant OCEANE’s conversion/exchange ratio applicable on the expiration date of the Exchange Offer.

As far as Nokia is aware, as of the date of this exchange offer/prospectus, the Mandatory Minimum Acceptance Threshold corresponds to Nokia receiving          Alcatel Lucent Shares or     % of the voting right of Alcatel Lucent (on the basis of a total number of          Alcatel Lucent Shares and voting rights issued) in the Exchange Offer.

Nokia, Alcatel Lucent and the holders of Alcatel Lucent Securities will not know whether the Mandatory Minimum Acceptance Threshold has been reached until the publication by the AMF of the final results of the French Offer (taking into account the results of the U.S. Offer).

Subject to the SEC rules and regulation (including the SEC rules that require that material changes of a condition be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), Nokia expressly reserves the right, at any time, and from time to time, to waive the Minimum Tender Condition, by giving oral or written notice of the waiver to the U.S. exchange agent and by making a public announcement in accordance with the procedures outlined in “—Extension, Termination and Amendment” above. If the Minimum Tender Condition is waived by Nokia, the Exchange Offer will lapse if Nokia fails to cross the Mandatory Minimum Acceptance Threshold.

If the Mandatory Minimum Acceptance Threshold is not met, the Alcatel Lucent Securities tendered in the Exchange Offer will be returned to their owner, within three French trading days after the publication by the AMF of the results of the French Offer (taking into account the results of the U.S. Offer), without interest, compensation or any other payment which may be owed to the owners by Nokia.

In addition, in accordance with the French law and AMF General Regulation, Nokia may waive the Minimum Tender Condition to any level above the Mandatory Minimum Acceptance Threshold no later than five French trading days before the Expiration Date, in accordance with the process outlined in Article 232-7 of the AMF General Regulation.

If Nokia elects to waive the Minimum Tender Condition at the time of announcement of the results of the French Offer by the AMF (taking into account the results of the U.S. Offer), Nokia would do each of the following:

•	announce that we may waive or reduce the Minimum Tender Condition at least five U.S. business days before the Expiration Date;

•	disseminate such announcement through a press release and other methods reasonably calculated to inform U.S. holders of the Alcatel Lucent Securities of the possibility of a waiver or reduction;

•

the press release would state that the Minimum Tender Condition may be waived to 50% of the Alcatel Lucent share capital or voting rights (taking into account OCEANEs tendered into the Exchange Offer) on the date of the announcement of the results of the French Offer (taking into account the results of the U.S. Offer) in accordance with Article 231-9 of the AMF General Regulation;

•	during the five U.S. business day period after the announcement of a possible waiver or reduction, withdrawal rights would be provided in accordance with the terms of the U.S. Offer;

•

the announcement would advise Alcatel Lucent Security holders to withdraw tendered Alcatel Lucent Securities immediately if their willingness to tender into the U.S. Offer would be affected by the reduction or waiver of the Minimum Tender Condition;

•

a subsequent offering period of not less than five U.S. business days would be provided with respect to the U.S. Offer after the announcement of the results of the French Offer by the AMF (taking into account the results of the U.S. Offer) (and a simultaneous waiver or reduction of the Minimum Tender Condition); and

•	all conditions of the Exchange Offer, other than the Minimum Tender Condition, would be satisfied or waived after the Expiration Date (at which time, the withdrawal rights would be terminated).

If we waive the Minimum Tender Condition in accordance with the foregoing provisions at the time of announcement of the results of the French Offer (taking into account the results of the U.S. Offer), the Exchange Offer would be successful and, upon settlement, Nokia would own Alcatel Lucent Securities at a level above the Mandatory Acceptance Threshold but below the Minimum Tender Condition. In accordance with French law, at the Mandatory Minimum Acceptance Threshold, Nokia would control Alcatel Lucent.

In addition, following such waiver, we would, in accordance with the AMF General Regulation, provide a subsequent offering period of not less than ten French trading days with respect to the French Offer. We would provide a subsequent offering period with respect to the U.S. Offer to match the subsequent offering period of the French Offer, with such subsequent offering period being not less than five U.S.

business days. Holders of Alcatel Lucent Securities that did not tender their Alcatel Lucent Securities into the Exchange Offer prior to the Expiration Date, would be able to tender their Alcatel Lucent Securities into the subsequent offering period in accordance with the terms thereof.

Nokia’s obligation to file the French Offer with the AMF under the Memorandum of Understanding was subject to certain other conditions precedent, including receipt of certain regulatory approvals, accuracy of representations and warranties, compliance with covenants and absence of a material adverse effect. All these conditions were satisfied or waived prior to filing of the French Offer with the AMF. Refer to the Memorandum of Understanding included in Annex A to this exchange offer/prospectus for a description of such conditions.

Procedure for Tendering

You must follow the procedures described below in a timely manner in order to tender your Alcatel Lucent Securities.

The steps you must take to validly tender into the Exchange Offer will depend on whether you hold Alcatel Lucent Shares, Alcatel Lucent ADSs or OCEANEs and whether you hold such Alcatel Lucent Shares, Alcatel Lucent ADSs or OCEANEs directly or indirectly through a broker, dealer, commercial bank, trust company or other nominee.

No commission will be paid by Nokia to any intermediary of Alcatel Lucent Security holders or any person soliciting the contribution of Alcatel Lucent Securities into the Exchange Offer.

Holders of Alcatel Lucent ADSs

If you hold Alcatel Lucent ADSs, you may tender your Alcatel Lucent ADSs into the U.S. Offer through the U.S. exchange agent, who will receive and hold tendered Alcatel Lucent ADSs for exchange on behalf of Nokia and, following completion of the Exchange Offer or the subsequent offering period, as applicable, will exchange such Alcatel Lucent ADSs for Nokia ADSs. While you could withdraw the Alcatel Lucent Shares represented by your Alcatel Lucent ADSs and tender those Alcatel Lucent Shares into the U.S. Offer, it may not be in your best interests to do so because you will have to pay a withdrawal fee to the Alcatel Lucent depositary in an amount equal to USD 5.00 or less per 100 Alcatel Lucent ADSs (or portion thereof) surrendered to the Alcatel Lucent depositary in exchange for withdrawal of Alcatel Lucent Shares. The Alcatel Lucent ADS depositary receipt facility will be closed to deposits and withdrawals for four U.S. business days prior to the ADS Tender Deadline. Alcatel Lucent ADSs may not be tendered into the French Offer.

In tendering your Alcatel Lucent ADSs into the U.S. Offer, you should consider the following:

•	you will receive Nokia ADSs;

•	you will not have to pay any Nokia ADS issuance fee to the Nokia depositary;

•	you will not have to pay any Alcatel Lucent ADS cancellation fee to the Alcatel Lucent depositary; and

•	you will not have to pay any fee to the U.S. exchange agent to tender your Alcatel Lucent ADSs.

If you hold Alcatel Lucent ADSs and would like to tender them into the U.S. Offer, you should follow the procedures described below. Nokia has retained Citibank, N.A. to act as the U.S. exchange agent in connection with the U.S. Offer.

Please note that, in accordance with Finnish law, Finnish citizens that own Nokia Shares must be registered directly on the Nokia shareholder register and thus cannot hold Nokia ADSs.

You must follow the procedures described below in a timely manner in order to tender your Alcatel Lucent ADSs into the U.S. Offer.

THE METHOD OF DELIVERY OF ADS CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR ELECTION AND RISK. ALCATEL LUCENT ADSs WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE U.S. EXCHANGE AGENT (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, NOKIA RECOMMENDS THAT YOU USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

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If you hold your Alcatel Lucent ADSs directly in certificated form and you would like to tender them in the U.S. Offer, you must complete and sign the enclosed letter of transmittal and return it together with your Alcatel Lucent ADS certificates and all other required documentation to the U.S. exchange agent at the appropriate address specified on the back cover page of this exchange offer/prospectus no later than the ADS Tender Deadline, which is 5:00 P.M., New York City time on the U.S. business day immediately preceeding the Expiration Date, which will be             , unless the U.S. Offer is extended. The time involved in tendering Alcatel Lucent ADSs held directly in certificated form will vary depending on the time it takes you to complete the letter of transmittal and deliver it, your Alcatel Lucent ADS certificates and any other required documentation by registered mail to the U.S. exchange agent. If your Alcatel Lucent ADS certificates are not available, you may still tender your Alcatel Lucent ADSs in accordance with the guaranteed delivery procedures set forth under “—Guaranteed Delivery”.

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If you hold your Alcatel Lucent ADSs in uncertificated form on the register of the Alcatel Lucent depositary (in direct registration form), you must complete and sign the letter of transmittal included with this exchange offer/prospectus and return it with any required documentation to the U.S. exchange agent at the appropriate address specified on the back cover page of this exchange offer/prospectus no later than the ADS Tender Deadline, which is 5:00 P.M., New York City time on             , unless the U.S. Offer is extended. The time involved in tendering your Alcatel Lucent ADSs held directly in uncertificated form will vary depending on the time it takes you to complete the letter of transmittal and deliver it and any other required documentation by registered mail to the U.S. exchange agent.

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If you hold your Alcatel Lucent ADSs directly in book-entry form through DTC and you would like to tender them in the U.S. Offer, you must tender your Alcatel Lucent ADSs by book-entry transfer using the ATOP system no later than the ADS Tender Deadline, which is 5:00 P.M., New York City time on the U.S. business day immediately preceding the Expiration Date, which will be             , unless the U.S. Offer is extended.

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If you hold your Alcatel Lucent ADSs indirectly through a broker, dealer, commercial bank, trust company or other nominee, you should not complete and sign the letter of transmittal included with this exchange offer/prospectus. Instead, you should instruct your broker, dealer, commercial bank, trust company or other nominee to validly tender your Alcatel Lucent ADSs in the U.S. Offer through the U.S. exchange agent on your behalf sufficiently in advance of the ADS Tender Deadline so that the broker, dealer, commercial bank, trust company or other nominee can effect such tender through the U.S. exchange agent on your behalf prior to the ADS Tender Deadline. If you hold Alcatel Lucent ADSs indirectly through a broker, dealer, commercial bank, trust company or other nominee, the time involved to validly tender your

Alcatel Lucent ADSs will vary depending on the time it takes you to instruct your broker, dealer, commercial bank, trust company or other nominee to validly tender your Alcatel Lucent ADSs in the U.S. Offer through the U.S. exchange agent and (i) if your Alcatel Lucent ADSs are evidenced by ADS certificates, the time it takes your broker, dealer, commercial bank, trust company or other nominee to complete the letter of transmittal on your behalf and deliver it and your Alcatel Lucent ADS certificates and any other required documentation by registered mail to the U.S. exchange agent or (ii) if you hold Alcatel Lucent ADSs in book-entry form through DTC, the time it takes your broker, dealer, commercial bank, trust company or other nominee to validly tender your Alcatel Lucent ADSs by book-entry transfer.

The U.S. exchange agent has established an additional means for registered holders of uncertificated Alcatel Lucent ADSs to complete and deliver letters of transmittal via the internet, by signing onto a secure website established and maintained by the U.S. exchange agent and filling in the applicable information online. Detailed instructions for completing and delivering the letter of transmittal via the internet (including the applicable password) are set forth in the letter of transmittal being distributed to holders of uncertificated Alcatel Lucent ADSs.

The U.S. exchange agent will receive and hold all tendered Alcatel Lucent ADSs for the benefit of Nokia. If all the Conditions have been satisfied or waived by Nokia, then the Alcatel Lucent ADSs will be accepted for exchange in the Exchange Offer.

Delivery of documents to DTC will not constitute delivery to the U.S. exchange agent.

If the certificates for Alcatel Lucent ADSs are registered in the name of a person other than the signer of the letter of transmittal, or if consideration is to be delivered or certificates for Alcatel Lucent ADSs not validly tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the validly tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution as described above.

No alternative, conditional or contingent tenders of Alcatel Lucent ADSs will be accepted, and no fractional Alcatel Lucent ADSs will be purchased. By delivering the letter of transmittal, you waive any right to receive any notice of the acceptance of your Alcatel Lucent ADSs for exchange.

All properly completed and duly executed letters of transmittal, Alcatel Lucent ADS certificates and any other required documents or, in the case of delivery of the letters of transmittal via internet, all letters of transmittal delivered via the U.S. exchange agent’s designated website or, in the case of a book-entry transfer, all agent’s messages, delivered to the U.S. exchange agent by you or on your behalf will be deemed, without any further action by the U.S. exchange agent, to constitute acceptance by you of the U.S. Offer with respect to your Alcatel Lucent ADSs validly tendered in the U.S. Offer upon the terms and subject to the conditions set forth in this exchange offer/prospectus and the accompanying letter of transmittal.

If your Alcatel Lucent ADSs are not accepted for exchange for any reason, your Alcatel Lucent ADS certificates or your Alcatel Lucent ADSs in book-entry form will be returned promptly after the expiration or termination of the U.S. Offer or your proper withdrawal of the Alcatel Lucent ADSs from the U.S. Offer, as applicable. In the case of Alcatel Lucent ADSs in book-entry form, such return will be effected by crediting such Alcatel Lucent ADSs to the account at DTC from which they were transferred. In the case of certificated ADSs, the return will be effected by mailing the applicable certificated ADSs to the address on the books and records of the Alcatel Lucent depositary.

Alcatel Lucent ADSs in respect of which a valid tender has been made will be held subject to the control of, or in an account controlled by, the U.S. exchange agent, and consequently you will not be able to sell, assign, transfer or otherwise dispose of such securities until such time as (i) you withdraw your Alcatel Lucent ADSs from the U.S. Offer, (ii) your Alcatel Lucent ADSs have been exchanged for Nokia ADSs (in which case you will only be able to sell, assign, transfer or otherwise dispose of the Nokia ADSs received in respect of your Alcatel Lucent ADSs) or (iii) your Alcatel Lucent ADSs have been returned to you if the U.S. Offer expires or is terminated or because they were not accepted for exchange.

Guaranteed Delivery

If you wish to tender Alcatel Lucent ADSs pursuant to the U.S. Offer and your Alcatel Lucent ADSs are not immediately available or you otherwise cannot deliver the Alcatel Lucent ADS certificates (the “Alcatel Lucent ADRs”) and all other required documents to the U.S. exchange agent prior to the ADS Tender Deadline, you may nevertheless tender such Alcatel Lucent ADSs into the U.S. Offer provided that all of the following conditions are satisfied:

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the tender is made by or through a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchanges Medallion Program, or is otherwise an “Eligible Guarantor Institution” (as defined in Rule 17Ad-15 under the Exchange Act) (referred to collectively as “Eligible Institutions”);

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a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the U.S. exchange agent as provided below on or prior to the ADS Tender Deadline; and

•	within three U.S. business days after the date of execution of such notice of guaranteed delivery, you deliver to the U.S. exchange agent, either:

•	your Alcatel Lucent ADRs, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, with any required signature guarantee, or

•

a confirmation of a book-entry transfer of your Alcatel Lucent ADSs into the account of the U.S. exchange agent at DTC as described above, together with a properly completed and duly executed letter of transmittal, with any required signature guarantee or an agent’s message.

The notice of guaranteed delivery may be delivered by hand or transmitted by facsimile transmission mailed to the U.S. exchange agent, or may be delivered by agent’s message in DTC’s ATOP system. The notice of guaranteed delivery must in all cases include a guarantee by an Eligible Institution in the form set forth in such notice. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the U.S. exchange agent.

Holders of Alcatel Lucent Shares

If you hold Alcatel Lucent Shares, there are two possible ways to validly tender them into the U.S. Offer:

•	you can tender your Alcatel Lucent Shares in exchange for Nokia Shares; or

•

you can deposit your Alcatel Lucent Shares into the Alcatel Lucent ADS program, receive Alcatel Lucent ADSs representing your deposited Alcatel Lucent Shares and tender those Alcatel Lucent ADSs in exchange for Nokia ADSs—in which case you will have to pay the Alcatel Lucent ADS issuance fee to the Alcatel Lucent depositary of $5.00 (or less) per

100 Alcatel Lucent ADSs issued. The Alcatel Lucent ADS program will be closed to deposits and withdrawals for four U.S. business days prior to the ADS Tender Deadline.

In deciding which method you should use to validly tender your Alcatel Lucent Shares into the U.S. Offer, you should consider the following:

If you validly tender your Alcatel Lucent Shares:

•	you will receive Nokia Shares;

•

your Nokia Shares will be in uncertificated form and, at your election, may be deposited into either (i) the same account in which you held your Alcatel Lucent Shares or (ii) your personal book-entry account with a Finnish book-entry operator, into your account with a financial intermediary or your broker’s, dealer’s, commercial bank’s, trust company’s or other nominee’s book-entry account with a Finnish book-entry operator or a financial intermediary. If you fail to make an election, or your election instruction is determined, in our sole discretion, to be deficient, your Nokia Shares will be deposited into the same account in which you held your Alcatel Lucent Shares; and

•	you will not have to pay any fee to the U.S. exchange agent to tender your Alcatel Lucent Shares.

If you hold Alcatel Lucent Shares and would like to deposit them in the Alcatel Lucent ADS program, receive Alcatel Lucent ADSs representing your deposited Alcatel Lucent Shares and tender those Alcatel Lucent ADSs into the U.S. Offer through the U.S. exchange agent, you should tender the Alcatel Lucent ADSs representing your deposited Alcatel Lucent ADSs by following the procedures described above in “—Holders of Alcatel Lucent ADSs.” It may, however, not be in your best interests to do so because you will have to pay an issuance fee to the Alcatel Lucent depositary in an amount equal to USD 5.00 or less per 100 Alcatel Lucent ADSs (or portion thereof) issued by the Alcatel Lucent depositary in exchange for the Alcatel Lucent Shares deposited. The Alcatel Lucent ADS program will be closed to deposits and withdrawals for four U.S. business days prior to the ADS Tender Deadline.

Also, if you hold Alcatel Lucent Shares and would like to hold Nokia ADSs after Completion of the Exchange Offer, please note that Nokia has agreed with Citibank, N.A., Nokia’s ADS depositary, that, if the Exchange Offer is successful, Citibank will not charge any ADS issuance fees for the issuance of new Nokia ADSs upon deposit of Nokia Shares for a period of thirty calendar days beginning on the U.S. business day following the settlement of the subsequent offering period or, if there is no subsequent offering period, the settlement of the Exchange Offer. Thus, you can convert any Nokia Shares you receive in the Exchange Offer for Nokia ADSs without any ADS issuance fees during the relevant period.

You must follow the procedures described below in a timely manner in order to tender your Alcatel Lucent Shares into the U.S. Offer.

THE METHOD OF DELIVERY OF ANY AND ALL REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. ALCATEL LUCENT SHARES WILL BE DEEMED DELIVERED ONLY WHEN THE TENDERING FORMALITIES SET OUT BELOW HAVE BEEN DULY COMPLETED.

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If you hold your Alcatel Lucent Shares through a French financial intermediary, you should not complete the letter of transmittal. Instead, your French financial intermediary should send you transmittal materials and instructions for participating in the U.S. Offer. If you have not yet received instructions from your French financial intermediary, please contact your French financial intermediary directly.

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If you hold your Alcatel Lucent Shares through a custodian that is not a French financial intermediary, you should not complete the letter of transmittal. Instead, your custodian should either forward you the transmittal materials and instructions sent by the French financial intermediary that holds the Alcatel Lucent Shares on behalf of your custodian as record owner or send a separate form prepared by your custodian. If you have not yet received instructions from your custodian, please contact your custodian directly.

If the Alcatel Lucent Shares you hold are registered in direct nominative form (nominatif pur) in the Alcatel Lucent shareholders register and you wish to tender your Alcatel Lucent Shares into the U.S. Offer, you must register them in administrated nominative form (nominatif administré) with a licensed financial intermediary of your choice, unless you have previously requested their conversion into bearer form. Nokia draws your attention to the fact that if you request the conversion of your Alcatel Lucent Shares into bearer form, you forfeit any benefits related to the holding of shares in nominative form if the Exchange Offer is not successful.

Holders of OCEANEs

If you hold OCEANEs, there are two possible ways to validly tender them into the U.S. Offer:

•	you can tender your OCEANEs in exchange for Nokia Shares; or

•	you can convert your OCEANEs into or exchange your OCEANEs for Alcatel Lucent Shares at the change of control conversion/exchange ratio and tender the resulting Alcatel Lucent Shares.

In deciding which method you should use to validly tender your OCEANEs into the U.S. Offer, you should consider the following:

•	If you validly tender your OCEANEs:

•	you will receive Nokia Shares for every 2018 OCEANE, Nokia Shares for every 2019 OCEANE and Nokia Shares for every 2020 OCEANE tendered;

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your Nokia Shares will be in uncertificated form and, at your election, may be deposited into either (i) the same account in which you hold your OCEANEs or (ii) your personal book-entry account with a Finnish book-entry operator, into your account with a financial intermediary or your broker’s, dealer’s, commercial bank’s, trust company’s or other nominee’s book-entry account with a Finnish book-entry operator or a financial intermediary;

•

if you fail to make an election, or your election instruction is determined, in our sole discretion, to be deficient, your Nokia Shares will be deposited into the same account in which you held your OCEANEs; and

•	you will not have to pay any fee to the U.S. exchange agent to tender your OCEANEs.

•	If you elect to convert your OCEANEs into or exchange your OCEANEs for Alcatel Lucent Shares at the change of control conversion/exchange ratio and tender the resulting Alcatel Lucent Shares:

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upon conversion/exchange, you will receive              Alcatel Lucent Shares for every 2018 OCEANE,              Alcatel Lucent Shares for every 2019 OCEANE and              Alcatel Lucent Shares for every 2020 OCEANE that you convert/exchange; and

•	you may tender the resulting Alcatel Lucent Shares in accordance with the procedures outlined in “—Holders of Alcatel Lucent Shares” above.

If you hold OCEANEs and would like to hold Nokia ADSs after Completion of the Exchange Offer, please note that Nokia has agreed with Citibank, N.A., Nokia’s ADS depositary, that, if the Exchange Offer is successful, Citibank will not charge any ADS issuance fees for the issuance of new Nokia ADSs upon deposit of Nokia Shares for a period of thirty calendar days beginning on the U.S. business day following the settlement of the subsequent offering period or, if there is no subsequent offering period, the settlement of the Exchange Offer. Thus, you can convert any Nokia Shares you receive in the Exchange Offer to Nokia ADSs without any ADS issuance fees during the relevant period.

You must follow the procedures described below in a timely manner in order to tender your OCEANEs into the U.S. Offer.

THE METHOD OF DELIVERY OF ANY AND ALL REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. OCEANEs WILL BE DEEMED DELIVERED ONLY WHEN THE TENDERING FORMALITIES SET OUT BELOW HAVE BEEN DULY COMPLETED.

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If you hold your OCEANEs through a French financial intermediary, you should not complete the letter of transmittal. Instead, your French financial intermediary should send you transmittal materials and instructions for participating in the U.S. Offer. If you have not yet received instructions from your French financial intermediary, please contact your French financial intermediary directly.

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If you hold your OCEANEs through a custodian that is not a French financial intermediary, you should not complete the letter of transmittal. Instead, your custodian should either forward you the transmittal materials and instructions sent by the French financial intermediary that holds the OCEANEs on behalf of your custodian as record owner or send a separate form prepared by your custodian. If you have not yet received instructions from your custodian, please contact your custodian directly.

If the OCEANEs you hold are registered in direct nominative form (nominatif pur) in the Alcatel Lucent shareholders register and you wish to tender your OCEANEs into the U.S. Offer, you must register them in administrated nominative form (nominatif administré) with a licensed financial intermediary of your choice, unless you have previously requested their conversion into bearer form. Nokia draws your attention to the fact that if you request the conversion of your OCEANEs into bearer form, you forfeit any benefits related to the holding of OCEANEs in nominative form if the Exchange Offer is not successful.

Other Requirements

If the letter of transmittal, notice of guaranteed delivery or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other persons acting in a fiduciary or representative capacity, such persons should so indicate when signing. Proper evidence of authority to act must be submitted by such persons, although we may waive this requirement.

If any Alcatel Lucent Share or OCEANE or other evidence of ownership has been mutilated, destroyed, lost or stolen, you must:

•	furnish to your French financial intermediary or U.S. custodian satisfactory evidence of ownership and of the destruction, loss or theft or such document;

•	indemnify your French financial intermediary or U.S. custodian against loss; and

•	comply with any other reasonable requirements.

If any Alcatel Lucent ADR has been mutilated, destroyed, lost or stolen, you must contact the Alcatel Lucent ADS depositary and comply with the requirements under the deposit agreement to obtain a replacement Alcatel Lucent ADR before you will be able to tender those Alcatel Lucent ADSs in this U.S. Offer.

Your tender of Alcatel Lucent Securities pursuant to any of the procedures described above in “—Holders of Alcatel Lucent ADSs”, “—Holder of Alcatel Lucent Shares” and “—Holders of OCEANEs” will constitute your binding agreement with us to the terms of the U.S. Offer and Conditions.

Validity of Tenders

Nokia will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Alcatel Lucent Securities, in Nokia’s sole discretion, and Nokia’s determination shall be final and binding. Nokia reserves the absolute right to reject any and all tenders of Alcatel Lucent Securities that Nokia determines are not in proper form or the acceptance of or exchange for which may be unlawful. Nokia also reserves the absolute right to waive any defect or irregularity in the tender of any Alcatel Lucent Securities of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Alcatel Lucent Securities will be deemed to have been validly made until all defects and irregularities in tenders of Alcatel Lucent Securities have been cured or waived. None of Nokia, the U.S. exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Alcatel Lucent Securities, and none of them will incur any liability for failure to give any such notification. Nokia’s interpretation of the terms of the Exchange Offer and Conditions, including the letter of transmittal and instructions thereto, will be final and binding.

Announcement of Results

The AMF is expected to announce the results of the French Offer, taking into account the results of the U.S. Offer, four to five and in any event no later than nine French trading days following the expiration of the French Offer period and, if applicable, the expiration of the subsequent offering period. In addition, Nokia will also announce the results of the Exchange Offer and, if applicable, the subsequent offering period by means of a public announcement to be issued on the date of announcement of the results by the AMF. In addition, notice will be posted on Nokia’s website at www.nokia.com. The information on Nokia’s website is not a part of this exchange offer/prospectus and is not incorporated by reference herein.

Settlement and Delivery of Securities

If the Conditions have been satisfied or, if applicable, waived, Nokia will accept for exchange and will exchange all Alcatel Lucent Securities that have been validly tendered into, and not withdrawn from, the Exchange Offer and Nokia will issue and deliver the Nokia Shares, and will cause its depositary to issue and deliver Nokia ADSs through the U.S. exchange agent, approximately five French trading days following the announcement of the results of the French Offer by the AMF, in accordance with applicable Finnish, French and U.S. rules and regulations. With respect to the subsequent offering period, if any, in accordance with the AMF General Regulation, Nokia will accept for exchange and will exchange all Alcatel Lucent Securities that have been validly tendered into the Exchange Offer during the subsequent offering period and Nokia will issue and deliver the Nokia Shares and will cause its depositary to issue and deliver Nokia ADSs through the U.S. exchange agent approximately five French trading days following the announcement of the results of the French Offer by the AMF during the subsequent offering period, in accordance with applicable Finnish, French and U.S. rules and regulations.

If you validly tender Alcatel Lucent ADSs to the U.S. exchange agent, Nokia will deposit the Nokia Shares issuable in respect of the Alcatel Lucent ADSs accepted for exchange in the U.S. Offer with the custodian of the Nokia depositary. The Nokia depositary will then issue Nokia ADSs representing such Nokia Shares. The U.S. exchange agent will distribute such Nokia ADSs to the holders of Alcatel Lucent ADSs acquired in the U.S. Offer as follows:

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if you hold your Alcatel Lucent ADSs directly in certificated or uncertified form and you or your nominee validly tendered your Alcatel Lucent ADSs in the U.S. Offer by means of delivery of a letter of transmittal, the U.S. exchange agent will register the applicable number of uncertificated Nokia ADSs in your name and mail to you a confirmation of such registration; or

•

if you hold your Alcatel Lucent ADSs in book-entry form through DTC and such Alcatel Lucent ADSs were delivered to the U.S. exchange agent by book-entry transfer using the ATOP system, the U.S. exchange agent will deliver the applicable number of Nokia ADSs to DTC for forwarding to the account of your nominee at DTC.

Please note that, in accordance with Finnish law, Finnish citizens that own Nokia Shares must be registered directly on the Nokia shareholder register and thus can only hold Nokia Shares in their book entry account with a Finnish book-entry operator.

If you validly tender Alcatel Lucent Shares or OCEANEs in the U.S. Offer, Nokia will issue uncertificated Nokia Shares in respect of the Alcatel Lucent Shares or OCEANEs accepted for exchange in the U.S. Offer and, at your election, will deposit them into either (i) the same account in which you held your Alcatel Lucent Shares or OCEANEs or (ii) your personal book-entry account with a Finnish book-entry operator, into your account with a financial intermediary or your broker’s, dealer’s, commercial bank’s, trust company’s or other nominee’s book-entry account with a Finnish book-entry operator or a financial intermediary. If you fail to make an election or if your election instruction is determined, in our sole discretion, deficient, your Nokia Shares will be deposited into the same account in which you held your Alcatel Lucent Shares or OCEANEs. You will be able to deposit these Nokia Shares with the custodian of the Nokia depositary for issuance of Nokia ADSs representing such Nokia Shares.

Under no circumstances will interest be paid on the exchange of Alcatel Lucent Securities, regardless of any delay in making the exchange or any extension of the Exchange Offer.

We expect that Nokia ADSs to be issued in connection with the Exchange Offer or the subsequent offering period, if any, will begin trading on the NYSE on a “when-issued” basis before the completion of the Exchange Offer or the subsequent offering period, if any, which is expected to occur approximately five French trading days after the announcement of the results of the French Offer by the AMF (taking into account the results of the U.S. Offer) or the subsequent offering period, if any. “When-issued” trading of Nokia ADSs will continue until the completion of the Exchange Offer or the subsequent offering period, if any. The “when-issued” trades of Nokia ADSs are expected to settle after issuance of the newly issued Nokia ADSs pursuant to the Exchange Offer or the subsequent offering period, as applicable.

Treatment of Fractional Nokia Shares or Nokia ADSs

No fractional Nokia Shares or Nokia ADSs will be issued by Nokia in the context of the Exchange Offer, including during the subsequent offering period. Holders of Alcatel Lucent Securities who tender in the Exchange Offer, including during the subsequent offering period, a number of Alcatel Lucent Securities which does not entitle them to a whole number of new Nokia Shares or Nokia ADSs, will be considered as having expressly agreed to participate in the mechanism to resell new fractional Nokia Shares or ADSs described below for the fractional Nokia Shares or Nokia ADSs to which they are entitled.

Resale Mechanism for Nokia ADSs

Promptly after the completion of the Exchange Offer or subsequent offering period, if necessary, the U.S. exchange agent will aggregate all fractional entitlements to new Nokia ADSs in order to obtain a whole number of new Nokia ADSs (their number being rounded down to the next whole number of ADSs) and will sell them on the open market for the account of the applicable tendering holders of Alcatel Lucent Securities participating in this resale mechanism promptly after receipt of the applicable Nokia Shares from Nokia. The cash amount (with respect to Nokia ADSs, in U.S. dollars, rounded to the nearest U.S. cent, it being noted that 0.50 U.S. cents will be rounded to one U.S. cent) will be paid to the applicable tendering holders of Alcatel Lucent Securities as soon as possible following such date. The holders of Alcatel Lucent Securities who participate in this mechanism to resell fractional Nokia ADS entitlements will receive the net proceeds of sales pro rata to their participation in this mechanism, it being specified that Nokia will cover the broker fees as well as any other fees which may be related to the settlement of the resale mechanism.

Resale Mechanism for Nokia Shares

Promptly after the completion of the Exchange Offer or subsequent offering period, if necessary Euronext Paris will aggregate all fractional entitlements to new Nokia Shares (their number being rounded up to the highest unit) in order to obtain a whole number of new Nokia Shares and will transfer them to Société Générale who will sell them on the open market for the account of the applicable tendering holders of Alcatel Lucent Securities participating in this resale mechanism promptly and no later than ten French trading days following the completion of the Exchange Offer or if necessary any subsequent offering period after receipt of the applicable Nokia Shares from Nokia. The cash amount (with respect to Nokia Shares, in U.S. dollars, rounded to the nearest U.S. cent, it being noted that 0.50 U.S. cents will be rounded to one U.S. cent) will be paid to the applicable tendering holders of Alcatel Lucent Securities as soon as possible following such date. The holders of Alcatel Lucent Securities who participate in this mechanism to resell fractional Nokia Share entitlements will receive the net proceeds of sales pro rata to their participation in this mechanism, it being specified that Nokia will cover the broker fees as well as any other fees which may be related to the setting up of this resale mechanism.

However, under no circumstances will any interest be paid on the cash amount to be received by a holder of Alcatel Lucent Securities in return for a fractional Nokia Share or Nokia ADS, even in the event of late payment of this amount.

At the end of any subsequent offering period, the same mechanism to resell fractional Nokia Shares or Nokia ADSs will be implemented in order to treat any fractional Nokia Shares or Nokia ADSs generated during the subsequent offering period.

Share Issuance and Power of Attorney

The Nokia Shares (including the Nokia Shares represented by Nokia ADSs) to be issued in the U.S. Offer will be created by means of an issuance of new ordinary shares of Nokia. In order to settle the Exchange Offer, it is contemplated that the general meeting of shareholders of Nokia will resolve to authorize the Nokia board of directors to issue new Nokia Shares in deviation from the shareholders’ pre-emptive rights as consideration to the holders of Alcatel Lucent Securities who have tendered their Alcatel Lucent Securities into the Exchange Offer, and that the Nokia board of directors will make a resolution to issue new Nokia Shares based on the authorization by the general meeting of shareholders (and register such issuance of new shares with the Finnish Trade Register on settlement). See “Description of the Nokia Shares and Articles of Incorporation—Shares and Share Capital of Nokia.” This issuance of shares will be effected by way of contribution-in-kind of Alcatel

Lucent Securities by the U.S. exchange agent acting in its own name, but for the account of the shareholders who have validly tendered their Alcatel Lucent Securities in the U.S. Offer.

On the basis of a maximum total number of          Alcatel Lucent Shares targeted by the Exchange Offer (including Alcatel Lucent Shares issuable upon the conversion of OCEANEs or the exercise of Stock Options) and          Alcatel Lucent ADSs, if the participation in the Exchange Offer is 100%, a maximum number of                  million Nokia Shares may be issued in the Exchange Offer. The exact number of Nokia Shares to be issued will depend on the number of Alcatel Lucent Securities tendered in the Exchange Offer and into any subsequent offering period, as applicable, and will be determined after the publication by the AMF of the results of the French Offer (taking into account the results of the U.S. Offer).

The new Nokia Shares would be ordinary shares representing the share capital of Nokia, from the same category, entirely paid-up, with voting rights and without nominal value. They will have the same rights and benefits as all existing ordinary shares, including the right to any future dividend, as from the registration of the new shares in accordance with the Finnish Companies Act. The transferability of the Nokia Shares offered in the Exchange Offer for Alcatel Lucent Securities will not be limited by any provision of the Nokia Articles of Association, Finnish law or Nasdaq Helsinki and NYSE Euronext regulations.

For a more detailed description of the Nokia Shares refer to the section entitled “Description of the Nokia Shares and Articles of Association—Shares and Share Capital of Nokia”.

If you tender your Alcatel Lucent ADSs in the U.S. Offer, you will be deemed to accept that, in connection with the share issuance described above, the U.S. exchange agent will undertake to contribute your Alcatel Lucent ADSs or the Alcatel Lucent ADSs in its own name, but for your account. In addition, by tendering the Alcatel Lucent ADSs you will authorize the U.S. exchange agent and, if applicable, the Alcatel Lucent depositary, to take the following actions for your account if the Exchange Offer is successful:

•

Execute a subscription commitment and enter into a contribution-in-kind agreement with Nokia pursuant to which Nokia will issue to the U.S. exchange agent for your account 0.55 Nokia Share in exchange of each Alcatel Lucent ADS you have validly tendered in, and not withdrawn from, the U.S. Offer; and

•

Upon issuance of the Nokia Shares for your account: instruct (a) the U.S. exchange agent to deposit the Nokia Shares issued for your account with the custodian for the Nokia ADS program and (b) the Nokia depositary to issue and deliver Nokia ADSs representing the deposited shares to you or your nominee.

Representations and Covenants of Tendering Holders

Representations and Covenants of Tendering Holders of Alcatel Lucent ADSs

Upon tendering Alcatel Lucent ADSs in the U.S. Offer, a tendering holder of Alcatel Lucent ADSs is deemed to:

•

instruct the U.S. exchange agent to accept the U.S. Offer on behalf of the tendering holder with respect to the Alcatel Lucent ADSs (which shall, except where the context otherwise requires, be deemed to include, without limitation, the Alcatel Lucent Shares represented thereby) delivered with the letter of transmittal;

•	subject to, and effective upon, acceptance for payment for the Alcatel Lucent ADSs tendered with the letter of transmittal, in accordance with the terms of the U.S. Offer, sell, assign and transfer to, or upon the order of, Nokia all right, title and interest in and to all the Alcatel Lucent ADSs being tendered by the letter of transmittal (and any and all other Alcatel Lucent Shares or other securities issued or issuable in respect thereof) and all dividends, distributions (including, without limitation, distributions of additional Alcatel Lucent ADSs or Alcatel Lucent Shares) and rights declared, paid or distributed in respect of such Alcatel Lucent Shares or securities on or after the settlement date of the U.S. Offer (collectively, “Distributions”) and irrevocably appoints Citibank, N.A., as the U.S. exchange agent, the true and lawful agent and attorney-in-fact of the tendering holder, with full knowledge that the U.S. exchange agent is also acting as the agent of Nokia in connection with the U.S. Offer, with respect to such Alcatel Lucent ADSs and the Distributions, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), (a) to deliver the Alcatel Lucent ADRs and any Distributions to the U.S. exchange agent or, if tender is by book-entry transfer, transfer Alcatel Lucent ADSs and any Distributions to the account of the U.S. exchange agent at DTC, together, in any such case, with all accompanying evidences of transfer and authenticity to the U.S. exchange agent or upon the order of the U.S. exchange agent, in each case, acting upon the instruction of Nokia, (b) to surrender such Alcatel Lucent ADSs for the purpose of withdrawal of the underlying Alcatel Lucent Shares in accordance with the Alcatel Lucent deposit agreement, (c) to instruct the Alcatel Lucent depositary to deliver the certificates evidencing the Alcatel Lucent Shares underlying the Alcatel Lucent ADSs, or transfer ownership of such Alcatel Lucent Shares underlying the Alcatel Lucent ADSs on the account books maintained with respect to the Alcatel Lucent Shares, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of Nokia, (d) to combine the tendering holder’s fractional entitlements to Nokia ADSs with other fractional entitlements and sell them on the NYSE or any other securities exchange, (e) to tender, or to cause to be tendered, the Alcatel Lucent Shares underlying the tendered Alcatel Lucent ADSs as part of the French centralizing procedures as soon as practicable after the Expiration Date, and (f) to receive all benefits and otherwise exercise all rights of beneficial ownership of such Alcatel Lucent ADSs (and all Alcatel Lucent Shares represented thereby) and any Distributions, all in accordance with the terms and conditions of the U.S. Offer. The tendering holder of Alcatel Lucent ADSs agrees that Nokia may instruct the U.S. exchange agent to take the actions specified in clauses (a), (b), (c) or (e) above prior to acceptance by Nokia of those Alcatel Lucent ADSs for exchange in the U.S. Offer. Nokia shall not have the rights specified in clauses (d) or (f) above until it has irrevocably accepted those Alcatel Lucent ADSs tendered in the U.S. Offer. Upon acceptance by Nokia of tendered Alcatel Lucent ADSs in the U.S. Offer, the tendering holder of Alcatel Lucent ADSs shall have no further rights with respect to those Alcatel Lucent ADSs, except that the holder shall have a right to receive from Nokia the Nokia ADSs subject to and in accordance with the terms and conditions of the U.S. Offer;

•

irrevocably appoint each designee of Nokia as the attorney-in-fact and proxy of the tendering holder, each with full power of substitution, to exercise all voting and other rights of the tendering holder in such manner as each such attorney and proxy or his substitute shall, in his sole discretion, deem proper and otherwise act (by written consent or otherwise), with respect to all of the Alcatel Lucent ADSs tendered (and any associated Distributions) that have been accepted for payment by Nokia prior to the time of any vote or other action (and any and all other Alcatel Lucent Shares or other securities or rights issued or issuable in respect of such Alcatel Lucent ADSs) at any meeting of securityholders of Alcatel Lucent (whether annual or special and whether or not an adjourned or postponed meeting), any actions by written consent in lieu of any such meeting or otherwise. This proxy and power of attorney is coupled with an interest in the tendered Alcatel Lucent ADSs, is irrevocable and is granted in consideration of, and is effective upon, the acceptance for payment of the Alcatel Lucent ADSs by Nokia in accordance with the terms and conditions of the U.S. Offer. Such acceptance for payment shall revoke any other proxy or written consent granted by the tendering holder at any time with respect to such Alcatel Lucent ADSs (and all such other Alcatel Lucent Shares or other securities or rights), and no subsequent proxies will be given or written consents will be executed by the tendering holder (and if given or executed, will not be deemed effective). The tendering holder understands that, in order for the Alcatel Lucent ADSs to be deemed validly tendered, immediately upon Nokia’s acceptance of such Alcatel Lucent ADSs, Nokia or its designee must be able to exercise full voting, consent and other rights with respect to such Alcatel Lucent ADSs (and any associated distributions), including, the right to instruct the Alcatel Lucent depositary with respect to voting at any meeting of Alcatel Lucent’s stockholders;

•

represent and warrant that it has full power and authority to accept the U.S. Offer and to tender, exchange, sell, assign and transfer the Alcatel Lucent ADSs (and any associated Distributions) tendered by the letter of transmittal (and any and all other Alcatel Lucent Shares or other securities or rights issued or issuable in respect of such Alcatel Lucent ADSs), and that when the same are accepted for payment by Nokia, Nokia will acquire good, marketable and unencumbered title thereto and to all Distributions, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; and

•

agree to, upon request, execute and deliver all additional documents deemed by the U.S. exchange agent or Nokia to be necessary or desirable to complete the sale, assignment and transfer of the Alcatel Lucent ADSs (and any associated Distributions) tendered hereby (and any and all other Alcatel Lucent Shares or other securities or rights issued or issuable in respect of such Alcatel Lucent ADSs).

All authority conferred or agreed to be conferred pursuant to these representations and covenants shall not be affected by, and shall survive, the death or incapacity of and any obligation of the tendering holder shall be binding upon the heirs, personal representatives, successors and assigns of the tendering holder.

Representations and Covenants of Tendering Holders of Alcatel Lucent Shares and OCEANEs

Upon tendering the Alcatel Lucent Shares or OCEANEs in the U.S. Offer, the tendering holder of such Alcatel Lucent Shares or OCEANEs is deemed to:

•

on the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of such extension or amendment), and subject to, and effective upon, acceptance for exchange of, and exchange for, the Alcatel Lucent Shares and OCEANEs tendered in accordance with the terms of the U.S. Offer, sell, assign and transfer to, or upon the order of, Nokia, all right, title and interest in and to all of the Alcatel Lucent Shares and OCEANEs being tendered and any and all dividends, distributions (including, without limitation, distributions of additional Alcatel Lucent Shares or OCEANEs), rights or other securities issued or issuable in respect of such Alcatel Lucent Shares and OCEANEs on or after the completion of the U.S. Offer, and appoints Nokia the true and lawful agent and attorney-in-fact of such holder with respect to such Alcatel Lucent Shares and OCEANEs (and any Distributions) with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to the fullest extent of such holder’s rights with respect to such Alcatel Lucent Shares and OCEANEs (and any Distributions) (a) to transfer ownership of such Alcatel Lucent Shares and OCEANEs (and any Distributions) on the account books of Alcatel Lucent, together in either such case with all accompanying evidences of transfer and authenticity, to or upon the order of Nokia, (b) to present such Alcatel Lucent Shares and OCEANEs (and any Distributions) for transfer on the books of Alcatel Lucent and (c) to receive all benefits and otherwise exercise all rights of beneficial ownership of such Alcatel Lucent Shares and OCEANEs (and any Distributions), all

in accordance with the terms and the conditions of the U.S. Offer. The tendering holder is deemed to instruct the financial intermediary to tender, or to cause to be tendered, the Alcatel Lucent Shares and OCEANEs as part of the French centralizing procedures;

•

irrevocably appoint the designees of Nokia, and each of them, the attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such holder’s rights with respect to the Alcatel Lucent Shares and OCEANEs tendered which have been accepted for exchange by Nokia and with respect to any Distributions. Subject to applicable law, the designees of Nokia will, with respect to the Alcatel Lucent Shares and OCEANEs (and any associated Distributions) for which the appointment is effective, be empowered to exercise all voting, consent and any other similar rights of such holder, as they, in their sole discretion, may deem proper at any ordinary, extraordinary or adjourned meeting of Alcatel Lucent’s shareholders or bondholders, by written consent in lieu of any such meeting or otherwise. This proxy and power of attorney shall be irrevocable and coupled with an interest in the tendered Alcatel Lucent Shares and OCEANEs. Such appointment is effective upon the acceptance by Nokia of the Alcatel Lucent Shares and OCEANEs tendered. If the U.S. Offer is successful, Nokia will be deemed to have accepted for exchange Alcatel Lucent Shares and OCEANEs validly tendered and not withdrawn on the Expiration Date, as set forth in the final results of the French Offer (taking into account the results of the U.S. Offer) published by the AMF. Upon the effectiveness of such appointment, without further action, all prior powers of attorney, proxies and consents given with respect to such Alcatel Lucent Shares and OCEANEs (and any associated Distributions) will be revoked, and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). Nokia reserves the right to require that, in order for Alcatel Lucent Shares and OCEANEs to be deemed validly tendered, immediately upon Nokia’s exchange of such Alcatel Lucent Shares and OCEANEs, subject to applicable law, Nokia must be able to exercise full voting or consent rights with respect to such Alcatel Lucent Shares and OCEANEs (and any associated Distributions), including voting at any meeting of shareholders or bondholders; and

•

represent and warrant that the tendering holder has full power and authority to tender, sell, assign and transfer the Alcatel Lucent Shares and OCEANEs (and any Distributions) and, when the same are accepted for exchange by Nokia, Nokia will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and the same will not be subject to any adverse claim. The tendering holder will be deemed to agree to, upon request, execute and deliver any additional documents deemed by the financial intermediary or Nokia to be necessary or desirable to complete the sale, assignment and transfer of the Alcatel Lucent Shares and OCEANEs (and any Distributions) tendered. In addition, the tendering holder will be deemed to agree to promptly remit and transfer to the financial intermediary for the account of Nokia any and all Distributions in respect of the Alcatel Lucent Shares and OCEANEs tendered, accompanied by appropriate documentation of transfer; and, pending such remittance or appropriate assurance thereof, Nokia shall be entitled to all rights and privileges as owner of any such Distributions and may withhold the entire consideration offered pursuant to the Exchange Offer or deduct from such consideration offered the amount or value thereof, as determined by Nokia in its sole discretion.

All authority conferred or agreed to be conferred pursuant to these representations and covenants shall not be affected by, and shall survive, the death or incapacity of and any obligation of the tendering holder shall be binding upon the heirs, personal representatives, successors and assigns of the tendering holder.

Certain Consequences of the Exchange Offer

After a successful completion of the Exchange Offer, Nokia is expected to own between 50% and 100% of Alcatel Lucent. As a result, Nokia will be in a position to exert influence over the strategic, operating and financial policies of Alcatel Lucent. If the squeeze-out is implemented, Nokia’s ownership of Alcatel Lucent would increase to 100% and Nokia would be entitled to all benefits resulting from that ownership, including all income generated by Alcatel Lucent’s operations and any future increase in Alcatel Lucent’s value and the right to elect all members of the Alcatel Lucent board of directors. Similarly, Nokia would also bear the risk of losses generated by Alcatel Lucent’s operations and any decrease in the value of Alcatel Lucent after such an acquisition.

Trading in Alcatel Lucent Securities During and After the Exchange Offer Period

During the Exchange Offer period, Alcatel Lucent Shares and OCEANEs not validly tendered into the Exchange Offer will continue to trade on Euronext Paris and Alcatel Lucent ADSs not validly tendered into the U.S. Offer will continue to trade on the NYSE.

On opening of the first U.S. business day following the ADS Tender Deadline, the NYSE may suspend trading in the Alcatel Lucent ADSs pending public announcement of the results of the Exchange Offer. Because the results of the Exchange Offer may not be announced until up to nine French trading days after the Expiration Date (although we expect the announcement to be made approximately four to five French trading days after the Expiration Date), holders of Alcatel Lucent ADSs who do not tender their Alcatel Lucent ADSs in the Exchange Offer may be unable to trade Alcatel Lucent ADSs on the NYSE during this period.

Trading in Alcatel Lucent Shares, Alcatel Lucent ADSs and OCEANEs may continue on Euronext Paris and the NYSE, as applicable, after the completion of the Exchange Offer, depending on the number of such Alcatel Lucent Securities not acquired in the Exchange Offer. However, following the completion of the Exchange Offer and depending on the number of remaining Alcatel Lucent Shares outstanding, Nokia intends, subject to applicable law and securities exchange regulations, to (i) request from Euronext Paris the delisting of the Alcatel Lucent Shares and OCEANEs from the regulated market of Euronext Paris and (ii) seek to delist the Alcatel Lucent ADSs from the NYSE (as discussed below in this section under “—Reduced Liquidity of Alcatel Lucent Securities”).

Listings of the Nokia Shares

Nokia has applied for the Nokia Shares (including the Nokia Shares to be issued in connection with the Exchange Offer) to be admitted for listing to Euronext Paris. Nokia expects that Admission will take effect prior to the completion of the Exchange Offer. Nokia will apply for a listing of the Nokia Shares and Nokia ADSs to be issued in connection with the Exchange Offer on the Nasdaq Helsinki and the NYSE, respectively. We expect that Nokia ADSs to be issued in connection with the Exchange Offer or the subsequent offering period, if any, will begin trading on the NYSE on a “when-issued” basis before the completion of the Exchange Offer or the subsequent offering period, if any, which is expected to occur approximately five French trading days after the announcement of the results of the French Offer by the AMF (taking into account the results of the U.S. Offer) or the results of the subsequent offering period, if any.

Reduced Liquidity of Alcatel Lucent Securities

After completion of the Exchange Offer, and as applicable, after any subsequent offering period, Nokia intends, subject to applicable law and securities exchange regulations, to (i) request from Euronext Paris the delisting of the Alcatel Lucent Shares and OCEANEs from the regulated market of Euronext

Paris and (ii) seek to delist the Alcatel Lucent ADSs from the NYSE and, when possible, to deregister the Alcatel Lucent Shares and Alcatel Lucent ADSs under the Exchange Act.

A delisting from Euronext Paris may occur in accordance with the Euronext Paris rules if Nokia (i) completes the squeeze-out or (ii) holds at least 90% of the voting rights of Alcatel Lucent following a simplified public offer and over the last 12 months before the delisting application the total value of Alcatel Lucent Shares traded on Euronext Paris represents less than 0.5% of Alcatel Lucent’s market capitalization. Pursuant to Articles 6905/1 et. seq. of the Euronext Rule Book, Euronext Paris may delist shares listed on its markets upon a written request of the issuer, which must indicate the reasons of such request. Euronext Paris may decide not to proceed with the delisting of the shares as requested by the issuer if such a delisting affects the equitable, organized and efficient functioning of the market. Euronext Paris may also subject the delisting of the Alcatel Lucent Shares to any additional conditions which it deems appropriate.

If any of these delistings or the deregistration were to occur, there may be no publicly traded Alcatel Lucent Shares, OCEANEs or Alcatel Lucent ADSs, which would likely reduce their respective liquidity and market value. Even if such delistings or the deregistration do not occur, the Exchange Offer will reduce the number of Alcatel Lucent Shares, OCEANEs and Alcatel Lucent ADSs that might otherwise trade publicly and will reduce the number of holders of Alcatel Lucent Shares, OCEANEs and Alcatel Lucent ADSs which could, in turn, also adversely affect the liquidity and market value of the Alcatel Lucent Shares, OCEANEs and Alcatel Lucent ADSs not acquired in the Exchange Offer.

On opening of the first U.S. business day following the ADS Tender Deadline, the NYSE may suspend trading in the Alcatel Lucent ADSs pending public announcement of the results of the Exchange Offer. Because the AMF may not announce the results of the French Offer (taking into account the results of the U.S. Offer) until up to nine French trading days after the Expiration Date (although we expect the announcement to be made approximately four to five French trading days after the Expiration Date), holders of Alcatel Lucent ADSs who do not tender their Alcatel Lucent ADSs in the U.S. Offer may be unable to trade Alcatel Lucent ADSs on the NYSE during this period. Further, if fewer than 600 000 Alcatel Lucent ADSs remain outstanding following completion of the Exchange Offer, the NYSE may not resume trading in the Alcatel Lucent ADSs after the publication of the results of the Exchange Offer. Accordingly, holders of Alcatel Lucent ADSs who do not tender their Alcatel Lucent ADSs in the U.S. Offer may be unable to trade their Alcatel Lucent ADSs on the NYSE at any point following the ADS Tender Deadline. As of June 30, 2015, there were 499 863 626 Alcatel Lucent ADSs outstanding.

Quotations of the Alcatel Lucent Securities might still be available from another source. The extent of the market for the Alcatel Lucent Securities and the availability of such quotations would, however, depend upon the number of holders of these securities remaining at such time, the interest in maintaining a market in the Alcatel Lucent Securities on the part of securities firms and other factors.

Termination of the Alcatel Lucent Deposit Agreement

As promptly as practicable after completion of the Exchange Offer or the subsequent offering period, if any, Nokia intends, subject to applicable law, to cause Alcatel Lucent to terminate the Alcatel Lucent deposit agreement. Following such termination, the Alcatel Lucent depositary would perform no further acts under the Alcatel Lucent deposit agreement, except to receive and hold (or sell) distributions on the deposited securities and deliver the deposited securities being withdrawn.

Following the termination of the deposit agreement, the Alcatel Lucent depositary may do either of the following:

•	instruct its custodian to register all Alcatel Lucent Shares underlying the remaining Alcatel Lucent ADSs with Alcatel Lucent in registered form (nominatif pur) and provide Alcatel Lucent with a copy of the ADR register. Upon receipt of such instructions, Alcatel Lucent would register in registered form (nominatif pur) the Alcatel Lucent Shares represented by the Alcatel Lucent ADSs reflected on the register in each such holder’s name; or

•

sell Alcatel Lucent Shares underlying the remaining Alcatel Lucent ADSs and (as long as it may lawfully do so) would hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Alcatel Lucent deposit agreement, without liability for interest, in trust for the pro rata benefit of the holders of Alcatel Lucent ADSs not theretofore surrendered.

Dilutive Effect on Nokia Shareholders

The following table presents the 10 largest shareholders of Nokia that are registered in Finland and appear on Nokia’s shareholder register maintained by Euroclear Finland Ltd. and their share of voting rights as at September 28, 2015. Each Nokia Share carries one vote. As of September 28, 2015, Nokia and its subsidiaries held 53 402 251 Nokia Shares, which comprise 1.45% of the total number of Nokia Shares but do not confer any voting rights due to their ownership by Nokia or its subsidiaries. Nokia Shares held by Nokia or its subsidiaries have been listed under “Treasury shares” in the table.

Shareholder	Number of Shares	% of the total number of shares	% of voting rights(1)
1. Varma Mutual Pension Insurance Company	80 722 106	2.19	2.23
2. Ilmarinen Mutual Pension Insurance Company	29 643 982	0.81	0.82
3. The State Pension Fund	25 600 000	0.70	0.71
4. Schweizerische Nationalbank	24 132 730	0.66	0.67
5. Elo Mutual Pension Insurance Company	15 200 000	0.41	0.42
6. Svenska Litteratursällskapet i Finland rf	14 312 880	0.39	0.39
7. Folketrygdfondet	11 812 542	0.32	0.33
8. Nordea Suomi Fund	10 854 000	0.30	0.30
9. Keva (Local Government Pensions Institution)	10 004 071	0.27	0.28
10. Oy Lival Ab	8 400 637	0.23	0.23
Treasury shares	53 402 251	1.45	0.00
Others	3 394 556 692	92.27	93.64

Total	3 678 641 891	100	100

(1)	Treasury shares are not included in calculating voting rights.

Pursuant to the notification of Nokia under Chapter 9, Section 10 of the Finnish Securities Market Act on October 24, 2014, the holdings of BlackRock, Inc. in Nokia, through its controlled undertakings, comprising of both shares and convertible bonds issued by Nokia, amounted to a total of 187 784 314 shares, which at that time corresponded to approximately 5.01% of the total number of shares and voting rights of Nokia. To Nokia’s knowledge, no other shareholder holds more than 5% of the share capital or voting rights of Nokia.

Nokia is not aware of any shareholder having a controlling interest, as referred to in Chapter 2, Section 4 of the Finnish Securities Market Act, in the Company. Following the Completion of the Exchange Offer, if Nokia owns 100% of Alcatel Lucent Securities, the breakdown of the total number of shares and voting rights of Nokia would be as follows (based on the breakdown of the total number of Nokia Shares on September 28, 2015):

Shareholder	Number of Shares(1)		% of the total number of shares	% of voting rights(2)
1. Varma Mutual Pension Insurance Company	80 722 106	(3)	1.40	1.42
2. Ilmarinen Mutual Pension Insurance Company	29 643 982	(3)	0.51	0.52
3. The State Pension Fund	25 600 000	(3)	0.44	0.45
4. Schweizerische Nationalbank	24 132 730	(3)	0.42	0.42
5. Elo Mutual Pension Insurance Company	15 200 000	(3)	0.26	0.27
6. Svenska Litteratursällskapet i Finland rf	14 312 880	(3)	0.25	0.25
7. Folketrygdfondet	11 812 542	(3)	0.20	0.21
8. Nordea Suomi Fund	10 854 000	(3)	0.19	0.19
9. Keva (Local Government Pensions Institution)	10 004 071	(3)	0.17	0.18
10. Oy Lival Ab	8 400 637	(3)	0.15	0.15
Treasury shares	75 466 337	(4)	1.31	0.00
Others	5 472 492 606		94.70	95.96

Total	5 778 641 891	(4)	100	100

(1)	In the calculation of the total number of Nokia Shares after the Exchange Offer, it has been assumed that all of the million Nokia Shares are issued in the Exchange Offer.
(2)	Treasury shares are not included in the calculation of voting rights. Refer also to footnote 4.
(3)	Excluding any Nokia Shares receivable in the Exchange Offer by the shareholder in consideration for the shareholder’s Alcatel Lucent Securities, if any.
(4)	In the calculation of the treasury shares, it has been assumed that i) the number of treasury shares held by Nokia is 53 402 251 (as of September 28, 2015) and that ii) Alcatel Lucent will tender its 40 115 200 treasury shares (as of September 30, 2015) to Nokia in the Exchange Offer, and will receive in consideration 22 064 086 Nokia Shares, resulting in a total of 75 466 337 Nokia Shares being held by Nokia as treasury shares or Nokia’s subsidiary, Alcatel Lucent

The information set out in the foregoing table has been prepared for illustrative purposes only and may or may not reflect the actual situation at or after the Completion of the Exchange Offer.

Pursuant to the notification of Nokia under Chapter 9, Section 10 of the Finnish Securities Market Act on October 24, 2014, the holdings of BlackRock, Inc., amounting to a total of 187 784 314 shares on 24 October 2014, would correspond to approximately 3.2% of the total number of shares and voting rights of Nokia (based on the breakdown of the total number of Nokia Shares on September 28, 2015), excluding any Nokia Shares receivable by Blackrock Inc. in the Exchange Offer in consideration for the Alcatel Lucent Securities held by Blackrock Inc.

Status as “Margin Securities”

The Alcatel Lucent Shares and Alcatel Lucent ADSs are currently “margin securities”, as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of these securities. Following completion of the Exchange Offer, Nokia intends to seek to delist the Alcatel Lucent ADSs from the NYSE. This delisting would cause the Alcatel Lucent Shares and Alcatel Lucent ADSs to cease being “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event these securities could no longer be used as collateral for loans made by brokers.

Accounting Treatment

Nokia prepares its consolidated financial statements in accordance with IFRS. The acquisition of Alcatel Lucent is expected to be accounted for as a business combination using the acquisition method of accounting under IFRS with Nokia considered as the acquirer. This means that Nokia will allocate the purchase consideration to the fair value of Alcatel Lucent’s identifiable assets and assumed liabilities at the acquisition date, with any excess of the purchase consideration over the net identifiable net assets acquired be recognized as goodwill. Under IFRS, goodwill is not amortized but is tested for impairment at least annually.

No Appraisal Rights

There are no appraisal or similar rights available to holders of Alcatel Lucent Securities in connection with the Exchange Offer.

Fees and Expenses

Nokia retained Société Générale as presenting bank (banque présentatrice) for the French Offer and Nokia’s financial advisor in connection with the Exchange Offer, and certain of its affiliates have in the past provided, and may in the future provide, financial advisory or financing services to Nokia and its affiliates and have received, and may receive in the future, fees for rendering these services. Nokia will pay the presenting bank reasonable and customary compensation for its services in addition to reimbursing the presenting bank for its reasonable out-of-pocket expenses.

Nokia retained Citibank, N.A. to act as the U.S. exchange agent to receive and hold Alcatel Lucent ADSs validly tendered into, and not withdrawn from, the U.S. Offer, for the benefit of Nokia. Nokia will pay the U.S. exchange agent reasonable and customary compensation for its services in connection with the U.S. Offer, will reimburse the U.S. exchange agent for its reasonable out-of-pocket expenses and will indemnify the U.S. exchange agent against certain liabilities and expenses.

Nokia retained Georgeson Inc. as information agent in the United States in connection with the Exchange Offer. The information agent may contact holders of Alcatel Lucent Securities by mail, telephone or other means and may request that brokers, dealers, commercial banks, trust companies and other nominees who hold Alcatel Lucent Securities on behalf of beneficial owners of these Alcatel Lucent Securities, forward material relating to the Exchange Offer to such beneficial owners. Nokia will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Nokia has agreed to indemnify the information agent against certain liabilities and expenses in connection with the Exchange Offer, including certain liabilities under the U.S. federal securities laws.

Nokia retained Nordea Bank as Finnish issuer agent for issuing Nokia Shares in the Finnish book-entry system. Nokia will pay the issuer agent reasonable and customary compensation for its services in addition to reimbursing Nordea’s reasonable out-of-pocket expense.

Nokia retained JP Morgan as its financial advisor. For its role as Nokia’s financial advisor, Nokia will pay JP Morgan a reasonable and customary compensation in addition to reimbursing JP Morgan’s reasonable out-of-pocket expenses.

Nokia retained Brunswick as an advisor for the announcement and execution of the transaction, receiving assistance in the creation and distribution of communications materials to institutional and individual shareholders, and external audiences including the media and public sector. Nokia will pay Brunswick reasonable and customary compensation for these services in addition to reimbursing Brunswick for its reasonable out-of-pocket expenses.

The total fees and expenses incurred by Nokia and its affiliates in connection with the Exchange Offer and listing of the Nokia Shares on Euronext Paris and listing of the newly issued Nokia Shares and Nokia ADSs on Nasdaq Helsinki and the NYSE, respectively, including fees and other costs related to external financial and legal advisors and of any other experts and consultants, as well as communication costs, are estimated to be, in excess of EUR 110 million (excluding tax). Nokia has agreed that the remuneration of some of the above mentioned banks and advisors is success based. The total amount of such success fees is approximately EUR 12.5 million.

Statutory Exemption from Certain U.S. Tender Offer Requirements

The Exchange Offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers. In separating our offers into the U.S. Offer and the French Offer we are relying on the Tier II exemption from Rule 14d-10 under the Exchange Act. In addition, we intend to rely on the Tier II exemption from Rule 14d-11(c) and Rule 14d-11(d) on the conditions for the provision of a subsequent offering period, Rule 14e-1(c) on prompt payment and Rule 14e-1(d) on the procedures for giving notices of any extensions of the length of the tender offer, where we will follow French law and practice.

We may rely on other Tier II exemptions and may need to request additional relief from the SEC if the implementation of the French tender offer law and practice is inconsistent with the U.S. tender offer rules and practice. If we are unable to obtain such additional relief, we may have to amend the U.S. Offer to the extent we are permitted to do so as a matter of French law and regulations. While we do not anticipate that any amendment will be required that would be prohibited by French law, if such conflict arises we may be unable to complete the Exchange Offer.

Matters Relevant for OCEANEs Holders

On July 3, 2013, Alcatel Lucent issued 349 414 680 of the 2018 OCEANEs. The terms and conditions of the 2018 OCEANEs are set out in the securities note that is included in the prospectus that received the visa No. 13-305 of the AMF on June 26, 2013, established for the issuance of the 2018 OCEANEs. The 2018 OCEANEs, which have a par value of EUR 1.80, with an annual interest rate of 4.25%, and with a maturity date of July 1, 2018, are convertible/exchangeable at any time after August 12, 2013, and give right to 1.06 new or existing Alcatel Lucent Shares for every 2018 OCEANE (after adjustment of the conversion/exchange ratio following the share capital increase of December 9, 2013), subject to the adjustments provided for by the prospectus and pursuant to the conditions of the said prospectus. As of June 30, 2015, 349 413 680 2018 OCEANEs were outstanding.

On June 10, 2014, Alcatel Lucent issued 167 500 000 of the 2019 OCEANEs. The terms and conditions of the 2019 OCEANEs are set out in the securities note that is included in the prospectus that received the visa No. 14-254 of the AMF on June 2, 2014, established for the issuance of the 2019 OCEANEs and the 2020 OCEANEs. The 2019 OCEANEs, which have a par value of EUR 4.11, with an annual interest rate of 0%, and with a maturity date of January 30, 2019, are convertible/exchangeable at any time after July 20, 2014, and give right to one new or existing Alcatel Lucent Share for every 2019 OCEANE, subject to the adjustments provided for by the prospectus and pursuant to the conditions of the said prospectus. As of June 30, 2015, 167 500 000 2019 OCEANEs were outstanding.

On June 10, 2014, Alcatel Lucent issued 114 499 995 of the 2020 OCEANEs. The terms and conditions of the 2020 OCEANEs are set out in the securities note, which is included in the prospectus that received the visa No. 14-254 of the AMF on June 2, 2014, established for the issuance of the 2019 OCEANEs and 2020 OCEANEs. The 2020 OCEANEs, which have a par value of EUR 4.02, with an annual interest rate of 0.125%, and with a maturity date of January 30, 2020, are convertible/exchangeable at any time after July 20, 2014, and give right to one new or existing Alcatel Lucent Share for every 2020 OCEANE, subject to the adjustments provided for by the prospectus and pursuant to the conditions of the said prospectus. As of June 30, 2015, 114 499 995 2020 OCEANEs were outstanding.

Conversion/Exchange of OCEANE Bonds in the Event of a Tender Offer

Under the terms of each of the OCEANEs, since the Exchange Offer may lead to a Change of Control (as defined below) of Alcatel Lucent, the opening of the Exchange Offer resulted in adjustment of the conversion/exchange ratio for the duration of the Adjustment Period (as defined below) in accordance with the following formula:

NCER = CER x (1 + OCEANE Issue Premium x (D/DT))

where:

•	“NCER” means the OCEANEs new conversion/exchange ratio applicable during the Adjustment Period;

•

“CER” means the conversion/exchange ratio in effect before the Exchange Offer opening date, such conversion/exchange ratio being 1.06 Alcatel Lucent Share for every 2018 OCEANE, one Alcatel Lucent Share for every 2019 OCEANE, and one Alcatel Lucent Share for every 2020 OCEANE;

•

“OCEANE Issue Premium” means the premium, expressed as a percentage, determined by comparing the par value per unit of the OCEANEs to the reference price of the Alcatel Lucent’s Shares used at the time the final terms of the OCEANEs were determined, such premium being 36.8% for the 2018 OCEANEs, 40.2% for the 2019 OCEANEs and 37.1% for the 2020 OCEANEs;

•

“D” means the number of days between the Exchange Offer opening date (inclusive) and the OCEANE maturity date (excluded), with the maturity date being July 1, 2018 for the 2018 OCEANEs, January 30, 2019 for the 2019 OCEANEs and January 30, 2020 for the 2020 OCEANEs; and

•

“DT” means the number of days between the issuance date of the OCEANEs (inclusive) (such date being July 3, 2013 for the 2018 OCEANEs and June 10, 2014 for the 2019 OCEANEs and 2020 OCEANEs) and the maturity date of the OCEANEs (exclusive) (such number of days being 1 824 days for the 2018 OCEANEs, 1 695 days for the 2019 OCEANEs and 2 060 days for the 2020 OCEANEs).

As a result of the Exchange Offer, the adjusted conversion/exchange ratios (or the NCERs) are              for the 2018 OCEANEs,              for the 2019 OCEANEs and              for the 2020 OCEANEs.

The adjustment of the conversion/exchange ratio discussed above will, pursuant to the terms of the respective securities notes of the OCEANEs, benefit only those holders of OCEANEs who will exercise their conversion/exchange right, between (and including):

(a)	the opening date of the Exchange Offer (which is ), and

(b)	(i) (x) if the AMF declares that the French Offer is successful, the date that is 15 French business days after the publication by the AMF of the results of the French Offer (taking into account the results of the U.S. Offer), which is currently expected to be , or, if there is a subsequent offering period, the date that is 15 French business days after the end of the subsequent offering period of the French Offer, or (y) if the AMF declares that the French Offer (taking into account the results of the U.S. Offer) is unsuccessful, the date of publication by the AMF of the results of the French Offer; or

(ii)	if Nokia withdraws the Exchange Offer, the date on which such withdrawal is published.

This period is referred to as the “Adjustment Period.”

For the purpose of the OCEANEs, the term “Change of Control” means acquisition by one or more individual(s) or legal entity or entities, acting alone or in concert, of the control of Alcatel Lucent, with “control” meaning the holding (directly or indirectly through the intermediary of companies themselves controlled by the individual(s) or entity or entities concerned) (x) the majority of voting rights attached to the Alcatel Lucent Shares or (y) more than 40% of these voting rights if no other Alcatel Lucent shareholder, acting alone or in concert, holds (directly or indirectly through the intermediary of companies controlled by this or these shareholders) a higher percentage of voting rights.

In the event of the conversion/exchange of the OCEANEs during the Adjustment Period, the corresponding Alcatel Lucent Shares will be delivered within a maximum of three French business days of the OCEANEs conversion/exchange request date.

In the event of an adjustment, Alcatel Lucent is obligated to notify the holders of OCEANEs of such adjustment, at the latest within five French business days following the entry into force of the new adjustment, by means of a notice published in a financial newspaper with general distribution in France. Such adjustment shall also be subject to a notice issued by Euronext Paris with the same details.

Early Redemption in the Event of a Change of Control

In the case of the occurrence of a Change of Control (as would be the case if the Exchange Offer is successful), any holder of OCEANEs may, at its option, request the early redemption in cash the OCEANEs owned by such holder at par plus, as applicable, accrued interest from the last interest payment date for each series of the OCEANEs until the early redemption date, pursuant to the terms of the prospectus relating to the issue of such OCEANEs.

If the Exchange Offer is successful, Alcatel Lucent is expected to inform the holders of OCEANEs of any Change of Control by means of a notice distributed by Alcatel Lucent and posted on its website (www.alcatel-lucent.com) as well as in a notice to be issued by Euronext Paris at the latest within 30 calendar days following the effective Change of Control. These notices are expected to remind the holders of OCEANEs that they have the right to request the early redemption of their OCEANEs and to indicate (i) the early redemption date which would be between the 25th and the 30th French business day following the distribution date of the notice by Alcatel Lucent, (ii) the redemption amount and (iii) the period, of at least 15 French business days following the distribution date of the notice by Alcatel Lucent, during which the early redemption requests for the OCEANEs must be received by the centralizing agent.

To obtain early redemption of the OCEANEs, holders of OCEANEs must file a request with the financial intermediary holding their OCEANEs in a securities account. Any such demand may not be revoked once it is received by the relevant financial intermediary.

Requests for early redemption and the corresponding OCEANEs must be received by the centralizing agent no later than the fifth French business day before the early redemption date.

In such case, the OCEANEs, where an early redemption was requested, will be redeemed at a price equal to par plus, and regarding the 2018 OCEANEs and 2020 OCEANEs, accrued interests from the date the interest was last paid preceding the date of early redemption, to the date set for the early redemption.

Early Redemption in the Event of Delisting of the Alcatel Lucent Shares

Pursuant to the terms of the securities notes relating to the issue of each of the OCEANEs, the representative of the body (Masse) of the OCEANEs (Représentant de la Masse) may, upon decision of the general meeting of the holders of OCEANEs of one series (of that series Nokia will not vote with regard to OCEANEs if it holds more than 10% of the relevant series of OCEANEs), acting under conditions of quorum and majority provided for by law, by written notice sent to Alcatel Lucent, with a copy to the centralizing agent, request the early redemption of such series of the OCEANEs redeemable at a price equal to par plus, regarding the 2018 OCEANEs and the 2020 OCEANEs, accrued interests from the last interest payment date for each of the OCEANEs until the early redemption date, if (i) Alcatel Lucent’s Shares cease to be listed on Euronext Paris and are not listed on any other regulated market within the European Union and (ii) the Alcatel Lucent ADSs or Alcatel Lucent Shares cease to be listed on a regulated market in the United States.

As a consequence, such early redemption right may be triggered in connection with the Exchange Offer in the event of implementation of a squeeze-out for Alcatel Lucent Shares, or of delisting of Alcatel Lucent Shares on Euronext Paris and the Alcatel Lucent ADSs on the NYSE.

Early Redemption of a Series of OCEANEs If the Outstanding OCEANEs of Such Series Represent Less Than 15% of the Issued OCEANEs of any Such Series

Pursuant to the terms of the prospectus relating to the issue of each of the OCEANEs, Alcatel Lucent may, at its option and at any time, subject to advance notice of at least 30 calendar days, redeem at par value plus, regarding the 2018 OCEANEs and the 2020 OCEANEs, accrued interests from the date the interest was last paid, to the date set for the early redemption all of the outstanding 2018 OCEANEs, 2019 OCEANEs or 2020 OCEANEs, if less than 15% of the issued OCEANEs of any such series remain outstanding. If the Exchange Offer is successful, Nokia expressly reserves the right, to cause Alcatel Lucent to effect such redemption at any relevant time.

The holders of OCEANEs will retain the ability to exercise their OCEANEs conversion/exchange right up to and including the seventh French business day immediately preceding the early redemption date.

Legal Matters; Regulatory Approvals

General

We are not aware of any governmental license or regulatory permit that appears to be material to Alcatel Lucent’s business that might be adversely affected by Nokia’s acquisition of Alcatel Lucent Securities pursuant to the Exchange Offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Nokia’s acquisition or ownership of Alcatel Lucent Securities pursuant to the Exchange Offer. Should any of these approvals or other actions be required, Nokia currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to Alcatel Lucent’s or our business.

Regulatory Approvals for the Exchange Offer

Pursuant to the Memorandum of Understanding, the filing of the French Offer with the AMF was conditional on the receipt of approvals (or expiration of the relevant waiting periods) from antitrust or similar authorities in nine jurisdictions identified below. In addition, the filing of the French Offer with the AMF was subject to the authorization of the Ministry of Economy and Finance of the French Republic and the receipt of the required approval of the Committee on Foreign Investment in the United States.

Antitrust Approvals

United States. Under the Hart-Scott-Rodino Act of 1976 (the “HSR”), the Exchange Offer may not be consummated until HSR notifications have been made and the applicable waiting period has expired or been terminated. Nokia and Alcatel Lucent filed their respective HSR notifications for the transaction on May 18, 2015. On June 16, 2015, the United States Department of Justice granted early termination of the HSR waiting period.

European Union. Under the Council Regulation (EC) No. 139/2004 of the Council of the European Union, the Exchange Offer requires notification to and prior approval by the European Commission. Nokia received the European Commission’s approval for the Exchange Offer on July 24, 2015.

People’s Republic of China. Under the Chinese Anti-Monopoly Law of 2008, the Exchange Offer cannot be completed until it is reviewed and approved by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”). On October 19, 2015, Nokia received clearance from MOFCOM for the proposed acquisition of Alcatel Lucent.

Other jurisdictions. The filing of the French Offer with the AMF was also subject to approval or expiration of the relevant waiting periods with respect to the antitrust regulations in Brazil, Canada, India, Japan, Russia and Taiwan. The last of these approvals was received on August 21, 2015.

Other Regulatory Approvals

Exon-Florio/CFIUS. Pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. App. §2170, as amended, on September 14, 2014, the Committee on Foreign Investment in the United States (“CFIUS”) notified Nokia and Alcatel Lucent that there were no unresolved national security concerns regarding the Exchange Offer and its implications for the U.S. operations of Nokia and Alcatel Lucent.

Ministry of Economy, Industry and Digital Sector of the French Republic. In accordance with the French laws and regulations on foreign investments in France (Articles L. 151-1 et al. and R. 153-1 et al. of the French Financial and Monetary Code), Nokia filed an authorization request letter with the Ministry of Economy, Industry and Digital Sector of the French Republic (the “MINEFI”) on May 18, 2015. Nokia received MINEFI approval for the Exchange Offer on October 21, 2015

In its discussions with the French government, Nokia has confirmed that France will play a leading role in the combined company’s R&D operations. Nokia will build on the strong competencies in the country within key technology areas, on the existing presence of Alcatel Lucent and its strong engagement in the technology ecosystem in France, and on the excellent new technical talent available from French universities.

In addition to the employed-related commitments described in the section “The Transaction—Intentions of Nokia over the next twelve months—Intentions of Nokia with respect to employment in France,” Nokia made a certain number of commitments in the context, and subject to, the proposed combination with Alcatel Lucent.

Alcatel Lucent will be represented by three board members in the combined company. Nokia will be also listed on Euronext Paris. The combined company will establish or keep the adequate legal entities in France and comply with French regulations related to sensitive contracts.

Nokia expects to benefit from becoming a deeply embedded part of France, tapping into and helping develop the technology ecosystem of the country. Nokia will invest further in the digital innovation ecosystem in France following the Completion of the Exchange Offer, primarily through the establishment of a long-term investment fund in the range of EUR 100 million. This fund will mainly target the Internet of Things, cyber-security and software platform enablers for next generation networks.

Nokia intends to support the development of the overall telecom ecosystem in France and to ensure continuity of Alcatel Lucent’s current initiatives. This involves playing an active role in the government’s “Industry of the Future” program, funding academic tuition, programs and chairs, situating technology experts within France (such as within Bell Labs France), and continuing Alcatel Lucent’s involvement in major initiatives such as Pôles de compétitivité Systematic, Cap Digital, and Images and Réseaux. Nokia will also develop three industrial platforms and networks prototypes in France within the fields of 5G, Industrial Internet/Internet of Things connectivity and cyber-security.

Following the Completion of the Exchange Offer, Nokia, which will remain headquartered in Finland, intends to leverage the combined strengths of the companies’ strategic business locations and major R&D centers in other countries, including Finland, Germany, the United States and China.

Nokia has committed, upon Completion of the Exchange Offer, to providing regular updates to the French government as the integration of the two companies progresses.

Banking and Insurance Supervisory Authorities

Pursuant to the AMF General Regulation, prior to the opening of the French Offer with the AMF, Nokia was required to obtain approvals (or expiration of the relevant waiting periods) from the banking and/or insurance supervisory authorities in Europe (European Central Bank), Luxembourg (Commissariat aux Assurances), and Vermont (United States) (Vermont Department of Financial Regulation), as a result of the indirect change of control, if the Exchange Offer is successful, of the French banking company Electro Banque and the Luxembourg reinsurance company Electro Re, both directly wholly-owned subsidiaries of Alcatel Lucent, as well as the Luxembourg insurance company Electro Assurance and the U.S. insurance company First Beacon Insurance Company, both directly wholly-owned subsidiaries of Electro Re. Nokia obtained the approvals of the Vermont Department of Financial Regulation on July 9, 2015, the Commissariat aux Assurances on August 14, 2015, and the European Central Bank on October 20, 2015.

AMF Regulation of the French Offer

On             , Société Générale, acting on Nokia’s behalf as presenting bank (banque présentatrice) for the French Offer, filed with the AMF a letter containing the material terms of the French Offer and a draft of the French Offer Documentation with respect to the French Offer.

Pursuant to Article 231-13 of the AMF General Regulation, Société Générale, acting as presenting bank (banque présentatrice) for the French Offer, guarantees the content and the irrevocable nature of the undertakings made by Nokia in the context of the French Offer.

Following the filing of the French Offer with the AMF, the AMF published on the same day on its website (www.amf-france.org) the material terms of the French Offer in an official notice.

According to Article 231-16 of the AMF General Regulation, the draft French Offer Documentation has been made available to the public for free at the registered office of Nokia and at Société Générale and has been published on the websites of the AMF (www.amf-France.org) and Nokia (www.nokia.com). In addition, a public announcement relating to the terms of the French Offer has been issued by Nokia on the date of filing of the French Offer with the AMF.

A draft response document (projet de note en réponse) has also been filed on             by Alcatel Lucent with the AMF. Such draft response document contains in particular the report of the independent expert appointed by Alcatel Lucent board of directors in the context of the French Offer, the reasoned opinion of Alcatel Lucent’s board of directors on the Exchange Offer and the opinion of Alcatel Lucent’s French Group Committee on the Exchange Offer.

On             , 2015, the AMF declared the French Offer compliant with applicable laws and regulations and granted its visa with respect to the French Offer Documentation and Alcatel Lucent’s draft response document.

The French Offer Documentation and Alcatel Lucent’s response document having received the visa of the AMF, and Nokia’s and Alcatel Lucent’s French document relating, in particular, to its legal, financial and accounting characteristics having made freely available to the public no later than the day before the opening of the French Offer, the French Offer commenced on             . These documents are also made available on the website of the AMF. Prior to the opening of the Exchange Offer, the AMF published an opening notice announcing the opening of the French Offer, and Euronext Paris published a notice announcing the calendar and the terms and conditions of the French Offer. A public announcement detailing the terms of provision of these documents has also been published on             .

The French Offer will remain open for a period of 25 French trading days, unless it is extended or terminated earlier in accordance with the AMF General Regulation.

Following the expiration of the French Offer period, the AMF will announce the results of the French Offer (taking into account the results of the U.S. Offer) by a notice which will be published no later than nine French trading days following the expiration of the French Offer period and Euronext Paris will indicate in a notice the date of settlement of the French Offer.

According to Article 232-4 of the AMF General Regulation, if the Exchange Offer is successful and if Nokia holds less than 95% of the share capital and voting rights of Alcatel Lucent, the subsequent offering period will commence in connection with the French Offer within ten French trading days following the publication of the results of the French Offer (taking into account the results of the U.S. Offer) by the AMF, for a period of at least ten French trading days. Prior to the commencement of the subsequent offering period, the AMF will publish a reopening notice.

Following the expiration of the subsequent offering period, the AMF will announce the results of the French Offer (taking into account the results of the U.S. Offer) by a notice which will be published no later than nine French trading days following the expiration date of the subsequent offering period of the French Offer and Euronext Paris will indicate in a notice the date of settlement of the subsequent offering period of the French Offer.

Certain Relationships with Alcatel Lucent and Interests of Nokia in the Exchange Offer

Except as set forth in this exchange offer/prospectus, neither Nokia nor, after due inquiry and to the best of Nokia’s knowledge and belief, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Alcatel Lucent, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this exchange offer/prospectus, there have been no contacts, negotiations or transactions since April 15, 2015, between Nokia, any of Nokia’s subsidiaries or, after due inquiry and to the best knowledge and belief of Nokia, any of the persons listed on Schedule I to this exchange offer/prospectus, and Alcatel Lucent or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Nokia and certain other information are set forth in Schedule I to this exchange offer/prospectus. Except as described in this exchange offer/prospectus and in Schedule I hereto, none of Nokia or, after due inquiry and to the best knowledge and belief of Nokia, any of the persons listed on Schedule I to this exchange offer/prospectus, has during the last ten years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as set forth in this exchange offer/prospectus, to Nokia’s knowledge, after reasonable inquiry, none of the persons listed on Schedule I hereto, nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Alcatel Lucent or has effected any transaction in securities of Alcatel Lucent during the past 60 days.

Other than as described below, Nokia does not believe that the Exchange Offer and the squeeze-out will result in a change of control under any of Nokia’s stock option plans or any change in control agreement between Nokia and any of its employees. As a result, no other options or equity grants held by such persons will vest as a result of the Exchange Offer or the squeeze-out, if any.

In 2015, Nokia reimbursed Alcatel Lucent EUR 20 000 for the costs of performing a shareholder analysis in accordance with Rule 14d-1 under the Exchange Act, in connection with the Exchange Offer. In 2015, Nokia also reimbursed Alcatel Lucent EUR 8 000 for the cost of performing a shareholder analysis in connection with the Exchange Offer for jurisdictions outside the United States. In addition, pursuant to Rule 14d-5 under the Exchange Act, Nokia paid Alcatel Lucent USD             in 2015 for the approximate cost of mailing materials related to the Exchange Offer.

In addition to disclosures made in the Nokia 2014 Form 20-F the following arrangements may be triggered by the acquisition of Alcatel Lucent by Nokia.

As described in Nokia 2014 Form 20-F, the service contract of Rajeev Suri, President and Chief Executive Officer, includes a limited termination event that applies until June 30, 2016 subject to specified circumstances. If Mr. Suri’s employment with Nokia is terminated by Nokia within six months of the completion of the Exchange Offer (and at or prior to June 30, 2016), and other specified circumstances of the limited termination event are fulfilled, he would be entitled to, in addition to normal severance payment payable upon his termination by Nokia for reasons other than cause, to a pro rated value of unvested equity awards under the Nokia Networks Equity Incentive Plan (the “EIP”). Subject to this limited time treatment of unvested equity awards under the EIP, all of Mr. Suri’s other unvested equity will be forfeited.

In addition, in connection with the Exchange Offer, Nokia entered into personal agreements with certain senior management participants in EIP, including Samih Elhage, Executive Vice President and Chief Financial and Operating Officer of Nokia Networks, pursuant to which, if their respective employment with Nokia is terminated (other than for cause) by Nokia within 12 months of completion of the Exchange Offer they would be entitled to, in addition to normal severance payment payable upon their termination by Nokia for reasons other than cause, to pro-rata settlement of the value of their EIP options. Further, such participants have the right to trigger termination and pro-rata settlement of their respective EIP options after the completion of the Exchange Offer if they are offered a role within Nokia with materially less responsibility or less total target cash compensation.

Interests of Executive Officers and Directors of Alcatel Lucent in the Exchange Offer

Certain members of the board of directors and management of Alcatel Lucent participated in determining the terms of the Exchange Offer. These individuals may have certain interests in the Exchange Offer that are different from, or in addition to, the interests of holders of Alcatel Lucent Securities generally and that may have caused them to view the proposed transaction more favorably and/or differently than you might.

The Alcatel Lucent board of directors was aware of these interests when it considered the Exchange Offer at its meeting of                  and determined that                 .

Information on the interests of executive officers and directors of Alcatel Lucent in the Exchange Offer is described in Alcatel Lucent’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being distributed to holders of Alcatel Lucent Securities together with this exchange offer/prospectus and is incorporated herein by reference.

Treatment of Alcatel Lucent Stock Options and Performance Shares

Alcatel Lucent Stock Options

Holders of Alcatel Lucent Stock Options who wish to tender in the Exchange Offer or the subsequent offering period, if any, must exercise their Alcatel Lucent Stock Options, and Alcatel Lucent Shares must be issued to such holders prior to the Expiration Date or the expiration of the subsequent offering period, as applicable.

Pursuant to the Memorandum of Understanding, Alcatel Lucent agreed to accelerate or waive certain terms of the Alcatel Lucent Stock Options, subject to certain conditions. In respect of holders of Alcatel Lucent Stock Options who elect not to accept the acceleration, the terms and conditions of their Alcatel Lucent Stock Options will remain unchanged, including the performance and presence conditions.

Alcatel Lucent Performance Shares

Alcatel Lucent Performance Shares cannot be tendered in the Exchange Offer or the subsequent offering period, if any, unless such Performance Shares have vested and are transferable prior to the Expiration Date or the expiration of the subsequent offering period, as applicable. Pursuant to the Memorandum of Understanding, Nokia and Alcatel Lucent agreed to implement a mechanism with respect to the unvested Performance Shares granted before April 15, 2015 pursuant to which the beneficiaries may waive their rights to receive Performance Shares in exchange for Alcatel Lucent Shares, subject to certain conditions.

The number of Alcatel Lucent Shares delivered in exchange for the beneficiary’s waiver of rights to receive Performance Shares would be equal to the total number of Performance Shares which would be granted to the relevant beneficiary if all presence conditions and performance conditions were fulfilled, minus, in the relevant countries, the number of Alcatel Lucent Shares which have to be sold in order to cover payable tax charges. However, in respect of performance conditions relating to periods ending prior to the date of acceleration, the Alcatel Lucent Shares will be delivered only to the extent such conditions have been fulfilled in accordance with their terms.

In respect of beneficiaries who elect not to accept the acceleration, the terms and conditions of their Performance Shares will remain unchanged, including the performance conditions and the presence conditions. Nokia and Alcatel Lucent agreed however to adjust the performance conditions attached to any such Performance Shares as a result of the closing of the Exchange Offer and Alcatel Lucent amended the terms and conditions of the applicable Performance Share plans correspondingly.

Liquidity Mechanism

Pursuant to the Memorandum of Understanding, Nokia and Alcatel Lucent have agreed to enter into a liquidity agreement with the holders of Alcatel Lucent Performance Shares allocated after April 15, 2015, pursuant to which, in case of (i) delisting of the Alcatel Lucent Shares, (ii) holding by Nokia, directly or indirectly, of more than 85% of the Alcatel Lucent Shares, or (iii) average daily trading volume of Alcatel Lucent Shares on Euronext Paris falling below five million (5 000 000) Alcatel Lucent Shares for twenty consecutive French trading days, in each case, at the date of expiration of the applicable legal, tax, regulatory or governance constraints or holding periods (the “Lock-Up Period”), all Alcatel Lucent Performance Shares would be automatically exchanged by Nokia into Nokia Shares on the next French trading day after the end of the Lock-Up Period.

The exchange ratio offered in the liquidity agreement would correspond to the exchange ratio of the Exchange Offer, subject to certain adjustments, in case of financial transactions of Nokia or Alcatel Lucent.

FINANCIAL ANALYSIS OF THE EXCHANGE OFFER

Under French law and the AMF General Regulation, the French Offer Documentation (specifically the note d’information) must include a description of the financial terms of the French Offer using a multi-criteria financial analysis. Since this financial analysis has been made available in the French Offer documentation, a translation of the financial analysis is also included in this exchange offer/prospectus. The financial analysis was performed solely to comply with French regulations in connection with the preparation of the French Offer Documentation. This financial analysis was not relied on in any way by Nokia in connection with establishing the consideration offered in the Exchange Offer. Representatives of             and             assisted Nokia by compiling and reviewing data used in, and performing certain calculations for purposes of, this financial analysis. However, this financial analysis does not constitute an opinion of             or             or any of their respective affiliates regarding the fairness of the consideration offered in the Exchange Offer from a financial point of view or otherwise to either the holders of Alcatel Lucent Securities or the holders of Nokia Shares or Nokia ADSs and is not intended to, and does not, constitute a recommendation to any holder of Alcatel Lucent Securities with respect to the Exchange Offer. Neither             ,              nor any of their respective affiliates has made any independent valuation or appraisal of the assets or liabilities of Nokia or Alcatel Lucent, nor has             ,              or any of their respective affiliates been furnished with any such appraisals. Moreover, this financial analysis is not intended to, and does not, represent the views of             ,             or any of their respective affiliates as to the underlying valuation, future performance or long-term viability of Nokia or Alcatel Lucent, or the prices at which Nokia Shares or Nokia ADSs will trade upon or subsequent to announcement or consummation of the Exchange Offer. This financial analysis is necessarily based on economic, monetary, market and other conditions as in effect on, and on the information made available to Société Générale as of April 9, 2015. Subsequent developments may affect this financial analysis. This financial analysis will not be updated or revised.

The above is a translation from French of the original disclosure regarding the financial analysis of the Exchange Offer set forth in the French Offer Documentation. Certain terminology has been conformed to the defined terms used in this exchange offer/prospectus and certain typographical conventions have been conformed to United States usage.

TAX CONSIDERATIONS

France Income Tax Consequences

According to Article 244 bis B and C of the French Tax Code, subject to the provisions of applicable international tax treaties, any capital gain realized from the transfer of Alcatel Lucent Securities in the context of the Exchange Offer by persons (i) who are not tax residents of France within the meaning of Article 4 B of the French Tax Code (i.e., natural persons who do not have their home or their main place of residence in France; who do not carry on in France, as their main professional activity, either as a self-employed person or as an employee, and who do not have the center of their main interests in France), or (ii) whose registered office is located outside France, will not be, in principle, subject to French tax unless either (A) they carry on a professional activity in France through a permanent establishment or a fixed base in France to which their Alcatel Lucent Securities are related, or (B) they have held, at any time during the five years preceding the transfer, directly or indirectly, alone or with related individuals, more than 25% of the shares or voting rights in Alcatel Lucent.

However, capital gains of persons or entities who are resident, established or incorporated outside France and in Non Cooperative States or Territories (“NCST”) within the meaning of Article 238-0 A of the French Tax Code, will be taxed at a flat rate of 75%, regardless of the percentage of shares or voting rights they hold in Alcatel Lucent. A list of the NCST is published in a French Ministerial Decree and updated annually.

Everyone should consult their own tax advisor about French income tax consequences.

United States Federal Income Tax Consequences

The following is a general discussion of the principal U.S. federal income tax consequences to U.S. holders (as defined below) of (i) the exchange of Alcatel Lucent Securities for Nokia Shares and Nokia ADSs (together “Nokia Securities”) pursuant to the Exchange Offer, (ii) the squeeze-out of outstanding Alcatel Lucent Securities, and (iii) the ownership of Nokia Securities received in the Exchange Offer or the squeeze-out of Alcatel Lucent Securities. The following discussion is based on the Internal Revenue Code, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this offer to exchange. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address the 3.8% Medicare tax, any state or local tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

The following discussion applies only to U.S. holders of Alcatel Lucent Securities that (i) participate in the Exchange Offer, the Exchange Option or the squeeze-out of Alcatel Lucent Securities, and (ii) hold Alcatel Lucent Securities and will hold Nokia Securities as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or brokers in securities, commodities or foreign currencies;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	banks and certain other financial institutions;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	holders liable for the alternative minimum tax;

•	partnerships or other pass-through entities or investors in partnerships or such other pass-through entities;

•	regulated investment companies;

•	real estate investment trusts;

•	former citizens or residents of the United States;

•	U.S. expatriates;

•	holders whose functional currency is not the U.S. dollar;

•	holders who hold Alcatel Lucent Securities or Nokia Securities as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment;

•	a person who owns or has owned directly, indirectly or constructively, 10% or more of the voting stock of Alcatel Lucent prior to the Exchange Offer;

•	holders who acquired Alcatel Lucent Securities or Nokia Securities pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; or

•	holders who exercise appraisal rights.

This discussion is based in part upon the representations of the Alcatel Lucent depositary and the Nokia depositary and the assumption that each obligation in the Alcatel Lucent deposit agreement (and any related agreement) and the Nokia deposit agreement (and any related agreement) will be performed in accordance with its terms, and that the representations contained in each deposit agreement are true. For U.S. federal income tax purposes, a holder of Nokia ADSs or Alcatel Lucent ADSs, as applicable, will be treated as the holder of the underlying Nokia Shares or Alcatel Lucent Shares, as applicable, represented by those ADSs. Accordingly, the following discussion, except where otherwise expressly noted, applies equally to U.S. holders of Nokia or Alcatel Lucent ADSs, on the one hand, and Alcatel Lucent or Nokia Shares on the other.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Alcatel Lucent Securities or Nokia Securities, as the case might be, that is:

•	a citizen or individual resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more U.S. persons, within the meaning of Section 7701(a)(3)) of the Code, who have the authority to control all substantial decisions of the trust, or (B) that otherwise has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity treated as a partnership for U.S. federal income tax purposes holds Alcatel Lucent Securities or Nokia Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Each such partner having an interest in Alcatel Lucent Securities or Nokia Securities is urged to consult its own tax advisor.

U.S. holders should consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of the Exchange Offer, the Exchange Option and squeeze-out of Alcatel Lucent Securities, and of holding and disposing of Nokia Securities in their particular circumstances. Currently, reciprocal tax treaties, with protocols thereto, are in effect between the United States and Finland, and the United States and France. U.S. holders should consult their tax advisors with respect to the effect of such treaties (and their respective protocols) on the Exchange Offer, the Exchange Option and squeeze-out of Alcatel Lucent Securities, and the owning and disposing of Nokia Securities in their particular circumstances. Any reference to a squeeze-out in this section includes the applicable Exchange Option, where appropriate.

U.S. Federal Income Tax Consequences of Exchanging Alcatel Lucent Securities Pursuant to the Exchange Offer and the Squeeze-out of Alcatel Lucent Securities

Possible Characterizations of the Exchange of Alcatel Lucent Shares and Alcatel Lucent ADSs and the Squeeze-out of Alcatel Lucent Shares and Alcatel Lucent ADSs

The receipt of Nokia Securities by U.S. holders in exchange for Alcatel Lucent Shares or Alcatel Lucent ADSs pursuant to the Exchange Offer or the squeeze-out of Alcatel Lucent Shares and Alcatel Lucent ADSs is expected to be a taxable transaction for U.S. federal income tax purposes, and is not expected to qualify as a tax-free reorganization under any provision of the Code. If any U.S. holders receive cash in exchange for Alcatel Lucent Shares or Alcatel Lucent ADSs pursuant to the squeeze-out of Alcatel Lucent Shares or Alcatel Lucent ADSs (other than cash received pursuant to the mechanism put in place to sell fractional Nokia Shares or Nokia ADSs), such exchange also is expected to be a taxable transaction for U.S. federal income tax purposes.

The tax consequences to U.S. holders will depend, in part, on whether the exchange of Alcatel Lucent Shares and Alcatel Lucent ADSs for Nokia Securities pursuant to the Exchange Offer and the subsequent squeeze-out of Alcatel Lucent Shares or Alcatel Lucent ADSs are treated as a single integrated transaction for U.S. federal income tax purposes. If the transactions are so treated, and any holders of Alcatel Lucent Shares or Alcatel Lucent ADSs receive cash in the squeeze-out in exchange for such Alcatel Lucent Shares or Alcatel Lucent ADSs (other than cash received pursuant to the mechanism put in place to sell fractional Nokia Shares or Nokia ADSs), then the exchange of Alcatel Lucent Shares or Alcatel Lucent ADSs pursuant to the Exchange Offer and the subsequent squeeze-out of Alcatel Lucent Shares or Alcatel Lucent ADSs will be taxable to all U.S. holders, regardless of whether such holders receive solely Nokia Securities in exchange for their Alcatel Lucent Shares or Alcatel Lucent ADSs (whether pursuant to the Exchange Offer or the squeeze-out). It is possible, however, that either (i) all holders of Alcatel Lucent Shares and Alcatel Lucent ADSs participate in the Exchange Offer (and thus receive solely Nokia Securities in exchange for their Alcatel Lucent Shares or Alcatel Lucent ADSs), or (ii) no holder of Alcatel Lucent Shares or Alcatel Lucent ADSs receives cash in exchange for such Alcatel Lucent Shares or Alcatel Lucent ADSs in the squeeze-out (other than cash received pursuant to the mechanism put in place to sell fractional Nokia Shares or Nokia ADSs) (although cash is the default consideration, such holder may elect to receive Nokia Securities in the squeeze-out). In either such event, the exchange of Alcatel Lucent Shares or Alcatel Lucent ADSs for Nokia Securities (whether pursuant to the Exchange Offer or the squeeze-out) would be tax-free.

Alternatively, if the exchange of Alcatel Lucent Shares or Alcatel Lucent ADSs for Nokia Securities pursuant to the Exchange Offer and the squeeze-out of Alcatel Lucent Shares and Alcatel Lucent ADSs were treated as separate transactions for U.S. federal income tax purposes, then (i) if Nokia acquires Alcatel Lucent Shares and Alcatel Lucent ADSs constituting “control” (i.e., at least 80% of the combined amount of Alcatel Lucent Shares and Alcatel Lucent ADSs) pursuant to the Exchange Offer, then the exchange of Alcatel Lucent Shares and Alcatel Lucent ADSs for Nokia Securities pursuant to the Exchange Offer would be tax-free to U.S. holders, or (ii) if Nokia does not acquire Alcatel Lucent Shares or Alcatel Lucent ADSs constituting “control” pursuant to the Exchange Offer, then the exchange of Alcatel Lucent Shares or Alcatel Lucent ADSs for Nokia Securities pursuant to the Exchange Offer would be a taxable transaction. The exchange of Alcatel Lucent Shares or Alcatel Lucent ADSs in the squeeze-out (whether in exchange for cash or Nokia Securities) would in any case be a taxable transaction if any holder of Alcatel Lucent Shares or Alcatel Lucent ADSs received cash.

Possible Characterizations of the Exchange of OCEANEs and the Squeeze-out of OCEANEs

In both of the scenarios discussed above, if the exchange of Alcatel Lucent Shares or Alcatel Lucent ADSs for Nokia Securities (whether pursuant to the Exchange Offer or in the squeeze-out) were tax-free, the treatment of the exchange of OCEANEs would depend on whether the OCEANEs are considered “securities” for U.S. federal income tax purposes. There is no precise definition under U.S. federal income tax law of the term “security,” and all facts and circumstances pertaining to a debt instrument must be considered in determining whether it constitutes a “security” for U.S. federal income tax purposes. Generally, corporate debt obligations with original terms to maturity of less than five years do not constitute securities and corporate debt obligations with original terms to maturity of ten years or more do constitute securities for U.S. federal income tax purposes. Based on the terms of the OCEANEs, it is likely that the OCEANEs would not be treated as “securities” for U.S. federal income tax purposes. Accordingly, even if the exchange of Alcatel Lucent Shares or Alcatel Lucent ADSs (whether pursuant to the Exchange Offer or in the squeeze-out) were tax-free, the exchange of OCEANEs (whether for Nokia Securities pursuant to the Exchange Offer or for Nokia Securities or cash in the squeeze-out) would be a taxable transaction.

Possible Alternative Transactions

As described in “The Transaction—Intentions of Nokia over the next twelve months—Squeeze-out,” if Nokia acquires less than 95% of the Alcatel Lucent Securities pursuant to the Exchange Offer, Nokia reserves the right to enter into certain transactions to acquire the remaining Alcatel Lucent Securities, one of which would be to cause Alcatel Lucent to be merged into Nokia or an affiliate thereof. It is possible, depending on the terms of the transaction and the consideration paid, that such transaction may qualify as tax-free for U.S. federal income tax purposes, whether or not any such transaction were integrated with the exchange of Alcatel Lucent Shares and Alcatel Lucent ADSs for Nokia Securities pursuant to the Exchange Offer. If such transaction is integrated with the exchange of Alcatel Lucent Shares and Alcatel Lucent ADSs for Nokia Securities pursuant to the Exchange Offer and takes certain forms (including, potentially, the merger of Alcatel Lucent with and into certain affiliates of Nokia), it may cause the exchange by U.S. holders of Alcatel Lucent Shares and Alcatel Lucent ADSs for Nokia Securities pursuant to the Exchange Offer to be tax-free. Because the existence and terms of any such transaction cannot be known as of the completion of the Exchange Offer, U.S. holders are urged to consult their tax advisors regarding the consequences that any such transaction may have.

Intended Characterization of the Exchange of Alcatel Lucent Securities and the Squeeze-out of Alcatel Lucent Securities

Nokia and Alcatel Lucent intend to take the position that the exchanges of Alcatel Lucent Securities for Nokia Securities pursuant to the Exchange Offer and the squeeze-out are treated as part of a single integrated transaction for U.S. federal income tax purposes and expect that such exchanges will be taxable. The remainder of this discussion assumes such treatment. Nevertheless, such position is not binding on the IRS or the courts, and the taxable nature of the transactions depends, in part, on facts that cannot be known as of the completion of the Exchange Offer. Accordingly, U.S. holders are urged to consult their tax advisors regarding the consequences of the exchange of Alcatel Lucent Securities for Nokia Securities pursuant to the Exchange Offer or the receipt of cash or Nokia Securities in the squeeze-out of Alcatel Lucent Securities.

U.S. Federal Income Tax Consequences of a Taxable Transaction

U.S. holders of Alcatel Lucent Securities generally will recognize gain or loss equal to the difference, if any, between (1) (i) the sum of the fair market value of Nokia Securities received by such U.S. holder in the Exchange Offer and any cash received in lieu of any fractional Nokia Securities to which such holder may otherwise be entitled, or (ii) the sum of the cash and fair market value of Nokia Securities (including any cash received in lieu of any fractional Nokia Securities to which such holder may otherwise be entitled) received by such U.S. holder in the squeeze-out of Alcatel Lucent Securities, as applicable, and (2) such U.S. holder’s adjusted tax basis in the Alcatel Lucent Securities surrendered in exchange therefor. For this purpose, U.S. holders of Alcatel Lucent Securities must calculate gain or loss separately for each identified block of Alcatel Lucent Securities exchanged (that is, Alcatel Lucent Securities acquired at the same cost in a single transaction).

A U.S. holder’s gain or loss in Alcatel Lucent Securities generally will be capital gain or loss. Non-corporate U.S. holders, including individuals, who have held the Alcatel Lucent Securities for more than one year will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

For U.S. federal income tax purposes, a U.S. holder’s aggregate tax basis in the Nokia Securities received pursuant to the offer will be equal to the fair market value of the Nokia Securities received by such U.S. holder on the date Alcatel Lucent Securities are exchanged pursuant to the exchange offer, and a U.S. holder’s holding period with respect to such Nokia Securities will begin on the day following the date such U.S. holder’s Alcatel Lucent Securities are exchanged pursuant to the Exchange Offer.

U.S. federal income tax law does not specifically identify how U.S. holders should determine the fair market value of the Nokia Securities on the date of exchange. Fair market value generally is the price at which property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of the facts. There are several possible methods of measuring such value, including: (i) the opening trading price of Nokia Securities quoted on NYSE or the Nasdaq Helsinki Ltd. on the first regular trading day after the exchange; (ii) the average of the high and low trading price of Nokia Securities quoted on NYSE or the Nasdaq Helsinki Ltd. on the first regular trading day after the exchange; and (iii) the closing trading price of Nokia Securities quoted on NYSE or the Nasdaq Helsinki Ltd. on the first regular trading day after the exchange. U.S. holders should consult their tax advisors with respect to the determination of the fair market value of the Nokia Securities as of the date of the exchange.

U.S. holders of Alcatel Lucent Securities should consult their tax advisors as to the specific tax consequences of the receipt of Nokia Securities in exchange for Alcatel Lucent Securities pursuant to the Exchange Offer, and the receipt of cash and/or Nokia Securities pursuant to the squeeze-out of Alcatel Lucent Securities, in each case, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

The discussion in this section assumes that Alcatel Lucent is not, and has not been at any time during the holding period of a U.S. holder that disposes of Alcatel Lucent Securities pursuant to the Exchange Offer or the squeeze-out, a passive foreign investment company (“PFIC”) for U.S. federal income tax purpose. If Alcatel Lucent were a PFIC or had been a PFIC at any time during the holding period of a U.S. holder that disposes of Alcatel Lucent Securities pursuant to the Exchange Offer or the squeeze-out, the U.S. federal income tax consequences to such holder would be different from those described above. U.S. holders are urged to consult their own tax advisors regarding whether Alcatel Lucent is or has been, during such U.S. holders’ holding period of their Alcatel Lucent Securities, a PFIC and regarding the tax consequences to them of such status of Alcatel Lucent.

U.S. Federal Income Tax Consequences of Ownership of Nokia Securities

Taxation of Dividends and Other Distributions on Nokia Securities

Subject to the PFIC rules discussed below, the gross amount of distributions made to a U.S. holder with respect to Nokia Securities generally will be included in such U.S. holder’s gross income as ordinary dividend income on the date of actual or constructive receipt by the depositary, in the case of Nokia ADSs, or by a U.S. holder, in the case of Nokia Shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain records of earnings and profits in accordance with U.S. Federal income tax principles, U.S. holders should expect that the full amount of any distribution will be reported as dividend. Dividends will not be eligible for the dividends-received deduction allowed to corporations.

Under the Finnish Income Tax Act and the Act on Taxation of Non-residents’ Income, non-residents of Finland are generally subject to a withholding tax at a rate of 30% for non-corporate taxpayers, and 20% for corporate taxpayers, payable on dividends paid by a Finnish resident company. However, pursuant to the Convention between the Government of the United States of America and the Government of the Republic of Finland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and on Capital, as amended (the “U.S.-Finland Treaty”), dividends paid to U.S. holders generally will be subject to Finnish withholding tax at a reduced rate of 15% of the gross amount of the dividend (see “Tax Considerations—Finnish Income Tax Consequences of Ownership and Disposal of Nokia Securities”).

Provided that certain holding period and other requirements are met, certain non-corporate U.S. holders are eligible for reduced rates of U.S. federal income tax at a maximum rate of 20% in respect of “qualified dividend income.” Dividends paid with respect to Nokia Securities generally will be qualified dividend income if we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC. We currently believe that dividends paid with respect to Nokia Securities will constitute qualified dividend income for U.S. federal income tax purposes; however, this is a factual matter and is subject to change. U.S. holders of Nokia Securities are urged to consult their own tax advisors regarding the availability to them of the reduced dividend tax rate.

For U.S. foreign tax credit purposes, dividends will generally be treated as income from foreign sources and will constitute passive category income. Depending on a U.S. holder’s particular facts and circumstances, a U.S. holder may be eligible to claim a foreign tax credit in respect of Finnish income taxes withheld with respect to dividends received on Nokia Securities. If a U.S. holder does not elect to claim a foreign tax credit for foreign taxes withheld, such U.S. holder may be permitted instead to claim a deduction in respect of such withholding taxes, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on each U.S. holder’s particular facts and circumstances. Accordingly, U.S. holders should consult their own tax advisors regarding the availability and computation of the foreign tax credit in light of their own particular circumstances.

Dividends paid in euros will be included in a U.S. holder’s income on the date of such U.S. holder’s (or in the case of ADSs, the depositary’s) receipt of the dividend in an amount equal to the U.S. dollar value of the dividends paid (determined at the spot euro/U.S. dollar rate on the date the dividend distribution is includible in the U.S. Holder’s income), regardless of whether the payment is in fact converted into U.S. dollars at that time. Generally, any gain or loss resulting from currency exchange rate fluctuations during the period between the time such payment is received and the date the dividend payment is converted into U.S. dollars will be treated as U.S. source ordinary income or loss to a U.S. holder.

Sale or Other Disposition of Nokia Securities

Subject to the PFIC rules discussed below, U.S. holders will recognize taxable gain or loss on any sale, exchange or other taxable disposition (a “Disposition”) of Nokia Securities equal to the difference, if any, between the amount realized on the Disposition of Nokia Securities and a U.S. holder’s tax basis in such Nokia Securities (determined as discussed above in “U.S. Federal Income Tax Consequences of the Exchange Offer and the Squeeze-out of Alcatel Lucent Securities”). Such gain or loss generally will be capital gain or loss. Non-corporate U.S. holders, including individuals, who have held the Nokia Securities for more than one year as of the date of Disposition will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Rules

We believe that we were not classified as a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2014 and we do not expect to be classified as a PFIC for our current taxable year or in the foreseeable future. U.S. holders are advised, however, that this conclusion is a factual determination that must be made annually and thus may be subject to change.

If we were a PFIC, a U.S. holder of Nokia Securities generally may be subject to imputed interest charges and other disadvantageous tax treatment with respect to any gain from the sale or exchange of Nokia Securities and certain distributions with respect to Nokia Securities.

If we were a PFIC, certain information reporting consequences would apply and certain elections (including a mark-to-market election) may be available to U.S. holders with respect to Nokia Securities that may mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to an investment in Nokia Securities.

Foreign Asset Reporting

Certain U.S. holders who are individuals are required to report information relating to an interest in Nokia Securities, subject to certain exceptions (including an exception for securities held in accounts maintained by financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of Nokia Securities.

Finland

The following is a general discussion of the Finnish tax consequences to U.S. holders of Alcatel Lucent Securities exchanged for Nokia Securities pursuant to this Exchange Offer. The description below is applicable to holders non-resident in Finland for the purposes of Finnish domestic tax legislation, and resident in the United States for the purposes of the U.S.-Finland Treaty.

The following description does not address tax considerations applicable to the holders of the Nokia Shares that may be subject to special tax rules, including, among others, controlled foreign corporations, income tax-exempt entities and general or limited partnerships.

This description is based on:

•	The Finnish Income Tax Act (1535/1992), as amended;

•	The Finnish Act on Taxation of Non-residents’ Income (627/1978), as amended;

•	The Finnish Transfer Tax Act (931/1996), as amended; and

•	U.S.-Finland Treaty.

In addition, relevant Finnish case law as well as decisions and statements made by the Finnish tax authorities in effect and available on the date of this exchange offer/prospectus have been taken into account.

All of the foregoing is subject to change, which could apply retroactively and could affect the tax consequences described below.

Finnish Income Tax Consequences of Ownership and Disposal of Nokia Securities

Taxation of Dividends and Other Distributions on Nokia Securities

As of tax year 2014, distributions of funds from reserves of unrestricted equity (as defined in the Finnish Companies Act, Chapter 13, Section 1, point 1) by a publicly listed company (as defined in the Finnish Income Tax Act, Section 33 a, Sub-section 2, a “Listed Company”) are taxed as distributions of dividends. Therefore, references to the taxation of dividends in the following also apply to distributions of funds from reserves of unrestricted equity.

Under the Finnish Income Tax Act and the Finnish Act on Taxation of Non-residents’ Income, dividends paid by a Finnish Listed Company to non-resident shareholders are subject to Finnish withholding tax. The withholding tax as a final tax at source is withheld by the company distributing the dividend at the time of the dividend payment. Unless otherwise set forth in an applicable tax treaty, the withholding tax rate for a dividend received by a non-resident individual shareholder is 30%, and the withholding tax rate for a dividend received by a non-resident company is 20%.

Under the U.S.-Finland Treaty the withholding tax rate on dividends paid to persons entitled to the benefits under the treaty is reduced. In general, the Finnish withholding tax rate on dividend distributions regarding portfolio shares is reduced to 15%, and a further reduction to 5% is available to corporate shareholders for dividend distributions on qualifying holdings (direct ownership of at least 10% of the voting rights of the distributing company). The reduced withholding tax rate will be available if the recipient of the dividend has provided the payer of the dividend the necessary details on the applicability of the tax treaty. The details needed to benefit from the lower rates set out in the tax treaty, are i) recipient’s name, ii) date of birth or identity code number, iii) any other official identification code, iv) recipient’s address in the U.S. and v) a certificate confirming the recipient’s tax residency in the U.S.

Further, where Nokia Shares, including Nokia Shares held through Nokia ADSs, are held through a nominee account, the withholding tax rate on the dividend is 15% provided that the payer (the dividend distributing company or the Finnish custodian bank) with adequate diligence has ensured that the provisions of the U.S.-Finland Treaty are applicable to the beneficial owner. In effect, the foreign custodian must be registered in the custodian register maintained by the Finnish Tax Administration and resident in a country with which Finland has a tax treaty. Further, the foreign custodian must have an agreement with the Finnish account operator with regard to the custody of the shares, whereby, inter alia, the foreign custodian commits to provide to the account operator information regarding the state of residence of the beneficial owner as well as the applicability of the U.S.-Finland Treaty to such beneficial owner. Should the beneficial owner of the dividend, by virtue of the U.S.-Finland Treaty, be entitled to a withholding tax rate lower than 15%, the application of such rate is subject to the provision of more detailed information regarding the identity of the beneficial owner (as further defined in the Act on Taxation of Non-residents’ Income and guidelines of the Finnish Tax Administration). In case the required information is not provided, a withholding tax of 30% will be imposed on dividends paid in respect of Nokia Shares held through a nominee account.

Sale or Other Disposition of Nokia Shares

Under the Finnish Income Tax Act and the Finnish Act on Taxation of Non-residents’ Income, non-residents who are not subject to unlimited tax liability in Finland are not subject to Finnish tax on capital gains realized on the sale or other disposition of the Nokia Securities, unless the non-resident tax payer is deemed to have a permanent establishment for income tax purposes in Finland and the Nokia Securities are considered assets of such permanent establishment.

Finnish Transfer Tax

A transfer tax of 1.6% is generally applicable to transfers of shares issued by an entity organized in Finland (and certain other Finnish securities), subject to several exceptions. For example, Finnish transfer tax is generally not applicable to transfers where both parties are non-residents or to the issuance / subscription of new shares. The exchange of Alcatel Lucent Securities for Nokia Securities is not subject to Finnish transfer tax, as the Nokia Shares issued as consideration will be newly issued Nokia Shares.

Furthermore, subsequent transfers of Nokia Securities generally should not be subject to transfer tax, as the transfer tax is generally not payable on the transfer of shares subject to public trading against a fixed cash consideration. The exemption is applicable provided that (i) an investment service company or a foreign investment service company or another investment service provider, as defined in the Finnish Act on Investment Services (747/2012), is brokering or serving as a party to the transaction, or (ii) the transferee has been approved as a trading party in the market where the transfer is executed. If the broker or other party to the transfer is not a Finnish investment firm, Finnish credit institution or Finnish branch or office of a foreign investment firm or credit institution, the transfer will be exempt from transfer tax provided that the transferee (liable for the tax) notifies the Finnish tax authorities of the transfer within two months thereof or the broker submits an annual declaration concerning the transfer to the Finnish Tax Administration as set forth in the Act on Assessment Procedure. The tax exemption does not apply to transfers executed as equity investments (for example as contribution in kind) or distributions of funds (for example shares paid as dividends), transfers in which consideration comprises in full or in part of work performed, or to certain other transfers set out in the Finnish Transfer Tax Act.

THE COMPANIES

Nokia

Nokia is a Finnish Corporation, established in 1865 and organized under the laws of the Republic of Finland. The company is registered with the Finnish Trade Register under the business identity code 0112038-9. Under its articles of association in effect on the date of this exchange offer/prospectus, Nokia’s corporate purpose is to engage in the telecommunications industry and other sectors of the electronics industry as well as the related service businesses, including the development, manufacture, marketing and sales of mobile devices, other electronic products and telecommunications systems and equipment as well as related mobile, Internet and network infrastructure services and other consumer and enterprise services. Nokia may also create, acquire and license intellectual property and software as well as engage in other industrial and commercial operations. Further, Nokia may engage in securities trading and other investment activities.

Nokia is currently focused on three businesses: network infrastructure software, hardware and services, which is offered through Nokia Networks; mapping and location intelligence, which is provided through HERE; and advanced technology development and licensing, which is pursued through Nokia Technologies. Through its three businesses, Nokia has a global presence, with operations and research and development (“R&D”) facilities in Europe, North America and Asia, sales in approximately 140 countries, and employs approximately 62 000 people. Nokia is also a major investor in R&D, with expenditure through its three businesses exceeding EUR 2.5 billion in 2014.

On August 3, 2015, Nokia announced an agreement to sell its HERE digital mapping and location services business to a consortium of leading automotive companies, comprising AUDI AG, BMW Group and Daimler AG. The transaction values HERE at an enterprise value of EUR 2.8 billion with a normalized level of working capital and is expected to close in the first quarter of 2016, subject to customary closing conditions and regulatory approvals. Upon closing, Nokia estimates that it will receive net proceeds of slightly above EUR 2.5 billion, as the purchaser would be compensated for certain defined liabilities of HERE currently expected to be slightly below EUR 300 million as part of the transaction. Upon closing of the HERE transaction, which does not affect the exchange ratio of this Exchange Offer, and assuming that the Exchange Offer has not yet been completed, Nokia will consist of two businesses: Nokia Networks and Nokia Technologies.

It is currently expected that after the Completion of the Exchange Offer, Networks business would be conducted through four business groups: Mobile Networks, Fixed Networks, Applications & Analytics and IP/Optical Networks. These business groups would provide an end-to-end portfolio of products, software and services to enable the combined company to deliver the next generation of leading networks solutions and services to customers. Alongside these, Nokia Technologies would continue to operate as a separate business group. Each business group would have strategic, operational and financial responsibility for its portfolio and would be fully accountable for meeting its targets. The four Networks business groups would have a common Integration and Transformation Office to drive synergies and to lead integration activities. The business group leaders would report directly to Nokia’s President and Chief Executive Officer:

•

Mobile Networks (MN) would include Nokia’s and Alcatel Lucent’s comprehensive Radio portfolios and most of their converged Core network portfolios including IMS/VoLTE and Subscriber Data Management, as well as the associated mobile networks-related Global Services business. This unit would also include Alcatel Lucent’s Microwave business and all of the combined company’s end-to-end Managed Services business. Through the combination of these assets, Mobile Networks would provide leading end-to-end mobile networks solutions for existing and new platforms, as well as a full suite of professional services and product-attached services.

•

Fixed Networks (FN) would comprise the current Alcatel Lucent Fixed Networks business, whose cutting-edge innovation and market position would be further supported through strong collaboration with the other business groups. This business group would provide copper and fiber access products and services to offer customers ultra-broadband end-to-end solutions to transform their networks, deploying fiber to the most economical point.

•

Applications & Analytics (A&A) would combine the Software and Data Analytics-related operations of both companies. This comprehensive applications portfolio would include Customer Experience Management, OSS as distinct from network management such as service fulfilment and assurance, Policy and Charging, services, Cloud Stacks, management and orchestration, communication and collaboration, Security Solutions, network intelligence and analytics, device management and Internet of Things connectivity management platforms. CloudBand would also be housed in this business group, which would drive innovation to meet the needs of a convergent, Cloud-centric future.

•

IP/Optical Networks (ION) would combine the current Alcatel Lucent IP Routing, Optical Transport and IP video businesses, as well as the software defined networking (SDN) start-up, Nuage, plus Nokia’s IP partner and Packet Core portfolio. IP/Optical Networks would continue to drive Alcatel-Lucent’s technology leadership, building large scale IP/Optical infrastructures for both service providers and, increasingly, web-scale and tech-centric enterprise customers.

•

Nokia Technologies (TECH) would remain as a separate entity with a clear focus on licensing and the incubation of new technologies. Nokia Technologies would continue to have its own innovation, product development and go-to-market operations.

We expect to align our financial reporting under two key areas: Nokia Technologies and the Networks business. The Networks business would comprise the business groups of Mobile Networks, Fixed Networks, Applications & Analytics and IP/Optical Networks. We also expect to provide selective financial data separately for each of the four Networks business groups to ensure transparency for investors over the performance of each of them.

Nokia’s registered office and its principal executive office is Karaportti 3, FI-02610 Espoo, Finland, and the telephone number is +358 (0) 10-448-8000.

Nokia Shares are traded on the Nasdaq Helsinki under the symbol “NOKIA” and Nokia ADSs are traded on the NYSE under the symbol “NOK.” In addition, application has been made for Admission of the Nokia Shares to Euronext Paris. Subject to the completion of the Exchange Offer, Nokia expects to request that the Admission be approved to take effect following the completion of the Exchange Offer. As of June 30, 2015, 3 678 328 858 Nokia Shares were outstanding (including 54 326 556 Nokia Shares owned by Nokia group companies and 477 477 741 Nokia Shares represented by Nokia ADSs).

The terms of the Convertible Bond allow Nokia to redeem the bond at any time after November 25, 2015 for cash at its principle amount, together with accrued but unpaid interest until the redemption date. The redemption is conditional on the volume weighted average price of the Nokia Shares during a specified period immediately prior to the date of the notice of redemption being equal to or exceeding 150% of the conversion price for the Convertible Bond. On October 8, 2015, Nokia announced that it had decided to exercise its option to redeem the Convertible Bond on November 26, 2015. It is expected that the notice of redemption of the Convertible Bond will result in the full conversion of the bond into Nokia Shares by the holders of the bonds which at the conversion price of EUR 2.39 per Nokia Share would result in the issuance of 313 723 849 Nokia Shares (assuming full conversion) and would, represent approximately 5.2% of the issued and outstanding Nokia Shares after completion of the Exchange Offer and assuming that all Alcatel Lucent Securities are tendered into the Exchange Offer or the subsequent offering period, if any.

Additional information about Nokia and its subsidiaries is included in the documents incorporated by reference into this exchange offer/prospectus. For more information about how to obtain copies of this information, see the “Where You Can Find More Information” section of this exchange offer/prospectus.

Nokia Shares and Nokia ADSs

The following tables set forth, for April 13, 2015, the date immediately prior to the public announcement of discussions related to the possible business combination between Nokia and Alcatel Lucent, April 14, 2015, the date immediately prior to the public announcement of the execution of the Memorandum of Understanding and , the date immediately prior to the commencement of the Exchange Offer, the reported closing prices for Nokia Shares on the Nasdaq Helsinki and the reported closing prices for Nokia ADSs on the NYSE.

	Nasdaq Helsinki		NYSE
April 13, 2015		€7.77		$8.30
April 14, 2015		€7.49		$7.96
	€		$

The following tables set forth, for the periods indicated, the reported closing prices for Nokia Shares on the Nasdaq Helsinki and the reported closing prices for Nokia ADSs on the NYSE.

	Nasdaq Helsinki		NYSE
	High	Low	High	Low
	(EUR per Nokia Share)		(USD per Nokia ADS)
Annual highs and lows
2010	€11.69	€6.61	$15.65	$8.02
2011	8.23	3.42	11.73	4.51
2012	4.41	4.37	5.80	1.69
2013	5.97	2.31	8.11	3.07
2014	6.83	5.02	8.66	6.66
2015 (through October 20, 2015)	7.77	5.11	8.30	5.87

Quarterly highs and lows

2013:
First quarter	€3.49	€2.47	$4.70	$3.26
Second quarter	2.96	2.31	3.93	3.07
Third quarter	4.95	2.93	6.71	3.83
Fourth quarter	5.97	4.72	8.11	6.49

2014:
First quarter	€5.96	€5.02	$8.18	$6.66
Second quarter	5.97	5.14	8.33	7.03
Third quarter	6.82	5.38	8.66	7.38
Fourth quarter	6.83	6.03	8.51	7.67

2015:
First quarter	€7.35	€6.37	$8.08	$7.43
Second quarter	7.77	5.71	8.30	6.38
Third quarter	6.43	5.11	7.05	5.87
Fourth quarter (through October 20, 2015)	6.25	5.99	7.07	6.68

	Nasdaq Helsinki		NYSE
	High	Low	High	Low
	(EUR per Nokia Share)		(USD per Nokia ADS)

Monthly highs and lows

2015:
April	7.77	6.04	8.30	6.58
May	6.79	5.71	7.38	6.38
June	6.67	6.09	7.36	6.85
July	6.43	5.94	7.05	6.32
August	6.39	5.10	6.93	5.87
September	6.10	5.47	6.78	6.11
October (through October 20, 2015)	6.25	5.99	7.07	6.68

Nokia Shareholders

Nokia Shares Ownership of Certain Beneficial Owners

The following table sets forth information, as of December 31, 2014, concerning the beneficial ownership of each person known to us to beneficially own more than 5% of Nokia Shares (either directly or through Nokia ADSs). The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock Inc.
55 East 52nd Street, New York, NY 10022	188 661 118	5.04%

(1)	Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed.
(2)	Unless otherwise indicated, percentages calculated based upon Nokia Shares outstanding as of December 31, 2014 and beneficial ownership of Nokia Shares as set forth in the statements on Schedule 13G filed by the respective beneficial owners with the SEC.

Nokia Shares Ownership of Directors and Management

The following table sets forth information, as of June 30, 2015, concerning the beneficial ownership of Nokia Shares by:

•	each Nokia director and certain Nokia executive officers; and

•	all Nokia directors and executive officers as a group.

Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Nokia Shares Owned Directly or Indirectly(2)	Nokia Shares that Can Be Acquired Within 60 Days(3)	Total Nokia Shares	Percent of Class
Risto Siilasmaa	992 334	N/A	992 334	*
Jouko Karvinen	72 723	N/A	72 723	*
Vivek Badrinath	19 255	N/A	19 255	*
Bruce Brown	74 847	N/A	74 847	*
Elizabeth Doherty	30 754	N/A	30 754	*
Simon Jiang	8 666	N/A	8 666	*
Elizabeth Nelson	87 308	N/A	87 308	*
Kari Stadigh	128 558	N/A	128 558	*
Rajeev Suri	29 722	N/A	29 722	*
Samih Elhage	0	N/A	0	*
Sean Fernback	0	N/A	0	*
Ramzi Haidamus	0	N/A	0	*
Timo Ihamuotila	195 055	315 000	510 055	*

All directors and executive officers as a group (16 persons)	1 639 222	315 000	1 954 222	*

*	Less than 1%
(1)	Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, either individually or jointly or in common with the individual’s spouse, subject to community property laws where applicable.
(2)	Includes Nokia Shares held through Nokia ADSs.
(3)	The shares indicated in this column represent shares underlying stock options granted under Nokia 2007 and 2011 stock option plans that have already vested or that will vest within 60 days.

Taxation of Nokia

The following is a general discussion of the Finnish corporate taxation regarding especially publicly listed limited liability companies. The following is applicable to Nokia as it is a publicly listed limited liability company, regarded as a separate entity for Finnish taxation purposes.

This description is based on:

•	The Finnish Business Income Tax Act (360/1968), as amended;

•	The Finnish Income Tax Act (1535/1992), as amended;

•	The Finnish Act on Elimination of International Double Taxation (1552/1995), as amended;

•	The Finnish Real Estate Tax Act (654/1992), as amended;

•	The Finnish Public Broadcasting Company Tax Act (484/2012), as amended; and

•	The Finnish Act on Group Contribution (825/1986), as amended.

Nokia has its residence in Finland for taxation purposes, is registered in Finland and incorporated under Finnish Law. Pursuant to Section 9 of the Finnish Income Tax Act, Finnish resident companies are taxable in Finland on their worldwide income. Foreign-source income and capital gains (including those from permanent establishments) are grossed up by foreign taxes paid and included in the income taxable in Finland.

Under the Finnish Business Income Tax Act, the corporate profits of Nokia are subject to national corporate income tax. As of the tax year 2014, the corporate tax rate in Finland was 20%.

In 2014, Nokia Corporation’s income taxes (i.e. the income taxes of the parent company of the Nokia group) amounted to a net income tax benefit of EUR 58 million, a change of EUR 81 million compared to a net income tax expense of EUR 23 million in 2013. The current income tax expense was EUR 149 million for the year ended December 31, 2014, compared to EUR 23 million for the year ended December 31, 2013. The net income tax benefit was attributable to the recognition of EUR 207 million of deferred tax assets. In 2013, no deferred tax assets were recognized.

As for Nokia group, in 2014 income taxes for continuing operations amounted to a net income tax benefit of EUR 1 408 million, a change of EUR 1 610 million compared to a net expense of EUR 202 million in 2013. The current income tax expense for continuing operations was EUR 374 million for the year ended December 31, 2014, compared to EUR 354 million for the year ended December 31, 2013. The net income tax benefit was attributable to the recognition of EUR 1 782 million of deferred tax assets. In 2013, deferred tax assets of EUR 152 million were recognized.

The income tax expense comprises current income tax and deferred income tax. Current income taxes are based on the results of the company and calculated according to Finnish tax rules. Deferred tax assets and liabilities are calculated for temporary differences between tax bases and book values using the tax rate for future years as enacted at the statement of financial position date. Deferred tax liabilities are recognized in full. Deferred income tax assets are recognized at the probable amount estimated to be received.

Judgment is required in determining current tax expense, uncertain tax positions, deferred tax assets and deferred tax liabilities, and the extent to which deferred tax assets can be recognized. Estimates are based on forecasted future taxable income and tax planning strategies. Liabilities for uncertain tax positions are recorded based on estimates and assumptions on the amount and likelihood of outflow of economic resources and the timing of payment when it is more likely than not that certain positions will be challenged and may not be fully sustained upon review by tax authorities.

Additionally, Nokia is liable to pay municipal real estate tax (tax rate varies between municipalities and type of immovable property), value added tax and a public broadcasting service tax which amounts to a maximum of EUR 3 000 per annum. No net wealth tax is imposed in Finland.

The main income categories in Finland are business income, income from agriculture and forestry and other income. As a general rule, all business related income, received in the form of money or a benefit of monetary value is taxable business income. Correspondingly, expenses incurred in obtaining or preserving business income, which is subject to taxation, are deductible. However, several exceptions to this rule exist. Capital gains (relating to the business carried out) are generally taxable as ordinary business income. Capital gains are taxed at the general corporate tax rate of 20%. According to Section 6b of the Finnish Business Income Tax Act, a participation exemption is granted for gains on the sale of shares under certain circumstances.

According to Section 6a of the Finnish Business Income Tax Act, dividends that a resident publicly listed company receives from another resident company or from a foreign company listed in article 2 of the Council Directive 2011/96/EU (as amended by Directive 2013/13/EU) are not taxable income of the receiving company. Dividends received from other company resident in the EEA are tax exempt if the company is subject to at least 10% tax on the income, the dividends are paid out in its state of residence without being tax exempt or having an option not to be taxed and the distributing company’s residence for tax purposes is in that country and its residence under an applicable tax treaty is not outside the EEA. However, 75% of the income is taxable and 25% tax-exempt, if the dividends are received from a foreign company listed in the second Article of the Council Directive 2011/96/EU, the shares belong to the receiving company’s investment assets and the receiving company owns directly less than 10% of the shares in the distributing company at the time of the distribution of dividends. The same applies to dividends from the investment asset shares of resident companies (applicable despite the shareholding would exceed 10%) and of other foreign companies resident in the EEA.

•

Pursuant to Section 119 of the Finnish Income Tax Act, where net business income is negative, ordinary losses may be carried forward to be set off against business income for the following ten years. Capital losses from the disposal of business assets constitute part of the ordinary losses in the business income category. Under Section 50 of the Finnish Income Tax Act, capital losses from the disposal of other than business assets must be set off against the capital gains in the other income category in the same financial year or in the following five years. However, capital losses incurred on shares are not deductible if the corresponding gains would be tax-exempt under Section 6b of the Finnish Business Income Tax Act. Losses incurred by a foreign permanent establishment can be deducted by the resident head office, provided that Finland applies the credit method for the elimination of double taxation (see below). The right to carry forward tax losses in publicly listed companies (and their Finnish subsidiaries) is not affected by any changes of ownership in a company’s publicly listed shares.

In Finland, whether a company is part of a group of companies does not directly affect the company’s taxation. However, under certain circumstances tax-deductible group contributions are available for limited liability companies under the Act on Group Contribution.When the requirements of the Act on Group Contribution are fulfilled, the group contribution is tax-deductible for the contributing company and taxable income for the receiving company. Pursuant to Sections 3 and 7 of the aforementioned act, in order to qualify, both companies must be resident in Finland and there must be at least 90-percent ownership, direct or indirect, from the beginning of the tax year. Group contributions may also be received or granted by a Finnish branch of a company resident in the European Union or in a country that has concluded a double tax treaty with Finland (including an article on non-discrimination). Under Section 3 of the Act on Group Contribution, group contributions can be credited in both ways (from a parent company to a subsidiary and vice versa), as well as horizontally between sister companies. The granted group contributions may not exceed the taxable income of the contributing company in the tax year (Section 6 of the Act on Group Contribution). Pursuant to Section 5 of the Act on Group Contribution, the group contribution is tax-deductible only if the corresponding deduction is made in the books of the contributing company and if the receiving company books the contribution as its taxable income during the tax year in which the deduction is made in the contributing company. In addition, under Section 7 of the aforementioned act, the financial year of the companies must end on the same day.

In order to avoid double taxation of the foreign-source business income, Finland typically applies the credit method (Section 2 of the Act on Elimination of International Double Taxation). Foreign national taxes on income may be credited against the Finnish corporate income tax (based on recent Finnish court praxis, also other national taxes may be credited in Finland on a case-by-case basis). Under Section 4 of the Finnish Act on Elimination of International Double Taxation the amount of tax credit is limited to the amount of the Finnish tax that is attributable to the income taxed abroad. Pursuant to Section 5 of the aforementioned act tax credits are also computed separately for each source of income and unused credits may be carried forward for five years. The regime does not limit the benefits granted under a tax treaty. The exemption method, governed by Section 6 of the Finnish Act on Elimination of International Double Taxation is applicable only if a tax treaty provides so, which is the case for business income under a few older tax treaties concluded by Finland. Under the exemption method, the exempted income is not included in the taxable income of the company.

Alcatel Lucent

Alcatel Lucent is a French société anonyme, established in 1898, originally as a listed company named Compagnie Générale d’Électricité. Alcatel Lucent is registered at the Nanterre Trade and Companies Registry under number 542 019 096. Its APE business activity code is 7010Z. Alcatel Lucent’s corporate purpose is the design, manufacture, operation and sale of all equipment, material and software related to domestic, industrial, civil, military or other applications concerning electricity, telecommunications, computers, electronics, aerospace industry, nuclear energy, metallurgy, and, in general, of all the means of production or transmission of energy or communications (cables, batteries and other components), as well as, secondarily, all activities relating to operations and services in connection with the above-mentioned means worldwide. It may acquire interests in any company, regardless of its form, in associations, French or foreign business groups, whatever their corporate purpose and activity may be and, in general, may carry out any industrial, commercial, financial, assets or real estate transactions, in connection, directly or indirectly, totally or partially, with any of the corporate purposes set out in Article 2 of its articles of association and with all similar or related purposes.

Alcatel Lucent currently has two operating segments: Core Networking and Access. Until March 2014, Alcatel Lucent had a third operating segment: Other. The Core Networking segment includes three business divisions: IP Routing, IP Transport and IP Platforms. In 2014, revenues in the Core Networking segment were EUR 5.97 billion, representing 45% of Alcatel Lucent’s total revenues. The Access segment includes four business divisions: Wireless, Fixed Access, Licensing and Managed Services. In 2014, revenues in the Access segment were EUR 7.16 billion, representing 54% of Alcatel Lucent’s total revenues. Until 2014, the Other segment included the government business, which built and delivered complete turnkey solutions in support of U.S. federal government agencies in the U.S. On March 31, 2014, Alcatel Lucent completed the disposal of LGS Innovations LLC. In 2014 revenues in Alcatel Lucent’s Other segment were EUR 41 million, representing less than 1% of Alcatel Lucent’s total revenues. On October 6, 2015, Alcatel Lucent announced it would continue to operate its undersea cable business, Alcatel-Lucent Submarine Networks, as a wholly-owned subsidiary.

Alcatel Lucent’s principal office is located at 148/152 Route de la Reine 92100 Boulogne-Billancourt, France, and the telephone number is +33 (0)1 55 14 10 10.

The Alcatel Lucent Shares are traded on Euronext Paris under the symbol “ALU” and Alcatel Lucent ADSs are traded on the NYSE under the symbol “ALU.” As of June 30, 2015, 2 834 460 292 Alcatel Lucent Shares were outstanding (including 40 116 521 Alcatel Lucent Shares held in treasury by Alcatel Lucent and 499 863 626 Alcatel Lucent Shares represented by Alcatel Lucent ADSs). The OCEANEs are traded on Euronext Paris, under the symbol “YALU” for the 2018 OCEANEs, “YALU1” for the 2019 OCEANEs and “YALU2” for the 2020 OCEANEs. As of June 30, 2015, 349 413 680 2018 OCEANEs, 167 500 000 2019 OCEANEs and 114 499 995 2020 OCEANEs were outstanding. On September 2, 2015, Alcatel Lucent’s wholly owned subsidiary, Alcatel-Lucent USA Inc., announced it had accepted for purchase an aggregate principal amount of $300 000 000 of its outstanding $1 000 000 000 6.75% senior notes due in 2020 pursuant to its tender offer announced on July 31, 2015.

Alcatel Lucent Securities

The following tables set forth, for April 13, 2015, the date immediately prior to the public announcement of discussions related to the possible business combination between Nokia and Alcatel Lucent, April 14, 2015, the date immediately prior to the public announcement of the execution of the Memorandum of Understanding and , the date immediately prior to the commencement of the Exchange Offer, the reported closing prices for Alcatel Lucent Shares on Euronext Paris, the reported closing prices for Alcatel Lucent ADSs on the NYSE and the latest reasonably available quotations for the OCEANEs on Euronext Paris.

	Alcatel Lucent Share Closing Price		Alcatel Lucent ADS Closing Price
April 13, 2015		€3.86		$4.35
April 14, 2015		€4.48		$4.93
	€		$

	2018 OCEANEs		2019 OCEANEs		2020 OCEANEs
April 13, 2015		€4.24		€4.83		€4.84
April 14, 2015		€5.39		€5.61		€5.66
	€		€		€

The following tables set forth, for the periods indicated, the reported closing prices for Alcatel Lucent Shares on Euronext Paris, the reported closing prices for Alcatel Lucent ADSs on the NYSE.

	Euronext Paris		NYSE
	High	Low	High	Low
	(EUR per Alcatel Lucent Share)		(USD per Alcatel Lucent ADS)
Annual highs and lows
2010	€2.54	€1.78	$3.78	$2.36
2011	4.20	1.05	6.54	1.39
2012	1.85	0.68	2.60	0.93
2013	3.36	0.96	4.57	1.28
2014	3.40	1.80	4.61	2.36
2015 (through October 20, 2015)	4.48	2.76	4.93	3.13

Quarterly highs and lows

2013:
First quarter	€1.24	€0.97	$1.75	$1.30
Second quarter	1.42	0.96	1.94	1.28
Third quarter	2.55	1.29	3.65	1.76
Fourth quarter	3.36	2.24	4.57	3.22

2014:
First quarter	€3.40	€2.70	$4.61	$3.69
Second quarter	3.04	2.61	4.16	3.53
Third quarter	2.85	2.38	3.84	3.03
Fourth quarter	3.00	1.87	3.71	2.36

2015:
First quarter	€3.71	€2.78	$3.92	$3.24
Second quarter	4.48	3.10	4.93	3.40
Third quarter	3.45	2.76	3.75	3.13
Fourth quarter (through October 20, 2015)	3.35	3.23	3.79	3.59

Monthly highs and lows

2015:
April	4.48	3.15	4.93	3.49
May	3.66	3.10	3.95	3.40
June	3.64	3.27	3.97	3.62
July	3.45	3.10	3.75	3.38
August	3.43	2.76	3.70	3.13
September	3.28	2.93	3.65	3.23
October (through October 20, 2015)	3.35	3.23	3.79	3.59

Additional information about Alcatel Lucent and its subsidiaries is included in the documents incorporated by reference into this exchange offer/prospectus. For more information about how to obtain copies of this information, see the “Where You Can Find More Information” section of this exchange offer/prospectus.

Alcatel Lucent Shareholders

Alcatel Lucent Shares Ownership of Certain Beneficial Owners

The following table sets forth information, as of the dates indicated below, concerning the beneficial ownership of each person known to us to beneficially own more than 5% of Alcatel Lucent Shares (either directly or through Alcatel Lucent ADSs). The information in the table and the related notes is based on the identifiable bearer shares analysis made by Alcatel Lucent as of June 30, 2015 and declarations filed by the respective beneficial owners with Alcatel Lucent the AMF pursuant to Article L. 233-7 et seq. of the French Commercial Code.

	Alcatel Lucent Shares outstanding as of June 30, 2015			Theoretical Voting Rights based on Alcatel Lucent Shares outstanding as of June 30, 2015(1)		Voting Rights Exercisable at General Meeting based on Alcatel Lucent Shares outstanding as of June 30, 2015(2)
Name of Holder of Alcatel Lucent Shares	Number of Alcatel Lucent Shares	Percentage of Alcatel Lucent Shares	Double Voting Rights	Total Number of Votes	Percentage of Votes	Total Number of Votes	Percentage of Votes
The Capital Group Companies, Inc.(3)	281,970,300	9.95%	—	281,970,300	9.81%	281,970,300	9.95%
Odey Asset Management, LLP(3)	139,392,500	4.92%	—	139,392,500	4.85%	139,392,500	4.92%
BlackRock Inc.(3)	114,609,500	4.04%	—	114,609,500	3.99%	114,609,500	4.04%
Caisse des Dépôts et Consignations(3)(4)	101,498,600	3.58%	8,243,622	109,742,222	3.82%	109,742,222	3.87%
DNCA(3)	85,074,900	3.00%	—	85,074,900	2.96%	85,074,900	3.00%
Aviva Plc(3)	56,354,800	1.99%	—	56,354,800	1.96%	56,354,800	1.99%
Amundi(3)(5)	42,737,400	1.51%	—	42,737,400	1.49%	42,737,400	1.51%
FCP 2AL(5)	32,778,404	1.16%	32,708,499	65,486,903	2.28%	65,486,903	2.31%
Other institutional investors(3)(6)	1,129,716,700	39.86%	—	1,129,716,700	39.29%	1,129,716,700	39.84%
Alcatel Lucent Shares held in treasury by Alcatel Lucent(7)	27,110,113	0.96%	—	27,110,113	0.94%	—	—
Alcatel Lucent Shares held in treasury by subsidiaries of Alcatel Lucent(7)	13,006,408	0.46%	—	13,006,408	0.45%	—	—
Public	810,210,667	28.58%	—	810,210,667	28.18%	810,210,667	28.58%

Total	2,834,460,292	100.00%	40,952,121	2,875,412,413	100.00%	2,835,295,892	100.00%

(1)	Theoretical voting rights include the Alcatel Lucent Shares held by Alcatel Lucent and its subsidiaries which do not have voting rights.
(2)	The voting rights exercisable at the General Meeting of holders of Alcatel Lucent Shares do not include Alcatel Lucent Shares with no voting rights.
(3)	Information based on Alcatel Lucent TPI Report as of June 30, 2015 and IPREO shareholders report as of June 30, 2015.
(4)	Includes Alcatel Lucent Shares held by BPI Participations France.
(5)	Information based on declarations made by the holders of Alcatel Lucent Shares.
(6)	Other institutional investors.
(7)	Alcatel Lucent Shares held in treasury by Alcatel Lucent or its subsidiaries do not have voting rights pursuant to applicable French law so long as held in treasury.

Alcatel Lucent Shares Ownership of Directors and Management

The following table sets forth information, as of                 , 2015, concerning the beneficial ownership of Alcatel Lucent Shares by:

•	each Alcatel Lucent director and certain Alcatel Lucent executive officers; and

•	all Alcatel Lucent directors and executive officers as a group.

Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Alcatel Lucent Shares Owned Directly or Indirectly	Alcatel Lucent Shares that Can Be Acquired within 60 Days	Total Alcatel Lucent Shares	Percent of Class

*	Less than 1%
(1)	Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, either individually or jointly or in common with the individual’s spouse, subject to community property laws where applicable.

Organizational Structure

Following the completion of the Exchange Offer, it is intended that Alcatel Lucent will operate as part of the Nokia Corporation and will become a direct subsidiary of Nokia Corporation.

DESCRIPTION OF THE NOKIA SHARES AND ARTICLES OF ASSOCIATION

Shares and Share Capital of Nokia

Nokia has one class of shares. Each Nokia Share entitles the holder to one vote at the general meetings of shareholders of Nokia. On June 30, 2015 the share capital of Nokia Corporation amounted to EUR 245 896 461.96 and the total number of Nokia Shares issued was 3 678 328 858 including 54 326 556 shares owned by Nokia group companies representing approximately 1.5% of the total number of Nokia Shares and the total voting rights. Under the articles of association of Nokia, Nokia Corporation does not have minimum or maximum share capital or a par value of a share. Nokia Shares are traded on the Nasdaq Helsinki under the symbol “NOKIA”. Nokia ADSs are traded on the NYSE under the symbol “NOK”.

In order to settle the Exchange Offer, it is contemplated that the general meeting of shareholders of Nokia will resolve to authorize the Nokia board of directors to issue new Nokia Shares in deviation from the shareholders’ pre-emptive rights as consideration to the holders of Alcatel Lucent Securities who have tendered their Alcatel Lucent Securities into the Exchange Offer. The Nokia board of directors is expected to resolve to issue new Nokia Shares based on the authorization by the general meeting of shareholders (and register such issuance of new shares with the Finnish Trade Register on or as soon as practicable following settlement). The final amount and the final terms of the Nokia Share issuance will be based, among others, on the actual number of Alcatel Lucent Securities tendered in the Exchange Offer in exchange for Nokia Shares (including those underlying Nokia ADSs), which is contemplated to be set at the closing price on Euronext Paris on the day before the implementation of the share issuance or the day before the end of the offer period of the Exchange Offer, as determined by the Nokia board of directors. On the basis of this value of the Alcatel Lucent Securities, the Nokia board of directors will fix the issue price of the newly issued Nokia Shares. Hence, the resolution of the general meeting of shareholders is contemplated to be made on the following terms:

As a consequence, the capital structure of Nokia will be composed as follows following the completion of the Exchange Offer:

Legislation Under Which Nokia Shares will be Issued

New Nokia Shares will be issued pursuant to Finnish law and governed by Finnish law.

Summary of the Articles of Association of Nokia

The following description is a summary of only certain provisions of the articles of association of Nokia and, where relevant, of Nokia’s other organizational regulations (the “Organizational Regulations”), each as expected to be in force at completion of the Exchange Offer. It should be read in conjunction with the articles of association of Nokia and the Organizational Regulations, and the relevant provisions of Finnish law, and should not be considered legal advice regarding these matters. The descriptions herein do not, however, describe every aspect of the articles of association and the Organizational Regulations of Nokia or Finnish law. An English translation of the articles of association of Nokia as of the completion of the Exchange Offer incorporated by reference as an exhibit to this exchange offer/prospectus.

Purpose and Objectives of Nokia, Duration

Nokia’s corporate purpose is to engage in the telecommunications industry and other sectors of the electronics industry as well as the related service businesses, including the development, manufacture, marketing and sales of mobile devices, other electronic products and telecommunications systems and equipment as well as related mobile, Internet and network infrastructure services and other consumer and enterprise services. Nokia may also create, acquire and license intellectual property and software as well as engage in other industrial and commercial operations. Further, Nokia may engage in securities trading and other investment activities. The duration of Nokia is unlimited.

Voting Powers of the Members of the Board of Directors

Under Finnish law and the articles of association of Nokia, resolutions of the board of directors are adopted with a majority vote. A member of the board of directors must refrain from taking any part in the consideration of a contract between the board member and the company or third party, or any other issue that may provide any material benefit to him or her that may be contradictory to the interests of the company. Under Finnish law, there is no age limit requirement for members of the board of directors, and there are no requirements under Finnish law that a member of the board of directors must own a minimum number of shares in order to qualify to act as a member of the board of directors. However, Nokia’s board of directors has established a guideline retirement age of 70 years for the members of the board of directors and the Corporate Governance and Nomination Committee will not, without specific reason, propose re-election of a person who has reached 70 years of age. In addition, in accordance with the current company policy, approximately 40% of the annual remuneration payable to the members of the board of directors is paid in Nokia Shares purchased in the open market, which are required to be retained until the end of the board membership (except for those shares needed to offset any costs relating to the acquisition of the shares, including taxes).

Share Rights, Preferences and Restrictions

Each Nokia Share confers the right to one vote at Nokia’s general meetings of shareholders. According to Finnish law, a company generally must hold an annual general meeting convened by the board of directors within six months of the end of each fiscal year. In addition, the board of directors is obliged to call an extraordinary general meeting at the request of the auditor or shareholders representing a minimum of 10% of all outstanding shares. Under Nokia’s articles of association, the members of the board of directors are elected for a term beginning at the annual general meeting at which they are elected and expiring at the end of the next annual general meeting.

Under Finnish law, shareholders may attend and vote at general meetings of shareholders in person or by proxy. It is not customary in Finland for a company to issue forms of proxy to its shareholders. Accordingly, Nokia does not do so. However, registered holders and beneficial owners of Nokia ADSs are issued forms of proxy by the Nokia depositary as more fully described in “—Description of the Nokia American Depositary Shares”.

To attend and vote at a general meeting of shareholders, a shareholder must be registered in the register of shareholders in the Finnish book-entry system on the record date set forth in the notice of the general meeting of shareholders. The record date of the general meeting of shareholders is the eighth business day preceding the meeting. A registered holder or a beneficial owner of the Nokia ADSs, like other beneficial owners whose shares are registered in the company’s register of shareholders in the name of a nominee, may attend and vote with such shares, provided that they arrange to have their name entered in the temporary register of shareholders for the general meeting of shareholders prior to the date set forth for such registration in the notice of the general meeting of shareholders.

To be entered in the temporary register of shareholders for the general meeting of shareholders, a holder of Nokia ADSs must provide the Nokia depositary, or have his or her broker or other custodian provide the Nokia depositary, on or before the voting deadline, as defined in the proxy material issued by the Nokia depositary, a proxy with the following information: the name, address, and social security number or another corresponding personal identification number of the holder of the Nokia ADSs, the number of shares to be voted by the holder of the Nokia ADSs and the voting instructions. The register of shareholders as of the record date of each general meeting of shareholders is public. Other nominee registered shareholders can attend and vote at the general meeting of shareholders by instructing their broker or other custodian to register the shareholder in Nokia’s temporary register of shareholders and give the voting instructions in accordance with the broker’s or custodian’s instructions.

By completing and returning the form of proxy provided by the Nokia depositary, a holder of Nokia ADSs also authorizes the Nokia depositary to give a notice to Nokia, required by Nokia’s articles of association, of the holder’s intention to attend the general meeting of shareholders.

Each Nokia Share confers equal rights to a share in the distribution of the company’s funds. Dividend entitlement generally lapses after three years if a dividend remains unclaimed for that period, in which case the unclaimed dividend will be retained by Nokia. Each Nokia Share confers equal rights to the company’s assets in the liquidation of the company after the claims of the company’s creditors have been satisfied.

Amendment of the articles of association of Nokia generally requires a decision of the general meeting of shareholders, supported by two-thirds of the votes cast and two-thirds of the shares represented at the general meeting of shareholders, save for certain qualified decisions that would materially affect the rights attached to shares. Such decisions may require individual consent from each of the affected shareholders.

Disclosure of Shareholder Ownership or Voting Power

According to the Finnish Securities Market Act (746/2012), as amended, (the “Finnish Securities Market Act”), which entered into force on January 1, 2013, a shareholder of a listed company must disclose its ownership or voting power to the company and the Finnish Financial Supervisory Authority when the ownership or voting power reaches, exceeds or falls below 5%, 10%, 15%, 20%, 25%, 30%, 50% or 90% of all the shares or the voting rights outstanding. The term “ownership” includes ownership by the shareholder as well as selected related parties and calculating the ownership or voting power covers agreements or other arrangements, which when concluded would cause the proportion of voting rights or number of shares to reach, exceed or fall below the aforementioned limits. Upon receiving such notice, the company shall disclose it by a stock exchange release without undue delay.

Purchase Obligation

Nokia’s articles of association require a shareholder that alone or together with its selected related parties holds one-third or one-half of all of Nokia’s shares to purchase the shares of all other shareholders that so request, at a price generally based on the historical weighted average trading price of the shares. A shareholder who becomes subject to the purchase obligation is also obligated to purchase any other rights entitling to the shares issued by Nokia, such as any subscription rights, stock options or convertible bonds, if so requested by the holder. The purchase price of the shares under Nokia’s articles of association is the higher of: (a) the weighted average trading price of the shares on

Nasdaq Helsinki during the ten Finnish business days prior to the day on which Nokia has been notified by the purchaser that its holding has reached or exceeded the threshold referred to above or, in the absence of such notification or its failure to arrive within the specified period, the day on which the Nokia board of directors otherwise becomes aware of this; or (b) the average price, weighted by the number of shares, which the purchaser has paid for the shares it has acquired during the last twelve months preceding the date referred to in (a).

Under the Finnish Securities Market Act, a shareholder whose voting power exceeds 30% or 50% of the total voting rights in a company must, within one month, offer to purchase the remaining shares of the company, as well as any other rights entitling to the shares issued by the company, such as subscription rights, convertible bonds or stock options issued by the company. The purchase price shall be the fair market price of the securities in question. The fair market price is determined on the basis of the highest price paid for the security during the preceding six months by the shareholder or any party in close connection to, or acting in concert with, the shareholder. This price can be deviated from for a specific reason. If the shareholder or any other party referred to above has not during the six months preceding the offer acquired any securities that are the target for the offer, the fair market price is determined based on the average of the prices paid for the security in public trading during the preceding three months weighted by the volume of trade. This price can be deviated from for a specific reason.

Under the Finnish Companies Act, a shareholder whose holding exceeds nine-tenths of the total number of shares or voting rights in Nokia has both the right and, upon a request from the minority shareholders, the obligation to purchase all the shares of the minority shareholders for the fair market price. The fair market price is determined, among other things, on the basis of the recent market price of the shares. The purchase procedure under the Finnish Companies Act differs, and the purchase price may differ, from the purchase procedure and price under the Finnish Securities Market Act, as discussed above. However, if the threshold of nine-tenths has been exceeded through either a mandatory or a voluntary public offer pursuant to the Finnish Securities Market Act, the fair market price under the Finnish Companies Act is deemed to be the price offered in the public offer, unless there are specific reasons to deviate from it.

Pre-emptive Rights

In connection with any offering of shares, the existing shareholders have a pre-emptive right to subscribe for shares offered in proportion to the number of shares in their possession. However, a general meeting of shareholders may vote, by a majority of two-thirds of the votes cast and shares represented at the general meeting of shareholders, to waive this pre-emptive right provided that a weighty financial reason for the company to do so exists.

Under the Finnish Act on the Monitoring of Foreign Corporate Acquisitions (172/2012, as amended), a notification to the Ministry of Employment and the Economy is required for a non-resident of Finland, when directly or indirectly acquiring 10% or more of the voting power or corresponding influence in a company. The Ministry of Employment and the Economy has to confirm the acquisition unless the acquisition would jeopardize important national interests, in which case the matter is referred to the Council of State. If the company in question is operating in the defense sector an approval by the Ministry of Employment and the Economy is required before the acquisition is made. These requirements are not applicable in certain circumstances, such as sharing subscriptions in a share issuance that is proportional to the holder’s earlier ownership of the relevant company’s shares or to inheritance and certain other transfers. Moreover, the requirements do not apply to residents of countries in the European Economic Area or European Free Trade Association countries except if the company in question is operating in the defense sector.

Overview of the Finnish Securities Market

The following summary is a general description of the Finnish securities market and is based on the laws in force in Finland on the date hereof. The summary is not exhaustive.

General Information

The securities market in Finland is supervised by the Finnish Financial Supervisory Authority. The primary law governing securities markets is the Finnish Securities Market Act, which contains provisions, notably, in respect of company and shareholder disclosure obligations, prospectus requirements, public tender offers and market abuse. The role of the Finnish Financial Supervisory Authority is to monitor compliance with these regulations.

The Finnish Securities Market Act specifies minimum disclosure requirements for Finnish companies applying to have their shares listed on the Nasdaq Helsinki or whose securities are publicly traded or who offer their securities to the public. The information provided on factors that may have a material effect on the value of the securities must be sufficient to enable investors to make a sound evaluation of the securities being offered and of the issuing company. Finnish listed companies are responsible for regularly publishing their financial information as well as for informing the markets of any matters likely to have a material effect on the value of their securities.

A shareholder is required to notify, without undue delay, a Finnish listed company and the Finnish Financial Supervisory Authority when its voting participation in, or its percentage ownership of, the voting rights or the total number of shares of such Finnish listed company reaches, exceeds or falls below 5%, 10%, 15%, 20%, 25%, 30%, 50%, 2/3 or 90%, calculated in accordance with the Finnish Securities Market Act, or when it enters into an agreement or other arrangement that, when implemented, has such effect. When a listed company has received the above-mentioned information, it must make the information public by a stock exchange release.

According to the Finnish Securities Market Act, a shareholder holding more than 30% or 50% of the voting rights attached to shares in a company after the shares or securities entitling to such shares of the company have been entered into public trading, is obligated to make a public tender offer for all remaining shares and securities entitling to such shares in the company at fair value (mandatory bid). After exceeding the 30% threshold and having made a mandatory public tender offer, the shareholder may increase his or her holding in the company until the holding exceeds 50% of voting rights attached to shares in a company, at which point the obligation to make a mandatory public tender offer is again triggered. In addition, under the Finnish Companies Act, a shareholder holding shares representing more than 90% of all the shares and votes in a company has the right to redeem the remaining shares in the company at fair market value (squeeze-out). Furthermore, a shareholder whose shares can be redeemed in the above-mentioned manner is entitled to demand redemption of his or her shares from the majority shareholder entitled to exercise redemption (sell-out). Detailed rules apply to the calculation of the proportions of shares and votes discussed above. In a company’s articles of association, there may be specific provisions on redemption obligation or right deviating from the law.

The Finnish Penal Code (39/1889), as amended, contains provisions relating to breach of disclosure requirements, the misuse of privileged or inside information and market manipulation. Breach of these provisions constitutes a criminal offence. The Finnish Financial Supervisory Authority has the right to impose administrative sanctions for breach of the provisions relating to market abuse and disclosure requirements to the extent that the offence does not fall within the scope of the Finnish Penal Code. The Finnish Financial Supervisory Authority can, for example, issue a public warning or impose monetary penalties for the breach of disclosure or reporting requirements, insider register provisions, misuse of insider information or market manipulation.

Trading on the Nasdaq Helsinki and Clearing and Settlement through Euroclear Finland

Share trading on the Nasdaq Helsinki occurs through automatic order matching. In carrying out share trades, the Nasdaq Helsinki uses the INET trading platform, which is an order-based system in which buy-and sell-orders are matched as trades when the price and volume information tally. In the INET trading platform, the trading day consists, as a general rule, of the following main phases: pre-trading, continuous trading, the closing auction and post-trading.

During the pre-trading session from 9.00 a.m. to 9.45 a.m., orders may be entered, changed or deleted. The opening call begins at 9.45 a.m. and ends at 10.00 a.m. Round lot orders entered during the pre-trading phase and existing orders that may be valid for more than one day are automatically transferred into the opening call. Continuous trading takes place between 10.00 a.m. and 6.25 p.m. Continuous trading begins sequentially immediately after the opening for the day that has ended at 10.00 a.m., at which time the first share’s opening price is determined, after which continuous trading in said share commences. Approximately ten minutes later, the opening prices of all the shares have been determined and trading based on market demand continues until 6.25 p.m. The closing auction begins at approximately 6.25 p.m. and ends at approximately 6.30 p.m., when the closing prices are determined and when the continuous trading ends as well. In post-trading between 6.30 p.m. and 7.00 p.m., the only trades that may be registered are contract trades for shares in after-hours trading. The shares will be registered at prices established during the trading day.

Trades are primarily cleared by netting them in the clearing and settlement system of the European Multilateral Clearing Facility acting as the central counterparty and executed in Euroclear Finland Ltd’s automated clearing and settlement system on the second banking day after the trade date (T + 2), unless otherwise agreed by the parties.

Trading in shares on Nasdaq Helsinki and clearing of securities in Euroclear Finland Ltd take place in euros, with the minimum tick size for trading quotations being EUR 0.0001. All price information is produced and published only in euros.

The Finnish Book-Entry Securities System

General Information

Use of the book-entry securities system is mandatory for all companies with shares listed on the Nasdaq Helsinki. The book-entry securities system is centralized at Euroclear Finland Ltd, which provides national clearing and registration services for securities. Euroclear Finland Ltd maintains a book-entry securities system for both equity and debt securities. The registered office of Euroclear Finland Ltd is located at Urho Kekkosen katu 5 C, FI-00100, Helsinki, Finland.

Euroclear Finland Ltd keeps company-specific shareholder registers of the shareholders of companies entered into the book-entry securities system and offers book-entry account services to shareholders who do not wish to use the services of commercial account operators. The basic custody expenses incurred by Euroclear Finland Ltd in connection with maintaining the book-entry accounts are mainly borne by the issuers and account operators participating in the book-entry securities system. The account operators, which consist of for example credit institutions, investment services companies and other institutions licensed to act as account operators by Euroclear Finland Ltd, are entitled to make entries in the book-entry register and administer the book-entry accounts.

Registration

In order to effect entries in the Finnish book-entry securities system, a holder of securities or such holder’s nominee must establish a book-entry account with Euroclear Finland Ltd or with an account operator or register its securities through nominee registration. Finnish security holders may not hold their securities through a nominee. For holders of securities who have not transferred their securities into book-entries, a joint book-entry account shall be opened with Euroclear Finland Ltd and the company is entered as the account holder. All transactions in securities registered in the book-entry securities system are executed as computerized book-entry transfers. The account operator confirms book-entry transfers by sending notifications of transactions to the holder of the respective book-entry account. The account holders also receive an annual statement of their holdings as of the end of each calendar year.

Each book-entry account must give the particulars of the account holder and other holders of rights to the book-entries in the account or of the manager of a nominee registration who manages the assets in the nominee-registered account, as well as information on the account operator for the account. The required information includes the type and number of the book-entry securities registered in the account as well as the rights and restrictions pertaining to the account and the book-entries. Any nominee-registered account must be identified when making entries in the account. Euroclear Finland Ltd and the account operators are responsible for maintaining the confidentiality of the information they receive. Euroclear Finland Ltd and the company must, however, make public certain information (such as the account holder’s name, nationality and address) contained in the register of shareholders maintained by Euroclear Finland Ltd, save in the case of nominee registration. The Finnish Financial Supervisory Authority is entitled to receive certain information on nominee registrations upon request.

Each account operator is liable for errors and omissions in the book-entry registers maintained by it and for any unauthorized disclosure of information. However, if an account holder has suffered a loss as a result of a faulty registration or an amendment to, or deletion of, rights related to registered securities and the account operator is unable to compensate such loss, such account holder is entitled to receive compensation from the statutory registration fund of Euroclear Finland Ltd. The capital of the registration fund must be at least 0.0048% of the average of the total market value of the book-entries kept in the book-entry securities system during the last five calendar years and it must not be less than EUR 20 million. The compensation to be paid to one injured party shall be equal to the amount of loss suffered by such injured party from a single account operator, subject to a maximum amount of EUR 25 000. The liability of the registration fund to pay damages in relation to each incident is limited to EUR 10 million.

Custody of Securities and Nominee Registration

A non-Finnish shareholder may appoint an account operator (or certain non-Finnish organizations approved by Euroclear Finland Ltd) to act as a custodial nominee account holder on its behalf. A nominee shareholder is entitled to receive dividends and to exercise all share subscription rights and other financial and administrative rights attaching to the shares held in its name. A beneficial owner wishing to participate in a general meeting of shareholders shall seek temporary registration in the shareholders’ register. The notification of the temporary registration shall be made at the latest on the date set out in the notice of the general meeting of shareholders, which shall be after the record date of the general meeting of shareholders. A custodial nominee account holder or another nominee is required to disclose to the Finnish Financial Supervisory Authority and to the relevant company, upon request, the actual identity of the shareholder of any shares registered in the name of such nominee, where the beneficial owner is known, as well as the number of shares owned by such beneficial owner. If the name of the beneficial owner is not known, the nominee is required to disclose said information in respect of the representative acting on behalf of the beneficial owner and to submit a written declaration to the effect that the beneficial owner of the shares is not a Finnish natural person or legal entity.

Finnish Depositories for both Euroclear Bank, S.A./N.V.—as operator of Euroclear Finland Ltd—and Clearstream have nominee accounts within the book-entry securities system and, accordingly,

non-Finnish shareholders may hold their shares listed on the Nasdaq Helsinki on their accounts in Euroclear Bank, S.A./N.V. and in Clearstream.

Shareholders wishing to hold their shares in the book-entry securities system in their own name but who do not already maintain a book-entry account in Finland are required to open a book-entry account with Euroclear Finland Ltd or an account operator as well as a bank account denominated in euro in Finland.

Compensation Fund for Investors

Under Finnish law, investors are divided into professional and non-professional investors. The definition of professional investors includes business enterprises and public entities, that can be deemed to know the securities markets and the risks related thereto. An investor may also declare in writing that, on the basis of his professional skills and experience in investment activities, he or she is a professional investor. However, private investors are generally considered non-professional investors.

Credit institutions and such investment firms managing or retaining clients’ assets that do not provide solely intermediation or investment advisory services or organizing of multi-lateral trading must belong to a statutory compensation fund for investors. The compensation fund safeguards payment of clear, indisputable receivables that are due when an investment company or a credit institution, for a reason other than temporary insolvency, is not capable of paying the claims of investors within a determined period of time. Only claims of non-professional investors are paid by the compensation fund. An investor is paid 90% of the investor’s receivable, subject to a maximum amount of EUR 20 000. The fund does not compensate for losses due to a fall in equity prices or incorrect investment decisions, whereby the customer is still responsible for the consequences of his or her investment decisions. If a deposit bank becomes insolvent, customers of such deposit bank shall be compensated from the deposit guarantee fund for claims up to EUR 100 000. The funds of an investor are safeguarded either through the deposit guarantee fund or the compensation fund. Accordingly, the same funds of an investor do not benefit from double protection.

DESCRIPTION OF THE NOKIA AMERICAN DEPOSITARY SHARES

Nokia has appointed, and Citibank, N.A. has agreed, to act as the Nokia depositary. Citibank, N.A. depositary offices are located at 388 Greenwich Street, 14th Floor, New York, NY 10013, United States. Nokia ADSs represent ownership interests in securities that are on deposit with the depositary. Nokia ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The Nokia depositary has appointed Nordea Bank Finland PLC as a custodian to safekeep the securities on deposit.

A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to registration numbers 333-105373 and 333-182900 when retrieving such copy.

Nokia is providing you with a summary description of the material terms of the Nokia ADSs and of your material rights as an owner of Nokia ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of Nokia ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. Nokia urges you to review the deposit agreement in its entirety.

Each Nokia ADS represents the right to receive one Nokia Share on deposit with the custodian. A Nokia ADS also represents the right to receive any other property received by the Nokia depositary or the custodian on behalf of the owner of the Nokia ADS but that has not been distributed to the owners of Nokia ADSs because of legal restrictions or practical considerations.

If you become an owner of Nokia ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your Nokia ADSs. The deposit agreement and the ADR specify Nokia’s rights and obligations as well as your rights and obligations as owner of Nokia ADSs and those of the Nokia depositary. As a Nokia ADS owner you appoint the Nokia depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, Nokia’s obligations to the owners of Nokia Shares will continue to be governed by the laws of Finland, which may be different from the laws in and of the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the Nokia depositary, the custodian, Nokia nor any of their respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of Nokia ADSs, you may hold your Nokia ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the Nokia depositary in your name reflecting the registration of uncertificated Nokia ADSs directly on the books of the depositary (the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of Nokia ADSs by the Nokia depositary. Under the direct registration system, ownership of Nokia ADSs is evidenced by periodic statements issued by the Nokia depositary to the owners of the Nokia ADSs. The direct registration system includes automated transfers between the Nokia depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your Nokia ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as a Nokia ADS owner.

Banks and brokers typically hold securities such as the Nokia ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of Nokia ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All Nokia ADSs held through DTC will be registered in the name of a nominee of DTC. Any reference to “you” made herein assumes that the reader owns Nokia ADSs and will own Nokia ADSs at the relevant time. This summary description assumes you have opted to own the Nokia ADSs directly by means of a Nokia ADS registered in your name and, as such, you will be referred to in this summary as the “owner.”

Dividends and Distributions

As an owner, you generally have the right to receive the distributions Nokia makes on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Owners will receive such distributions under the terms of the deposit agreement in proportion to the number of Nokia ADSs held as of a specified record date.

Distributions of Cash

Whenever Nokia makes a cash distribution for the securities on deposit with the custodian, Nokia will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the owners, subject to Finnish laws and regulations.

The conversion into U.S. dollars will take place only if the conversion can be effected on a reasonable basis and if the U.S. dollars are transferable to the United States. The amounts distributed to owners will be net of the fees, expenses, taxes and governmental charges payable by owners under the terms of the deposit agreement. The Nokia depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Shares

Whenever Nokia makes a free distribution of Nokia Shares for the securities on deposit with the custodian, Nokia will deposit the applicable number of Nokia Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to owners new Nokia ADSs representing the Nokia Shares deposited or modify the Nokia ADS-to-ordinary shares ratio, in which case each Nokia ADS you hold will represent rights and interests in the additional Nokia Shares so deposited. Only whole new Nokia ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new Nokia ADSs or the modification of the Nokia ADS-to-Nokia Shares ratio upon a distribution of Nokia Shares will be made net of the fees, expenses, taxes and governmental charges payable by owners under the terms of the deposit agreement.

No such distribution of new Nokia ADSs will be made if it would violate a law (i.e., the U.S. securities laws).

Distributions of Rights

Whenever Nokia intends to distribute rights to purchase additional Nokia Shares, Nokia will give prior notice to the depositary and Nokia will assist the depositary in determining whether it is lawful and feasible to distribute rights to purchase additional Nokia ADSs to owners.

The Nokia depositary will establish procedures to distribute rights to purchase additional Nokia ADSs to owners and to enable such owners to exercise such rights if it is lawful and feasible to make the rights available to owners of Nokia ADSs, and if Nokia provides all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new Nokia ADSs upon the exercise of your rights. The depositary will not distribute the rights to you if:

•	Nokia does not timely request that the rights be distributed to you or Nokia requests that the rights not be distributed to you;

•	Nokia fails to deliver satisfactory documents to the depositary; or

•	it is not lawful or feasible to distribute the rights.

The depositary will use reasonable efforts to sell the rights that are not exercised or not distributed. The proceeds of such sale will be distributed to owners as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Other Distributions

Whenever Nokia intends to distribute property other than cash, Nokia Shares or rights to purchase additional Nokia Shares, Nokia will notify the depositary in advance. If so, Nokia will assist the depositary in determining whether such distribution to owners is lawful and feasible.

If it is lawful and feasible to distribute such property to you, the depositary will distribute the property to the owners in a manner it deems equitable and practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by owners under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The proceeds of such a sale will be distributed to owners as in the case of a cash distribution.

Changes Affecting Nokia Shares

The Nokia Shares held on deposit for your Nokia ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, consolidation or reclassification of such Nokia Shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your Nokia ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the Nokia Shares held on deposit. The depositary may in such circumstances deliver new Nokia ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing Nokia ADSs for new Nokia ADSs and take any other actions that are appropriate to reflect as to the Nokia ADSs the change affecting the Nokia Shares.

Issuance of Nokia ADSs upon Deposit of Nokia Shares

The depositary may create Nokia ADSs on your behalf if you or your broker deposits Nokia Shares with the custodian. The depositary will deliver these Nokia ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Nokia Shares to the custodian. Your ability to deposit Nokia Shares and receive Nokia ADSs may be limited by U.S. and Finnish legal considerations applicable at the time of deposit.

The issuance of Nokia ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Nokia Shares have been duly transferred to the custodian. The depositary will only issue Nokia ADSs in whole numbers.

When you make a deposit of Nokia Shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the Nokia Shares are validly issued, outstanding, fully paid and non-assessable;

•	you are duly authorized to deposit the Nokia Shares; and

•

the Nokia Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage pledge or restriction on transfer, and are not, and the Nokia ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

If any of the representations or warranties is incorrect in any way, Nokia and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR owner, you will be entitled to transfer, combine or split up your ADRs and the Nokia ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and you must also:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR owners pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR owners, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of Nokia ADSs

As an owner, you will be entitled to present your Nokia ADSs to the Nokia depositary for cancellation and then receive the corresponding number of underlying Nokia Shares at the custodian’s offices. Your ability to withdraw the Nokia Shares may be limited by U.S. and Finnish legal considerations applicable at the time of withdrawal. In order to withdraw the Nokia Shares represented by your Nokia ADSs, you will be required to pay to the Nokia depositary the fees for cancellation of Nokia ADSs and any charges and taxes payable upon the transfer of the Nokia Shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the Nokia ADSs will not have any rights under the deposit agreement.

If you hold Nokia ADSs registered in your name, the Nokia depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your Nokia ADSs. The withdrawal of the Nokia Shares represented by your Nokia ADSs may be delayed until the Nokia depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the Nokia depositary will only accept Nokia ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your Nokia ADSs at any time except for:

•

temporary delays that may arise because (i) the transfer books for the Nokia Shares or Nokia ADSs are closed, or (ii) Nokia Shares are immobilized on account of a general meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; or

•	restrictions imposed because of laws or regulations applicable to Nokia ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your Nokia ADSs except to comply with mandatory provisions of law.

Voting Rights

As an owner, you may have the right under the deposit agreement to instruct the Nokia depositary to exercise the voting rights for the Nokia Shares represented by your Nokia ADSs. The voting rights of holders of Nokia Shares are described under the section heading “Description of the Nokia Shares and Articles of Association” of this exchange offer/prospectus.

As soon as practicable, after receipt of notice by the Nokia depositary, the Nokia depositary will distribute to you any notice of general meeting received from Nokia together with information explaining how to instruct the Nokia depositary to exercise the voting rights of the securities represented by Nokia ADSs. In addition, voting rights may be conditioned on proof of ownership.

If the Nokia depositary timely receives valid voting instructions from an owner of Nokia ADSs, the Nokia depositary will endeavor to cause the Nokia Shares on deposit to be voted by the custodian directly or by proxy in accordance with the voting instructions received from owners of Nokia ADSs.

Please note that the ability of the Nokia depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. Nokia cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the Nokia depositary in a timely manner.

Disclosure of Interests

By holding your Nokia ADSs, you consent to and agree to be bound by the provisions of or governing any deposited securities (including, without limitation, provisions of U.S. and Finnish law, Nokia’s articles of association, and resolutions and regulations of Nokia’s board of directors adopted pursuant to provisions of Finnish law or Nokia’s articles of association) including, without limitation, those that:

•	require disclosure to Nokia of beneficial or other ownership of the deposited Nokia Shares, other Nokia Shares or other securities;

•	require disclosure of your address and nationality; and

•	impose potential limitations on voting rights.

You are further deemed to agree that Nokia may block voting or other rights to enforce the disclosure obligations discussed above or to enforce compliance with the ownership limitations described above. You also agree by holding Nokia ADSs to cooperate with the Nokia depositary’s efforts to comply with Nokia’s instructions on these matters.

Fees and Charges

As a Nokia ADS holder, you will be required to pay the following service fees to the Nokia depositary:

Service	Fees
Issuance of Nokia ADSs (other than for stock distributions and upon exercise of rights)	Up to USD 0.05 per Nokia ADS issued
Cancellation of Nokia ADSs	Up to USD 0.05 per Nokia ADS surrendered
Distribution of cash dividends or other cash distributions	Up to USD 0.02 per Nokia ADS held
Distribution of Nokia ADSs pursuant to stock dividends, free stock distributions or exercise of rights	Up to USD 0.05 per Nokia ADS held
Distribution of securities other than Nokia ADSs or rights to purchase additional Nokia ADSs	Up to USD 0.05 per Nokia ADS held
Transfer of ADRs	Up to USD 1.50 per certificate presented for transfer

Please note that not withstanding the foregoing, you will not be charged any issuance fees for issuances of Nokia ADSs in settlement of the Exchange Offer.

As a Nokia ADS holder you will also be responsible to pay certain fees and expenses incurred by the Nokia depositary and certain taxes and governmental charges such as:

•	fees for the transfer and registration of Nokia Shares charged by the registrar and transfer agent for the Nokia Shares in Finland (i.e., upon deposit and withdrawal of Nokia Shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities;

•	taxes and duties upon the transfer of securities (i.e., when Nokia Shares are deposited or withdrawn from deposit); and

•	fees and expenses incurred in connection with the delivery or servicing of Nokia Shares on deposit.

Depositary fees payable upon the issuance and surrender of Nokia ADSs are typically paid to the Nokia depositary by the brokers (on behalf of their clients) receiving the newly issued Nokia ADSs from the Nokia depositary and by the brokers (on behalf of their clients) delivering the Nokia ADSs to the Nokia depositary for cancellation. The brokers in turn charge these fees to their clients.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary bank charges the applicable fee to the record date of Nokia ADS owners concurrent with the distribution. In the case of Nokia ADSs registered in the name of the ADS owners (whether certificated or uncertificated in direct registration), the Nokia depositary sends invoices to the applicable record date of Nokia ADS owners. In the case of Nokia ADSs held in brokerage and custodian accounts (via DTC), the Nokia depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the Nokia ADSs held in DTC) from the brokers and custodians holding Nokia ADSs in their DTC accounts. The brokers and custodians who hold their clients’ Nokia ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the Nokia depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the Nokia ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by Nokia and by the Nokia depositary. You will receive prior notice of such changes.

The Nokia depositary may reimburse Nokia for certain expenses incurred by Nokia in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as Nokia and the Nokia depositary may agree from time to time.

Nokia has agreed with the Nokia depositary, that, if the Exchange Offer is successful, the Nokia depositary will not charge any ADS issuance fees for the issuance of new Nokia ADSs upon deposit of Nokia Shares for a period of thirty calendar days beginning on the U.S. business day following the settlement of the subsequent offering period or, if there is no subsequent offering period, the settlement of the Exchange Offer.

Amendments and Termination

Nokia may agree with the Nokia depositary to modify the deposit agreement at any time without your consent. Nokia undertakes to give owners 30 days’ prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement. In addition, Nokia may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your Nokia ADSs after the modifications to the deposit agreement become effective. The deposit agreement may not be amended to impair your right to withdraw the securities represented by your Nokia ADSs except to comply with mandatory provisions of law.

Nokia has the right to direct the Nokia depositary to terminate the deposit agreement. Similarly, the Nokia depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the Nokia depositary must give notice to the owners at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the Nokia depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your Nokia ADSs) and may sell the securities held on deposit. After the sale, the Nokia depositary will hold the proceeds from such sale and any other funds then held for the owners of Nokia ADSs in a non-interest bearing account. At that point, the Nokia depositary will have no further obligations to owners other than to account for the funds then held for the owners of Nokia ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The Nokia depositary will maintain Nokia ADS holder records at its depositary office and at the principal office of the custodian. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other owners in the interest of business matters relating to the Nokia ADSs and the deposit agreement.

The Nokia depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of Nokia ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits Nokia’s obligations and the Nokia depositary’s obligations to you. Please note the following:

•	Nokia and the Nokia depositary are obligated only to take the actions specifically stated in the deposit agreement in good faith and without negligence.

•

The Nokia depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The Nokia depositary disclaims any liability for the validity or worth of the Nokia Shares, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of Nokia’s notices or for Nokia’s failure to give notice.

•	Nokia and the Nokia depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

Nokia and the Nokia depositary disclaim any liability if Nokia or the Nokia depositary is prevented, delayed or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of Nokia’s articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond their control.

•

Nokia and the Nokia depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in Nokia’s articles of association or in any provisions of or governing the securities on deposit.

•

Nokia and the Nokia depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Nokia Shares for deposit, any owner of Nokia ADSs or authorized representatives thereof, or any other person believed by either Nokia or the Nokia depositary in good faith to be competent to give such advice or information.

•	Nokia and the Nokia depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

Pre-Release Transactions

The Nokia depositary may, in certain circumstances, issue Nokia ADSs before receiving a deposit of Nokia Shares or release Nokia Shares before receiving Nokia ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the Nokia ADSs and the securities represented by the Nokia ADSs. Nokia, the Nokia depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by owners and may sell any and all property on deposit to pay the taxes and governmental charges payable by owners. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The Nokia depositary may refuse to issue Nokia ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder.

Foreign Currency Conversion

The Nokia depositary will arrange for the conversion of all foreign currency received into U.S. dollars if it determines that such conversion can be made on a reasonable basis, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the Nokia depositary determines that the conversion of foreign currency cannot be made on a reasonable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the Nokia depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the owners for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to owners for whom the distribution is lawful and practical; and

•	hold the foreign currency (without liability for interest) for the remaining owners.

Information Relating to the Nokia Depositary

Citibank, N.A. was originally organized on June 16, 1812, and is now a national banking association organized under the National Bank Act of 1864 of the United States of America. Citibank, N.A. is primarily regulated by the U.S. Office of the Comptroller of the Currency.

COMPARISON OF RIGHTS OF HOLDERS OF NOKIA SHARES AND ALCATEL LUCENT SHARES

Following the completion of the Exchange Offer, holders of Alcatel Lucent Shares or OCEANEs that are validly tendered and accepted for exchange in the Exchange Offer will receive in exchange Nokia Shares, which may be issued in the form of Nokia ADSs. Holders of Alcatel Lucent ADSs that are validly tendered and accepted for exchange in the Exchange Offer will receive in exchange Nokia ADSs. If a holder surrenders its Nokia ADSs to the Nokia depositary and withdraws the underlying Nokia Shares, it will become a shareholder of Nokia.

The rights and obligations of holders of Nokia ADSs under the Nokia deposit agreement are described under the heading “Description of the Nokia American Depositary Shares” of this exchange offer/prospectus.

The summary in this section is qualified in its entirety by reference to, and is subject to, the detailed provisions of applicable Finnish law and French law, the full articles of association of Nokia, an English translation of which has been filed as an exhibit to the registration statement on Form F-4 of which this exchange offer/prospectus is a part, and the full articles of association of Alcatel Lucent, an English translation of which has been filed as an exhibit to the Alcatel Lucent 2014 Form 20-F incorporated by reference into this exchange offer/prospectus. This is a summary only and therefore does not contain all of the information that may be important to you. For more complete information, you should read Nokia’s articles of association, Alcatel Lucent’s articles of association and the applicable provisions of Finnish law and French law. You should also read the summary description of the Nokia Shares under the “Description of the Nokia Shares and Articles of Association,” as it includes additional information about the rights of holders of Nokia Shares. To learn where you may obtain these documents, see the “Where You Can Find More Information” section of this exchange offer/prospectus.

	Alcatel Lucent	Nokia
Share Capital	As of the date hereof, Alcatel Lucent’s share capital amounts to EUR and is divided into shares. The shares of Alcatel Lucent have a par value of EUR 0.05.	As of the date hereof, Nokia’s share capital amounts to EUR and is divided into shares. The shares of Nokia have no par or nominal value.

Restrictions on Share Transfer	Alcatel Lucent Shares are freely transferable.	The articles of association of Nokia do not include clauses affecting the shareholders’ right to sell their shares. The Nokia Shares are freely transferable.

Voting Rights

Each shareholder has as many votes as shares that he owns or represents at the general meeting of shareholders.

However, double voting rights are attached to all fully paid-up, registered shares that have been registered in the name of the same holder for at least three years.

Double voting rights are cancelled for any share that is converted into a bearer share or whose ownership is transferred. However, the three-year period set here above shall not be considered as

Each shareholder has as many votes as shares that he owns or represents at the general meeting of shareholders.

	Alcatel Lucent	Nokia
interrupted, nor existing rights cancelled, where ownership is transferred, the shares remaining in registered form, as a result of intestate or testamentary succession, the division between spouses of a common estate, or donation inter vivos in favor of a spouse or heirs. The French Commercial Code provides for the maintenance of double voting rights in case of the company disappearing through a merger or demerger where the surviving or resulting company’s articles of association also provide for such double voting rights.

Dividends, Other Distribution of Assets and Liquidation

The difference between the proceeds and the expenses of the fiscal year, after provisions, constitutes the profits or the losses for the fiscal year. From the profits, minus previous losses, if any, shall be deducted the sum of 5% in order to create the legal reserves, until such legal reserves are at least equal to 10% of the share capital. Additional contributions to the legal reserves will be required if the legal reserves fall below 10% for any reason.

The distributable profits shall be the profits for the fiscal year minus the previous losses and the above-mentioned deduction plus income carried over. The shareholders’ meeting, on a proposal of the board of directors, may decide to carry over some or all of the profits, to allocate them to reserve funds of whatever kind or to distribute them to the shareholders as a dividend.

Additionally, the shareholders’ meeting may determine the amount of the distribution of sums deducted from the optional reserves, either as initial or additional dividends or as special distribution. In this case, the decision must clearly indicate the items from which the sums are deducted. However, the dividends are deducted first from the distributable profits of the fiscal year.

Pursuant to the Finnish Companies Act, shareholders’ equity is divided into two categories: restricted equity (consisting of the share capital, fair value reserve and revaluation reserve) and unrestricted equity (consisting of other reserves as well as of the profit from the current and the previous financial periods).

The company may distribute its unrestricted equity to shareholders, subject to two preconditions. First, any distribution of assets must be based on the company’s latest audited and adopted financial statements, and second, assets may not be distributed if it is known or should be known at the time of the distribution decision that the company is insolvent or the distribution will cause the insolvency of the company. Distribution of restricted equity requires (in addition to the above mentioned preconditions) that the creditors of the company do not object to it, or if they do, their claims are decreed by a court to have been satisfied or otherwise secured.

Consolidated accounts have no direct relevance for a distribution of assets which is resolved on the basis of the accounts of each group company separately.

Alcatel Lucent	Nokia

The ordinary shareholders’ meeting may grant each shareholder the option to receive payment of the dividend or interim dividend in cash or in shares for all or part of the dividend distributed or the interim dividend.

The shareholders’ meeting or, in the case of an interim dividend, the board of directors, fixes the date from which the dividend shall be distributed.

Under French law, there is no statutory minimal distribution rate with respect to distributable profits. However, minority shareholders can bring court action under the “majority abuse” doctrine if they can prove that a retaining of profits (generally repeated over several fiscal years) was decided for the sole benefit of majority shareholders, without justification by corporate interests.

The profits or the losses for the financial year consist of the difference between the net sales (plus other income) and the expenses of the financial year after amortizations, depreciations, financial expenses and taxes. The distributable profits are the profits for the financial year minus the previous losses plus the profits carried over from previous financial years.

The annual general meeting of shareholders, on a proposal of the board of directors, may decide to carry over some or all of the profits, to allocate them to reserve funds or to distribute them to the shareholders as dividend. Moreover, a general meeting of shareholders may also decide to distribute assets from the unrestricted equity reserves, which distribution can also be made in cash. In addition, unrestricted equity (whether profits or reserves) may be distributed through repurchase or redemption of the company’s own shares.

Dividends are generally distributed annually based on the financial statements for the previous financial year, but an interim or special dividend is also possible based on audited interim financial statements adopted by an extraordinary general meeting of shareholders.

At least half of the profits for the financial year must be distributed as a so called minority dividend, if so demanded at the annual general meeting of shareholders by shareholders with at least 10% of all the shares in the company before the decision on the disposition of the profits has been made. However, a shareholder may not demand distribution of profits in excess of the amount that can be distributed without the consent of the company’s creditors, nor in excess of 8% of the shareholders’ equity of the company.

	Alcatel Lucent	Nokia

An extraordinary general meeting of shareholders may decide to initiate the liquidation of the company by a qualified majority of two-thirds of the votes cast and shares represented at the general meeting. All shares have an equal right to the company’s assets in the company’s liquidation after the claims of the company’s creditors have been satisfied.

Any distributions of profit during the financial year before the annual general meeting of shareholders are subtracted from the amount of the minority dividend.

A general meeting of shareholders may decide to initiate the liquidation of the company by a qualified majority of two-thirds of the votes cast and shares represented at the general meeting. All shares have an equal right to the company’s assets in the company’s liquidation after the claims of the company’s creditors have been satisfied.

Preferential Subscription Right

Pursuant to the provisions of the French Commercial Code, shareholders have a preferential subscription right in a share capital increase in cash, in proportion to the number of the shares owned. During the subscription period, this preferential subscription right is detachable from the shares for trading purposes. Shareholders may waive their preferential rights on an individual basis.

The extraordinary shareholders’ meeting called to decide or authorize the share capital increase may suppress the preferential subscription right for the entirety of the share capital increase or of one or more portions of such increase. It may also reserve such a share capital increase to one or several designated persons, in which case such designated persons, if existing shareholders, shall not take part in the vote.

When the extraordinary shareholders’ meeting decides on the share capital increase, it votes on the reports of the board of directors and of the statutory auditor. When the extraordinary shareholders’ meeting delegates to the board of directors its power to decide on the share capital increase, the extraordinary shareholders’ meeting votes on the statutory auditor’s report.

Pursuant to the Finnish Companies Act, shareholders have a pre-emptive right in a share issue, in proportion to the number of the shares owned. The preferential subscription right applies both to an issue of new shares and treasury shares. During the subscription period, this preferential subscription right is detachable from the shares for trading purposes. Shareholders may waive their preferential rights on an individual basis.

A general meeting of shareholders convened to resolve on or authorize the share issue may deviate from the preferential subscription right for the entire share issue or a part thereof. Resolution on such directed share issue requires a weighty financial reason for the company and a two thirds’ majority of the votes cast and shares represented at the general meeting of shareholders.

	Alcatel Lucent	Nokia
Ordinary and Extraordinary Shareholders’ Meetings

According to the French Commercial Code, the ordinary shareholders’ meeting is called to take decisions on any matter that does not modify the articles of association. This meeting is held at least once each year, no later than six months after the end of the fiscal year, in part to approve the financial accounts of that fiscal year. The ordinary shareholders’ meeting then determines the distributable profits of the fiscal year and notably decides the distribution of a dividend. The ordinary shareholders’ meeting is also responsible for the nomination, replacement or revocation of the company’s directors, approving the appointment by the board of directors of new directors, fixing the amount of the attendance fees of the members of the board of directors, approving or rejecting the related party transaction as per Article L. 225-38 of the French Commercial Code (see below), or deciding the acquisition by the company of their own shares. In companies such as Alcatel Lucent, whose shares are traded on a regulated market, and who refer to the Afep Medef corporate governance code, the ordinary shareholders’ meeting must also be consulted about the overall compensation of individual executive directors (“say on pay”).

The extraordinary shareholders’ meeting is solely responsible for any matter involving a modification of any provision of the articles of association. It is also solely responsible for the modification of the corporate purpose of the company, for the change of corporate name, for the relocation of registered offices (subject to the discretion, of the board of directors, to relocate the registered offices within the same department or in an adjacent department), for deciding the early winding up or the extension of the company, or for deciding a share capital increase or a share capital reduction.

Pursuant to the Finnish Companies Act, shareholders’ collective decisions are taken by the annual general meeting of shareholders or an extraordinary general meeting of shareholders.

According to the articles of association of the company, the annual general meeting of shareholders is convened annually at the latest on June 30 to resolve on the following matters: adoption of annual accounts, disposition of profit for the financial year, discharge from liability of the board of directors and the President and Chief Executive Officer, number of members of the board of directors, election of auditor and members of the board of directors as well as their remuneration, and other matters included in the notice of the annual general meeting of shareholders. Other matters which can be resolved on either in the annual general meeting of shareholders or in an extraordinary general meeting of shareholders, provided that the matter has been included in the notice of the general meeting of shareholders, include, inter alia, amendments of articles of association, share issuances and authorizations for the board of directors to issue shares, issuances of stock options and other special rights entitling to shares, such as convertible bonds and instruments whose holder is entitled or obligated to subscribe for shares under the terms of the instrument, and authorizations for the board of directors to resolve thereon, distribution of the company’s assets, repurchase and redemption of company shares and authorizations for the board of directors to resolve thereon, placing the company into liquidation as well as mergers and demergers.

An extraordinary general meeting of shareholders may also be held if an auditor or shareholders owning at least 10% of all the shares so requests in

	Alcatel Lucent	Nokia
Quorum and majority rules are specified in the section “Quorum and Vote of Shareholders” below.

writing for the consideration of a specific matter.

Provisions regarding the trade name, corporate purpose and the domicile of the company are included in the company’s articles of association, which can only be amended by a resolution of a general meeting of shareholders.

Place of Shareholders’ Meetings	Pursuant to the articles of association of Alcatel Lucent, shareholders’ meetings shall take place at the registered office or at any other place, as specified in the notice of meeting.

Pursuant to the Finnish Companies Act, a general meeting of shareholders must take place at the domicile of the company, unless the articles of association of the company provide otherwise. The notice of the general meeting of shareholders must specify the place of the general meeting of shareholders.

According to the articles of association of Nokia, the annual general meeting of shareholders must take place in Finland in Helsinki or Espoo.

Convening of Shareholders’ Meetings

A notice is first published in the Bulletin des Annonces Légales Obligatoires (the “BALO”) no later than thirty-five calendar days before the date of the shareholders’ meeting.

Convocations are made by means of a notice published in a newspaper empowered to publish legal notices in the department of the registered offices, as well as in the BALO, no later than fifteen calendar days before the shareholders’ meeting convened on the first convocation, and, if no quorum has been reached during the meeting convened on the first convocation, no later than ten calendar days before the shareholders’ meeting convened on second convocation. Convocations must include mentions mandated by law.

Shareholders who have held registered shares for at least a month on the date of the publication of the convocation notice must be notified individually by regular mail.

According to the articles of association of Nokia, a notice of a general meeting of shareholders must be published on the company’s website no earlier than three months before the record date of the general meeting of shareholders (the eighth Finnish business day preceding the general meeting of shareholders) and no later than three weeks before the general meeting of shareholders or nine calendar days before said record date, whichever date is earlier.

Notice of a general meeting of shareholders must specify the name of the company, the time and place of the general meeting of shareholders as well as the matters to be addressed at the general meeting of shareholders.

There are specific requirements in the Finnish Companies Act for the contents of the notice if certain matters are to be addressed, such as amendments to the articles of association, directed share issuances, mergers or demergers.

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The Finnish Corporate Governance Code, applicable to companies listed on the Nasdaq Helsinki, sets out further requirements for the contents of the notice, such as proposals made to the general meeting of shareholders, use of proxies, shareholders’ right to request information at the general meeting of shareholders, total number of shares and voting rights in the company per share class, and the address of the company’s website that contains the statutory information about the general meeting of shareholders.

Participation in Shareholders’ Meetings

A shareholder may participate in a shareholders’ meeting in person, by correspondence or by proxy upon presentation of proof of identity and upon proof of registration of his shareholding in the company either in the shareholders’ register held by the company or in the register of bearer shares held by the authorized intermediary, by midnight (French time) on the second French business day prior to the shareholders’ meeting. Entry in the register of bearer shares held by the authorized intermediary shall be proved by a certificate of attestation of the shareholding to be delivered by the authorized intermediary within the time and on the terms and conditions stipulated in the governing regulations.

Subject to the terms and conditions defined by regulations and the procedures defined by the board of directors, shareholders may participate and vote in all ordinary or extraordinary shareholders’ meetings by video-conference or any other telecommunications method that allows identification of the shareholder.

Subject to the conditions defined by regulations, shareholders may send their proxy or mail voting form for any ordinary or extraordinary meeting either in paper form or, at the discretion of the board of directors and published in the

The shareholders who are registered in the shareholders’ register of Nokia on the eighth Finnish business day preceding a general meeting of shareholders have the right to attend the general meeting of shareholders. This date is referred to as the record date of the general meeting of shareholders. In addition, a holder of a nominee-registered share may be notified for a temporary entry into the shareholder register so that the shareholder can attend the general meeting of shareholders, provided that the shareholder is eligible to be entered into the shareholder register on the record date of the general meeting of shareholders.

According to the articles of association of Nokia, a shareholder must notify the company by the date stated in the notice of the general meeting of shareholders in order to attend the general meeting of shareholders. This date may not be earlier than ten calendar days prior to the general meeting of shareholders. As regards nominee-registered shares, a temporary entry into the shareholder register constitutes due notification of attendance.

Shareholders may exercise their right to vote at a general meeting of shareholders either in person or by

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notices of meetings, by remote transmission. The digital signature of this form must be done using a reliable identification process whereby the link between the digital form and the individual is guaranteed, which can consist of a user ID and a password or of any other link provided for by applicable regulation.

In order to be considered, all necessary forms for votes by mail or by proxy must be received at the company’s registered offices or at the location stated in the notice of the meeting at the latest three days before any shareholders’ meeting. This time limit may be shortened by decision of the board of directors. However, electronic forms for votes by mail may be sent to the company until the day before the shareholders’ meeting, no later than 3 p.m. Paris time.

The meetings may be rebroadcast by video-conferencing or remote transmission. If applicable, this will be mentioned in the notice of meeting.

proxy. The board of directors may also decide to allow attendance by mail or technical means. In order to be considered, all necessary forms for votes by mail must be received at the location and by the time stated in the notice of the general meeting of shareholders. Proxies may be presented before or during the general meeting of shareholders.

A general meeting of shareholders may be rebroadcast by video-conferencing or remote transmission.

Quorum and Vote of Shareholders

The ordinary shareholders’ meeting may only validly deliberate during the first convocation if the shareholders present or represented at the meeting hold at least 20% of the shares with voting rights. No quorum is required for shareholders’ meetings convened on second convocation.

The ordinary shareholders’ meeting rules by a majority of the votes of the present or represented shareholders.

The extraordinary shareholders’ meeting may only validly deliberate during the first convocation if the shareholders present or represented at the meeting hold at least 25% of the shares with voting rights, and on second convocation if the shareholders present or represented at the meeting hold at least 20% of the shares with voting rights. If the last quorum is not

A general meeting of shareholders constitutes a quorum if the general meeting of shareholders has been convened in accordance with the articles of association of the company and the Finnish Companies Act.

A general meeting of shareholders passes resolutions by a simple majority of votes cast, unless a qualified majority has been provided for in the articles of association or the Finnish Companies Act, in which case a qualified majority of two-thirds of votes cast and shares represented at the general meeting of shareholders is in most such cases required.

Resolutions that require a qualified majority include amendments of the articles of association, directed share issuances, issuances of options or other special rights entitling to shares,

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reached, this second extraordinary shareholders’ meeting may be postponed to a date up to two months after the date it was first called. For this postponed second extraordinary shareholders’ meeting, a quorum of at least 20% of the shares with voting rights is also required.

The extraordinary shareholders’ meeting rules by the two-thirds majority of the voting rights held by the present or represented shareholders.

repurchase and redemption of the company’s own shares, directed repurchase of the company’s own shares, mergers, demergers and placing the company into liquidation.

Some resolutions require the consent of all affected shareholders. Such resolutions are amendments of the articles of association that reduce the shareholder’s right to the profit or the net assets of the company, increase the shareholder’s liability for payments to the company, incorporate a redemption clause or a consent clause into the articles of association, restrict the shareholder’s right to shares, restrict the right to minority dividend, attach a redemption term to the shareholder’s shares, restrict the company’s right to damages, or alter the balance between the rights carried by shares in the same share class and the change affects the shareholder’s shares. In addition, redemption of the company’s own shares in proportion other than that of the shares held by the shareholders requires the consent of all shareholders.

Draft Resolutions Submitted by Shareholders	Pursuant to the provisions of the French Commercial Code, one or more shareholders representing a portion of the share capital calculated according to a declining percentage (4% for the first EUR 750 000 of the share capital, 2.50% for the portion of the share capital comprised between EUR 750 000 and EUR 7 500 000, 1% for the portion of the share capital comprised between EUR 7 500 000 and EUR 15 000 000, and 0.50% for the remainder of the share capital) or a shareholders association have the ability to request the addition of new items or draft resolutions to the meeting’s agenda.	Pursuant to the Finnish Companies Act, a shareholder has the right to have a matter addressed by the general meeting of shareholders, if he or she so requests in writing from the board of directors sufficiently in advance for the matter to be included in the notice of the general meeting of shareholders. In listed companies, such as Nokia, the request is always considered to have been made sufficiently in advance if the board of directors receives the request no later than four weeks before the notice of the general meeting of shareholders is sent.

Right for Shareholders to Address Written Questions	Prior to any shareholders’ meeting, and with no condition of minimum share capital holding, any shareholder has the right to ask written questions which the	If so requested by a shareholder at a general meeting of shareholders, the board of directors and the President and Chief Executive Officer must

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board of directors is obliged to answer during the shareholders’ meeting. A joint response can be provided to these questions as long as they have the same substance. The answer to a written question is deemed given when it is published on the internet website of the company under the heading “Questions & Answers”.

Furthermore, shareholders holding at least 5% of the share capital or a group of shareholders meeting certain conditions may ask the Chairman of the board of directors, twice each fiscal year, written questions concerning any matter likely to jeopardize the continued operation of the company. The answers to those questions are communicated to the statutory auditor.

provide more detailed information on circumstances and matters that may affect the evaluation of a matter addressed at the general meeting of shareholders. If the general meeting of shareholders addresses the financial statements, this obligation applies also to more general information on the financial position of the company, including the relationship of the company with another corporation or foundation in the same group. However, the information may not be provided if it would cause essential harm to the company.

If the question of a shareholder can only be answered on the basis of information not available at the general meeting of shareholders and does not cause essential harm to the company, the answer must be provided in writing within two weeks. The answer must be delivered to the shareholder asking the question and to other shareholders requesting an answer to the question.

Composition of Board

The shareholders’ meeting determines the number of members of the board of directors. The company shall be managed by a board of directors consisting of no less than six and no more than fourteen members.

At the date hereof, Alcatel Lucent’s board of directors comprises eleven members.

According to the articles of association of Nokia, the company has a board of directors comprising a minimum of seven and a maximum of twelve members who are elected at the annual general meeting of shareholders.

At the date hereof, Nokia’s board of directors comprises eight members.

Appointment, term and age limit of Directors

The shareholders’ meeting elects directors for a period of three years. On occasion, the shareholders’ meeting may appoint a director for a period of one or two years in order to stagger the directors’ terms of office. Outgoing directors shall be eligible for re-election, subject to the provisions below.

A director appointed to replace another director shall hold office only for the remainder of his predecessor’s term of office.

The maximum age for holding a directorship is 70. This age limit does not apply if less than one third, rounded

According to the articles of association of Nokia, the term of a member of the board of directors begins from the annual general meeting of shareholders at which the member is elected and expires at the closing of the following annual general meeting of shareholders.

Persons under the age of 18, under guardianship, with restricted legal competence, or placed in bankruptcy cannot act as members of the board of directors.

The board of directors of Nokia has established a guideline retirement age

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up to the nearest whole number, of serving directors have reached the age of 70. No director over 70 may be appointed if, as a result, more than one third of the serving directors, rounded up as defined above, are over 70.

If, for any reason whatsoever, the number of serving directors over 70 should exceed one third as defined above, the oldest director(s) shall automatically be deemed to have retired at the ordinary shareholders’ meeting called to approve the accounts of the fiscal year in which the proportion of directors over 70 years was exceeded, unless the proportion was reestablished in the interim.

of 70 years for the members of the board of directors and the Corporate Governance and Nomination Committee will not without specific reason propose re-election of a person who has reached 70 years of age.

Removal of Directors	Pursuant to the French Commercial Code, each director is removable at any time and without cause on a vote of the shareholders’ meeting by a simple majority of the present or represented shareholders.	Pursuant to the Finnish Companies Act, any member of the board of directors may be removed ahead of term by a general meeting of shareholders with a simple majority of the votes cast. Removal does not require a specific reason or cause.

Filling of Board Vacancies

If there is a mid-term vacancy in the board of directors, or if a director loses his or her eligibility to serve in the board of directors, then:

•    in case the number of directors becomes lower than the minimum legally required (three directors), the other directors must ensure that one or more successor directors are appointed for the remainder of the term. This requires convening a shareholders’ meeting to elect one or more new directors to the board to fill in the vacancy;

•    in case the number of directors becomes lower than the minimum number required under the company’s articles of association (six directors), without being lower than the minimum legally required, the other directors must co-opt within three months of the vacancy,

Pursuant to the Finnish Companies Act, if there is a mid-term vacancy in the board of directors, or if a member of the board of directors loses his or her eligibility to serve in the board of directors, and if there are no deputy members of the board of directors, the other members must ensure that a successor member is appointed for the remainder of the term. This requires assessing potential candidates and convening a general meeting of shareholders to elect one or more new members to the board of directors to fill the vacancy. If, however, the board of directors continues to constitute a quorum despite the vacancy, the election may be postponed until the next general meeting of shareholders.

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one or more new directors whose co-optation shall be confirmed by the next shareholders’ general meeting;

•    in case the number of directors remains higher than the legally required number and the minimum required under the company’s articles of association, and if the vacancy is due to the death or resignation of one or more directors, the other directors can co-opt one or more new directors whose co-optation shall be confirmed by the next shareholders’ general meeting.

Board Observers (“Censeurs”)

On proposal of the Chairman, the board of directors must propose to the shareholders’ meeting the appointment of two board observers who shall be, at the time of their appointment, both salaried employees of the company or of an affiliate and members of a mutual fund formed as a result of a company shareholding scheme in which the company or an affiliate is a participant and having at least 75% of its portfolio in company shares.

The board observers shall be called to the meetings of the board of directors and shall participate in a consultative capacity.

The board observers are elected for a period of three years. On occasion, the shareholders’ meeting may appoint a board observer for a period of two years in order to stagger the board observers’ terms of office. Outgoing board observers shall be eligible for re-election.

On the Chairman’s proposal, the board of directors can propose at the annual shareholders’ meeting the appointment of one or more board observers who do not meet the above requirements,

Nokia does not have a provision for board observers.

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among the shareholders or not, but that total number of board of directors observers shall not exceed six. At the date hereof, the Alcatel Lucent’s board of directors includes two board observers.

Powers of the Board

Pursuant to the French Commercial Code, the board of directors shall determine the business strategies of the company and shall ensure their implementation. Subject to the matters expressly reserved for the shareholders, and within the limits of the corporate purpose, the board of directors shall deal with any question that affects the company’s operations and govern the affairs of the company through its deliberations.

The board of directors carries out all verifications that it considers useful. The chairman of the board of directors or the Chief Executive Officer of the company shall communicate to each member of the board of directors all documents and information required to fulfill his/her duties.

The board of directors may vote on the matter of whether management of the company shall be performed by the Chief Executive Officer or the Chairman of the board of directors only if at least two-thirds of its current members are present.

In its relationships with third parties, the company is bound by board of directors actions that do not fall under the corporate purpose of the company, unless the company proves that the third parties knew, or could not ignore due to the circumstances, that such action exceeded such corporate purpose, it being specified that the mere publication of the articles of association is not sufficient to constitute such proof.

Pursuant to the Finnish Companies Act, the board of directors is responsible for the management and the proper arrangement of the company’s operations. The board of directors is also responsible for supervising the company’s bookkeeping and financial matters. According to Nokia’s articles of association, the Chairman of the board of directors alone or two members of the board of directors jointly are authorized to represent the company.

The board of directors has a general competence on the matters of the company. Thus, all matters, which under the Finnish Companies Act and the articles of association have not been placed in the competence of the general meeting of shareholders, are within the competence of the board of directors. If a President and Chief Executive Officer has been appointed, the management of the company is divided between him or her and the board of directors, the President and Chief Executive Officer being responsible for the executive management of the company’s day-to-day operations. Actions of the President and Chief Executive Officer are supervised by the board of directors.

In its relationships with third parties, the company may be bound even by such actions of the board of directors that do not fall under the corporate purpose specified in the articles of association, unless proven that the third parties knew, or should have known at the time, that such action exceeded the corporate purpose. Mere publication of the articles of association is not sufficient to constitute such proof.

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Chairman of the Board

The board of directors shall appoint a Chairman for a term not to exceed the term of his or her position as a director.

The Chairman of the board of directors shall ensure the proper functioning of the company’s governing bodies. He or she convenes the board of directors, chairs meetings of the board, organizes the work of the board, and ensures that the directors are able to fulfill their mission. The Chairman is required to sign minutes of the board of directors if acting as the chairman of the meeting. In the event of a tie, neither the Chairman nor any director acting as chairman shall have casting vote.

At the date hereof, the Chairman of the Alcatel Lucent board of directors is Philippe Camus.

According to the articles of association of Nokia, the board of directors shall elect its Chairman and Vice Chairman upon the recommendation by the Corporate Governance and Nomination Committee.

The board of directors convenes at the request of its Chairman. Under the Finnish Companies Act, the Chairman is required to ensure that the board of directors is convened when needed. The Chairman is also required to sign minutes of the board of directors if acting as the Chairman of the meeting and, in the case of a tied vote, the position supported by the Chairman prevails.

At the date hereof, the Chairman of the board of directors of Nokia is Risto Siilasmaa.

Liability of Directors

Directors are liable, individually or jointly and severally as the case may be, to the company or to third parties, either for breaches of the provisions of the applicable legislation or regulation, or breaches of the provisions of the articles of association, or for mismanagement of the company.

Directors are only liable to the company for personal negligence in the performance of their duties. They may be personally liable to third parties only for violations that are detachable from their duties. They shall incur no liability for acts of management or the results thereof.

Criminal liability of directors is provided for by Articles L. 242-1 to L. 242-8 of the French Commercial Code. Criminal liability of directors may be incurred by a breach of certain provisions of the French Commercial Code or for a breach of certain other legislations and regulations, including the provisions of the French labor code and the provisions of securities law, as well as certain regulation applicable to the activities of the company.

Under the Finnish Companies Act, directors are liable, individually or jointly and severally as the case may be, to the company or to third parties, either for breaches of the provisions of the applicable legislation or regulation, or for violating the general duty of care under the Finnish Companies Act, or for breaches of the provisions of the articles of association.

Each member of the board of directors and the President and Chief Executive Officer are liable for any loss caused intentionally or negligently to the company while performing their duties. Such liability for damages may be imputed to members of the board of directors and the President and Chief Executive Officer irrespective of whether a specific legal provision or a company rule has been violated. Thus, it is sufficient that the director or officer have acted against his or her general duty of care under the Finnish Companies Act.

The liability of a member of the board of directors and the President and Chief Executive Officer for loss caused to

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shareholders or third parties is conditioned upon a violation of the specific provisions of the Finnish Companies Act or the company’s articles of association. A breach of the general duty of care is insufficient.

The shareholders, the chairman of the general meeting of shareholders or the company’s auditor may also be liable for loss caused to the company, other shareholders or third parties through a violation of the provisions of the Finnish Companies Act or the company’s articles of association.

Liability of directors based on the Finnish Companies Act does not exclude liability based on other grounds, such as contractual liability or liability based on breaches of other laws such as environmental legislation or securities legislation.

Furthermore, individual members of the board of directors may become personally liable for loss caused by acts or omissions that are held to constitute a criminal offence under the Finnish Penal Code.

Director and Officer Remuneration and Indemnification

The shareholders’ meeting may grant the directors, as remuneration for their activities, a fixed annual amount in attendance fees, as determined by the shareholders’ meeting. The apportionment of that sum among directors is determined by the board of directors.

In addition, the board of directors may grant the directors, as exceptional remuneration for special assignments or duties entrusted to them, subject to the related party transaction regulation.

The board of directors determines the remuneration granted to the Chairman of the board of directors (aside from his share of attendance fees granted as remuneration for his director duties), the Chief Executive Officer or the Senior

The annual general meeting of shareholders may grant the members of the board of directors remuneration for their activities, in addition to which attendance fees and compensation for membership in board committees may be granted. In accordance with Nokia’s policy, no additional fees are paid for meeting attendance, and part of the board of directors’ remuneration is paid in Nokia Shares.

The board of directors determines the remuneration granted to the President and Chief Executive Officer, and the Personnel Committee of the board of directors determines the remuneration for the direct reports of the President and the Chief Executive Officer (beyond certain level). Typically, the base

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Executive Vice-Presidents, whose remuneration may be fixed and/or variable.

remuneration is fixed, in addition to which incentive-based compensation and equity compensation can be paid.

Pursuant to the Finnish Companies Act, it is only possible to limit the company’s right to claim damages from, inter alia, the members of the board of directors by amending the company’s articles of association, which is subject to the unanimous approval of all shareholders. Furthermore, it is not possible to limit the company’s right to claim damages to the extent that such loss or damage has been caused either due to a breach of the mandatory provisions of the Finnish Companies Act or through willful act or grossly negligent behavior. Nokia’s articles of association do not include any provisions limiting the company’s right to claim damages.

It is, however, possible for a Finnish company to indemnify individual members of its board of directors and officers against claims for damages made by shareholders or third parties through individual indemnity undertakings. The exact scope of such indemnity undertakings under Finnish law is not clear, but they cannot be used to limit the company’s right to claim damages from the members of its board of directors or the managing director.

Board Quorum and Voting Requirements

Pursuant to Article L. 225-37 of the French Commercial Code, the board of directors has a quorum when at least half of its members are present to the meeting. Decisions are taken by the simple majority of the votes of the present or represented members.

With the exception of the board of directors’ decision with respect to the management method of the company, decisions are made under quorum and voting requirements provided by the law.

The board of directors has a quorum when more than half of the members of the board of directors are present. The proportion is calculated on the basis of the number of members who have been appointed. No decision may be made unless all members of the board of directors have been reserved the opportunity, to the extent possible, to participate in the consideration of the matter, meaning in practice that the notice of the meeting of the board of directors must be delivered to all members of the board of directors sufficiently well in advance of the

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Except for deliberations relating to the approval of the financial accounts, consolidated annual accounts and annual reports, directors attending the board meeting by means of video-conference and/or by remote transmission means will be considered present for quorum and majority calculation purposes, as long as those means allow their identification and guarantee their effective participation to the meeting.

meeting. The opinion of the majority constitutes the decision of the board of directors. In the event of a tied vote, the Chairman of the board of directors has the deciding vote.

The board of directors may pass written resolutions without convening a meeting, subject to the prerequisites set out in the immediately preceding paragraph.

Executive Directors

According to the French Commercial Code and the articles of association of Alcatel Lucent, the board of directors may decide that the Chairman will also serve as the Chief Executive Officer of the company.

If the board of directors does not appoint the Chairman to address the general management of the company as Chief Executive Officer, the board of directors shall appoint, by a simple majority vote of the directors present or represented, a Chief Executive Officer for a term to be determined by the board of directors at the time of such appointment. If the Chief Executive Officer is a member of the board of directors, such term shall not exceed the term of his/her position as a director.

The Chief Executive Officer is invested with the fullest power to act in all circumstances on the company’s behalf, subject to the limits of the corporate purpose, the powers expressly vested in the shareholders’ meetings and in the board of directors, and the decisions subject to the prior approval of the board of directors according to the company’s board operating rules. The Chief Executive Officer shall represent the company in its dealings with third parties. He or she shall represent the company in the courts.

On the proposal of the Chief Executive Officer, the board of directors may authorize one or more persons to assist him, who shall have the title of Senior Executive Vice-President. A maximum

As of the date hereof, each member of the board of directors of Nokia is a non-executive director.

According to the articles of association of Nokia, the board of directors elects the President who may also serve as the Chief Executive Officer of the company.

The President and Chief Executive Officer is responsible for the executive management of the company’s day-to-day operations in accordance with the instructions of the board of directors. Additionally, the President and Chief Executive Officer may undertake actions that are exceptional or far-reaching if specifically authorized to do so by the board of directors or on the condition that a delay in carrying out such actions may result in material damage to the company’s operations.

The President and Chief Executive Officer has the right to be present at the meetings of the board of directors and to speak there even if the President and Chief Executive Officer is not a member of the board of directors, insofar as the board of directors does not decide otherwise.

In accordance with the articles of association of Nokia, the current President and Chief Executive Officer has been authorized by the Nokia board of directors to represent Nokia alone.

At the date hereof, the function of the President and Chief Executive Officer is

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of five Senior Executive Vice-Presidents may be appointed. The scope and duration of the powers delegated to a Senior Executive Vice-President shall be determined by the board of directors in agreement with the Chief Executive Officer. Senior Executive Vice-Presidents have the same authority as the Chief Executive Officer with respect to third parties.

The Chief Executive Officer and the Senior Executive Vice-Presidents may carry out their duties for a term to be determined by the board of directors. If the Chief Executive Officer or Senior Executive Vice-Presidents are members of the board of directors, such term shall not exceed the term of their position as directors, or, in any event, the date of the ordinary shareholders meeting called to approve the financial accounts of the fiscal year during which such individual will turn 68 years old.

Since September 1, 2015 and for the duration of the transitional period, Mr. Philippe Camus will serve as interim Chief Executive Officer.

At its meeting of July 29, 2015, the Board of Directors accepted the resignation of Mr. Michel Combes from his position of Chief Executive Officer and Director of Alcatel Lucent, effective on September 1, 2015. The directors agreed that gathering the functions of Chairman and Chief Executive Officer as from that date would be a more appropriate governance given the circumstances. They thus appointed, for the duration of the transition period, Mr. Philippe Camus, at that time Chairman of the Board of Alcatel Lucent, as Chairman and Interim Chief Executive Officer, effective on September 1, 2015.

held by Rajeev Suri, who is not a member of the board of directors of the company.

According to the articles of association of Nokia, the company has a Group Leadership Team which is responsible for the operative management of the company. The number of members on the Nokia Group Leadership Team is approved by the board of directors. The chairman and the members of the Nokia Group Leadership Team are appointed by the board of directors.

Dissenters’ or Appraisal Rights	Under French law, shareholders do not have any dissenters’ rights or any appraisal rights.	Under the Finnish Companies Act, shareholders and holders of options or other special rights entitling the holders to shares of a merging company who object to the merger have the right, under certain circumstances, to have

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their shares, options or other special rights redeemed for cash at fair market value by the acquiring company. Unless agreed between the parties, the fair market value is determined through arbitration proceedings mandated by the Finnish Companies Act.

In the case of a demerger into a pre-existing company, the shareholders, holders of options or other special rights entitling the holders to shares of a demerging company who object to the demerger have the right, under certain circumstances, to have their demerger consideration (i.e., the consideration payable by the pre-existing acquiring company) redeemed for cash at fair market value by the acquiring company. Unless agreed between the parties, the fair market value is determined through arbitration proceedings mandated by the Finnish Companies Act.

Statutory Thresholds Crossing Notifications

According to the articles of association of Alcatel Lucent, any shareholder holding shares equal to or in excess of 2% of the total number of the shares must, within a period of five French trading days from the date on which this share ownership threshold is reached, inform the company by letter or fax of the total number of shares that he or she owns. This notification shall be made each time a further threshold of 1% is reached.

Any shareholder holding shares equal to or in excess of 3% of the total number of the shares must, within a period of five French trading days from the date on which this share ownership threshold is reached, request the registration of his or her shares. This obligation to register shares shall apply to all the shares already held as well as to any shares that may be acquired subsequently in excess of this threshold. The copy of the request for registration, sent by letter or fax to the company within fifteen calendar days

Nokia does not have a provision for statutory thresholds crossing notifications.

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from the date on which this share ownership threshold is reached, shall be deemed to be a notification that the threshold has been reached. A further request shall be sent in the same conditions each time a further threshold of 1% is reached, up to 50%.

Calculation of the thresholds above shall include indirectly held shares and shares equivalent to existing shares as defined in Article L. 233-7 et. seq. of the French Commercial Code (e.g., shares held by controlled subsidiaries, held by another person for the account of that person, or held by a third party acting in concert with that person).

Shareholders must certify that all securities owned or held as defined in the preceding paragraph are included in each such declaration and must also indicate the date or dates of acquisition.

These notice obligations apply to holders of shares through ADS.

Should shareholders not comply with the provisions set forth above, voting rights for shares exceeding the declarable thresholds shall, at the request of one or more shareholders holding at least 3% of the share capital, be withdrawn under the conditions and within the limits laid down by law.

Any shareholder whose shareholding falls below either of the thresholds provided for above must also inform the company thereof, within the same period of five trading days and in the same manner.

Legal Thresholds Crossing Notifications	Pursuant to the provisions of the French Commercial Code, any natural or legal person, acting alone or in concert, whose shareholding exceeds or falls below the ownership thresholds of 5%, 10%, 15%, 20%, 25%, 30%, 1/3, 50%, 2/3, 90% or 95% of the share capital or of the voting rights of Alcatel Lucent, shall notify Alcatel Lucent and the AMF	Pursuant to the Finnish Securities Market Act, a shareholder has an obligation to notify Nokia and the Finnish Financial Supervisory Authority of his or her portion of holdings and voting rights when the portion reaches, exceeds or falls below 5%, 10%, 15%, 20%, 25%, 30%, 50%, 2/3 or 90% of the voting rights or the number of

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within a period of four French trading days (before the close of the trading session) from the date following the day on which this share ownership threshold is reached, and shall specify the total number of shares that he or she owns.

Pursuant to the terms of Article L. 233-9 I 4° and 4°bis of the French Commercial Code, the computation of the aforementioned thresholds must take into account the existing shares or voting rights that the declaring shareholder is entitled to acquire on his own initiative, immediately or in the future, by virtue of an agreement or a financial instrument paid for in cash, as well as existing shares or voting rights that are the object of any agreement or financial instrument paid for in cash and which have an economic effect for the declaring shareholder similar to shareholding. Additionally, the obligation to notify separately obliges the declaring shareholder to present, in addition to the usual information, complementary information concerning the following financial instruments: (i) securities giving deferred access to new shares and (ii) existing shares that the declaring shareholder is entitled to acquire by virtue of an agreement or of a financial instrument whose exercise depends on the initiative of a third party.

A shareholder failing to regularly notify the company and the AMF of the crossing of one of the above mentioned ownership thresholds will be deprived of the voting rights attached to the number of shares exceeding such thresholds for any shareholders’ meeting that would be convened for a period of two years following the date of regularization of the notification.

shares in the company. A notification must also be made when a shareholder is party to an agreement or other arrangement, the effect of which would mean that the above threshold is reached or exceeded or that the portion falls below the notification threshold when implemented. The notification is to be submitted without undue delay, however, no later than on the next Finnish trading day after the shareholder learned or should have learned of the transaction as a result of which his or her portion of holdings and voting rights has changed or will change. The shareholder is deemed to have been informed of the transaction no later than two calendar days after the transaction.

The portion of holdings is calculated in proportion to the number of shares entered in the Finnish Trade Register as well as to the number of votes carried by these shares. In calculating the portion of holdings, the existing portion of holdings is added with or subtracted by the change in the portion of holdings that an agreement or other arrangement will result in to the extent that the change is known. Also the portion of holdings and voting rights of an entity and foundation controlled by the shareholder and that of a pension foundation or pension fund of the shareholder and an entity controlled by it are included in the calculation.

The Finnish Financial Supervisory Authority may impose administrative sanctions for breach of the provisions relating to notification requirements, but such breach does not currently entail a loss of voting rights.

Declaration of Intents	Any shareholder whose shareholding exceeds 10%, 15%, 20% and 25% of the share capital or of the voting rights of Alcatel Lucent must declare his or her intentions for the six months to	Nokia does not have a provision for declaration of intents.

	Alcatel Lucent	Nokia

come. Such declaration must be made to the company and to the AMF within a period of five French trading days (before the close of the trading session).

Information Provided to Shareholders

Pursuant to the provisions of the French Commercial Code, the company must make available to its shareholders certain books and corporate documents of the company relating to the last three fiscal years, including:

•    the annual financial accounts and, where available, the consolidated accounts;

•    a list of the directors of the company;

•    reports made by the board of directors and by the statutory auditors;

•    draft resolutions of the shareholders’ meetings;

•    minutes of shareholders’ meetings;

•    information concerning the candidates to the office of director;

•    the global amount, as certified by the statutory auditors, of compensation paid to the ten most highly paid persons in the company; and

•    attendance sheets of the shareholders’ meetings held during the last three financial years.

Prior to a shareholders’ meeting, the shareholders of the company may also obtain certain information, including:

•    the agenda of the meeting;

•    the draft resolutions of the shareholders’ meetings;

•    a summary of the situation of the company during the most recent completed fiscal year;

•    the report made by the board of directors on corporate governance and internal control, as a listed company;

Pursuant to the Finnish Companies Act, the Finnish Securities Market Act as well as the Finnish Corporate Governance Code, the company must, for a period of five years, make available to its shareholders certain corporate documents of the company, including, inter alia, the following:

•    the annual accounts and the consolidated accounts;

•    the reports made by the board of directors and by the statutory auditors;

•    notices of the general meetings of shareholders and resolution proposals;

•    minutes of the general meetings of shareholders;

•    information concerning the candidates to the board of directors or the President and Chief Executive Officer;

•    statements concerning corporate governance and internal control as a listed company (including information on the activities and composition of the board of directors and its committees as well as the management and auditors);

•    remuneration statements (including information on the remuneration of the company’s board of directors, management and auditors); and

•    stock exchange releases.

The company must make the above mentioned documents available on the company’s website.

Prior to a general meeting of shareholders, the company must make available to the shareholders certain

	Alcatel Lucent	Nokia

•    the report made by the statutory auditors;

•    the annual financial accounts of the company and, as the case may be, consolidated accounts;

•    a chart presenting the results of the company over the last five fiscal years;

•    the names of directors and the chief executive officer as well as, as the case may be, the indication of other companies in which those persons have management, direction, administration or controlling duties; and

•    the names and ages of the candidates to the office of director, as well as their professional references and their professional activities over the last five years, including the functions they have or had in other companies, as well as the employments or functions they had in the company, and the number of company shares they own or carry.

During this period, shareholders may at any time read the list of shareholders of the company.

documents at its registered office and on the company’s website. The period for the documents to be kept available begins three weeks before the general meeting of shareholders, at the latest, and ends three months after the general meeting of shareholders, at the earliest. The documents must also be available at the general meeting of shareholders. The documents that may need to be made available, depending on the matters on the agenda of the general meeting of shareholders, include, inter alia, the following:

•    notice of the general meeting of shareholders and resolution proposals;

•    information about the candidates to the board of directors and the management (if such appointments are on the agenda)

•    the annual accounts, the consolidated accounts, and the reports made by the board of directors and by the statutory auditors

•    in case of a merger or a demerger being addressed by the general meeting of shareholders, the statutory documentation relating to such reorganization; and

•    such other documents as required by the Finnish Companies Act for the addressing of specific agenda items.

Mandatory Tender Offer	The French Financial and Monetary Code provides that a shareholder acting alone or in concert, who holds directly or indirectly more than 30% of the share capital or of the voting rights of a company listed on a regulated market, is obligated to immediately notify the AMF and to file a compulsory public tender offer for all of the share capital of the company and of the securities giving access to the voting rights of the	The Finnish Securities Market Act provides that a shareholder whose portion of voting rights increases to over 30% or to over 50% of the voting rights attached to the shares in a publicly listed company is obligated to make a public tender offer for all remaining shares and for securities entitling to shares in the company (mandatory bid). In calculating the portion of voting rights of the shareholder, shares held inter

	Alcatel Lucent	Nokia

company, such tender offer being subject to compliance conditions set for by the AMF.

The same provisions apply to natural or legal persons, acting alone or in concert, holding directly or indirectly a number of shares comprised between 30% and 50% of the share capital or voting rights, and who, within less than twelve consecutive months, raise their share capital or voting rights ownership of more than 1% of the total number of the share capital or voting rights of the company.

Article L. 433-4 of the French Monetary and Financial Code and Articles 236-1 seq. (public buy-out offer), 237-1 seq. (squeeze-out following any tender offer) of the AMF General Regulation set out the conditions for filing a public buy-out offer and the conditions of implementation of a squeeze-out for the minority shareholders of a company whose shares are listed on a regulated market.

alia by persons acting in concert with the shareholder as well as shares controlled by the shareholder based on an agreement or other arrangement shall also be taken into account.

Pursuant to the Finnish Companies Act, a shareholder holding more than 90% of all shares and votes in a company has the right to redeem the shares of the other shareholders in the company at fair market value (squeeze-out). In addition, a shareholder whose shares may be redeemed, has a corresponding right to demand redemption of shares (sell-out).

The articles of association of Nokia provide that a shareholder whose holding, either alone or together with other shareholders, of the total shares of the company equals or exceeds 33 1/3% or 50% (“Purchasor”) is obliged, at the request of other shareholders (“Purchasee”), to redeem their shares and securities which entitle to shares. The purchase price is the higher of the following: i) the weighted average trading price of the shares on the Nasdaq Helsinki during the ten Finnish business days prior to the day on which the company has been notified by the Purchasor that his or her holding has reached or exceeded the threshold referred to above or, in the absence of such notification or its failure to arrive within the specified period, the day on which the board of directors of the company otherwise becomes aware of this, or ii) the average price, weighted by the number of shares, which the Purchasor has paid for the shares he has acquired during the last 12 months preceding the date referred to in item i).

Related Party Transaction	Any related party transaction pursuant to Article L. 225-38 of the French Commercial Code, except for those concerning ordinary course transactions and for transactions between wholly-	As a general rule, a member of the board of directors is disqualified from any decision making concerning a transaction between him- or herself and the company, or any other issue that

	Alcatel Lucent	Nokia

owned companies, must be subject to the prior approval of the board of directors and then to the approval of the shareholders.

A related party transaction as per Article L. 225-38 of the French Commercial Code is (i) an agreement entered into directly or through an intermediary person between Alcatel Lucent and its chief executive officer, one of its executive vice-presidents, one of its directors, one of its shareholders holding more than 10% of the voting rights or, if it is a legal person shareholder, the company controlling such legal person in the sense of Article L. 233-3 of the French Commercial Code; (ii) an agreement to which one of those persons have an indirect interest; or (iii) an agreement between Alcatel Lucent and a company, if the chief executive officer, one of the executive vice presidents or one of the directors of Alcatel Lucent is owner, or shareholder indefinitely liable, or manager, or director, or member of the supervisory board or, more generally, managing officer of that company.

The prior authorization given by the board of directors is motivated by and must justify the interest of the convention for Alcatel Lucent, in particular by detailing the financial conditions attached to that convention.

may provide any material benefit to him or her that may be contradictory to the interests of the company.

In transactions benefiting the related parties of the company, a reversed burden of proof is applied, i.e., the members of the board of directors are presumed to have acted negligently if damage is caused to the company as a result of a transaction that benefits a party closely related to the company, unless the member or members of the board of directors can prove that they have acted with due care.

Transactions that do not fulfil the requirements of lawful distribution of assets (see “—Dividends, Other Distribution of Assets and Liquidation” above), and which reduce the assets of the company or increase its liabilities without a sound business reason, constitute unlawful distribution of assets. Related-party transactions without a sufficient reason may fall under this definition.

Related-party transactions must be disclosed in the notes to the financial statements, if such transactions are material and not on an arm’s length-basis. Pursuant to the Finnish Companies Act, the company needs to include in its annual report information concerning any loans, liabilities and liability undertakings granted to a related party and the material terms of the arrangement if the combined amount of such liabilities exceeds EUR 20 000 or 5% of the equity on the company’s balance sheet.

Shareholder Litigation	The directors, as well as the Chief Executive Officer, are liable to the company or to third parties, individually or jointly and severally, as the case may be, either for breaches to legislative or regulatory provisions applicable to the company, or for breaches to the provisions of the articles of association,

See “—Liability of Directors” above for a general discussion on the grounds for liability under the Finnish Companies Act.

One or several shareholders holding at least 10% of all shares in a company, have the right to bring an action in their own name for loss caused to the

Alcatel Lucent	Nokia

or for any misconduct in their management.

Any shareholder may engage an action in order to have his damage repaired, if this damage is incurred by an action of the directors or by the Chief Executive Officer, to the extent such damage is distinct of the damage that was potentially endured by the company, and even if the misconduct of the president is not detachable from his duties.

Any shareholder may also, either individually or with a shareholders’ association answering certain conditions, or by combination with other shareholders under certain conditions, engage a legal action against the directors or against the Chief Executive Officer in order to obtain reparation for damages incurred by the company.

The action for damages against the directors or against the Chief Executive Officer, either led by the company or by an individual, shall expire after three years from the damaging fact or, if it was concealed, from the discovery of the damaging fact, and after ten years if that fact is characterized as a crime.

company, if it is probable at the time of filing of the action, that the company will not file a claim for damages. Additionally, an individual shareholder has a similar right to bring an action in his or her own name when it can be demonstrated that the non-enforcement of the claim for damages would be contrary to the general principle of equal treatment of the shareholders, as stated in the Finnish Companies Act. The shareholders bringing the action shall bear the legal costs themselves, but they have the right to be reimbursed by the company for such costs, in so far as the funds accruing to the company by means of the proceedings will suffice.

A shareholder does not have a direct right to receive compensation or damages for loss caused to the company.

Actions for damages under the Finnish Companies Act must generally be initiated within five years from the end of the accounting period during which the decision leading to the loss was made or when the action leading to the loss was taken. Specific expiration periods apply if the loss is caused by a criminal offence.

If the person liable for damages has been discharged from liability by a decision of the general meeting of shareholders, the shareholders must, as a general rule, bring the action within three months of the resolution on such discharge from liability.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This exchange offer/prospectus contains forward-looking statements that reflect Nokia’s current expectations and views of future events and developments. Some of these forward-looking statements can be identified by terms and phrases such as “anticipate,” “should,” “likely,” “foresee,” “believe,” “estimate,” “expect,” “intend,” “continue,” “could,” “may,” “plan,” “project,” “predict,” “will,” “shall” and similar expressions. These forward-looking statements include statements relating to: the expected characteristics of the combined company; the expected ownership of the combined company by Nokia and Alcatel Lucent shareholders; the extraordinary general meeting of Nokia’s shareholders; Nokia’s intention with respect to the redemption of the Nokia convertible bond; the nomination and election to the Nokia board of directors of candidates nominated jointly by the Corporate Governance and Nomination Committee of the Nokia board of directors and by Alcatel Lucent, and their expected expected compensation arrangement; the target annual run-rate cost synergies for the combined company; the expected customer reach of the combined company; the expected financial results of the combined company; the expected announcement of the results and settlement of the Exchange Offer; the expected timing of completion of the proposed transaction and satisfaction of conditions precedent; the subsequent offering period, including its timing and terms and conditions; the redemption of OCEANEs; the squeeze-out of Alcatel Lucent Securities and the related Exchange Option; the delisting or deregistration of Alcatel Lucent Securities; payment of interest with respect to the 2018 OCEANEs, Nokia’s actions if it acquires less than 95% of the share capital and voting rights of Alcatel Lucent at the completion of the Exchange Offer or the subsequent offering period, if any; the expected benefits of the proposed transaction, including related synergies; the effect that the Exchange Offer may have on the remaining outstanding Alcatel Lucent Securities; the intentions of Nokia over the next twelve months; competitive developments in the telecommunications sector; other factors or trends affecting the telecommunications sector generally; the transaction timeline, including the timing of the Nokia shareholders’ meeting; expected governance structure of Nokia after the completion of the Exchange Offer; and the expected retention of key directors and members of management. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These forward-looking statements are only predictions based upon our current expectations and views of future events and developments and are subject to risks and uncertainties that are difficult to predict because they relate to events and depend on circumstances that will occur in the future. Risks and uncertainties include:

•	the ability of Nokia to integrate Alcatel Lucent into Nokia operations;

•	reliance on public information regarding Alcatel Lucent;

•	regulatory and market conditions impacting the Exchange Offer and the subsequent offering period, if any;

•	the potential adverse tax consequences resulting from a change of ownership of Alcatel Lucent;

•	the performance of the global economy;

•	the level of available financing in light of uncertain market conditions;

•	failure to complete the squeeze-out adversely affecting the market value of Nokia Shares and the ability to realize benefits of the proposed transaction; and

•

the impact on the combined company (after giving effect to the proposed transaction with Alcatel Lucent) of any of the foregoing risks or forward-looking statements, as well as other risk factors listed from time to time in Nokia’s and Alcatel Lucent’s filings with the SEC.

The forward-looking statements should be read in conjunction with the other cautionary statements that are included elsewhere, including the Risk Factors section of this exchange offer/prospectus, Nokia’s and Alcatel Lucent’s most recent annual reports on Form 20-F, reports furnished on Form 6-K, and any other documents that Nokia or Alcatel Lucent have filed with the SEC. Any forward-looking statements made in this communication are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (the “Unaudited Pro Forma Financial Information”) is presented for illustrative purposes only to give effect to the acquisition of Alcatel Lucent and the sale of Nokia’s HERE business. The Unaudited Pro Forma Financial Information includes the historical results presented in accordance with IFRS of Nokia Corporation (referred to as “Nokia”, “we”, “our”, “us”) and Alcatel Lucent. For additional information on the historical results of Nokia or Alcatel Lucent, refer to the audited historical consolidated financial information and the unaudited interim condensed consolidated financial information incorporated by reference into this exchange offer/prospectus.

•

On April 15, 2015, Nokia and Alcatel Lucent entered into the Memorandum of Understanding pursuant to which and subject to its terms and conditions, Nokia is conducting the Exchange Offer. It is expected that if all Alcatel Lucent Shares and Alcatel Lucent ADSs are tendered into the Exchange Offer, Nokia would issue Nokia Shares in exchange (including Nokia Shares represented by Nokia ADSs) with an aggregate estimated fair value of EUR 9 882 million based on the July 31, 2015 closing price of the Nokia Shares on the Nasdaq Helsinki. As part of the Exchange Offer, Nokia is offering to exchange each issued and outstanding Alcatel Lucent Share and each issued and outstanding Alcatel Lucent ADS for either 0.55 Nokia Shares or 0.55 Nokia ADS, as further described in this exchange offer/prospectus.

•

In addition, as a part of the Exchange Offer, Nokia is offering to exchange each issued and outstanding OCEANE, for consideration equivalent to that offered to the holders of Alcatel Lucent Shares and Alcatel Lucent ADSs, based on the change of control conversion/exchange ratio applicable to each such series of the OCEANEs. The aggregate face value of the OCEANEs subject to the Exchange Offer was EUR 1 778 million as of June 30, 2015. It is expected that if all OCEANEs are tendered into the Exchange Offer, Nokia would issue Nokia Shares in exchange (including Nokia Shares represented by Nokia ADSs) with an aggregate estimated fair value of EUR 2 815 million, based on the July 31, 2015 closing price of the Nokia Shares on the Nasdaq Helsinki.

•

The total costs and expenses expected to be incurred in connection with the transactions contemplated by the Exchange Offer by Nokia and Alcatel Lucent are estimated to range between EUR 110 million and EUR 140 million, and are primarily comprised of financial, legal and advisory costs.

Alcatel Lucent Stock Options

•

Holders of options to acquire Alcatel Lucent Shares who wish to tender in the Exchange Offer or the subsequent offering period, if any, must exercise their Alcatel Lucent Stock Options, and Alcatel Lucent Shares must be issued to such holders prior to the Expiration Date or the expiration of the subsequent offering period, as applicable.

•	Pursuant to the Memorandum of Understanding, Alcatel Lucent agreed to accelerate or waive certain terms of the Alcatel Lucent Stock Options, subject to certain conditions.

•

In respect of holders of Alcatel Lucent Stock Options who elect not to accept the acceleration, the terms and conditions of their Alcatel Lucent Stock Options will remain unchanged, including the performance and presence conditions.

Alcatel Lucent Performance Shares

•

Alcatel Lucent Performance Shares cannot be tendered in the Exchange Offer or the subsequent offering period, if any, unless such Performance Shares have vested and are transferable prior to the Expiration Date or the expiration of the subsequent offering period, as applicable. Pursuant to the Memorandum of Understanding, Nokia and Alcatel Lucent agreed to implement a mechanism with respect to the unvested Performance Shares granted before April 15, 2015 pursuant to which the beneficiaries may waive their rights to receive Performance Shares in exchange for Alcatel Lucent Shares, subject to certain conditions.

•

The number of Alcatel Lucent Shares delivered in exchange for the beneficiary’s waiver of rights to receive Performance Shares would be equal to the total number of Alcatel Lucent Performance Shares which would be granted to the relevant beneficiary if all presence conditions and performance conditions were fulfilled, minus, in the relevant countries, the number of Alcatel Lucent Shares which have to be sold in order to cover payable tax charges. However, in respect of performance conditions relating to periods ending prior to the date of acceleration, the Alcatel Lucent Shares will be delivered only to the extent such conditions have been fulfilled in accordance with their terms.

•

In respect of beneficiaries who elect not to accept the acceleration, the terms and conditions of their Alcatel Lucent Performance Shares will remain unchanged, including the performance conditions and the presence conditions. Nokia and Alcatel Lucent agreed however to adjust the performance conditions attached to any such Alcatel Lucent Performance Shares as a result of the closing of the Exchange Offer and Alcatel Lucent amended the terms and conditions of the applicable Alcatel Lucent performance shares plans correspondingly.

Sale of HERE

•

On August 3, 2015, Nokia announced an agreement to sell its HERE digital mapping and location services business to a consortium of leading automotive companies (the “HERE transaction”). Nokia estimates that it will receive net proceeds of slightly above EUR 2.5 billion at the closing of the HERE transaction expected to occur in the first quarter of 2016, subject to customary closing conditions and regulatory approvals.

•

Nokia expects to book a gain on the HERE transaction including a related release of cumulative foreign exchange translation differences of approximately EUR 1.0 billion as a result of the HERE transaction. HERE has been a separate operating and reportable segment for financial reporting purposes and Nokia plans to report HERE as a discontinued operation from the third quarter of 2015 onwards.

Basis of presentation

The acquisition of Alcatel Lucent will be accounted for as a business combination using the acquisition method of accounting under the provisions of IFRS 3, Business Combinations (“IFRS 3”) with Nokia considered as the acquirer of Alcatel Lucent. The IFRS 3 acquisition method of accounting applies the fair value concepts defined in IFRS 13, Fair Value Measurement (“IFRS 13”) and requires, among other things, that the identifiable assets acquired and liabilities assumed in a business combination are recognized at their fair values as of the acquisition date, with any excess of the purchase consideration over the fair value of identifiable net assets acquired recognized as goodwill. The purchase price calculation and purchase price allocation presented herein were made solely for the purpose of preparing this Unaudited Pro Forma Financial Information.

The Unaudited Pro Forma Financial Information is derived from (a) the audited consolidated financial statements of Nokia for the year ended December 31, 2014, which are included in Form 20-F (filed by Nokia with the SEC on March 19, 2015), (b) the unaudited condensed consolidated financial statements of Nokia for the six months ended June 30, 2015, which are included in Form 6-K (furnished by Nokia with the SEC on August 14, 2015), (c) the audited consolidated financial statements of Alcatel Lucent’s Annual Report on Form 20-F for the year ended December 31, 2014 filed by Alcatel Lucent with the SEC on March 24, 2015 and (d) the unaudited condensed consolidated financial statements of Alcatel Lucent for the six months ended June 30, 2015, which are included in Form 6-K (furnished by Alcatel Lucent with the SEC on August 5, 2015).

The unaudited pro forma condensed combined statement of financial position as of June 30, 2015 gives effect to the Exchange Offer as if it had occurred on that date. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2015 and for the year ended December 31, 2014 give effect to the Exchange Offer as if it had occurred on January 1, 2014.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2015 also gives effect to the sale of Nokia’s HERE business as if it had occurred on that date. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2015 and years ended December 31, 2014, 2013 and 2012 also give effect to the sale of Nokia’s HERE business by presenting HERE as discontinued operations in accordance with IFRS 5 to give pro forma effect to the proposed sale of HERE. Refer to Note 5 for the Unaudited Pro Forma Financial Information adjusted for the pro forma effect of the HERE transaction for the years ended December 31, 2013 and 2012.

The Unaudited Pro Forma Financial Information reflects adjustments to historical financial information to give pro forma effect to events that are directly attributable to the Exchange Offer, have an ongoing effect on Nokia’s income statements and are factually supportable. The unaudited pro forma condensed combined income statement information does not reflect any non-recurring items directly related to the Exchange Offer that the combined company may incur following the completion of the Exchange Offer and the sale of HERE, rather such non-recurring items are presented in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Information. Nokia’s Unaudited Pro Forma Financial Information and explanatory notes present how our financial statements may have appeared had the businesses actually been combined and had Nokia’s capital structure reflected the Exchange Offer as of the dates noted above.

Nokia has performed a preliminary review of Alcatel Lucent’s IFRS accounting policies, based primarily on publicly available information, to determine whether any adjustments were necessary to ensure comparability in the Unaudited Pro Forma Financial Information. At this time, Nokia is not aware of any differences that would have a material effect on the Unaudited Pro Forma Financial Information. Upon closing of the acquisition, Nokia will conduct a detailed analysis of Alcatel Lucent’s accounting policies. Certain reclassifications were made to amounts in Alcatel Lucent’s financial statements to align with Nokia’s presentation as described further in Note 2 to the Unaudited Pro Forma Financial Information.

The Unaudited Pro Forma Financial Information assumes that all Alcatel Lucent Securities will be tendered into the Exchange Offer or the subsequent offering period, if any.

The Unaudited Pro Forma Financial Information reflects the application of pro forma adjustments that are preliminary and are based upon available information and certain assumptions, described in the accompanying notes thereto, that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information has been prepared by management for illustrative purposes only and is not necessarily indicative of the financial position or results of Nokia’s operations that would have been realized had the acquisition of Alcatel Lucent or the HERE transaction contemplated above occurred as of the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that we will experience going forward. In addition, the accompanying unaudited pro forma condensed combined income statements does not reflect any expected cost savings, synergies, restructuring actions, non-recurring items or one-time transaction related costs that we expect to generate or incur.

All amounts presented are in millions of euros unless otherwise noted.

Unaudited Pro Forma Condensed Combined Statement of Financial Position As of June 30, 2015

EURm	Nokia historical	Sale of HERE (Note 5)	Nokia continuing operations	Alcatel Lucent reclassified (Note 2)	Pro forma adjustments (Note 3)	Notes	Pro forma combined
ASSETS
Non-current assets
Goodwill	2 783	(2 555)	228	3 360	4 804	3a, 3g	8 392
Other intangible assets	341	(37)	304	1 419	5 700	3a, 3c	7 423
Property, plant and equipment	786	(112)	674	1 378	—		2 052
Investments in associated companies	69	—	69	27	—		96
Available-for-sale investments	1 018	—	1 018	337	—		1 355
Deferred tax assets	2 721	(51)	2 670	1 648	—		4 318
Long-term loans receivable	48	—	48	9	—		57
Prepaid pension costs	29	—	29	2 831	—		2 860
Other non-current assets	43	—	43	376	—		419

	7 837	(2 756)	5 081	11 385	10 504		26 970

Current assets
Inventories	1 368	(12)	1 356	2 099	108	3d	3 563
Accounts receivable, net of allowances for doubtful accounts	3 602	(159)	3 443	2 005	(8)	3i	5 440
Prepaid expenses and accrued income	944	(73)	871	1 323	—		2 194
Current income tax assets	200	(7)	193	67	—		260
Current portion of long-term loans receivable	2	—	2	16	—		18
Other financial assets	121	—	121	202	—		323
Investments at fair value through profit and loss, liquid assets	570	—	570	—	—		570
Available-for-sale investments, liquid assets	2 065	(1)	2 064	1 770	—		3 834
Cash and cash equivalents	3 983	2 515	6 498	4 032	—		10 530

	12 855	2 263	15 118	11 514	100		26 732

Assets of disposal groups classified as held for sale	—	—	—	43	—		43

Total assets	20 693	(493)	20 200	22 942	10 604		53 746

EURm	Nokia historical	Sale of HERE (Note 5)	Nokia continuing operations	Alcatel Lucent reclassified (Note 2)	Pro forma adjustments (Note 3)	Notes	Pro forma combined
SHAREHOLDERS’ EQUITY AND LIABILITIES
Capital and reserves attributable to equity holders of the parent	8 919	26	8 945	2 443	10 354	1, 3a, 3h	21 742
Non-controlling interests	59	—	59	879	—		938

Total equity	8 979	26	9 005	3 322	10 354		22 681

Non-current liabilities
Long-term interest-bearing liabilities	2 685	—	2 685	5 051	(3 430)	1b, 3m	4 306
Deferred tax liabilities	75	—	75	912	1 764	3e	2 751
Deferred revenue and other long-term liabilities	1 575	(164)	1 411	571	—		1 982
Defined benefit pensions and other post-retirement benefits	426	(7)	419	5 197	—		5 616
Provisions	259	—	259	324	—		583

	5 019	(171)	4 848	12 055	(1 666)		15 237

Current liabilities
Current portion of long-term interest-bearing liabilities	1	—	1	195	1 901	3m	2 097
Short-term borrowings	102	—	102	357	—		459
Other financial liabilities	122	—	122	145	—		267
Current income tax liabilities	484	(58)	426	74	—		500
Accounts payable	1 919	(49)	1 870	1 916	(8)	3i	3 778
Accrued expenses, deferred revenue and other liabilities	3 560	(238)	3 322	3 930	(23)	3f, 3h	7 275
Provisions	507	(3)	504	915	—		1 419

	6 695	(348)	6 347	7 532	1 916		15 795
Liabilities of disposal groups classified as held for sale	—	—	—	33	—		33

Total liabilities	11 714	(519)	11 195	19 620	250		31 065

Total shareholders’ equity and liabilities	20 693	(493)	20 200	22 942	10 604		53 746

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Income Statement For the Six Month Period Ended June 30, 2015

EURm	Nokia historical	Sale of HERE (Note 5)	Nokia continuing operations	Alcatel Lucent reclassified (Note 2)	Pro forma adjustments (Note 3)	Notes	Pro forma combined
Net sales	6 405	(551)	5 854	6 601	(14)	3i	12 441
Cost of sales	(3 512)	142	(3 370)	(4 367)	14	3i	(7 723)
Gross profit	2 892	(409)	2 483	2 234	—		4 717
Research and development expenses	(1 354)	269	(1 085)	(1 168)	(171)	1e,3b,3c	(2 424)
Selling, general and administrative expenses	(875)	99	(776)	(870)	(168)	1e,3b,3c	(1 814)
Impairment of goodwill	—	—	—	—	—		—
Other income	159	—	159	48	—		207
Other expenses	(78)	13	(65)	(219)	22	3h	(262)

Operating profit/(loss)	745	(28)	717	25	(317)		425
Share of results of associated companies	14	—	14	1	—		15
Financial income and expenses	(49)	(4)	(53)	(142)	28	3j	(167)

Profit/(loss) before tax	710	(32)	678	(116)	(289)		273
Income tax benefit/(expense)	(177)	7	(170)	(6)	87	3l	(89)

Profit/(loss) from continuing operations.	533	(25)	508	(122)	(202)		184

Attributable to:
Equity holders of the parent	531	(25)	506	(112)	(202)		192
Non-controlling interests	2	—	2	(10)	—		(8)

	533	(25)	508	(122)	(202)		184

Earnings per share from continuing operations (attributable to equity holders of parent)	EUR	EUR	EUR	EUR			EUR
Basic	0.15	(0.01)	0.14	(0.04)		4	0.03
Diluted	0.14	(0.00)	0.14	(0.04)		4	0.03

Weighted average number of shares	000s shares	000s shares	000s shares	000s shares			000s shares
Basic	3 631 929	3 631 929	3 631 929	2 787 471		4	5 640 929
Diluted	3 952 185	3 642 883	3 642 883	2 787 471		4	5 657 924

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Income Statement For the Year Ended December 31, 2014

EURm	Nokia historical	Sale of HERE (Note 5)	Nokia continuing operations	Alcatel Lucent reclassified (Note 2)	Pro forma adjustments (Note 3)	Notes	Pro forma combined
Net sales	12 732	(969)	11 763	13 010	(29)	3i	24 744
Cost of sales	(7 094)	238	(6 856)	(8 788)	29	3i	(15 615)

Gross profit	5 638	(731)	4 907	4 222	—		9 129
Research and development expenses	(2 493)	545	(1 948)	(2 139)	(223)	1e,3b,3c	(4 310)
Selling, general and administrative expenses	(1 634)	181	(1 453)	(1 661)	(439)	1e,3b,3c	(3 553)
Impairment of goodwill	(1 209)	1 209	—	—	—		—
Other income	136	(2)	134	308	—		442
Other expenses	(268)	39	(229)	(593)	—		(822)

Operating profit/(loss)	170	1 241	1 411	137	(662)		886
Share of results of associated companies	(12)	—	(12)	15	—		3
Financial income and expenses	(395)	(5)	(400)	(502)	38	3j	(864)

(Loss)/profit before tax	(237)	1 236	999	(350)	(624)		25
Income tax benefit/(expense)	1 408	310	1 718	316	187	3l	2 221

Profit/(loss) from continuing operations	1 171	1 546	2 717	(34)	(437)		2 246

Attributable to:
Equity holders of the parent	1 163	1 546	2 709	(69)	(437)		2 203
Non-controlling interests	8	—	8	35	—		43

	1 171	1 546	2 717	(34)	(437)		2 246

Earnings per share from continuing operations (attributable to equity holders of parent)	EUR	EUR	EUR	EUR			EUR
Basic	0.31	0.42	0.73	(0.02)		4	0.39
Diluted	0.30	0.39	0.67	(0.02)		4	0.37

Weighted average number of shares	000s shares	000s shares	000s shares	000s shares			000s shares
Basic	3 698 723	3 698 723	3 698 723	2 767 026		4	5 707 723
Diluted	4 131 602	4 131 602	4 131 602	2 767 026		4	6 143 274

See accompanying notes to unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Tabular amounts in millions of euros (“EURm”) unless noted otherwise.

1) Acquisition of Alcatel Lucent

The acquisition of Alcatel Lucent will be accounted for in accordance with IFRS 3 using the acquisition method of accounting under which the purchase consideration is allocated to assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the preliminary estimated purchase consideration over the estimated fair value of the identifiable net assets acquired has been allocated to goodwill in these pro forma condensed combined financial statements.

Preliminary estimate of the fair value of purchase consideration

The purchase consideration to acquire Alcatel Lucent consists of Nokia Shares to be transferred as part of the Exchange Offer. The Exchange Offer will consist of the following:

•	0.55 Nokia Share or 0.55 Nokia ADS (as applicable) for each Alcatel Lucent Share and Alcatel Lucent ADS; and

•

438 million Nokia Shares issued to OCEANE bondholders comprised of 241 million Nokia shares issued for 2018 OCEANEs, 117 million Nokia shares issued for 2019 OCEANEs and 80 million Nokia shares issued for 2020 OCEANEs.

The preliminary estimate of the purchase consideration transferred to acquire Alcatel Lucent as if the acquisition occurred on June 30, 2015 is as follows:

EURm	Estimated preliminary fair value
Preliminary fair value estimate of Nokia equity issued in Exchange for:
Alcatel Lucent Shares or ADS (a)	9 882
OCEANEs (b)	2 815
Alcatel Lucent Stock Options (c)	118
Alcatel Lucent Performance Shares (d)	103

12 918
Less: preliminary estimate of post-combination share-based compensation expense (e)	(26)

Preliminary estimate of purchase consideration	12 892

The preliminary fair value estimate of purchase consideration has been calculated based on the following assumptions:

(a)	The calculation is based on the number of Alcatel Lucent’s outstanding shares of 2 794 343 771 on June 30, 2015 and the closing price of the Nokia Shares of EUR 6.43 on Nasdaq Helsinki on July 31, 2015 and the Exchange Offer ratio of the 0.55 Nokia Share/Nokia ADS for every one Alcatel Lucent Share or Alcatel Lucent ADS.

(b)

As part of the Exchange Offer, Nokia is offering to exchange each issued and outstanding OCEANE for Nokia Shares or Nokia ADSs. Under the terms of each of the OCEANEs, and as a result of the Exchange Offer, holders of OCEANEs will also have an opportunity to convert their OCEANEs into or exchange their OCEANEs for Alcatel Lucent Shares at an adjusted conversion/exchange ratio. Based on the closing share price of the Nokia Shares on Nasdaq

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Helsinki on July 31, 2015 of EUR 6.43 and the adjusted conversion exchange ratio, the change of control parity value of the OCEANE convertible bond exceeds the convertible bond par value. Thus, for the purposes of the Unaudited Pro Forma Financial Information, we have assumed all bonds would be converted to 796 million of Alcatel Lucent Shares (based on the adjusted conversion ratio) and that all such Alcatel Lucent Shares would be tendered in the Exchange Offer. OCEANEs consist of the following face value convertible bonds as of June 30, 2015:

i.	EUR 629 million 2018 OCEANEs;

ii.	EUR 688 million 2019 OCEANEs; and

iii.	EUR 460 million 2020 OCEANEs.

For acquisition accounting purposes, the preliminary fair value of the Nokia Shares issued to the holders of the OCEANEs is included as part of the preliminary estimate of purchase consideration for the acquisition of Alcatel Lucent. The holders of the OCEANEs are treated the same as a holder of an Alcatel Lucent Share in the Exchange Offer. Accordingly, for pro forma purposes, it is expected that 438 million Nokia Shares would be issued to the holders of the OCEANEs, with an estimated fair value of EUR 2 815 million based on the July 31, 2015 closing price of EUR 6.43 per Nokia Share.

It is assumed that, upon the completion of the Exchange Offer, all Alcatel Lucent Shares issued upon conversion/exchange of the OCEANEs will be exchanged for Nokia Shares and therefore, Nokia will not assume any liabilities related to the OCEANEs. As a result, the net carrying value of the OCEANEs of EUR 1 529 million has been eliminated from the pro forma statement of financial position as of June 30, 2015 as a reduction to long-term interest-bearing liabilities.

(c)	18 million Nokia Shares issued at the July 31, 2015 closing price of EUR 6.43 per Nokia Share in exchange for 33 million of Stock Options that are assumed to be early converted into Alcatel Lucent Shares and tendered in the Exchange Offer. For the purpose of the Unaudited Pro Forma Financial Information, out-of-the money Stock Options are not expected to be tendered in the Exchange Offer.

(d)	In respect of the 29 million outstanding Performance Shares and based on the information available at June 30, 2015, 19 million Performance Shares are assumed to be accelerated and tendered in the Exchange Offer for 11 million Nokia Shares at the July 31, 2015 closing price of EUR 6.43 and 10 million Performance Shares will have ongoing service and performance obligations subsequent to the closing of the acquisition. The allocation of the fair value of Performance Shares between pre-combination and post-combination services reflected within this Unaudited Pro Forma Financial Information is based on preliminary estimates and a different purchase consideration will likely result when full information on Alcatel Lucent’s Performance Share plans is available.

(e)	For the 10 million Performance Shares with an ongoing service and performance obligations, the fair value of a Performance Share has been calculated using the July 31, 2015 closing price of EUR 6.43 per Nokia Share adjusted for an estimated distribution rate on future income. Estimated share based compensation for the six months ended June 30, 2015 and for the year ended December 31, 2014 is EUR 3 million and EUR 7 million, respectively.

The preliminary estimate of the purchase consideration reflected in the Unaudited Pro Forma Financial Information does not purport to represent the actual consideration to be transferred upon closing of the acquisition of Alcatel Lucent. In accordance with IFRS, the fair value of the Nokia Shares to be issued as part of the consideration transferred will be measured on the completion date of the Exchange Offer

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

at the then-current market price. This requirement will likely result in a purchase consideration different from the amount assumed in the Unaudited Pro Forma Financial Information and that difference may be material. A change of 5% per share in the Nokia ordinary share price would increase or decrease the consideration expected to be transferred by approximately EUR 646 million, which would be reflected in the Unaudited Pro Forma Financial Information as an increase or decrease to goodwill.

Assets acquired and liabilities assumed in connection with the acquisition of Alcatel Lucent

We have made a preliminary allocation of the aggregate estimated purchase consideration, which is based upon estimates that we believe are reasonable. As of the date of this exchange offer/prospectus, due to limited access to Alcatel Lucent’s financial information, Nokia has not completed the detailed valuation studies necessary to arrive at the required estimates of fair value for all of Alcatel Lucent’s assets to be acquired and liabilities to be assumed. Upon closing of the acquisition, Nokia will conduct a detailed valuation of all assets and liabilities as of the acquisition date at which point the fair value of assets and liabilities may differ materially from the amounts presented herein. Alcatel Lucent’s consolidated balance sheet information as of June 30, 2015 was used in the preliminary purchase price allocation presented below.

The preliminary purchase price allocation is detailed as follows:

	EURm	Note
Non-current assets
Intangible assets
Customer relationships	3 679	3c
Technologies	2 802	3c
Other	638	3c
Property, plant and equipment	1 378
Deferred tax assets	1 648
Prepaid pension costs	2 831
Other assets	749

13 725
Current assets
Inventories	2 207	3d
Accounts receivable, net of allowances for doubtful accounts	2 005
Available-for-sale investments, liquid assets	1 770
Cash and cash equivalents	4 032
Other current assets	1 651

Total assets acquired	25 390

Non-current liabilities
Long-term interest-bearing liabilities	(1 621)	1b,3m
Deferred tax-liabilities	(2 676)	3e
Deferred revenue and other long-term liabilities	(571)
Defined benefit pension and post-retirement benefits	(5 197)
Provisions	(324)

(10 389)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

	EURm	Note
Current liabilities
Current borrowings and other financial liabilities	(2 598)	3m
Accounts payable	(1 916)
Accrued expenses, deferred revenue and other liabilities	(3 858)	3f
Provisions	(915)
Other current liabilities	(107)

Total liabilities assumed	(19 783)

Net assets acquired	5 607
Non-controlling interests	(879)
Goodwill	8 164	3g

Estimated purchase consideration	12 892

2) Reclassification of Alcatel Lucent’s historical financial information

Certain reclassifications were made to align Alcatel Lucent’s historical financial information with Nokia’s financial statement presentation. Upon closing of the Alcatel Lucent acquisition, Nokia will conduct a detailed review of Alcatel Lucent’s financial statement presentation. As a result of that review, Nokia may identify additional presentation differences between the two companies that, when conformed, could have further impact on the presentation of the combined financial statements. Based on the information available at this time, Nokia is not aware of any other presentation differences that could have a material impact on the Unaudited Pro Forma Financial Information.

The following reclassifications were made to align Alcatel Lucent’s historical statement of financial position as of June 30, 2015 with Nokia’s financial statement presentation:

	As of June 30, 2015
EURm	Historical Alcatel Lucent	Reclassifications		Alcatel Lucent reclassified
Non-current assets
Available-for-sale investments	—	337	(i)	337
Other non-current financial assets, net	362	(362)	(i)	—
Long-termloans receivable	—	9	(i)	9
Other non-current assets	476	(100)	(ii)	376
Current assets
Accounts receivable, net of allowances for doubtful accounts	—	2 005	(iv)	2 005
Prepaid expenses and accrued income	—	1 323	(iii),(iv),(v)	1 323
Current portion of long-term loans receivable	—	16	(i)	16
Other financial assets	—	202	(ii),(iii)	202
Available-for-sale investments, liquid assets	—	1 770		1 770
Trade receivables and other receivables, net	2 523	(2 523)	(iv)	—
Advances and progress payments	45	(45)	(v)	—

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

	As of June 30, 2015
EURm	Historical Alcatel Lucent	Reclassifications		Alcatel Lucent reclassified
Other current assets	887	(887)	(iii)	—
Marketable securities, net	1 770	(1 770)		—
Cash and cash equivalents	4 007	25	(iii)	4 032
Non-current liabilities
Long-term interest-bearing liabilities	—	(5 051)	(vi),(xii)	(5 051)
Deferred revenue and other long-term liabilities	—	(571)	(vii),(ix)	(571)
Defined benefit pensions and other post-retirement benefits	—	(5 197)		(5 197)
Provisions	—	(324)		(324)
Pensions, retirement indemnities and other post-retirement benefits	(5 197)	5 197		—
Convertible bonds and other bonds, long-term	(4 798)	4 798	(xii)	—
Other long-term debt	(253)	253	(vi)	—
Other non-current liabilities	(520)	520	(vii)	—
Current liabilities
Current portion of long-term interest-bearing liabilities	—	(195)	(viii)	(195)
Short-term borrowings	—	(357)	(viii),(xi)	(357)
Other financial liabilities	—	(145)	(xi)	(145)
Accounts payable	—	(1 916)	(x)	(1 916)
Accrued expenses, deferred revenue and other liabilities	—	(3 930)	(viii),(ix),(x),(xi)	(3 930)
Provisions	(1 239)	324		(915)
Current portion of long-term debt and short-term debt	(575)	575	(viii)	—
Customers’ deposits and advances	(958)	958	(ix)	—
Trade payables and other payables	(3 599)	3 599	(x)	—
Other current liabilities	(1 462)	1 462	(xi)	—

(i)	Reclassification of EUR 362 million from Other non-current financial assets, net to Available for sale investments (EUR 337 million), Long-term loans receivable (EUR 9 million) and to Current portion of long-term loans receivable (EUR 16 million).
(ii)	Reclassification of EUR 100 million from Other non-current assets to Other financial assets.
(iii)	Reclassification of EUR 887 million from Other current assets to Other financial assets (EUR 102 million), Cash and cash equivalents (EUR 25 million) and Prepaid expenses and accrued income (EUR 760 million).
(iv)	Reclassification of EUR 2 523 million from Trade receivables and other receivables, net to Account receivable, net of allowance for doubtful accounts (EUR 2 005 million) and Prepaid expenses and accrued income (EUR 518 million).
(v)	Reclassification of EUR 45 million from Advances and progress payments to Prepaid expenses and accrued income.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(vi)	Reclassification of EUR 253 million from Other long-term debt to Long-term interest-bearing liabilities.
(vii)	Reclassification of EUR 520 million from Other non-current liabilities to Deferred revenue and other long-term liabilities.
(viii)	Reclassification of EUR 575 million from Current portion of long-term debt and short –term debt to Accrued expenses, deferred revenue and other liabilities (EUR 95 million), Short term borrowings (EUR 284 million) and Current portion of long-term interest-bearing liabilities (EUR 195 million).
(ix)	Reclassification of EUR 958 million from Customer deposits and advances to Deferred revenue and other long-term liabilities (EUR 50 million) and to Accrued expenses, deferred revenue and other liabilities (EUR 908 million).
(x)	Reclassification of EUR 3 599 million from Trade payables and other payables to Accrued expenses, deferred revenue and other liabilities (EUR 1 683 million) and to Accounts payable (EUR 1 916 million).
(xi)	Reclassification of EUR 1 462 million from Other current liabilities to Accrued expenses, deferred revenue and other liabilities (EUR 1 244 million), Other financial liabilities (EUR 145 million) and Short-term borrowings (EUR 73 million).
(xii)	Reclassification of EUR 4 798 million from Convertible bonds and other bonds, long-term to Long-term interest-bearing liabilities.

The following reclassifications were made to align Alcatel Lucent’s historical income statement for the six month period ended June 30, 2015 with Nokia’s financial statement presentation:

	For the six month period ended June 30, 2015
EURm	Historical Alcatel Lucent	Reclassifications		Alcatel Lucent reclassified
Revenues	6 685	(84)	(i)	6 601
Cost of sales	(4 364)	(3)	(vi)	(4 367)
Research and development expenses	(1 213)	45	(i),(vi)	(1 168)
Selling, general and administrative expenses	(864)	(6)	(vi)	(870)
Other income	—	48	(i),(vi)	48
Other expenses	—	(219)	((ii),(iii),(v)	(219)
Restructuring costs	(191)	191	(ii)	—
Litigations	(19)	19	(iii)	—
Gain/(loss) on disposal of consolidated entities	(8)	8	(v)	—
Post-retirement benefit plan amendments	(1)	1		—
Financial income and expenses	—	(142)	(iv)	(142)
Finance cost	(135)	135	(iv)	—
Other financial income (loss)	(7)	7	(iv)	—

(i)	Reclassification of EUR 84 million of Revenue, to Research and development expenses (EUR 60 million) and Other income (EUR 24 million).
(ii)	Reclassification of EUR 191 million of Restructuring costs to Other expenses.
(iii)	Reclassification of EUR 19 million of Litigation costs to Other expenses.
(iv)	Represents EUR 142 million of Finance cost (EUR 135 million) and Other financial income (loss) (EUR 7 million) which have been reclassified to Financial income and expenses.
(v)	Represents EUR 8 million of Gain/(loss) on disposal of consolidated entities to Other expenses.
(vi)	Reclassification from Cost of sales (EUR 3 million), from Research and development expense (EUR 15 million) and from Selling, general and administrative expenses (EUR 6 million) to Other income (EUR 24 million).

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The following reclassifications were made to align Alcatel Lucent’s historical income statement for the year ended December 31, 2014 with Nokia’s financial statement presentation:

	For the year ended December 31, 2014
EURm	Historical Alcatel Lucent	Reclassifications		Alcatel Lucent reclassified
Revenues	13 178	(168)	(i)	13 010
Cost of sales	(8 770)	(18)	(vi)	(8 788)
Research and development expenses	(2 215)	76	(i),(vi)	(2 139)
Selling, general and administrative expenses	(1 621)	(40)	(vi)	(1 661)
Other income	—	308	(i),(iii),(iv),(vi),(vii)	308
Other expenses	—	(593)	(ii),(iii)	(593)
Restructuring costs	(574)	574	(ii)	—
Litigations	7	(7)	(vii)	—
Gain/(loss) on disposal of consolidated entities	20	(20)	(iii)	—
Post-retirement benefit plan amendments	112	(112)	(iv)	—
Financial income and expenses	—	(502)	(v)	(502)
Finance cost	(291)	291	(v)	—
Other financial income (loss)	(211)	211	(v)	—

(i)	Reclassification of EUR 168 million of Revenue, to Research and development expenses (EUR 88 million) and Other income (EUR 80 million).
(ii)	Reclassification of EUR 574 million from Restructuring costs to Other expenses.
(iii)	Reclassification of EUR 20 million from Gain/(loss) on disposal of consolidated entities to Other income of EUR 39 million and to Other expenses of EUR (19) million.
(iv)	Reclassification of EUR 112 million from Post-retirement benefit plan amendments to Other income.
(v)	Represents EUR 502 million of Finance cost (EUR 291 million) and Other financial income (loss) (EUR 211 million) which have been reclassified to Financial income and expenses.
(vi)	Reclassification from Cost of sales (EUR 18 million), from Research and development expense (EUR 12 million) and from Selling, general and administrative expenses (EUR 40 million) to Other income (EUR 70 million).
(vii)	Reclassification from Litigations of EUR 7 million to Other income.

3) Pro forma adjustments

The following pro forma adjustments give effect to the unaudited pro forma condensed combined income statements for the six month period ended June 30, 2015 and the year ended December 31, 2014, and the unaudited pro forma condensed combined statement of financial position as of June 30, 2015.

(a)	These adjustments reflect the elimination of the historical goodwill totaling EUR 3 360 million, book value of existing intangible assets totaling EUR 1 419 million, which are fair valued as part of the preliminary purchase price allocation and shareholders’ equity of Alcatel Lucent totaling EUR 2 443 million as of June 30, 2015. Please refer to Note 3(g) for the fair value adjustment on goodwill.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(b)	Represents the elimination of amortization expenses related to the existing intangible assets for the six month period ended June 30, 2015 and the year ended December 31, 2014 of EUR 134 million and EUR 261 million, respectively.

(c)	The preliminary fair values of intangible assets has been determined primarily through the use of the “income approach”, which requires an estimate or forecast of expected future cash flows through the use of either the multi-period excess earnings method or the relief-from-royalty method. The preliminary fair value estimates of the identifiable intangible assets and their average amortization lives are estimated as follows:

			Estimated Amortization
EURm	Estimated preliminary fair value	Range of average amortization life	For the six month period ended June 30, 2015	For the year ended December 31, 2014
Customer relationships (i)	3 679	7-10 years	213	427
Developed technology (ii)	2 802	5-7 years	203	406
Other intangible assets (iii)	638	3-12 years	54	84

Total	7 119		470	917

(i)	Customer relationships represent the fair value of the customer agreements and underlying relationships with Alcatel Lucent’s customers. Order backlog is included in the fair value of customer relationships. Based on the preliminary valuation, amortization expense of EUR 213 million has been recorded to the unaudited pro forma condensed combined income statements for the six month period ended June 30, 2015 and EUR 427 million for the year ended December 31, 2014.
(ii)	Developed technology represents the fair value of Alcatel Lucent’s products that have reached technological feasibility and are a part of Alcatel Lucent’s product lines at the time acquired as well as the fair value of the in process research and development projects. Based on the preliminary valuation, amortization expense of EUR 203 million has been recorded to the unaudited pro forma condensed combined income statements for the six month period ended June 30, 2015 and EUR 406 million in the year ended December 31, 2014.
(iii)	Other intangibles includes the fair value of the trade name and other existing intangible assets. Based on the preliminary valuation, amortization expense of EUR 54 million has been recorded to the unaudited pro forma condensed combined income statements for the six month period ended June 30, 2015 and EUR 84 million in the year ended December 31, 2014.

(d)	A preliminary fair value adjustment of EUR 108 million has been recorded to inventories in the pro forma statement of financial position as at June 30, 2015 to reflect the preliminary fair values of EUR 2 207 million. We anticipate that the fair value adjustment related to inventories would be utilized in full during the first half of 2016. As such, the impact on cost of sales has not been reflected in the pro forma combined condensed income statements for the six month period ended June 30, 2015 or the year ended December 31, 2014 because it is considered to be non-recurring in nature and is not expected to have a continuing impact on the combined operating results.

(e)	Represents the estimated non-current deferred income tax liability related to the fair value adjustments reflected in the Unaudited Pro Forma Financial Information (excluding adjustments related to goodwill, which are not tax effected). The resulting impact is an additional non-current deferred income tax liability of EUR 1 764 million. All deferred income tax impacts were calculated based on an assumed blended tax rate of 30%.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(f)	A fair value for deferred revenue of EUR 446 million was estimated, which resulted in a EUR 72 million reduction to its carrying value. This estimate was prepared based on limited information as to the cost, timing and risk associated with the provision of future services. The effect of the fair value adjustment to deferred revenue is not reflected in the pro forma condensed combined income statement as it is considered to be non-recurring in nature and is not expected to have a continuing impact on the combined operating results.

(g)	The goodwill recognized in the pro forma statement of financial position as at June 30, 2015 represents the excess of the preliminary purchase consideration transferred over the fair value of identifiable net assets acquired. The goodwill of EUR 8 164 million arising from the acquisition is attributable to future technology, future customer relationships and assembled workforce. Nokia expects that the goodwill will not be deductible for tax purposes.

(h)	The total costs and expenses expected to be incurred by Nokia and Alcatel Lucent in connection with the transactions contemplated by the Exchange Offer are estimated to range from EUR 110 million to EUR 140 million, and are primarily comprised of financial, legal and advisory costs. The effect of financial, legal and advisory costs to be incurred in connection with the Exchange Offer are not reflected in the pro forma condensed combined income statement as these costs are considered to be a non-recurring charge directly related to the transaction and do not have a continuing impact on the combined operating results. In addition, future estimated transaction costs of EUR 95 million were reflected in Accrued expenses, deferred revenue and other liabilities in the pro forma statement of financial position as at June 30, 2015. No amounts were accrued for estimated transaction costs that were not factually supportable.

Nokia

As of June 30, 2015, Nokia accrued and expensed EUR 15 million of transaction costs. As a result, an adjustment has been made to Other expenses to remove these transaction costs from the income statement for the six month ended June 30, 2015, as these costs are considered to be non-recurring charges directly related to the transaction.

Alcatel Lucent

As of June 30, 2015, Alcatel Lucent accrued and expensed EUR 7 million of transaction costs. As a result, an adjustment has been made to Other expenses to remove these transaction costs from the income statement for the six month ended June 30, 2015, as these costs are considered to be non-recurring charges directly related to the transaction.

(i)	This adjustment reflects the elimination of transactions between Nokia and Alcatel Lucent amounting to EUR 14 million and EUR 29 million for the six month period ended June 30, 2015 and the year ended December 31, 2014, respectively. The receivable and corresponding payable between Nokia and Alcatel Lucent as of June 30, 2015 totaled EUR 8 million and has been eliminated.

(j)	Reflects the full elimination of the interest related to the OCEANEs for the six month period ended June 30, 2015 and the year ended December 31, 2014 totaling EUR 28 million and totaling EUR 38 million, respectively.

(k)

Upon acquisition, Nokia will consolidate all Alcatel Lucent subsidiaries including partly-owned subsidiaries such as Alcatel Lucent Shanghai Bell Co. Ltd (“ASB”), which has material non-controlling interests (50% less one share). Nokia elected to measure the non-controlling

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

interests using the proportionate share method whereby the goodwill recognized does not include any amount relating to the non-controlling interests. All other non-controlling interests in other subsidiaries are immaterial in aggregate.

(l)	The estimated income tax impacts of the pre-tax adjustments that are reflected in the unaudited pro forma condensed combined income statements were calculated using an assumed blended tax rate of 30%, which is based on preliminary assumptions related to which jurisdictions the income (expense) will be recorded. The effective tax rate of the combined company could be significantly different depending on the post-acquisition activities, including cash needs and geographical mix of net income.

(m)	Certain Alcatel Lucent senior non-convertible bondholders have the right to put their bonds to Alcatel Lucent for redemption at a specified price upon change of control. As of July 31, 2015 the senior non-convertible bonds trade at a market price that exceeds the put option exercise price. Thus, for the purposes of the Pro Forma Financial Information, we have assumed that the bondholders would not exercise this put option. A pro forma adjustment was made to reclassify the carrying amount of the senior non-convertible bonds of EUR 1 901 million from Long-term interest bearing liabilities to Current portion of long-term interest bearing liabilities.

4) Earnings per share

Pro forma basic earnings per share is calculated by dividing the pro forma profit from continuing operations attributable to equity holders of the parent by the pro forma weighted average number of shares outstanding as adjusted for the Exchange Offer.

Pro forma diluted earnings per share is calculated by adjusting the historical diluted weighted average number of shares outstanding with the pro forma dilutive effect of replacement share-based payment awards granted to certain Performance Share holders. For the six months ended June 30, 2015, the assumed conversion of Nokia’s outstanding convertible bonds has been excluded from the calculation of diluted shares as it was determined to be antidilutive.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

EURm	Six months ended June 30, 2015	Year ended December 31, 2014
Pro forma profit from continuing operations attributable to equity holders of the parent—basic	192	2 203
Add Back: Elimination of interest expense, net of tax, on Nokia convertible bonds (where dilutive)	—	60

Pro forma profit from continuing operations attributable to equity holders of the parent—diluted	192	2 263

000s shares
Weighted average number of shares in issue—historical	3 631 929	3 698 723
Pro Forma number of shares issued to Alcatel Lucent shareholders	1 536 889	1 536 889
Pro Forma number of shares issued to holders of OCEANEs	437 772	437 772
Pro Forma number of shares issued to holders of vested stock options	18 339	18 339
Pro Forma number of shares issued to holders of vested performance shares.	16 000	16 000

Pro Forma weighted average number of shares in issue—basic	5 640 929	5 707 723

Effect of dilutive securities:
Restricted shares and other	5 692	14 419
Stock options	2 336	3 351
Performance shares	2 926	1 327
Assumed conversion of convertible bonds	—	413 782

	10 954	432 879
Pro forma replacement share-based payment awards	6 042	2 672

Pro Forma adjusted weighted average number of shares and assumed conversions—diluted	5 657 924	6 143 274

	EUR	EUR
Pro forma earnings per share from continuing operations attributable to equity holders of the parent—basic	0.03	0.39
Pro forma earnings per share from continuing operations attributable to equity holders of the parent—diluted	0.03	0.37

5) Sale of HERE

We present the pro forma effect of the HERE transaction and the related discontinued operations in the pro forma statement of financial position as of June 30, 2015 and the pro forma condensed combined income statements for the six month ended June 30, 2015 and for the year ended December 31, 2014.

The unaudited pro forma condensed combined statement of financial position and the unaudited pro forma condensed combined income statements for all periods presented were adjusted to fully eliminate all of the assets, liabilities and historical operating results included in the HERE business. In addition, the unaudited pro forma condensed combined statement of financial position reflects adjustments for the HERE transaction including the estimated net cash proceeds of approximately EUR 2.5 billion and the estimated EUR 1 billion gain on the sale and related release of foreign exchange translation differences. Non-recurring items including the one-time gain associated with the HERE transaction, are not reflected in the pro forma condensed combined income statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The following table presents the impact of the HERE discontinued operations for the years ended December 31, 2013 and 2012:

	For the year ended December 31, 2013			For the year ended December 31, 2012
EURm	Nokia Historical	Sale of HERE	Nokia Continuing Operations	Nokia Historical	Sale of HERE	Nokia Continuing Operations
Net sales	12 709	(914)	11 795	15 400	(1 103)	14 298
Cost of sales	(7 364)	208	(7 156)	(9 841)	228	(9 613)

Gross profit	5 345	(706)	4 638	5 559	(875)	4 685
Research and development expenses	(2 619)	648	(1 970)	(3 081)	883	(2 198)
Selling, general and administrative expenses	(1 671)	188	(1 483)	(2 062)	263	(1 799)
Impairment of goodwill	—	—	—	—	—	—
Other income	272	—	272	277	(1)	276
Other expenses	(809)	24	(785)	(1 514)	31	(1 483)

Operating profit/(loss)	518	154	672	(820)	301	(520)
Share of results of associated companies	4	(1)	4	(1)	(1)	(2)
Financial income and expenses	(280)	3	(277)	(357)	2	(355)

Profit/(loss) before tax	243	156	399	(1 179)	302	(877)
Income tax benefit/(expense)	(202)	(68)	(270)	(304)	(110)	(414)

Profit/(loss) for the year from continuing operations	41	88	128	(1 483)	192	(1 291)

Attributable to:
Equity holders of the parent	186	88	274	(771)	192	(580)
Non-controlling interests	(145)	—	(145)	(712)	—	(712)

	41	88	128	(1 483)	192	(1 291)

Earnings per share from continuing operations (attributable to equity holders of parent)	EUR	EUR	EUR	EUR	EUR	EUR
Basic	0.05	0.02	0.07	(0.21)	0.05	(0.16)
Diluted	0.05	0.02	0.07	(0.21)	0.05	(0.16)

Weighted average number of shares	000s,shares	000s,shares	000s,shares	000s,shares	000s,shares	000s,shares
Basic	3 712 079	3 712 079	3 712 079	3 710 845	3 710 845	3 710 845
Diluted	3 733 364	3 733 364	3 733 364	3 710 845	3 710 845	3 710 845

6) Range of possible offer acceptance levels

The Unaudited Pro Forma Financial Information presented above has been prepared assuming that Nokia acquires 100% of Alcatel Lucent through the Exchange Offer and that a squeeze-out is not effected.

The following sensitivity analysis provides a range of potential outcomes, assuming the minimum ownership interest in Alcatel Lucent of 51%, the ownership at the midpoint of the range of 75% and the impact of the squeeze-out assuming 95% of the outstanding shares are tendered in the Exchange Offer. In the 51% and 75% Scenarios, 49% and 25%, respectively, of the carrying amount of OCEANE convertible bonds were

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

assumed to remain outstanding. In the 95% scenario, Nokia has assumed that the remaining 5% is purchased in cash to illustrate the cash consideration alternative and the OCEANE convertible bonds fully convert. The adjustments to be made to Pro forma adjustments column in the unaudited pro forma condensed combined statement of financial position as of June 30, 2015 and the unaudited pro forma condensed combined income statements for the six months ended June 30, 2015 and the year ended December 31, 2014 would be as follows:

	51% Ownership of Alcatel Lucent	75% Ownership of Alcatel Lucent	100% Ownership of Alcatel Lucent as a Result of a Squeeze-Out
EURm
Assuming purchase price consideration of:	6 575	9 669	12 247
Increase (decrease):
Cash (cash consideration for squeeze-out)	—	—	(645)
Goodwill	(3 297)	(1 513)	(408)
Current portion of long-term interest bearing liabilities	1 379	704	—
Capital reserves attributable to equity holders of the parent	(6 317)	(3 223)	(237)
Non-controlling interests	1 641	1 006	—
Increase (decrease):
Profit (loss) from continuing operations for the six months ended June 30, 2015 attributable to:
Equity holders of the parent	154	79	—
Non-controlling interests	(154)	(79)	—
Profit (loss) from continuing operations for the year ended December 31, 2014 attributable to:
Equity holders of the parent	248	127	—
Non-controlling interests	(248)	(127)	—
Earnings per share from continuing operations per share—basic in EUR for the six months ended June 30, 2015	0.04	0.02	0.00
Earnings per share from continuing operations—diluted in EUR for the six months ended June 30, 2015	0.04	0.02	0.00
Weighted average number of shares outstanding (000s shares)—basic for six months ended June 30, 2015	(984 410)	(502 250)	(100 450)
Weighted average number of shares outstanding (000s shares)—diluted for six months ended June 30, 2015	(987 371)	(503 760)	(100 752)

Earnings per share from continuing operations per share—basic in EUR for the year ended December 31, 2014	0.13	0.06	0.01
Earnings per share from continuing operations—diluted in EUR for the year ended December 31, 2014	0.12	0.06	0.01
Weighted average number of shares outstanding (000s shares)—basic for the year ended December 31, 2014	(984 410)	(502 250)	(100 450)
Weighted average number of shares outstanding (000s shares)—diluted for the year ended December 31, 2014	(985 719)	(502 918)	(100 584)

VALIDITY OF NOKIA SHARES

Roschier Attorneys Ltd. will provide an opinion regarding the validity of the Nokia Shares under Finnish law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting appearing under “Controls and Procedures”) incorporated in this Registration Statement by reference to Nokia’s Annual Report on Form 20-F for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers Oy, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements incorporated in this registration statement by reference from the Annual Report on Form 20-F of Alcatel Lucent for the year ended December 31, 2014, and the effectiveness of Alcatel Lucent’s internal control over financial reporting have been audited by Deloitte & Associé and Ernst & Young et Autres, both independent registered public accounting firms, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

Nokia is a Finnish corporation. Most of its directors and executive officers, including the persons who signed the registration statement of which this exchange offer/prospectus is a part, and certain experts named in this exchange offer/prospectus, are resident outside the United States, and all or a substantial portion of Nokia’s assets and the assets of those persons are located outside the United States. As a result, it may be difficult for you to serve legal process on Nokia or its management or have any of them appear in a U.S. court.

WHERE YOU CAN FIND MORE INFORMATION

Nokia and Alcatel Lucent file annual reports and other information with the SEC under the Exchange Act. You may read and copy these reports and other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of these reports and other information by mail from the SEC at the above address at prescribed rates or at the internet website maintained by the SEC, which contains reports, proxy and information statements regarding issuers that file electronically with the SEC, at www.sec.gov.

Nokia has filed with the SEC a registration statement on Form F-4 to register under the Securities Act of 1933 (the “Securities Act”) the Nokia Shares to be issued pursuant to the Exchange Offer described herein. This exchange offer/prospectus forms a part of that registration statement. Nokia will also file with the SEC a statement on a Schedule TO pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Exchange Offer. In addition, Citibank, N.A., the depositary for the Nokia ADS program, has filed a registration statement on Form F-6 (Reg. No. 333-182900) to register with the SEC the Nokia ADSs to be issued in connection with the Exchange Offer. The Nokia deposit agreement has been filed with the SEC as an exhibit to the Form F-6 registration statements (Reg. No. 333-182900 and 333-105373) previously filed with the

SEC. The registration statement on Form F-4, the tender offer statement on Schedule TO, the registration statement on Form F-6 and any amendments thereto will be available for inspection and copying as set forth above and below.

As allowed by the SEC, this exchange offer/prospectus does not contain all of the information that is deemed to be included in this exchange offer/prospectus. This is because the SEC allows Nokia to “incorporate by reference” into this exchange offer/prospectus certain reports and other documents that Nokia or Alcatel Lucent files with, or furnishes to, the SEC both before and after the date of this exchange offer/prospectus. The reports and other documents incorporated by reference into this exchange offer/prospectus contain important information concerning Nokia and Alcatel Lucent and the information contained in those reports and other documents incorporated by reference herein (except to the extent superseded by information expressly contained herein) is deemed to form part of this exchange offer/prospectus even though such information is not physically included herein.

This exchange offer/prospectus incorporates by reference the following documents filed with, or furnished to, the SEC by Nokia and Alcatel Lucent prior to the date of this exchange offer/prospectus:

•	Nokia’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, filed on March 19, 2015;

•	Nokia’s Report on Form 6-K, furnished on August 14, 2015 (which includes the interim information for the periods ended June 30, 2015 and June 30, 2014);

•	Nokia’s Report on Form 6-K, furnished on August 3, 2015;

•	Nokia’s Report filed pursuant to Rule 425 on August 28, 2015;

•

Nokia’s Report filed pursuant to Rule 425 on September 23, 2015 (regarding Nokia’s agreement with the French Government on a shared vision of innovation in France following the completion of the Exchange Offer);

•	Nokia’s Report on Form 6-K, furnished on October 7, 2015;

•	Nokia’s Report on Form 6-K, furnished on October 8, 2015;

•	Alcatel Lucent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, filed on March 24, 2015; and

•

Alcatel Lucent’s Report on Form 6-K, furnished on August 5, 2015 (which includes the interim information for the periods ended June 30, 2015 and June 30, 2014) (other than the constant currency statements in the segment and division discussion).

In addition, all annual reports on Form 20-F that Nokia or Alcatel Lucent files with the SEC and all reports on Form 6-K that Nokia or Alcatel Lucent furnishes to the SEC indicating that they are so incorporated by reference into this exchange offer/prospectus, in each case after the date of this exchange offer/prospectus and prior to the expiration or termination of the Exchange Offer, will also be incorporated by reference into this exchange offer/prospectus. Any information contained in, or incorporated by reference into, this exchange offer/prospectus prior to the filing with, or furnishing to, the SEC of any such report shall be deemed to be modified or superseded to the extent that the disclosure in such report modifies or supersedes such information.

Upon your request, Nokia’s information agent will provide to you without charge copies of any or all reports and documents described above (other than exhibits to documents incorporated by reference into this exchange offer/prospectus, unless such exhibits are specifically incorporated by reference). Requests for such copies should be directed to Nokia’s information agent, Georgeson Inc., at

(800) 314-4549. To obtain timely delivery of any of these documents, you must request them no later than five business days before the then-scheduled Expiration Date. This deadline is currently                 , 2015 because the Expiration Date is currently                 , 2015, but the actual deadline will be different if the Exchange Offer is extended.

Nokia has provided only the information contained in, or incorporated by reference into, this exchange offer/prospectus to assist you in deciding whether or not to accept the Exchange Offer. Nokia has not authorized anyone to provide you with any information that is different from what is contained in, or incorporated by reference into, this exchange offer/prospectus. The information contained in, or incorporated by reference into, this exchange offer/prospectus is accurate only as of its date. You should not assume that such information is accurate as of any other date and neither the mailing of this exchange offer/prospectus to you nor the issuance of Nokia in connection with the Exchange Offer shall create any implication to the contrary.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this exchange offer/prospectus are unlawful, or if you are a person to whom it is unlawful to discuss these types of activities, then the Exchange Offer presented in this exchange offer/prospectus does not extend to you.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF NOKIA

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Nokia Corporation are set forth below. References in this Schedule I to “Nokia” mean Nokia Corporation. Unless otherwise indicated below, the current business address of each director and officer is c/o Nokia Corporation, Karaportti 3, P.O. Box 226, Fl-00045 Nokia Group, Finland. Unless otherwise indicated below, the current business telephone of each director and officer is +358 (0) 10 44 88 000. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Nokia. The citizenship of each officer and director is indicated in their biography. Except as described in this Schedule I, none of the directors and officers of Nokia listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS

Name	Year of Birth	Present Principal Occupation and Five-Year Employment History
Risto Siilasmaa	1966	Risto Siilasmaa has been a member of Nokia’s board of directors since 2008 and chairman of the board of directors since 2012. Mr. Siilasmaa is also the chairman of the Corporate Governance and Nomination Committee. Mr. Siilasmaa is an independent director. Mr. Siilasmaa was the president and CEO of F-Secure Corporation from 1988-2006. Mr. Siilasmaa was a member of the board of directors and of the audit committee of Elisa Corporation from 2007-2008, and chairman of the board of directors of Elisa Corporation from 2008-2012. Mr. Siilasmaa has served as chairman of the board of directors of F-Secure Corporation since 1988, co-founder and special partner of Nexit Ventures since 2000, vice chairman of the board of directors of The Federation of Finnish Technology Industries since 2007, member of the board of directors of The Confederation of Finnish Industries (EK) since 2013, and member of the European Roundtable of Industrialists since 2013. Mr. Siilasmaa was previously a member of the board of Mendor Oy from 2011–2014, member of the board of Blyk from 2006-2013, member of the board of The Confederation of Finnish Industries EK from 2007-2010, chairman of Fruugo from 2007-2012, member of the board of directors of Efecte from 2007-2012, member of the organizing committee of EBLC—European Business Leaders’ Convention from 2009-2011, member of the board of Ekahau, Inc. from 2008-2011, chairman of the working group, Vigo from 2009-2010, and chairman of the working group, The Future of the Finnish General Conscription System from 2009-2010. Mr. Siilasmaa is a Finnish citizen.

Jouko Karvinen	1957	Jouko Karvinen has been a member of Nokia’s board of directors since 2011 and the vice chairman of the board of directors since 2013. Mr. Karvinen is also the chairman of the Audit Committee and member of the Corporate Governance and Nomination Committee. Mr. Karvinen is an independent director. Mr. Karvinen has been a member of the board of

Name	Year of Birth	Present Principal Occupation and Five-Year Employment History

		Aktiebolaget SKF since 2010. Mr. Karvinen was the CEO of Stora Enso Oyj from 2007-2014, CEO of Philips Medical Systems Division from 2002-2006, member of the board of management of Royal Philips Electronics in 2006 and member of the group management committee between 2002-2006, and was holder of multiple executive and managerial positions, including executive vice president, head of the automation technology products division and member of the group executive committee at ABB Group Limited from 1987-2002. Mr. Karvinen was previously a member of the boards of directors of Celulosa Y energía punta pereira sociedad anónima, El esparragal asociacíon agraria de responsibilidad limitada, Eufores sociedad anonima, Forestal cono sur S.A, Stora enso Uruguay S.A., Terminal logistíca, and Zona franca punta Pereira sociedad anónima from 2009-2014, as well as member of the board of directors of the Finnish Forest Industries Federation from 2007-2014, member of the board of directors of the Confederation of European Paper Industries from 2007-2014, member of the business co-operations council and co-chairman of the Forest Industry Task Force, EU-Russia Industrialists’ Round Table from 2008-2014 and member of the election committee of the Confederation of Finnish Industries from 2007-2010. Mr. Karvinen is a Finnish citizen.

Vivek Badrinath	1969	Vivek Badrinath has been a member of Nokia’s board of directors since 2014. Mr. Badrinath is also a member of the Audit Committee. Mr. Badrinath is an independent director. Mr. Badrinath is the deputy CEO of Accor Group. Mr. Badrinath is a member of the board of directors of AAPC India. Mr. Badrinath was the deputy CEO of Orange from 2013-2014, head of business services of Orange from 2010-2013, member of the executive committee and head of networks and operators division of Orange from 2009-2010, CTO of mobile activities of Orange from 2004-2009 and held various technical positions in the long-distance networks division of Orange Group from 1996-2000. Mr. Badrinath was the CEO of Thomson India from 2000-2004. Mr. Badrinath was a member of the board of directors of FT Marine SAS from 2012-2013. Mr. Badrinath is a French citizen.

Bruce Brown	1958	Bruce Brown has been a member of Nokia’s board of directors since 2012. Mr. Brown is also the chairman of the Personnel Committee and member of the Corporate Governance and Nomination Committee. Mr. Brown is an independent director. Mr. Brown was the CTO of The Proctor & Gamble Company between 2008 and 2014 and served in various executive and managerial capacities in the baby care, feminine care and beauty care units of The Proctor and Gamble Company in the United States, Germany and Japan between 1980-2008. Mr. Brown is a member of the board of Agency for Science, Technology & Research (A*STAR) in Singapore, a member of the board of trustees of Xavier University and a member of the board, audit committee, and nominating and corporate governance committee of P.H. Glatfelter Company. Mr. Brown is a United States citizen.

Elizabeth Doherty	1957	Elizabeth Doherty has been a member of Nokia’s board of directors since 2013 and is also a member of the Audit Committee. Ms. Doherty is an independent director. Ms. Doherty was the CFO of Cognita Schools from 2014-2015, CFO and executive director of Reckitt Benckiser Group plc from 2011-2013, CFO and executive director of Brambles Industries Ltd from

Name	Year of Birth	Present Principal Occupation and Five-Year Employment History
		2007-2009 and group international finance director of Tesco plc from 2001-2007. Ms. Doherty held various executive and managerial positions, including senior president finance, Central and Eastern Europe; commercial director, Unilever Thai Holdings Ltd; commercial director, Frigo España SA; supply chain manager, Mattessons Walls Ltd; and internal audit manager, at Unilever plc from 1979-2001. Ms. Doherty is a member of the board, member of the remuneration committee and chair of the audit committee of Dunelm Group plc, a member of the supervisory board of Corbion NV, and a member of the board and audit committee of Delhaize SA. Ms. Doherty was a member of the board and audit committee of SAB Miller plc from 2004-2011. Ms. Doherty is a citizen of the United Kingdom.

Simon Jiang	1953	Simon Jiang has been a member of Nokia’s board of directors since 2015. Mr. Jiang is also a member of the Personnel Committee. Mr. Jiang is an independent director. Mr. Jiang is the founder and chairman of CyberCity International Limited. Mr. Jiang was the chairman of Vision Century Corporation Ltd from 2002-2008, founder of CyberCity Group of Companies from 1997-2002 and deputy chief and fund manager of United Nations Joint Staff Pension Fund from 1992-1997. Mr. Jiang is the non-executive director of China Petroleum Chemical Corp (Sinopec), non-executive director of COSCO International Holdings Ltd., and trustee of Cambridge China Development Trust, director of China Disabled Persons Federation, national committee member of Chinese People’s Political Consultative Conference, member of United Nations Pension Fund Investments Committee and a senior fellow of Judge Business School, Cambridge University. Mr. Jiang is a citizen of the Hong Kong SAR of China.

Elizabeth Nelson	1960	Ms. Nelson has been a member of Nokia’s board of directors since 2012 and is also a member of the Audit Committee. Ms. Nelson is an independent director. Ms. Nelson is the chairman of the board of DAI, independent lead director and chair of the audit committee of Zendesk Inc., and member of the board and chair of the audit committee of Pandora Media. Ms. Nelson was the executive vice president and CFO of Macromedia, Inc. from 1997-2005, vice president, corporate development, of Macromedia, Inc. from 1996-1997, various roles in Corporate Development and International Finance, of Hewlett-Packard Company from 1988-1996 and an associate, Robert Nathan Associates from 1982-1986. Ms. Nelson was a member of the boards of directors of Brightcove, Inc. from 2010-2014, SuccessFactors, Inc. from 2007-2012, Ancestry.com, Inc. from 2009-2012 and Autodesk, Inc. from 2007-2010. Ms. Nelson is a United States citizen.

Kari Stadigh	1955	Kari Stadigh has been a member of Nokia’s board of directors since 2011 and is also a member of the Personnel Committee and the Corporate Governance and Nomination Committee. Mr. Stadigh is an independent director. Mr. Stadigh is group CEO and president of Sampo plc. Mr. Stadigh was deputy CEO of Sampo plc from 2001-2009, president of Sampo Life Insurance Company Limited from 1999-2000, president of Nova Life Insurance Company Ltd from 1996 to 1998 and president and COO of Jaakko Pöyry Group from 1991-1996. Mr. Stadigh is a member of the board of directors and chair of the risk committee of Nordea Bank AB (publ),

Name	Year of Birth	Present Principal Occupation and Five-Year Employment History

chairman of the boards of directors of If P&C Insurance Holding Ltd (publ) and Mandatum Life Insurance Company Limited, and member of the board of directors of the Federation of Finnish Financial Services and member of the board of directors of Waypoint Capital Group Holdings Ltd. Mr. Stadigh was member of the board of directors of Central Chamber of Commerce of Finland from 2011-2015, chairman of the board of directors of Kaleva Mutual Insurance Company from 2001-2014, member of the board of directors of Varma Mutual Pension Insurance Company from 2008-2013, member of the board of directors of Confederation of Finnish Industries EK from 2011-2013, chairman of the board of directors of Alma Media Corporation from 2005-2011, member of the board of directors of Pension Insurance Corporation holdings LLP from 2006-2011 and a member of the board of directors of Oy Forcit AB from 2006-2015. Mr. Stadigh is a Finnish citizen.

EXECUTIVE OFFICERS

Name	Title	Year of Birth	Present Principal Occupation and Five-Year Employment History

Rajeev Suri	President and Chief Executive Officer	1967	Rajeev Suri joined Nokia in 1995 and the Nokia Group Leadership Team in 2014. Mr. Suri has held numerous executive level positions in the company, most recently as CEO of Nokia Solutions and Networks (previously Nokia Siemens Networks) from October 2009 to April 2014. Prior to joining Nokia, Mr. Suri was head of group procurement, imports and special projects, Churchgate Group, Nigeria from 1993-1995, national account manager, transmission/manager, strategic planning, ICL India (ICIM) from 1990-1993 and production engineer, Calcom Electronics in 1989. Mr. Suri holds a bachelor of engineering (electronics and communications) degree from the Manipal Institute of Technology, Karnataka, India. Mr. Suri is a citizen of Singapore.

Samih Elhage	Executive Vice President and Chief Financial and Operating Officer, Nokia Networks	1961	Samih Elhage joined Nokia Siemens Networks in 2012 and the Nokia Group Leadership Team in 2014. Mr. Elhage has been the chief financial officer of Nokia Siemens Networks since 2013 and the chief operating officer since 2012. Mr. Elhage previously served as chief financial officer, Nokia Solutions and Networks, and chief operating officer, Nokia Siemens Networks from 2012-13. Before joining Nokia, Mr. Elhage was a senior advisor to leading private equity and global management consulting firms from 2011-2012, president, carrier voice over IP and applications solutions (CVAS) division, Nortel from 2008-2010, leadership positions in operations, business transformation, broadband networks, optical networks, and core data networks, Nortel

Name	Title	Year of Birth	Present Principal Occupation and Five-Year Employment History

			from 1998-2008 and held multiple leadership and management roles related to network development at Bell Canada from 1990-1998. Mr. Samih holds a bachelor of electrical engineering (telecommunications) from the University of Ottawa, Canada, bachelor of economics from the University of Ottawa, Canada, and a master of electrical engineering (telecommunications) from the École Polytechnique de Montréal, Canada. Mr. Elhage is a citizen of Canada.

Sean Fernback	President, HERE	1963	Sean Fernback joined Nokia and has served as President of HERE, and been a member of the Nokia Group Leadership Team, since 2014. He previously served as Senior Vice President, everyday mobility at HERE in 2014. Prior to joining Nokia, Mr. Fernback was senior vice president of engineering & product development, TomTom from 2008-2014, vice president of hardware engineering, TomTom from 2006-2007, chief technology officer, TV Compass Ltd, London from 2003-2006, acting chief technology officer, Boardbug Ltd, London in 2003, chief information officer, Pogo Technology Ltd/ Pogo Mobile Solutions Ltd, London from 2000-2003 and founder and CEO, Motionworks from 1989-2000. Mr. Fernback is currently a member of the board of directors of the Stiching Mapcode Foundation. Mr. Fernback holds a diploma in microelectronics engineering from the University of Hertfordshire, United Kingdom. Mr. Fernback is a citizen of the United Kingdom.

Ramzi Haidamus	President, Nokia Technologies	1964	Ramzi Haidamus joined Nokia and has served as President, Nokia Technologies, and been a member of the Nokia Group Leadership Team, since 2014. Before joining Nokia, Mr. Haidamus spent a combined 18 years at Dolby Laboratories, Inc. and Dolby Labs Licensing Corporation, and served in several executive roles, including executive vice president, marketing and business development, executive vice president, sales and marketing, senior vice president and general manager; director, business development; technology business strategist; manager, digital technologies licensing, and senior licensing engineer, between 1996-2014. Mr. Haidamus was also a design engineer at Stanford Research Systems between 1989-1996. Mr. Haidamus holds a bachelor of science in electrical engineering and

Name	Title	Year of Birth	Present Principal Occupation and Five-Year Employment History

			a master of science in electrical engineering from the University of the Pacific, California. Mr. Haidamus is a United States citizen.
Timo Ihamuotila	Executive Vice President and Group Chief Financial Officer	1966	Timo Ihamuotila has served as the Group Chief Financial Officer since 2009 and as a member of the Nokia Group Leadership Team since 2007. Mr. Ihamuotila previously served as interim President of Nokia Corporation between September 2013 and April 2014. Mr. Ihamuotila first joined Nokia in 1993 and served as manager, dealing & risk management, until 1996. Between 1996 and 1999, Mr. Ihamuotila was vice president of Nordic derivative sales, Citibank plc. Mr. Ihamuotila rejoined Nokia in 1999 and served in multiple roles, including director, corporate finance, vice president, finance, corporate treasurer, senior vice president, CDMA business unit, mobile phones, executive vice president, sales and portfolio management, mobile phones, executive vice president, sales, markets. Mr. Ihamuotila was an analyst, assets and liability management, at Kansallis Bank from 1990-1993. Mr. Ihamuotila is member of the board of directors of Uponor Corporation and member of the board of directors of Central Chamber of Commerce of Finland. Mr. Ihamuotila holds a master of science (economics) and a licentiate of science (finance) from the Helsinki School of Economics, Finland. Mr. Ihamuotila is a Finnish citizen.

EXECUTION VERSION

MEMORANDUM OF UNDERSTANDING

BY AND BETWEEN

NOKIA CORPORATION

AND

ALCATEL LUCENT

DATED AS OF APRIL 15, 2015

ARTICLE I

DEFINITIONS

This Memorandum of Understanding (this “MoU”) is made and entered into as of April 15, 2015, by and between Nokia Corporation, a corporation organized under the laws of Finland, represented by Rajeev Suri and Maria Varsellona, duly authorized for the purposes hereof (“Nokia”) and Alcatel Lucent, a société anonyme organized under the laws of France, represented by Michel Combes, duly authorized for the purposes hereof (the “Company”). Nokia and the Company are each sometimes referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

(A)	WHEREAS, each of the Parties desires to effect a strategic combination with a view to create one of the leading global providers of telecommunications products and services in the field of mobile and fixed broadband, Internet Protocol networking and cloud technology, and to create value for its respective shareholders;

(B)	WHEREAS, in order to effect such strategic combination, upon the terms and subject to the conditions set forth in this MoU, Nokia is seeking to acquire all (i) the outstanding ordinary shares, nominal value of €0.05 per share, of the Company (the “Company Shares”), including Company Shares represented by American Depositary Shares (the “ADSs”), Company Shares issuable upon conversion or exchange of the OCEANEs (as defined in Section 1.1) and Company Shares issuable upon the exercise of any outstanding options, warrants, convertible securities or rights to purchase, subscribe for, or be allocated Company Shares and (ii) the OCEANES (the Company Shares, the ADSs and the OCEANEs, collectively the “Company Securities”), through public exchange offers in France and in the United States (such offers, as may be amended from time to time in accordance with the terms of this MoU, the “Offers”);

(C)	WHEREAS, in the French voluntary public exchange offer, Nokia is seeking to acquire all Company Securities (other than Company Shares represented by Company ADSs) held by holders (a) who are located in France and (b) holders who are located outside of France and the United States if, pursuant to the local laws and regulations applicable to those holders, they are permitted to participate in the French public exchange offer (the “French Offer”);

(D)	WHEREAS, in the U.S. public offer, Nokia is seeking to acquire all Company Securities (other than Company Shares represented by Company ADSs) held by U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) and all outstanding ADSs wherever the holder is located (the “U.S. Offer”);

(E)	WHEREAS, pursuant to the terms of the Offers, each Company Security tendered to the French Offer or to the U.S. Offer will be exchanged for a number of shares of Nokia set forth in the key terms of the Offers attached hereto as Annex 2 (Key Terms of the Offers);

(F)	WHEREAS, the Nokia Board (as defined in Section 1.1) has (a) determined that the Offers and the other transactions contemplated by this MoU are in the best interests of Nokia and all of its shareholders, (b) approved this MoU and the transactions contemplated by this MoU, including the Offers and (c) determined, subject to its fiduciary duties under applicable Law and the terms and conditions of this MoU, to recommend that the Nokia shareholders vote in favor of the resolutions to be presented to them pursuant to Section 6.2.2 (such recommendation, the “Nokia Board Recommendation”); and

(G)	WHEREAS, the Company Board (as defined in Section 1.1) has approved (a) this MoU and (b) the Company Announcement Statement (as defined in Section 1.1) (it being understood that the foregoing does not constitute the Company Board’s reasoned opinion (avis motivé) with respect to the Offers within the meaning of Article 231-19 of the AMF General Regulation (as defined in Section 1.1)).

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Specific Definitions

The following capitalized terms used in this MoU shall have the meanings set forth or referenced below:

“Acquired Business” shall have the meaning set forth in Section 5.2.

“ADSs” shall have the meaning set forth in Recital (B).

“Alternate Proposal” with respect to the Company shall mean any offer or proposal for, or any indication of interest in by any Person or group of Persons, in one or a series of related transactions (other than the Offers) involving (i) any direct or indirect acquisition or purchase of (A) Company Securities that would result in any Person or a group of Persons owning 15% or more of the Company Shares (either directly or after conversion or exercise of such Company Securities) or (B) assets of the Company or any of its Subsidiaries, including by way of the acquisition or purchase of, or subscription to, any class of equity securities or voting rights of any of its Subsidiaries, that represent (or generate) 15% or more of the consolidated gross revenue, consolidated EBITDA or consolidated gross assets of the Company, as presented in the most recent audited annual consolidated financial statements of the Company; or (ii) any merger, reorganization, restructuring, contribution, share exchange, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or any of their respective assets meeting the tests set forth in prong (i)(B) of this definition, but with the exception of (x) intra-group reorganizations and transactions or (y) any transfer, sale, disposition, exchange or distribution of all or part of the Company’s interest in ASN in accordance with the terms of this MoU and as described in Annex 2 (Key Terms of the Offers), provided that such transfer, sale, disposition, exchange or distribution does not involve or require the issuance of any Company Shares.

“Alternate Proposal Agreement” shall have the meaning set forth in Section 6.1.2(a).

“AMF” shall mean the French stock market authority (Autorité des marchés financiers).

“AMF General Regulation” shall mean the General Regulation (Règlement général) published by the AMF, as amended from time to time.

“Announcement” shall have the meaning set forth in Section 2.1.

“ASB” shall mean Alcatel Lucent Shanghai Bell Co., Ltd.

“ASN” shall mean Alcatel Lucent Submarine Networks.

“ASN Transfer” shall have the meaning set forth in Section 6.1.1.

“Business Day” shall mean any day on which banking institutions are open for regular business in Finland, France and the United States which is not a Saturday, a Sunday or a public holiday.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“CFIUS Approval” shall mean (i) a written notice issued by CFIUS that it has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA, with respect to the Offers or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the Offers or (y) the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

“Change in Company Announcement Statement” shall mean at any time between the date hereof and the issuance of the Company Support Statement, the Company (through the Company Chief Executive Officer or the Chairman of the Company Board) or the Company Board (i) withdrawing, amending, qualifying or modifying, or publicly proposing to withdraw, amend, qualify or modify, the Company Announcement Statement in a manner materially adverse to Nokia, (ii) approving or recommending any Alternate Proposal, including by making any public statements that expressly and unequivocally support any Alternate Proposal, or (iii) failing, upon the request of Nokia, to recommend against any publicly announced bona fide and credible Alternate Proposal within ten (10) Business Days after the initial public announcement thereof, provided that any material change in price or any other material term of such Alternate Proposal shall be deemed to be a new Alternate Proposal for purposes of this clause (iii); and provided further that, with respect to any action or inaction of the Company Chief Executive Officer or the Chairman of the Company Board (without the consent of the Company Board), none of clauses (i), (ii) or (iii) shall constitute a Change in Company Announcement Statement if the Company Board, within two (2) Business Days of the relevant action or inaction, issues a statement expressly and unequivocally rejecting such action or inaction and re-issuing the Company Announcement Statement.

“Change in Company Board Recommendation” shall mean, at any time following the issuance of the Company Board Recommendation, the Company (through the Company Chief Executive Officer or the Chairman of the Company Board) or the Company Board (i) withdrawing, amending, qualifying or modifying, or publicly proposing to withdraw, amend, qualify or modify, the Company Board Recommendation in a manner materially adverse to Nokia, (ii) approving or recommending any Alternate Proposal, including by making any public statements that expressly and unequivocally support any Alternate Proposal, or (iii) failing, upon the request of Nokia, to recommend against any publicly announced bona fide and credible Alternate Proposal within ten (10) Business Days after the initial public announcement thereof, provided that any material change in price or any other material term of such Alternate Proposal shall be deemed to be a new Alternate Proposal for purposes of this clause (iii); and provided further that, with respect to any action or inaction of the Company Chief Executive Officer or the Chairman of the Company Board (without the consent of the Company Board), none of clauses (i), (ii) or (iii) shall constitute a Change in Company Board Recommendation if the Company Board, within two (2) Business Days of the relevant action or inaction, issues a statement expressly and unequivocally rejecting such action or inaction and re-issuing the Company Board Recommendation.

“Change in Company Support Statement” shall mean, at any time following the issuance of the Company Support Statement until the issuance of the Company Board Recommendation, the Company (through the Company Chief Executive Officer or the Chairman of the Company Board) or the Company Board (i) withdrawing, amending, qualifying or modifying, or publicly proposing to withdraw, amend, qualify or modify, the Company Support Statement in a manner materially adverse to Nokia, (ii) approving or recommending any Alternate Proposal, including by making any public statements that expressly and unequivocally support any Alternate Proposal, or (iii) failing, upon the request of Nokia, to recommend against any publicly announced bona fide and credible Alternate Proposal within ten (10) Business Days after the initial public announcement thereof, provided that any material change in price or any other material term of such Alternate Proposal shall be deemed to be a new Alternate Proposal for purposes of this clause (iii); and provided further that, with respect to any action or inaction of the Company Chief Executive Officer or the Chairman of the Company Board (without the consent of the Company Board), none of clauses (i), (ii) or (iii) shall constitute a Change in Company Support Statement if the Company Board, within two (2) Business Days of the relevant action or inaction, issues a statement expressly and unequivocally rejecting such action or inaction and re-issuing the Company Support Statement.

“Change in Nokia Board Recommendation” shall mean Nokia (through the Nokia Chief Executive Officer or the Chairman of the Nokia Board) or the Nokia Board (i) at any time withdrawing, amending, qualifying or modifying, or publicly proposing to withdraw, amend, qualify or modify, the Nokia Board Recommendation in a manner materially adverse to the Company or the holders of the Company Securities provided that, with respect to any action or inaction of the Company Chief Executive Officer or the Chairman of the Nokia Board (without the consent of the Nokia Board), none of the foregoing shall constitute a Change in Nokia Board Recommendation if the Nokia Board, within two (2) Business Days of the relevant action or inaction, issues a statement expressly and unequivocally rejecting such action or inaction and re-issuing the Nokia Board Recommendation or (ii) at the time Nokia convenes or holds the Nokia Shareholders’ Meeting, the Nokia Board failing to reiterate the Nokia Board Recommendation.

“Company” shall have the meaning set forth in the first paragraph of this MoU.

“Company Announcement Statement” shall mean the statement attributed to the Company in the Announcement set forth in Annex 1 (Announcement), with such changes as the Parties may agree in writing.

“Company Benefit Plan” shall mean all employee benefit plans, compensation arrangements and other benefit arrangements (including employee agreements providing cash or equity-based compensation, vacation, retention, severance, change of control, savings contribution or other benefits or compensation) providing cash or equity-based incentives, profit sharing, health, medical, dental, disability, accident or life insurance benefits or vacation, paid time off, severance, change of control, retirement, pension or savings benefits, that are sponsored, maintained or contributed to, or with respect to which any potential liability is borne, by the Company or any of its Subsidiaries for the benefit of any current or former employees, directors or consultants of the Company or its Subsidiaries.

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” shall mean a statement in the Company Board’s reasoned opinion (avis motivé) issued in accordance with Section 2.2.4 that the Offers are in the best interest of the Company and its stakeholders and recommending that all holders of Company Securities tender such Company Securities into the Offers.

“Company Disclosure Letter” shall have the meaning set forth in the first paragraph of Article III.

“Company Intervening Event” shall mean any change, condition, effect, event or occurrence that is unknown to and not reasonably foreseeable by the Company Board on the date of this MoU, which change, condition, effect, event or occurrence becomes known to the Company Board prior to the Completion Date; provided, however, that none of the following (or the consequences thereof) will constitute a Company Intervening Event: (i) any action taken by any Party pursuant to this MoU or in connection with the transactions contemplated by this MoU (including, for the avoidance of doubt, any actions taken or proposed to be taken pursuant to the obligations of the Parties under Section 5.2); (ii) any changes in the market price or trading volume of the Company Securities or the Nokia Shares or the respective credit ratings of the Company or Nokia (except that this clause (ii) will not prevent or otherwise affect a determination that any change, condition, effect, event or occurrence underlying such change has resulted in or contributed to a Company Intervening Event); (iii) the receipt, existence of or terms of any Alternate Proposal or any inquiry relating thereto or the implementation of any such arrangements; (iv) any change, condition, effect, event or occurrence relating to the transactions contemplated by this MoU; or (v) any change, condition, effect, event or occurrence referred to in clauses (i) through (ix) of the definition of Material Adverse Effect.

“Company Performance Shares” shall mean the performance shares (actions de performance) granted by the Company to its employees or executives pursuant to the Company Share Plans.

“Company Reports” shall have the meaning set forth in the first paragraph of Article III.

“Company Securities” shall have the meaning set forth in Recital (B).

“Company Shares” shall have the meaning set forth in Recital (B).

“Company Share Options” shall mean the share options granted by the Company to its employees or executives pursuant to the Company Share Plans.

“Company Share Plan” shall mean any share- or equity-based incentive plan under which the Company may issue share- or equity-based awards to directors, officers, employees or consultants of the Company or any of its Subsidiaries existing as of the date hereof or established in the ordinary course consistent with past practice after the date hereof, in each case as amended from time to time, including the share- or equity-based plans disclosed in Section 1.1 of the Company Disclosure Letter.

“Company Support Statement” shall mean the public statement of (i) the Chairman of the Company Board on behalf of the Company Board or (ii) the Company Board expressing unequivocal support of the Offers.

“Company Termination Fee” shall mean an amount equal to three hundred million euros (€300 000 000).

“Competition Approvals” shall mean the approvals and expiration or termination of waiting periods set forth in Part I, or determined pursuant to Part II, of Annex 4 (Competition Approvals).

“Completion Date” shall mean the first date of settlement and delivery of the Nokia Shares in accordance with the terms and conditions of the Offers after announcement of the successful result of the Offers by the AMF.

“Confidentiality Agreement” shall mean the non-disclosure agreement dated September 5, 2014, between the Company and Nokia.

“Consents” shall mean consents, registrations, approvals, authorizations, exemptions and waivers, in each case by any Relevant Authority in Finland, France, the United States and elsewhere (including the Competition Approvals and Regulatory Approvals).

“Consultation” shall have the meaning set forth in Section 5.1.

“Contract” shall mean, with respect to any Person, any written agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed, understanding, arrangement, commitment or other obligation to which such Person is a party or by which any of them may be bound or to which any of their properties may be subject (excluding any Permit, Company Benefit Plan, Company Share Plan or Nokia Share Plan or other benefit plan of the Company or Nokia or their respective Subsidiaries).

“Control”, and its correlative meanings, “Controlling” and “Controlled”, shall have the meaning given in Article L. 233-3 of the French Commercial Code.

“Copyrights” shall mean domestic and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same and all corresponding “moral” rights.

“Court” shall have the meaning set forth in Section 9.14.

“Dispute” shall have the meaning set forth in Section 9.14.

“DPA” shall mean Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof codified in 31 C.F.R. Part 800.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Failure to Issue the Company Support Statement” shall mean not issuing a Company Support Statement.

“Failure to Issue the Company Board Recommendation” shall mean (i) not issuing a reasoned opinion (avis motivé) in accordance with Section 2.2.4 or (ii) failing to include the Company Board Recommendation in such reasoned opinion (avis motivé).

“Favorable Report” shall have the meaning set forth in Section 2.2.4.

“Form F-4” shall have the meaning set forth in Section 2.3.1.

“Form F-6” shall have the meaning set forth in Section 2.3.1.

“French Labor Code” shall mean the French Code du travail.

“French Offer” shall have the meaning set forth in Recital (C).

“French Offer Documents” shall mean the French Offer Prospectus, the Response Prospectus and the Offer Supplemental Prospectuses.

“French Offer Filing Date” shall have the meaning set forth in Section 2.2.1.

“French Offer Opening Date” shall mean the opening date of the French Offer (date d’ouverture de l’offre) published by the AMF in accordance with Article 231-32 of the AMF General Regulation.

“French Offer Prospectus” shall mean the prospectus (note d’information de l’initiateur) of Nokia relating to the French Offer to be prepared and filed by Nokia with, and approved by, the AMF in accordance with the AMF General Regulation.

“French Regulatory Approval” shall mean authorization of the Ministry of Economy and Finance of the French Republic in accordance with Articles L. 151-3 and R. 153-1 of the French Monetary and Financial Code (Code monétaire et financier) authorizing the change in Control of the Company.

“FSA” shall mean the Finnish Financial Supervisory Authority (Finanssivalvonta).

“HSR Approval” shall mean the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Basis” shall mean, on the date of announcement of the results of the French Offer taking into account the results of the U.S. Offer by the AMF, the ratio calculated as follows: (i) in the numerator, the sum of (A) the Company Shares validly tendered into the Offers on or prior to the date of closing of the Offers, and (B) the Company Shares issuable upon conversion of the OCEANEs or other convertible bonds validly tendered into the Offers on or prior to the date of closing of the Offers taking into account the conversion ratio applicable on the date of closing of the Offers; and (ii) in the denominator, the sum of (A) all Company Shares issued and outstanding on the date of closing of the Offers and (B) all Company Shares issuable at any time prior to, on or after the date of closing of the Offers upon the exercise of any outstanding options, warrants, convertible securities or rights to purchase, subscribe or be allocated, newly issued Company Shares, including upon conversion of the OCEANEs (taking into account the conversion ratio applicable on the date of closing of the Offers), exercise of Company Share Options or realization of Company Performance Shares.

“ICC” shall have the meaning set forth in Section 9.14.

“IFRS” shall mean International Financial Reporting Standards as adopted by the European Union.

“Independent Expert” shall have the meaning set forth in Section 2.2.4.

“Independent Expert Report” shall have the meaning set forth in Section 2.2.4.

“Intellectual Property” shall mean worldwide common law and statutory rights associated with (i) Patents, (ii) Copyrights, (iii) mask works and mask sets and all applications and registrations thereof, (iv) Trade Secrets, (v) Trademarks, (vi) Utility Models, (vii) divisions, continuations, renewals, reissuances and extensions of any of the foregoing (as applicable), and (viii) other proprietary rights relating to intangible intellectual property and analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

“Law” shall mean any law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, regulation or requirement, in each case enacted, issued, promulgated or enforced by any Relevant Authority in Finland, France, the United States or elsewhere.

“Lien” shall mean any lien, pledge, servitude, charge, security interest, option, claim, mortgage, lease, easement, proxy, voting trust or agreement, encumbrance or any other restriction on title or transfer of any nature whatsoever.

“Liquidity Event” shall have the meaning set forth in Section 2.5.1.

“Lock-Up Period” shall have the meaning set forth in Section 2.5.1.

“Long Stop Date” shall mean June 30, 2016, or such later date as may be mutually agreed between the Parties in writing; provided, however, that if the Material Competition Approvals, the Regulatory Approvals or the Nokia Shareholder Approval have not been obtained by June 30, 2016, either Party shall, at its sole discretion, be entitled to postpone (at once or in increments) the Long Stop Date to a date no later than September 30, 2016 by providing prior written notice to the other Party.

“Material Adverse Effect” shall mean, with respect to any Person, any change, condition, effect, event or occurrence that, individually or in the aggregate with other changes, conditions, effects, events or occurrences, has had, or would reasonably be expected to have, a materially adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of such Person and its Subsidiaries, taken as a whole, provided, however, that none of the following changes, conditions, effects, events or occurrences (or the results thereof), either individually or in the aggregate, shall be considered in determining whether a Material Adverse Effect has occurred: (i) any change in global, national or regional political conditions (including the outbreak of, or changes in, war, acts of terrorism or other hostilities) or in general global, national or regional economic, regulatory or market conditions or in national or global financial or capital markets, so long as in each case such changes do not disproportionately impact the Person and its Subsidiaries relative to other participants in the same or similar industries; (ii) any change in applicable accounting principles or any adoption, implementation or change in any applicable Law (including any Law in respect of Taxes) or any interpretation thereof by a Relevant Authority; (iii) any change generally affecting similar industries or market sectors in the geographic regions in which the Person and its Subsidiaries operate, so long as in each case such changes do not disproportionately impact the Person and its Subsidiaries relative to other participants in the same or similar industries; (iv) the negotiation, execution, announcement or performance of this MoU or consummation of the transactions contemplated by this MoU; (v) any change or development to the extent resulting from any action by a Person or its Subsidiaries that is expressly required to be taken by this MoU; (vi) any change resulting from or arising out of hurricanes, earthquakes, floods, or other natural disasters; (vii) the failure of any Person and its Subsidiaries to meet any internal or public projections, forecasts or estimates of performance, revenues or earnings (it being understood that any change, condition, effect, event or occurrence that caused such failure but that are not otherwise excluded from the definition of Material Adverse Effect may constitute or contribute to a Material Adverse Effect); (viii) the announcement of Nokia as the prospective acquirer of the Company and its Subsidiaries or, solely with respect to the Company and its Subsidiaries, any announcements or communications by or authorized by Nokia regarding Nokia’s plans or intentions with respect to the Company and its Subsidiaries (including the impact of any such announcements or communications on relationships with customers, suppliers, employees or regulators); or (ix) any actions (or the effects of any actions) taken (or omitted to be taken) by the Person or its Subsidiaries upon the written request or written instruction of, or with the written consent of, the other Person.

“Material Competition Approvals” shall mean the Competition Approvals set forth in Part I of Annex 4 (Competition Approvals).

“Minimum Tender Condition” shall have the meaning set forth in Section 7.4.

“MOFCOM” shall mean the Chinese Ministry of Finance and Commerce.

“MoU” shall have the meaning set forth in the first paragraph of this MoU.

“Nokia” shall have the meaning set forth in the first paragraph of this MoU.

“Nokia Board” shall mean the board of directors of Nokia.

“Nokia Board Recommendation” shall have the meaning set forth in Recital (F).

“Nokia Change in Recommendation Fee” shall mean an amount equal to three hundred million euros (€300 000 000).

“Nokia Disclosure Letter” shall have the meaning set forth in the first paragraph of Article IV.

“Nokia French Regulatory Approval Failure Fee” shall mean an amount equal to one hundred million euros (€100 000 000).

“Nokia Intervening Event” shall mean any change, condition, effect, event or occurrence that is unknown to and not reasonably foreseeable by the Nokia Board on the date of this MoU, which change, condition, effect, event or occurrence becomes known to the Nokia Board prior to obtaining the Nokia Shareholder Approval; provided, however, that none of the following (or the consequences thereof) will constitute a Nokia Intervening Event: (i) any action taken by any Party pursuant to this MoU or in connection with the transactions contemplated by this MoU (including, for the avoidance of doubt, any actions taken or proposed to be taken pursuant to the obligations of the Parties under Section 5.2); (ii) any changes in the market price or trading volume of the Company Securities or the Nokia Shares or the respective credit ratings of the Company or Nokia (except that this clause (ii) will not prevent or otherwise affect a determination that any change, condition, effect, event or occurrence underlying such change has resulted in or contributed to a Nokia Intervening Event); (iii) the receipt, existence of or terms of any proposal by a third party to acquire (directly or indirectly) an interest, assets, securities or enter into an arrangement (including any merger, reorganization, restructuring, contribution, share exchange, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction) in respect of Nokia or any of Nokia’s Subsidiaries or any inquiry relating thereto, or the implementation of any such arrangements; (iv) any change, condition, effect, event or occurrence relating to the transactions contemplated by this MoU; or (v) any change, condition, effect, event or occurrence referred to in clauses (i) through (ix) of the definition of Material Adverse Effect.

“Nokia Performance Shares” shall mean the performance shares granted by Nokia to its employees or executives pursuant to the Nokia Share Plans.

“Nokia Regulatory Approval Failure Fee” shall mean an amount equal to four hundred million euros (€400 000 000).

“Nokia Reports” shall have the meaning set forth in the first paragraph of Article IV.

“Nokia Shareholder Approval” shall have the meaning set forth in Section 6.2.2.

“Nokia Shareholder Approval Failure Fee” shall mean an amount equal to one hundred fifty million euros (€150 000 000).

“Nokia Shareholders’ Meeting” shall have the meaning set forth in Section 6.2.2.

“Nokia Share Options” shall mean the stock options granted by Nokia to its employees or executives pursuant to the Nokia Share Plans.

“Nokia Share Plan” shall mean any share- or equity-based incentive plan under which Nokia may issue share- or equity-based awards to directors, officers, employees or consultants of Nokia or any of its Subsidiaries existing as of the date hereof or established in the ordinary course consistent with past practice after the date hereof, in each case as amended from time to time.

“Nokia Shares” shall have the meaning set forth in Section 2.4.1.

“NYSE” shall mean the New York Stock Exchange.

“OCEANEs” shall mean collectively: (i) the EUR 628 946 424 bonds convertible into new Company Shares or exchangeable for existing Company Shares due on July 1, 2018, (ii) the EUR 688 425 000 bonds convertible into new Company Shares or exchangeable for existing Company Shares due on January 30, 2019 and (iii) the EUR 460 289 979.90 bonds convertible into new Company Shares or exchangeable for existing Company Shares due on January 30, 2020.

“Offer Documents” shall mean the French Offer Documents and the U.S. Offer Documents.

“Offer Exchange Ratio” shall have the meaning set forth in Section 2.4.1.

“Offer Supplemental Prospectus” shall mean the document to be prepared and filed with the AMF in accordance with Article 231-28 of the AMF General Regulation (i) in the case of Nokia, containing such other information (including legal, financial and accounting information) relating to Nokia as required by the AMF instruction No. 2006-07 which shall include or incorporate by reference the listing documentation to be prepared in respect of Nokia to have its shares admitted for listing on Euronext Paris in accordance with the AMF General Regulation, and (ii) in the case of the Company, containing such other information (including legal, financial and accounting information) relating to the Company as required by the AMF instruction No. 2006-07.

“Offers” shall have the meaning set forth in Recital (B).

“Organizational Documents” shall mean, with respect to any Person, the certificate of incorporation, articles of association, limited liability company by-laws, organizational regulations or similar organizational documents of such Person.

“Party” shall have the meaning set forth in the first paragraph of this MoU.

“Patents” shall mean issued domestic and foreign patents and registrations and pending patent applications thereof, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, industrial design protections, design patents, patents of importation/confirmation, certificates of invention and like statutory rights.

“Permit” shall mean all permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals issued by or obtained from a Relevant Authority.

“Permitted Nokia Dividend” shall mean one or more cash dividends payable by Nokia in the 2015 calendar year in the ordinary course of business consistent with past practices in the cumulative amount of up to €0.14 per Nokia Share.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Pre-Completion Nokia Business” shall have the meaning set forth in Section 5.2.

“Recipient” shall have the meaning set forth in Section 8.5.5.

“Reference Document” shall mean the annual report of the Company filed with the AMF (Document de référence).

“Refinancing” shall mean, in respect of any indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease, buy back, tender for, exercise a call in respect of or retire, or to issue other indebtedness either prior or subsequent to the foregoing in exchange or replacement for such indebtedness.

“Registration Statement” shall have the meaning set forth in Section 2.3.1.

“Regulatory Approvals” shall mean the CFIUS Approval and the French Regulatory Approval.

“Relevant Authority” shall mean any Finnish, French, European Union, U.S. and other supranational, national, federal, regional or local legislative, administrative or regulatory authority, agency, court, tribunal, arbitrator, arbitration panel or similar body or any securities exchange on which any securities of either Party are trading, in each case only to the extent that such entity has authority and jurisdiction in the particular context.

“Response Prospectus” shall mean the response prospectus (note en réponse) relating to the French Offer to be prepared and filed by the Company with, and approved by, the AMF in accordance with the AMF General Regulation.

“Restriction” shall have the meaning set forth in Section 5.2.

“Restricting Law” shall have the meaning set forth in Section 7.1.1.

“Rules” shall have the meaning set forth in Section 9.14.

“Schedule 14D-9” shall have the meaning set forth in Section 2.3.1.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

“Subsidiary” shall mean, with respect to any Person, any other Person Controlled by such Person, including, with respect to the Company and notwithstanding anything to the contrary set forth herein, ASB.

“Superior Proposal” shall mean any bona fide written Alternate Proposal from any Person or group of Persons (provided that, for the purpose of this definition, all references to “15%” in the definition of “Alternate Proposal” shall be replaced by “30%” with respect to prong (i)(A) of the Alternate Proposal definition and shall be replaced by “50%” with respect to prong (i)(B) of the Alternate Proposal definition) that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute) (i) to be more favorable to the Company, the holders of Company Securities and the other stakeholders of the Company than the Offers, taking into account, among other things, (x) all legal, financial, regulatory, timing, financing and other aspects of the Alternate Proposal, this MoU and the Offers on the terms described in this MoU (including the respective conditions to and the respective expected timing and risks of consummation), (y) any improved terms that Nokia may have offered pursuant to and in accordance with Section 6.1.2(d)(ii), and (z) the corporate interest (intérêt social) of the Company and (ii) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute) that failure to pursue such Alternate Proposal would be inconsistent with its fiduciary duties under applicable Law.

“Tax” shall mean all national, regional, federal, state, and local income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, social security contributions, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Trade Secrets” shall mean confidential and proprietary information, trade and industrial secrets and discoveries, concepts, ideas, research and development, technology, know-how, including scientific, engineering, mechanical, electrical, financial, marketing, practical and other similar knowledge or experience, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), circuit block libraries, designs (including circuit designs and layouts), drawings, specifications, databases and other information, including customer lists, supplier lists, bill of materials lists, pricing and cost information, and business, product, development, sourcing and marketing plans, roadmaps and proposals, in each case, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trademarks” shall mean domestic and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

“Transaction Committee” shall have the meaning set forth in Section 6.3.2.

“Tribunal” shall have the meaning set forth in Section 9.14.

“U.S. Offer” shall have the meaning set forth in Recital (D).

“U.S. Offer Documents” shall have the meaning set forth in Section 2.3.1.

“Utility Model” shall mean issued domestic and foreign utility models and pending utility model applications, utility model disclosures, and any and all extensions thereof.

“Works Council” shall have the meaning set forth in Section 5.1.

Section 1.2 Interpretation

For the purposes of this MoU: (i) words (including capitalized terms defined herein) in the singular include the plural and vice versa as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import, unless otherwise expressly provided, refer to this MoU as a whole (including all Annexes hereto, the Company Disclosure Letter and the Nokia Disclosure Letter) and not to any particular provision of this MoU, and Article, Section, Annex, Company Disclosure Letter and Nokia Disclosure Letter references are to the Articles, Sections, Annexes, Company Disclosure Letter and Nokia Disclosure Letter to this MoU unless otherwise expressly provided; (iii) the word “including” and words of similar import when used in this MoU mean “including without limitation” unless otherwise expressly provided; and (iv) all references to any period of days refer to the relevant number of calendar days unless otherwise expressly provided.

ARTICLE II

THE OFFERS

Section 2.1 Announcement

Promptly following the execution of this MoU, Nokia and the Company shall jointly issue a press release and/or stock exchange release in the form set forth in Annex 1 (Announcement), with such changes as the Parties may agree in writing (the “Announcement”).

Section 2.2 French Offer

2.2.1 Filing of the French Offer

As soon as practicable after, and in any event within three (3) Business Days following, the date on which the last of the conditions precedent set forth in Section 7.1 and Section 7.2 is satisfied or waived in accordance with Article VII, Nokia shall (i) cause its presenting bank(s) (établissement présentateur(s)) (which it shall appoint in a timely manner) to file the French Offer (including the draft French Offer Prospectus) with the AMF in accordance with Article 231-13 of the AMF General Regulation, (ii) publish the press release required pursuant to Articles 231-16 III of the AMF General Regulation summarizing the key terms of the French Offer and (iii) make the draft French Offer Prospectus available to the public in accordance with Article 231-16 I and II of the AMF General Regulation (such date, the “French Offer Filing Date”). Notwithstanding the foregoing, the Parties will jointly endeavor to schedule the French Offer Filing Date such that the Offers shall remain open for a period of at least ten (10) Business Days following receipt of the Nokia Shareholder Approval.

On the French Offer Filing Date, subject to (a) having received at least three (3) Business Days’ prior written notice from Nokia of the contemplated French Offer Filing Date, (b) the Consultation having been completed, (c) the Independent Expert Report having been issued and (d) the Company Board having issued its reasoned opinion (avis motivé) pursuant to Article 231-19, 4° of the AMF General Regulation, the Company shall (i) file with the AMF and make available to the public the draft Response Prospectus in accordance with Article 231-26 of the AMF General Regulation and (ii) publish the press release required pursuant to Article 231-26 II of the AMF General Regulation.

In case of significant change in the information presented to the Works Council between the Announcement and the French Offer Filing Date, requiring a new consultation to be conducted pursuant to the third paragraph of Section 5.1, the draft Response Prospectus mentioned in the immediately preceding paragraph shall be issued only once the new consultation is completed in accordance with applicable Law. In case those significant changes are such that they would require a new Company Board Recommendation (avis motivé), a new Company Board Recommendation shall be issued at the latest two (2) Business Days following the completion of the new consultation and attached to the draft Response Prospectus.

Sufficiently in advance of the filing of the Offer Supplemental Prospectuses, Nokia shall (i) prepare and file a listing prospectus with the FSA for purposes of offering the Nokia Shares as consideration in the Offers and listing such Nokia Shares on NASDAQ OMX Helsinki Ltd. in accordance with applicable Finnish Law, (ii) cause the Finnish listing prospectus approved by the FSA to be passported into France pursuant to Article 212-3 and Articles 212-40 to 212-42 of the AMF General Regulation and (iii) file a complete application for listing with Euronext Paris so that the Nokia Shares are admitted for listing on Euronext Paris on or as soon as practically possible after the Completion Date.

Each of Nokia and the Company shall prepare its Offer Supplemental Prospectus in accordance with Article 231-28 of the AMF General Regulation in advance of the French Offer Opening Date so that it is ready to be filed with the AMF on or promptly after the French Offer Filing Date and made public no later than on the Business Day immediately prior to the French Offer Opening Date.

2.2.2 Commencement of the French Offer

Promptly after the approval by the AMF of the terms of the French Offer and of the French Offer Prospectus and Response Prospectus, Nokia and the Company shall publish (i) the French Offer Prospectus and Response Prospectus, respectively, in accordance with Article 231-27 of the AMF General Regulation, and (ii) their respective Offer Supplemental Prospectuses no later than the day immediately prior to the French Offer Opening Date in accordance with Article 231-28 of the AMF General Regulation.

2.2.3 Subsequent Offering Period

Subject to the other provisions of this Section 2.2.3, within ten (10) Business Days after the date of announcement of the final successful results of the French Offer taking into account the results of the U.S. Offer by AMF (subject to the satisfaction or waiver of the Minimum Tender Condition and the receipt of the Nokia Shareholder Approval), Nokia shall conduct a subsequent offering period for the French Offer in accordance with Article 232-4 of the AMF General Regulation and SEC rules and regulations, as applicable, during which Nokia shall offer to acquire all remaining outstanding Company Securities pursuant to the same terms as those of the French Offer.

2.2.4 Issuance of the Company Board’s Reasoned Opinion

The Company Board shall within a reasonable time prior to the French Offer Filing Date appoint an independent expert (the “Independent Expert”) in accordance with Article 261-1 of the AMF General Regulation for purposes of issuing, reasonably prior to the French Offer Filing Date, a fairness opinion complying with Article 262-1 of the AMF General Regulation in respect of the terms of the Offers (the “Independent Expert Report”).

As soon as practicable (and in any event no later than three (3) Business Days) after having completed the Consultation and received the Independent Expert Report that includes the opinion of the Independent Expert that the terms of the Offers are fair to the holders of Company Securities from a financial point of view (a “Favorable Report”), the Company Board shall issue its reasoned opinion (avis motivé) pursuant to Article 231-19, 4° of the AMF General Regulation. The Parties shall cooperate with the Independent Expert and use their respective reasonable best efforts to cause the Independent Expert to issue a Favorable Report.

The Company shall include the reasoned opinion (avis motivé) issued by the Company Board in the Response Prospectus and the Schedule 14D-9 to be made available to the security holders of the Company with respect to the Offers.

If at any time prior to the French Offer Filing Date, the Company becomes aware that the Independent Expert is likely not to issue a Favorable Report by the French Offer Filing Date, including as a result of the Independent Expert informing the Company in writing or otherwise that it cannot or is likely not able to issue a Favorable Report, the Company shall promptly and in any event within two (2) Business Days, notify Nokia in writing of the possibility of a Favorable Report not being issued and of all material facts and circumstances (to the extent known by the Company) related to such possibility.

Section 2.3 U.S. Offer

2.3.1 Filing of the U.S. Offer

Nokia shall, in accordance with applicable U.S. securities laws, file with the SEC a registration statement on Form F-4 (such Form F-4, together with any amendments, supplements and exhibits thereto, the “Form F-4”) with respect to the Nokia Shares to be offered in the Offers and, to the extent required by the U.S. securities laws, a registration statement on Form F-6 (such Form F-6, together with any amendments, supplements and exhibits thereto, the “Form F-6”, and the Form F-4 and the Form F-6 together, the “Registration Statements”) with respect to the Nokia Shares represented by ADSs to be offered in the Offers, in each case sufficiently in advance of the French Offer Filing Date so that the relevant SEC comments are reasonably likely to be resolved prior to the French Offer Filing Date. The Company will be given a reasonable opportunity to review and comment on the Registration Statements prior to filing with the SEC and Nokia shall provide the Company and its advisers with any comments, whether written or oral, that Nokia or its advisers may receive from time to time from the SEC or its staff, with respect to the Registration Statements. Nokia shall have the Registration Statements declared effective by the SEC as promptly as reasonably practicable after the filing thereof with the SEC, and in no event later than the French Offer Opening Date, and shall keep the Registration Statements effective as long as is necessary to consummate the Offers. Nokia shall advise the Company of the time when the Registration Statements have become effective, of the issuance of any stop order with respect to the Registration Statements. The U.S. Offer shall be made on terms at least as favorable as those offered to holders of Company Securities under the French Offer. Nokia shall use its reasonable best efforts to obtain from the SEC any no-action or exemptive relief necessary to permit the implementation and consummation of the Offers in accordance with the terms of this MoU. The Company shall use its reasonable best efforts to cooperate with Nokia in determining if any such exemptive relief is necessary and, if required, shall reasonably cooperate with Nokia to obtain such relief.

On the French Offer Opening Date, Nokia shall, in accordance with applicable U.S. securities laws, commence the U.S. Offer and file with the SEC a Tender Offer Statement on Schedule TO with respect to the U.S. Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO, together with the Registration Statements and the documents included in such Schedule TO or the Registration Statements, together with any supplements or amendments thereto, the “U.S. Offer Documents”) and shall mail or otherwise disseminate in accordance with the U.S. securities laws the U.S. Offer Documents to all holders of Company Securities included in the U.S. Offer.

On the date the U.S. Offer Documents are filed with the SEC and as soon as practicable on such date after such filing, the Company shall, in accordance with applicable U.S. securities laws, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the U.S. Offer (the “Schedule 14D-9”) containing the Company Board’s reasoned opinion (avis motivé) issued pursuant to Article 231-19 of the AMF General Regulation and shall mail the Schedule 14D-9 to all holders of Company Securities included in the U.S. Offer.

Nokia will prepare and submit to the NYSE an application covering the ADSs being issued in the Offers and will use its reasonable best efforts to cause the ADSs to be approved for listing (subject to notice of issuance) and trading on the NYSE at or prior to the Completion Date.

In accordance with applicable Law, Nokia acknowledges that it shall not, from the date of the MoU to the date of publication of the results of the Offers, directly or indirectly purchase or arrange to purchase any Company Securities except as part of the Offers.

2.3.2 Duration of the U.S. Offer

Subject to applicable Law, Nokia shall ensure that the period during which the U.S. Offer is open corresponds to the period during which the French Offer is open (including any extensions or subsequent offering periods in relation to the French Offer, including any subsequent offering period pursuant to Section 2.2.3).

Section 2.4 General Terms and Conditions of the Offers

2.4.1 Offer Consideration

Subject to the terms and conditions of this MoU, on the relevant Offers settlement date (or the relevant settlement date with respect to any additional exchange mechanism described in Section 2.5), the Company Securities tendered into the Offers (including during any extension of the Offers) will be exchanged for newly issued shares of Nokia (the “Nokia Shares”), in accordance with the offer exchange ratio applicable to the relevant types of Company Securities (including any applicable adjustments required by this Section 2.4) set forth in Annex 2 (Key Terms of the Offer) as may be amended from time to time in accordance with this Section 2.4 (the “Offer Exchange Ratio”).

If between the date of this MoU and the relevant settlement dates of the Offers (or the relevant settlement date with respect to any additional exchange mechanism described in Section 2.5), the outstanding Company Shares or Nokia Shares are changed into a different number of shares or a different class by reason of any share dividend, subdivision, reclassification, split, reverse split, combination or exchange of shares, or the Company or Nokia resolves to pay any dividend (other than, with respect to Nokia, the Permitted Nokia Dividend) or make any other distribution to its security holders or shareholders in each case with a record date before the settlement of the Offers (or the relevant settlement date with respect to any additional exchange mechanism described in Section 2.5), then the Offer Exchange Ratio will be appropriately adjusted to provide to the holder of such Company Security the same economic effect as contemplated by this MoU prior to such event. Notwithstanding the foregoing, if the Offer Exchange Ratio is required to be adjusted pursuant to the distribution or spin-off to the holders of Company Shares of all or part of the Company’s interest in ASN, such adjustment shall be calculated in accordance with Annex 2 (Key Terms of the Offers) and, with respect to the OCEANEs, shall be calculated in accordance with the relevant terms thereof. Nothing set forth in this Section 2.4.1 shall in any way limit or otherwise affect the Company’s obligations under Section 6.1.1 or Nokia’s obligations under Section 6.2.1.

2.4.2 Treasury Shares

Subject to the Offers being filed and opened in accordance with applicable Law, the Company shall and shall cause each of its Subsidiaries to tender into the Offers all Company Securities held by the Company or any of its Subsidiaries at the date of the French Offer Opening Date, other than those held for purposes of (i) the payment of performance units in Company Shares, (ii) the Company Shares to be received in lieu of Company Share Options, in each case as further described in Section 1.1. of the Company Disclosure Letter and (iii) the payment of the indemnity in Company Shares in accordance with Section 2.5.2.

2.4.3 Amendments to the Offers

Subject to the second paragraph of Section 2.4.1 and Nokia’s right to waive the Minimum Tender Condition or withdraw the French Offer pursuant to Article 232-11 of the AMF General Regulation, Nokia shall not, without the prior written consent of the Company, amend, modify, supplement or waive any term or condition of the Offers in a manner materially adverse to the Company or the holders of Company Securities.

Section 2.5 Additional Exchange Mechanism

2.5.1 Company Share Options

On the date of this MoU, the Company Board has resolved to accelerate or waive certain terms of the Company Share Plans and make other amendments thereto, as further described in Section 1.1 of the Company Disclosure Letter.

To the extent legally possible, the Parties shall put in place a liquidity mechanism for the holders of Company Share Options who, on or prior to the closing of the Offers or, if applicable, the subsequent offering period for the French Offer in accordance with Article 232-4 of the AMF General Regulation, cannot exercise their Company Share Options, tender the underlying Company Shares into the French Offer or the U.S. Offer, or sell the Nokia Shares that they would receive in exchange for the Company Shares resulting from the exercise of Company Share Options and tendered into any of the Offers, as applicable, due solely to legal, regulatory or governance constraints or holding periods, or would be subject to a less favorable tax treatment pursuant to such exercise, tender or sale because of tax constraints pursuant to Article 163 bis C of the French tax code or equivalent provisions of other jurisdictions (such legal, tax, regulatory or governance constraints or holding periods, the “Lock-Up Period”), provided, that such liquidity mechanism shall (i) provide for the exchange of the relevant Company Shares into Nokia Shares in accordance with the Offer Exchange Ratio (or, at Nokia’s sole discretion, the acquisition for cash by Nokia of the relevant Company Shares at a price determined in accordance with the Offer Exchange Ratio and the average market price of the Nokia Shares over a period to be agreed and ending on the date of such acquisition by Nokia), subject to legal or customary adjustments, (ii) become effective only at the expiration of any applicable Lock-Up Period and subject to the condition that there is a Liquidity Event with respect to the Company Shares on or before such date and (iii) only be provided if the respective holders of Company Share Options have agreed to, promptly upon the expiration of any applicable Lock-Up Period pursuant to the terms of a liquidity agreement to be entered into between the relevant holders and Nokia, exercise the Company Share Options and immediately request the exchange (or, as the case may be, purchase) of the Company Shares resulting from such exercise, or to waive their right to such Company Share Options if they have not exercised them after a certain period to be agreed following the expiration of such Lock-Up Period. The occurrence of a “Liquidity Event” shall be agreed by the Parties in good faith taking into consideration the factors relevant to the liquidity of the Company Shares, provided that (a) the de-listing of the Company Shares, (b) the holding by Nokia of more than 85% of the Company Shares or (c) the average daily trading volume of the Company Shares on Euronext Paris falling below five million (5 000 000) Company Shares for twenty (20) consecutive trading days, shall in each case be deemed to constitute a Liquidity Event. The Company shall use commercially reasonable best efforts to allow Nokia to enter into liquidity agreements with beneficiaries of outstanding Company Share Options prior to the French Offer Opening Date.

The liquidity mechanism described above will also apply to Company Shares (i) received by holders of performance units granted by the Company prior to the date hereof who will receive Company shares, as decided by the Company Board on the date hereof and described in the Company Disclosure Letter and (ii) received in lieu of Company Share Options as described in Section 1.1 of the Company Disclosure Letter, it being understood that clause (ii) of the preceding paragraph will not apply to all such Company Shares. Such liquidity mechanism shall provide for the mandatory exchange of the relevant Company Shares into Nokia Shares in accordance with the Offer Exchange Ratio, subject to legal or customary adjustments, at their respective maturity in 2016, 2017 and 2018.

To the extent legally possible and practicable, the Parties may consider and agree on a cash compensation by the Company for Company Share Options that are out of the money at the date when a Liquidity Event occurs, but remain outstanding following such Liquidity Event pursuant to the terms and conditions of the relevant Company Share Plan.

In the event that the liquidity mechanism described in this Section 2.5.1 is not (or is not capable of being) implemented or applicable to all holders of Company Stock Options, the Parties agree to discuss in good faith any alternative solutions resulting in the substantially equivalent effect.

Except as expressly set forth in the Company Disclosure Letter, the Company shall not, without Nokia’s prior written consent, grant new Company Share Options, Company Performance Shares, other equity-based rights or securities, or performance units or, after the date hereof, or approve or amend any Company Share Plan.

2.5.2 Company Performance Shares

The Company shall offer the beneficiaries of Company Performance Shares to waive their rights to receive such Company Performance Shares in accordance with applicable Laws (except for Company Performance Shares granted after the date hereof as disclosed in the Company Disclosure Letter), in exchange for an indemnity which will be payable either in Company Shares or in cash, at the option of the Company, provided that, if the Company chooses to offer an indemnification in Company Shares, the beneficiary will have to undertake to tender such Company Shares into the Offers.

If the Company chooses to offer an indemnity in Company Shares, the number of Company Shares delivered as indemnity shall be equal to the total number of Company Performance Shares granted to the relevant beneficiary as if all presence conditions and performance conditions were fulfilled. However, in respect of performance conditions relating to periods ending prior to the date hereof, the indemnity will be paid only to the extent such conditions have been fulfilled in accordance with their terms. Such Company Shares will be delivered out of treasury shares held by the Company or its Subsidiaries.

Such indemnity in Company Shares will be payable between the Business Day following the announcement of the result of the Offers and the opening of the subsequent offering period for the French Offer in accordance with Article 232-4 of the AMF General Regulation.

In respect of beneficiaries who elect not to accept the indemnity, the terms and conditions of their Company Performance Shares will remain unchanged, including the performance conditions and the presence conditions, provided that the Parties agree to determine in good faith, between the date hereof and the French Offer Filing Date, the adjustments necessary to the performance conditions attached to any such Company Performance Shares as a result of the closing of the Offers and the Company Board shall amend the terms and conditions of the applicable award agreement and Company Share Plans correspondingly. In particular, the Parties will discuss in good faith (i) appropriate references for the evolution of the share price of the Company and Nokia before and after the closing of the Offers or, if applicable, the subsequent offering period for the Offers, or the completion of any squeeze-our procedure, if applicable, as well as (ii) the methodology relating to, and composition of, the appropriate panel of comparable companies for purposes of such performance conditions.

The Company will ensure, if legally permissible, that (i) the terms and conditions of the liquidity mechanism described above will automatically apply to any person accepting the grant of Company Performance Shares after the date hereof (e.g., through any online acceptance facility provided by the Company) and (ii) that such liquidity mechanism enters into effect immediately upon the expiration of any applicable Lock-Up Period.

To the extent legally possible, the Parties shall put in place a liquidity mechanism, under the conditions set forth in Section 2.5.1, for the holders of the Company Performance Shares which are subject to a Lock-Up Period and for holders who have not elected the indemnity described above.

In the event that the liquidity mechanism described in this Section 2.5.2 is not (or is not capable of being) implemented or applicable to all holders of Company Performance Shares, the Parties agree to discuss in good faith any alternative solutions resulting in the substantially equivalent effect.

In any event, Nokia may decide to offer to roll over the Company Performance Shares plans into equivalent performance share programs applicable within the Nokia group.

Section 2.6 Post-Offers Reorganization

If, at the closing of the Offers or the reopened Offers, as the case may be, Nokia owns 95% of the share capital and voting rights of the Company, Nokia shall implement a squeeze-out of the remaining outstanding Company Shares within three (3) months of the closing of the Offers or, if applicable, the subsequent offering period for the Offers.

If, at the closing of the Offers or, if applicable, the subsequent offering period for the Offers Nokia owns 95% of the sum of the outstanding Company Shares and the Company Shares issuable upon conversion of the OCEANEs, Nokia shall implement a squeeze-out of the remaining OCEANEs within three (3) months of the closing of the Offers or, if applicable, the subsequent offering period for the Offers.

If Nokia owns less than 95% of the share capital and voting rights of the Company immediately after the closing of the Offers or, if applicable, the subsequent offering period for the Offers, then Nokia reserves the right to (i) commence a mandatory buy-out offer for the Company Securities it does not own on the relevant date pursuant to Article 236-3 of the AMF General Regulation if at any time it owns 95% or more of the voting rights of the Company, (ii) commence at any time a simplified offer for the Company Securities it does not own on the relevant date pursuant to Article 233-1 et seq. of the AMF General Regulation, or (iii) cause the Company to be merged into Nokia or an affiliate thereof, contribute assets to, merge certain of its Subsidiaries with, or undertake other reorganizations of, the Company.

Section 2.7 Furnishing of Information

To the extent permitted under applicable Law and subject to the provisions of the Confidentiality Agreement, each Party shall promptly furnish the other Party all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other Party in connection with any Offer Document or Schedule 14D-9. To the extent permitted under applicable Law, each Party shall provide the other Party with a reasonable opportunity to review in advance and comment on drafts of filings and submissions made with the relevant securities regulators (including the AMF, the SEC and the FSA) in connection with the Offers, including the Offer Documents and Schedule 14D-9.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth with reasonable specificity in the disclosure letter dated the date hereof delivered to Nokia by the Company (the “Company Disclosure Letter”), (ii) disclosed in any Reference Document or annual report on Form 20-F of the Company, (iii) disclosed in any release, report, schedule, form, statement or other document filed with the AMF, the SEC or the French Registry of Commerce and Companies (Registre de commerce et des sociétés), or (iv) disclosed in any investor communication disseminated via the “Investors & Shareholders” section of the Company’s website, in each case as issued, disseminated, published or filed on or prior to the date hereof and, in each of cases (ii), (iii) and (iv), only if such Reference Document, release, annual report, report, schedule, form, statement, other document, or communication, is publicly available on the date hereof on the “Investors & Shareholders” section of the website of the Company or on the website of the AMF or the

SEC or the French Registry of Commerce and Companies ((ii), (iii) and (iv), collectively, the “Company Reports”) (other than disclosures relating to risk factors or any disclosure in any Company Report to the extent that such disclosure is predictive or forward-looking in nature, and provided that the relevant exception to such representation and warranty is reasonably apparent from such Company Report), the Company hereby represents and warrants to Nokia that all the statements contained in Section 3.1 to Section 3.10 (a) are true and complete in all material respects (except that all statements that are qualified as to Material Adverse Effect are true and complete in all respects, giving effect to such qualification) as of the date hereof, and (b) will be true and complete in all material respects (except that all statements that are qualified as to Material Adverse Effect are true and complete in all respects, giving effect to such qualification) as of the French Offer Filing Date (except in each of cases (a) and (b) to the extent that any such representation and warranty is expressly made as of another date, in which case such representation and warranty shall be required to be so true and so correct only as of such other date).

Section 3.1 Organization, Good Standing and Qualification

The Company is an entity duly incorporated and validly existing under the Laws of its jurisdiction of organization. Each of the Company’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, has not resulted and is not reasonably expected to result in a Material Adverse Effect with respect to the Company.

Section 3.2 Capitalization

As of March 31, 2015, the registered share capital of the Company consisted of 2 824 203 364 Company Shares, each with a par value of €0.05 per share. As of the same date, (i) the EUR 628 946 424 bonds convertible into new Company Shares or exchangeable for existing Company Shares due on January 1, 2018 were issued and outstanding; (ii) the EUR 688 425 000 bonds convertible into new Company Shares or exchangeable for existing Company Shares due on January 30, 2019 were issued and outstanding; (iii) the EUR 460 289 979.90 bonds convertible into new Company Shares or exchangeable for existing Company Shares due on January 30, 2020 were issued and outstanding. At the close of business on March 31, 2015: (a) 2 828 388 595 Company Shares were issued and outstanding, (b) 40 117 578 Company Shares were held in treasury (including Company Shares held by Subsidiaries), (c) 652 378 496 Company Shares may be issuable pursuant to the Company’s conditional share capital (including as a result of the conversion or exchange of the OCEANEs) and (d) 117 121 859 Company Shares may be issuable pursuant to the Company Share Plans (including Company Share Options and Company Performance Shares). From the close of business on March 31, 2015 to the date of this MoU, there have been no issuances by the Company of shares or voting securities of, or other equity interests in, the Company except those resulting from the exercise of Company Share Options by beneficiaries with respect to current Company Share Plans.

Each of the outstanding shares or other equity interests in the Company are duly authorized, validly issued and fully paid. Except as set forth above or in accordance with the terms of the OCEANEs, as of March 31, 2015 there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other equity interests of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of the Company and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Each of the outstanding shares of capital stock or other equity interests in each of the Company’s Subsidiaries that is held by the Company or by a direct or indirect Subsidiary of the Company is duly authorized, validly issued, fully paid and, to the extent applicable, non-assessable, except as has not resulted and is not reasonably expected to result in a Material Adverse Effect with respect to the Company, the Company or a direct or indirect Subsidiary of the Company has legal title to such outstanding shares or other equity interests. All shares of capital stock or other equity interests in each of the Company’s Subsidiaries owned by the Company or by a direct or indirect Subsidiary of the Company are free and clear of any Lien, except as has not resulted and is not reasonably expected to result in a Material Adverse Effect with respect to the Company. Except as set forth above, as of March 31, 2015 there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity interests of any of the Company’s Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of any of the Company’s Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 3.3 Corporate Authority

The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute and perform its obligations under this MoU. Assuming that Nokia has validly and properly entered into this MoU, this MoU is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights.

Section 3.4 Non-contravention

Neither the execution by the Company of this MoU, the compliance by it with all of the provisions of and the performance by it of its obligations under this MoU, nor the consummation of the Offers, (i) will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any right to terminate, accelerate or cancel, or otherwise constitute a default under, any provision of any material Contract, or result in any change in the rights or obligations of any party under any material Contract, in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound, (ii) will violate or conflict with any Permit issued to the Company or any of its Subsidiaries (assuming receipt by Nokia of all authorizations, consents, Permits and approvals required in connection with the Offers), or (iii) will violate or conflict in any material respect with the Organizational Documents of the Company or any of the Company’s Subsidiaries, or (iv) will violate or conflict with any applicable Law, except (in the case of clauses (i) and (ii)) for such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, have not resulted and are not reasonably expected to result in a Material Adverse Effect with respect to the Company.

Section 3.5 Required Consents

Other than (i) the Competition Approvals, (ii) the Regulatory Approvals, (iii) authorizations, waivers, consents, filings, registrations or approvals in connection with or in compliance with the AMF, the Securities Act and the Exchange Act, and (iv) such other authorizations, waivers, consents, filings, registrations or approvals that, if not obtained, made or given, individually or in the aggregate, are not reasonably expected to result in a Material Adverse Effect with respect to the Company, no authorizations, waivers, consents, filings, registrations or approvals are required to be made by the Company or any of its Subsidiaries with, or obtained by the Company or any of its Subsidiaries from any Relevant Authority, in connection with the performance by the Company of its obligations hereunder and the consummation of the Offers.

Section 3.6 Reports; Financial Statements; Internal Control and Disclosure Control

Since January 1, 2013, the Company Reports were, to the extent required under applicable Law, filed in a timely manner, and are in material compliance with all applicable Laws and other requirements applicable thereto. As of their respective dates (or if amended prior to the date hereof, as of the date of such amendment), the Company Reports which were required to be filed with any Relevant Authority complied in all material respects with the requirements under applicable Law regarding the accuracy and completeness of the disclosures contained therein.

All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company Reports since January 1, 2013 (i) fairly present in all material respects the consolidated financial position and the results of operations, cash flows and changes in shareholders’ equity of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to therein and (ii) have been or will be, as the case may be, prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that are not material in amount or nature).

The Company maintains a system of accounting and internal controls effective to provide reasonable assurances regarding the reliability of the consolidated financial reporting and the preparation of the consolidated financial statements of the Company and its consolidated Subsidiaries in accordance in all material respects with IFRS and applicable Laws of France. Since January 1, 2013, the Company’s principal executive officer and its principal financial officer have disclosed to Company’s auditors and the audit committee of Company Board (i) all known “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting, and any such disclosures have been made available to Nokia, except to the extent such disclosures relate to matters that are not reasonably expected to result in a Material Adverse Effect with respect to the Company.

Section 3.7 Absence of Certain Changes

In the period between December 31, 2014 and the date hereof (i) the Company has conducted the business of the Company in the ordinary course in all material respects (except in connection with, or as a result of, the negotiations, execution and delivery of this MoU), and (ii) there has not been any change or developments that, individually or in the aggregate, has resulted or is reasonably expected to result in a Material Adverse Effect with respect to the Company.

Section 3.8 Litigation

There are no claims, actions, suits, proceedings or notified investigations pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or affecting any of their material properties or assets, before or by any Relevant Authority, except those which are not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Neither the Company nor any of its Subsidiaries nor any of the material assets of the Company or its Subsidiaries, to the knowledge of the Company, is subject to any outstanding order, writ, injunction or decree which would have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

Section 3.9 Intellectual Property

Neither the Company nor any of its Subsidiaries is party to any arrangement (such as an agreement, unilateral commitment, or other undertaking) with any Person that, on the date of this MoU or thereafter, as a result of the signing of this MoU or the consummation of the Offers or as a result of the Company becoming a Subsidiary of Nokia, would have or purport to have a binding effect on Nokia or any of its direct or indirect Subsidiaries (other than the Company and its pre-Completion Date Subsidiaries) or any of their respective Patents, and affect, due to its terms, Nokia’s and its Subsidiaries’ exploitation of their respective Patent portfolios, including in the Patent licensing business of Nokia and its Subsidiaries (excluding the Company and its pre-Completion Date Subsidiaries), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Nokia. Except as would not be reasonably expected to have a Material Adverse Effect with respect to Nokia or the Company, the Company and its Subsidiaries will, after the Completion Date, own or have a right to use the Intellectual Property used in their respective businesses, as currently used.

Section 3.10 Legal Compliance

Since December 31, 2013, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Law (including the Sarbanes-Oxley Act, the Export Administration Regulations, the International Traffic in Arms Regulations and the Foreign Corrupt Practices Act of 1977, as amended), except for violations which would not be reasonably expected to have a Material Adverse Effect with respect to the Company. To the knowledge of the Company, the Company and each of its Subsidiaries (i) is not as of the date of this MoU and (ii) since December 31, 2013 have not been under investigation with respect to and have not been threatened to be charged with or been given notice of any violation of, any applicable Law or any agreement with any Relevant Authority, except in each of cases (i) and (ii) as would not be reasonably expected to have a Material Adverse Effect with respect to the Company.

Section 3.11 No Other Company Representations or Warranties

Except for the representations and warranties contained in this Article III, neither the Company nor any of its Subsidiaries makes any other express or implied representation or warranty on behalf of the Company or its Subsidiaries. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or its Subsidiaries, or any of their respective officers, directors, employees, agents, advisors or representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NOKIA

Except as (i) set forth with reasonable specificity in the disclosure letter dated the date hereof delivered to the Company by Nokia (the “Nokia Disclosure Letter”), (ii) disclosed in any annual report on Form 20-F of Nokia, (iii) disclosed in any release, report, schedule, form, statement or other document published through NASDAQ OMX Helsinki Ltd. or filed with the Finnish Trade Register (kaupparekisteri) or the SEC, or (iv) disclosed in any investor communication disseminated via the

“Investors” or “News” sections of Nokia’s website, in each case as issued, disseminated, published or filed on or prior to the date hereof and, in each of cases (ii), (iii) and (iv), only if such release, annual report, report, schedule, form, statement, other document, or communication, is publicly available on the date hereof on the “Investors” or “News” sections of the website of Nokia or on the website of NASDAQ OMX Helsinki Ltd. or the SEC or the Finnish Trade Register ((ii), (iii) and (iv), collectively, the “Nokia Reports”) (other than disclosures relating to risk factors or any disclosure in any Nokia Report to the extent that such disclosure is predictive or forward-looking in nature, and provided that the relevant exception to such representation and warranty is reasonably apparent from such Nokia Report), Nokia hereby represents and warrants to the Company that all the statements contained in Section 4.1 to Section 4.9 (a) are true and complete in all material respects (except that all statements that are qualified as to Material Adverse Effect are true and complete in all respects, giving effect to such qualification) as of the date hereof, and (b) will be true and complete in all material respects (except that all statements that are qualified as to Material Adverse Effect are true and complete in all respects, giving effect to such qualification) as of the French Offer Filing Date (except in each of cases (a) and (b) to the extent that any such representation and warranty is expressly made as of another date, in which case such representation and warranty shall be required to be so true and so correct only as of such other date).

Section 4.1 Organization, Good Standing and Qualification

Nokia is an entity duly incorporated and validly existing under the Laws of its jurisdiction of organization. Each of Nokia’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, has not resulted and is not reasonably expected to result in a Material Adverse Effect with respect to Nokia.

Section 4.2 Capitalization

As of March 31, 2015, the registered share capital of Nokia consisted of 3 678 181 547 Nokia Shares. As of the same date, €749 800 000 of bonds convertible into new Nokia Shares or exchangeable for existing Nokia Shares were issued and outstanding. At the close of business on March 31, 2015: (a) 3 678 181 547 Nokia Shares were issued and outstanding, (b) 53 057 453 Nokia Shares were held in treasury and (c) 307 295 082 Nokia Shares may be issuable pursuant to Nokia’s conditional share capital (including as a result of the conversion or exchange of the convertible bonds). From the close of business on March 31, 2015 to the date of this MoU, there have been no issuances by Nokia of shares or voting securities of, or other equity interests in, Nokia except for issuances pursuant to the Nokia Share Plans.

Each of the outstanding shares or other equity interests in Nokia are duly authorized, validly issued and fully paid. Except as set forth above, as of March 31, 2015 there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Nokia to issue or sell any shares of capital stock or other equity interests of Nokia or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of Nokia and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Each of the outstanding shares of capital stock or other equity interests in each of Nokia’s Subsidiaries that is held by Nokia or by a direct or indirect Subsidiary of Nokia is duly authorized, validly issued, fully paid and, to the extent applicable, non-assessable, except as has not resulted and is not reasonably expected to result in a Material Adverse Effect with respect to Nokia, Nokia or a direct or indirect Subsidiary of Nokia has legal title to such outstanding shares or other equity interests. All shares of capital stock or other equity interests in each of Nokia’s Subsidiaries owned by Nokia or by a direct or indirect Subsidiary of Nokia are free and clear of any Lien, except as has not resulted and is not reasonably expected to result in a Material Adverse Effect with respect to Nokia. Except as set forth above, as of March 31, 2015 there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Nokia or any of its Subsidiaries to issue or sell any shares of capital stock or other equity interests of any of Nokia’s Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of any of Nokia’s Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 4.3 Corporate Authority

Subject to the authorization by its shareholders for the issuance of the new Nokia Shares offered as consideration for the Company Securities, Nokia has all requisite corporate power and authority and has taken and, following the authorization by its shareholders for the issuance of the new Nokia Shares offered as consideration for the Company Securities, will take all corporate action necessary in order to authorize, execute and perform its obligations under this MoU. Assuming that the Company has validly and properly entered into this MoU, this MoU is a valid and binding agreement of Nokia, enforceable against Nokia in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights.

Section 4.4 Non-contravention

Neither the execution by Nokia of this MoU, the compliance by it with all of the provisions of and the performance by it of its obligations under this MoU, nor the consummation of the Offers, (i) will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of Nokia or any of its Subsidiaries (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any right to terminate, accelerate or cancel, or otherwise constitute a default under, any provision of any material Contract, or result in any change in the rights or obligations of any party under any material Contract, in each case to which Nokia or any of its Subsidiaries is a party or by which Nokia or any of its Subsidiaries or any of their respective assets is bound, (ii) will violate or conflict with any Permit issued to Nokia or any of its Subsidiaries (assuming receipt by the Company of all authorizations, consents, Permits and approvals required in connection with the Offers), or (iii) will violate or conflict in any material respect with the Organizational Documents of the Nokia or any of Nokia’s Subsidiaries, or (iv) will violate or conflict with any applicable Law, except (in the case of clauses (i) and (ii)) for such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, have not resulted and are not reasonably expected to result in a Material Adverse Effect with respect to Nokia.

Section 4.5 Required Consents

Other than (i) the Competition Approvals, (ii) the Regulatory Approvals, (iii) authorizations, waivers, consents, filings, registrations or approvals in connection with or in compliance with the AMF, the Securities Act and the Exchange Act, (vi) the approval of the Finnish listing prospectus by the FSA, (vii) the approval of the relevant resolutions related to the transaction submitted at the Nokia Shareholders’ Meeting, (viii) the registration of the Nokia Shares offered as consideration for the Company Securities with the Finnish Trade Register, (ix) the entry of the Nokia Shares offered as consideration for the Company Securities in the Finnish book-entry securities system maintained by Euroclear Finland, (x) the approval of the Nokia Shares offered as consideration for the Company Securities for listing on each of NASDAQ OMX Helsinki Ltd. and the NYSE, (xi) the approval of the Nokia Shares for listing on Euronext Paris and (xii) such other authorizations, waivers, consents, filings, registrations or approvals that, if not obtained, made or given, individually or in the aggregate, are not reasonably expected to result in a Material Adverse Effect with respect to Nokia, no authorizations, waivers, consents, filings, registrations or approvals are required to be made by Nokia or any of its Subsidiaries with, or obtained by Nokia or any of its Subsidiaries from any Relevant Authority, in connection with the performance by Nokia of its obligations hereunder and the consummation of the Offers.

Section 4.6 Reports; Financial Statements; Internal Control and Disclosure Control

Since January 1, 2013, the Nokia Reports were, to the extent required under applicable Law, filed in a timely manner, and are in material compliance with all applicable Laws and other requirements applicable thereto. As of their respective dates (or if amended prior to the date hereof, as of the date of such amendment), the Nokia Reports which were required to be filed with any Relevant Authority complied in all material respects with the requirements under applicable Law regarding the accuracy and completeness of the disclosures contained therein.

All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Nokia and its consolidated Subsidiaries included in the Nokia Reports since January 1, 2013 (i) fairly present in all material respects the consolidated financial position and the results of operations, cash flows and changes in shareholders’ equity of Nokia and its consolidated Subsidiaries as of the dates and for the periods referred to therein and (ii) have been or will be, as the case may be, prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that are not material in amount or nature).

Nokia maintains a system of accounting and internal controls effective to provide reasonable assurances regarding the reliability of the consolidated financial reporting and the preparation of the consolidated financial statements of Nokia and its consolidated Subsidiaries in accordance in all material respects with IFRS and applicable Laws of Finland. Since January 1, 2013, Nokia’s principal executive officer and its principal financial officer have disclosed to Nokia’s auditors and the audit committee of the Nokia Board, (i) all known “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Nokia’s ability to record, process, summarize and report financial information and (ii) any known fraud, whether or not material, that involves management or other employees of Nokia who have a significant role in Nokia’s internal controls over financial reporting, and any such disclosures have been made available to the Company, except to the extent such disclosures relate to matters that are not reasonably expected to result in a Material Adverse Effect with respect to the Nokia.

Section 4.7 Absence of Certain Changes

In the period between December 31, 2014 and the date hereof, (i) Nokia has conducted the business of Nokia in the ordinary course in all material respects (except in connection with, or as a result of, the negotiations, execution and delivery of this MoU), and (ii) there has not been any change or developments that, individually or in the aggregate has, resulted or is reasonably expected to result in a Material Adverse Effect with respect to Nokia.

Section 4.8 Litigation

There are no claims, actions, suits, proceedings or notified investigations pending or, to the knowledge of Nokia, threatened in writing, against Nokia or any of its Subsidiaries or affecting any of their material properties or assets, before or by any Relevant Authority, except those which are not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect with respect to Nokia. Neither Nokia nor any of its Subsidiaries nor any of the material assets of Nokia or its Subsidiaries, to the knowledge of Nokia, is subject to any outstanding order, writ, injunction or decree which would have, individually or in the aggregate, a Material Adverse Effect with respect to Nokia.

Section 4.9 Legal Compliance

Since December 31, 2013, the businesses of each of Nokia and its Subsidiaries have not been, and are not being, conducted in violation of any Law (including the Sarbanes-Oxley Act, the Export Administration Regulations, the International Traffic in Arms Regulations and the Foreign Corrupt Practices Act of 1977, as amended), except for violations which would not be reasonably expected to have a Material Adverse Effect with respect to Nokia. To the knowledge of Nokia, Nokia and each of its Subsidiaries (i) is not as of the date of this MoU and (ii) since December 31, 2013, have not been under investigation with respect to and have not been threatened to be charged with or been given notice of any violation of, any applicable Law or any agreement with any Relevant Authority, except in each of cases (i) and (ii) as would not be reasonably expected to have a Material Adverse Effect with respect to Nokia.

Section 4.10 No Other Nokia Representations or Warranties

Except for the representations and warranties contained in this Article IV, neither Nokia nor any of its Subsidiaries makes any other express or implied representation or warranty on behalf of Nokia or its Subsidiaries. Nokia and its Subsidiaries disclaim any other representations or warranties, whether made by Nokia or its Subsidiaries, or any of their respective officers, directors, employees, agents, advisors or representatives.

ARTICLE V

WORKS COUNCIL AND REGULATORY AUTHORITIES

Section 5.1 Works Council Consultation

The Parties agree that the consultation with the works council (Comité de groupe français) of the Company and its French Subsidiaries (the “Works Council”) concerning the Offers (the “Consultation”) shall be initiated no later than two (2) Business Days as from the date of the Announcement as permitted by Article L. 2323-23-1 of the French Labor Code and conducted in accordance with Articles L. 2323-21 et seq. of the French Labor Code.

In the event the Company, prior to the end of the one (1) month consultation period provided for by the French Labor Code, believes that the Works Council is not in a position to express an opinion (avis) within this legal timeframe, the Company may, acting reasonably and following consultation with Nokia, extend the Works Council consultation period by no longer than two (2) additional months or any other period agreed by the Parties in writing. Any extension of the legal one (1) month consultation timeframe should be agreed upon between the Company and the Works Council in such a manner that the Consultation would deem to be completed even in the absence of any Works Council’s opinion. The Consultation shall be deemed completed on the earlier of (i) the date that the Works Council issues an opinion (avis) with respect to the Consultation or (ii) the expiration of the legal one (1) month timeframe (or of any agreed extension of such one-month period in accordance with the provisions set forth above).

The Parties acknowledge that, pursuant to Article L. 2323-23-1 of the French Labor Code, in the event there is any significant change in the information presented to the Works Council between the Announcement and the French Offer Filing Date, in the reasonable opinion of the Parties, the Works Council’s opinion will be deemed void (caduc). Accordingly, the Parties will promptly inform each other upon becoming aware of such a significant change and, if required by applicable Law, shall organize a new consultation in order to obtain a new opinion no later than the legal one-month timeframe. The new consultation shall also be governed by Article L.2323-21 et seq. of the French Labor Code.

Each Party shall use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to allow the opinion of the Works Council to be given within the legal one (1) month timeframe, as extended in accordance with the provisions of this Section 5.1, as the case may be. The Company shall immediately inform Nokia of any Works Council’s and the Works Council’s expert’s requests and positions of any kind and any timeframe agreed with the Works Council.

Nokia will provide to the Company the information listed in Annex 7 (Works Council) within two (2) Business Days after Announcement and shall provide, in a timely manner following receipt by Nokia of reasonable notice hereof, such additional information and assistance as the Company may reasonably request to allow the Company to comply with its obligations in relation to the Consultation, including by providing any information or responses reasonably requested by the Works Council in connection with the Consultation and in accordance with applicable Law. Nokia shall, at the request of the Company with reasonable notice, attend any meetings contemplated by applicable Law with the Works Council as part of the Consultation.

The Parties acknowledge that an expert may be appointed by the Works Council and each Party undertakes to use its reasonable efforts to cooperate with such expert, including by providing such expert with the information or document reasonably requested by the expert and as such expert reasonably deems necessary to comply with its duties under Article L. 2325-37 of the French Labor Code.

Nokia shall state to the Works Council its intentions or commitments, as the case may be, in relation to the obligations set forth in Annex 6 (French Commitments) which it has undertaken to comply with in connection with the Offers.

Following completion of the Consultation, the Company Board may decide to (i) proceed with the transactions contemplated by this MoU, in which case the Company shall issue the Company Support Statement not later than three (3) Business Days following the completion of the Consultation or (ii) not proceed with the transactions contemplated by this MoU and terminate this MoU pursuant to Section 8.2(f).

Section 5.2 Consents from Relevant Authorities

Nokia and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this MoU and applicable Laws to cause the conditions set forth in Article VII to be satisfied and to launch and complete the Offers as promptly as reasonably practicable, including by (i) subject to Section 5.4 and the timely provision by the Company to Nokia of all information necessary or appropriate for the preparation of such documentation, preparing and filing as promptly as practicable (and with respect to the Material Competition Approvals and the French Regulatory Approval, submitting an initial reasonably complete notification to the Relevant Authority no later than twenty (20) Business Days after the date of this MoU), and with respect to the Competition Approvals determined pursuant to the procedure set forth in Part II of Annex 4 (Competition Approvals), within twenty (20) Business Days of the completion of such procedure all documentation (including any additional documentation or information requested by any Relevant Authority in connection with the Offers) to effect all necessary or advisable notices, reports and other filings, and to obtain as promptly as practicable all Consents necessary or advisable to be obtained from any Relevant Authority in connection with the Offers, (ii) using their reasonable best efforts to resolve objections as may be asserted with respect to the Offers under any Laws, including the defending of any lawsuits or other legal proceedings, whether judicial or administrative or otherwise, challenging this MoU or the Offers, including seeking to have any stay or temporary restraining order or preliminary injunction (including any Restricting Law) entered by any court or Relevant Authority vacated or reversed, and (iii) the delivery of any additional instruments necessary to fully carry out the purposes of this MoU. Without limiting the foregoing, the Parties agree to use their respective reasonable best efforts to eliminate each and every impediment that may be asserted by any Relevant Authority with respect to the consummation of the Offers so as to enable the consummation of the Offers to occur as soon as reasonably practicable, including by: (a) in the case of either Party, not making any acquisitions of a business which can reasonably be expected to materially delay or materially increase the likelihood of not obtaining any Consent necessary or advisable to be obtained from any Relevant Authority in connection with the Offers (each, an “Acquired Business”) and (b) in the case of Nokia, proposing or agreeing to (and implementing) any commitment, consent decree, hold separate order, sale, divestiture, lease, license, transfer, disposal, encumbrance, mitigation agreement and any other condition or operating restriction with respect to the businesses, product lines, assets, Permits, operations, rights or interest therein conducted by Nokia and, following the Completion Date, the Company and their respective Subsidiaries (each, a “Restriction”); provided that Nokia shall in no event be required pursuant to this Section 5.2 to propose or agree to any Restrictions (A) on its business other than an Acquired Business as it exists prior to the Completion Date (the “Pre-Completion Nokia Business”) that, in the aggregate, would have an impact that is not insignificant to the Pre-Completion Nokia Business (but, for the avoidance of doubt, (1) no limitation applies with respect to Nokia’s obligations to propose or agree to (and implement) any Restriction imposed on any Acquired Business of Nokia, (2) any mitigation or other agreement that requires Nokia to comply with terms substantially similar to obligations of the Company under its current National Security Agreement, as amended, with the U.S. government existing prior to the Completion Date shall be deemed to not have a significant impact for these purposes); (B) that are imposed by any Relevant Authority other than MOFCOM and that would have a Material Adverse Effect on the Company; (C) that are imposed by MOFCOM (i) on the Company or its Subsidiaries (other than ASB) outside of China that would have a Material Adverse Effect on the Company or (ii) that would result in the Company’s interest in ASB not being delivered to Nokia at the Completion Date in all material respects; and (D) that are imposed by the French Ministry of Economy, provided that Nokia shall be required to propose or agree to Restrictions (including in respect of continued employment, maintenance in France of R&D facilities and industrial facilities, and specific undertakings with respect to critical infrastructures) that are commercially reasonable and that the French Ministry of Economy determines are necessary to preserve the national interests of France related to public order, public safety or national defense within the meaning of section L-151-3-II of the French monetary and financial code (code monétaire et financier), and for these purposes the indicative elements listed in Annex 6 (French Commitments) shall be deemed to be commercially reasonable.

Section 5.3 Other consents

The Parties shall use commercially reasonable best efforts to, as promptly as practicable following the date hereof, obtain such waivers, consents, approvals and authorizations pursuant to the terms of

Contracts to which the Company or any of its Subsidiaries is a party as is reasonably necessary or advisable in connection with the consummation of the Offers.

Section 5.4 Conduct of Process, Status Updates and Notice

Without limiting Section 5.2, prior to making any filing or other written communication with any Relevant Authority or the Independent Expert in connection with the transactions contemplated by this MoU each Party shall (i) provide a full copy of such filing or written communication to the other Party or its outside legal counsel; (ii) give the other Party or its outside legal counsel reasonable opportunity (taking into account the need to submit filings in a timely manner) to review and comment on such filing or written communication; and (iii) have reasonable regard to any such comments. Subject to applicable Laws, the provisions of the Confidentiality Agreement and the instructions of any Relevant Authority, Nokia and the Company each shall: (a) keep the other reasonably apprised of the status of matters relating to the completion of, and all discussions with the Relevant Authorities, any works council or the Independent Expert in respect of any filings or with third parties in respect of any required Consent, investigation, consultations or other inquiries in connection with, the transactions contemplated hereunder or the Independent Expert Report (in each case in a timely manner); and (b) give the other reasonable notice of, and the opportunity to participate in, all substantive telephone calls and all meetings with the Relevant Authorities or the Independent Expert in connection with the transactions contemplated by this MoU, and (c) give prompt notice to each other of any development or combination of developments that, individually or in the aggregate, is reasonably likely to prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this MoU, including the failure of any condition precedent set forth in Article VII; provided, however, that no such notification shall affect the covenants or agreements of the Parties or the conditions to the obligations of the Parties under this MoU.

Nokia and the Company each shall, subject to applicable Laws and the protection of confidential information from third parties and the provisions of the Confidentiality Agreement, (i) keep each other fully and timely informed of the status and progress of any merger control filing effected by either Party in any jurisdiction with respect to transactions other than those contemplated by this MoU, (ii) consult each other prior to taking any decision in relation to such transactions if such decision is liable to impact or delay the obtaining of the Competition Approvals, and (iii) make available to each other all filings, including annexes and responses to questionnaires, that have been submitted in any such merger control proceedings that are or will be pending before the Completion Date, provided, however, information or materials containing commercially or competitively sensitive information or confidential information on valuation may be made available on an “outside counsel only” basis.

Section 5.5 Treatment of Sensitive/Privileged Information

The provisions of the Confidentiality Agreement shall apply to any information exchanged under this Article V. The Parties shall share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Article V in a manner so as to preserve the applicable privilege.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Covenants of the Company

6.1.1 Conduct of business

The Company covenants and agrees that, after the date hereof and until the earlier of the Completion Date or the termination of this MoU in accordance with its terms (except (i) as otherwise expressly contemplated by this MoU, (ii) as required (or not permitted) by any Relevant Authority or applicable Law, (iii) with the written consent of Nokia (such consent not to be unreasonably withheld, delayed or conditioned), or (iv) as set forth in Section 6.1.1 of the Company Disclosure Letter), it shall conduct the business of the Company and its Subsidiaries in the ordinary course consistent with past practice and:

(a)	(i) the Company shall not make any material amendment to its Organizational Documents; (ii) the Company shall not split, combine or reclassify its outstanding shares; (iii) the Company shall not declare, set aside or pay any type of dividend, whether payable in cash, share or property, in respect of any Company Shares, other than as permitted by this Section 6.1.1 with respect to ASN); and (iv) the Company shall not launch any repurchase program with respect to its shares not publicly announced as of the date hereof other than the ordinary course in connection with the exercise of or Tax withholdings on the vesting, settlement or payment, as applicable, under the Company Share Plans consistent with past practice;

(b)	except as permitted pursuant to Section 6.1.1(d) or Section 6.1.1(e), the Company shall not and shall cause each of its Subsidiaries not to (i) issue, sell, or dispose of any shares of the Company or any of its Subsidiaries (other than Company Shares issued or delivered (x) pursuant to the Company Share Plans (y) pursuant to Section 2.5 of this MoU and Section 1.1 of the Disclosure Letter or (z) issued in exchange for early redemption at the option of the Company (amortissement anticipé au gré de l’émetteur) of any OCEANEs outstanding as of the date of this MoU in accordance with their terms) or (ii) pledge or create a Lien (other than, with respect to securities of its Subsidiaries, in connection with the incurrence of indebtedness in accordance with Section 6.1.1(c)), in each of cases (i) and (ii) with respect to (A) any shares of the Company or its Subsidiaries, (B) any securities convertible into or exchangeable or exercisable for shares of the Company or any of its Subsidiaries, (C) any options, warrants, calls, commitments or rights of any kind to acquire, shares of the Company or its Subsidiaries, or (D) any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or its Subsidiaries on any matter, other than, in each of cases (i) and (ii) and with respect to securities of the Company’s Subsidiaries only, in transactions between the Company and any of its Subsidiaries or transactions between Subsidiaries;

(c)	the Company shall not and shall cause each of its Subsidiaries not to incur any long term indebtedness for borrowed money (including any guarantee of such indebtedness), other than (i) in the ordinary course of business consistent with past practice (including Refinancing of existing indebtedness (other than the Company’s U.S.$300 million 6.5% senior notes due January 15, 2028 and the Company’s U.S.$1 360 million 6.45% senior notes due March 15, 2029) at market terms); (ii) any incurrence of indebtedness (other than pursuant to any Refinancing) that is less than five hundred million euros (€500 000 000) in the aggregate; (iii) guarantees which guarantee the indebtedness of wholly owned Subsidiaries of the Company, provided that the underlying indebtedness so guaranteed was incurred otherwise in compliance with this Section 6.1.1(c); (iv) interest rate and cross-currency swaps on customary commercial terms consistent with past practice and not to exceed five hundred million euros (€500 000 000) of notional debt in the aggregate; (v) borrowings and repayments for working capital purposes consistent with past practice; (vi) indebtedness owing to the Company or any of its wholly-owned Subsidiaries; and (vii) any incurrence of indebtedness in connection with discounting of research tax credits (credit d’impot recherché) that is less than one hundred twenty million euros (€120 000 000) in the aggregate; provided that any such indebtedness referenced in clauses (i) or (ii) by its terms must either (A) be capable of being redeemed by the Company or its Subsidiaries at any time after the date two (2) years from the date of this MoU for an amount not to exceed 105% of par value of such indebtedness plus accrued and unpaid interest or (B) have a maturity date of no longer that three (3) years from the issuance date;

(d)	the Company shall not and shall cause each of its Subsidiaries not to, in one or several transactions, transfer, exchange, swap or otherwise create a material Lien on or dispose (whether by way of merger, consolidation, sale of shares or assets, or otherwise) of any material portion of the consolidated assets of the Company, including shares of the Company’s Subsidiaries, other than the sale of inventory or entry into revenue generating Patent licenses, in each case the ordinary course of business or any ASN Transfer, except for (i) transactions between the Company and any of its Subsidiaries or transactions between the Company’s Subsidiaries, (ii) any disposals of Patents on commercially reasonable terms and at fair market value that in the aggregate do not exceed three hundred million euros (€300 000 000) or (iii) any other disposals (which may also include Patents) on commercially reasonable terms and at fair market value that both (x) individually do not exceed one hundred fifty million euros (€150 000 000) and (y) in the aggregate do not exceed three hundred million euros (€300 000 000), provided that the exceptions described in the foregoing clauses (i) and (ii) do not apply to any of the assets listed on Section 6.1.1(d) of the Company Disclosure Letter;

(e)	the Company shall not and shall cause each of its Subsidiaries not to, in one or several transactions, acquire (whether by merger, consolidation, purchase or otherwise) any Person or assets, except for (i) transactions between the Company and any of its Subsidiaries or transactions between the Company’s Subsidiaries or (ii) any acquisitions on commercially reasonable terms and at fair market value that both (x) individually do not exceed one hundred fifty million euros (€150 000 000) and (y) in the aggregate do not exceed three hundred million euros (€300 000 000);

(f)	the Company shall not and shall cause each of its Subsidiaries not to (i) settle or agree to a compromise in respect of any material claims or litigation if such settlement or compromise would involve, individually, the payment of money by the Company or its Subsidiaries of one hundred million euros (€100 000 000) or more or would impose any material conduct requirement or restriction on the Company or its Subsidiaries or (ii) (A) modify, amend or terminate any of the Contracts listed in Section 6.1.1(f) of the Company Disclosure Letter where such modification, amendment or termination would adversely affect the Company or Nokia in any material respect, or (B) waive, release or assign any material rights or claims under any of the Contracts listed in Section 6.1.1(f) of the Company Disclosure Letter;

(g)	the Company shall not and shall cause each of its Subsidiaries not to enter into any “non-compete” or similar Contract that would (i) restrict the business of Nokia and its Subsidiaries (other than the Company and its Subsidiaries) following the completion of the Offers or (ii) materially restrict the Company and its Subsidiaries;

(h)	the Company shall not and shall cause each of its Subsidiaries not to abandon, fail to maintain or assign any material Intellectual Property, except in the ordinary course of business consistent with past practice or as part of a transaction permitted by Section 6.1.1(d) or Section 6.1.1(e);

(i)	the Company shall not and shall cause each of its Subsidiaries not to enter into any material arrangement (such as an agreement, unilateral commitment, or other undertaking) with any Person that as a result of the signing of this MoU or consummation of the Offers or as a result of the Company becoming a Subsidiary of Nokia, would purport to have a binding effect on Nokia or any of its direct or indirect Subsidiaries (other than the Company and its pre-Completion Date Subsidiaries) or any of their respective Patents, except as would not reasonably be expected to have a material adverse effect on Nokia’s, or its Subsidiaries’, exploitation of their respective Patent portfolios, including in the Patent licensing business of Nokia and its Subsidiaries (excluding the Company and its Subsidiaries); and

(j)	the Company shall not and shall cause each of its Subsidiaries not to authorize or enter into an agreement to do any of the foregoing set forth in Sections 6.1.1(a) through (i) if the Company or such Subsidiary would be prohibited by the terms of Sections 6.1.1(a) through (i) from doing the foregoing;

provided that (i) nothing in this Section 6.1.1 shall restrict the Company’s ability to sell, dispose, spin-off or distribute to its shareholders or otherwise transfer all or part of its interest in ASN, provided that such sale, disposition, spin-off, distribution or transfer of all or part of its interest in ASN occurs on commercially reasonable terms and subject to any required adjustment to the Exchange Ratio in accordance with Section 2.4.1 (the “ASN Transfer”); and (ii) the termination of any Contract or any loss of business from a customer shall not in and of itself constitute a breach of this Section 6.1.1 (it being understood that the foregoing clause (ii) does not limit the Company’s obligations under this Section 6.1.1).

Nokia shall, promptly following the date of this MoU, designate two (2) or more individuals from either of whom the Company may seek approval to undertake any actions (or inaction) under this Section 6.1.1 (it being understood that any such request shall not be considered an admission that Nokia’s consent is required under this MoU) and will ensure that such individuals will respond on behalf of Nokia, to the Company’s written requests in an expeditious manner (e-mail being sufficient). Nokia agrees that, if no disapproval of any such written request (sent to all designated individuals) from the Company is made in writing (e-mail being sufficient) within four (4) Business Days of the date on which notice of such request is received by such individuals, then Nokia will be deemed to have provided its approval to such request for all purposes of this Section 6.1.1.

6.1.2 Alternate Proposal

(a)	From and after the date hereof until the earlier of the Completion Date or the termination of this MoU in accordance with its terms, the Company shall not and shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and its Subsidiaries’ senior officers, directors or representatives (including any investment banker, financial advisor, attorney, accountant or other advisor retained by it or any of its Subsidiaries) not to, directly or indirectly, in any manner whatsoever (i) initiate, solicit, induce, or take any action with a view to facilitate or encourage, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Alternate Proposal, (ii) engage or otherwise participate in any discussions or negotiations (including by way of furnishing non-public information or granting access to any of the properties or assets of the Company or its Subsidiaries) with any Person relating to any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Alternate Proposal, (iii) accept, approve, endorse or recommend any Alternate Proposal, (iv) approve or recommend or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, tender offer agreement, merger agreement, acquisition agreement, business combination agreement, joint venture agreement, option agreement or other similar agreement in respect of any Alternate Proposal (any of the preceding in this sub-clause (iv), an “Alternate Proposal Agreement”) or (v) propose publicly or agree to do any of the foregoing related to any Alternate Proposal.

(b)

From and after the date hereof until the earlier of the Completion Date or the termination of this MoU in accordance with its terms, the Company shall promptly (and in any event within twenty four (24) hours) after becoming aware of a receipt by the Company, any of its Subsidiaries or any of their respective senior officers, directors or representatives of an Alternate Proposal or of any request for non-public information or inquiry relating to the Company or its Subsidiaries by any Person or a group of Persons who has or would reasonably be expected to make any Alternate Proposal, provide Nokia with written notice of the terms and conditions of such Alternate Proposal, request or inquiry (including in each case any subsequent developments or modifications thereof), and the identity of the Person or Persons (and if known to the Company, its or their ultimate beneficiary owners) making any such Alternate Proposal, request or inquiry. Thereafter, the Company shall promptly provide Nokia with written notice setting forth all such information as is reasonably necessary to keep Nokia informed of any material development, of the status and details (including amendments or proposed amendments) of any such Alternate Proposal, request or inquiry (including any actions or discussions that may take place in accordance with Section 6.1.2(c)).

(c)	Notwithstanding anything in this MoU to the contrary, if at any time the Company receives (other than as a result of a breach by the Company of Section 6.1.2(a)) any bona fide written Alternate Proposal or any written request for non-public information or inquiry relating to the Company or its Subsidiaries by any Person or group of Persons who has or is expected to make any bona fide written Alternate Proposal, in each case that the Company Board determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, the Company may, subject to compliance with its obligations under this Section 6.1.2, engage in any of the actions referred to in Section 6.1.2(a)(ii), provided that (i) the Person or group of Persons making such Alternate Proposal or request, as applicable, for non-public information or inquiry has signed a confidentiality agreement with the Company on terms not less restrictive in any material respect on such Person or group of Persons than the Confidentiality Agreement containing (A) no exclusivity provision or provision (unless waived by such Person) inconsistent with the terms of this Section 6.1.2 and (B) a standstill provision of a duration of at least one (1) year (subject to customary exceptions), and (ii) all information which is provided to such Person or group of Persons but was not previously provided to Nokia shall be provided to Nokia as promptly as practicable (and in any event within twenty four (24) hours).

(d)	Except as set forth in this Section 6.1.2(d), the Company (through the Chief Executive Officer or the Chairman of the Company Board) or Company Board shall not make a Change in Company Announcement Statement, Change in Company Support Statement or a Change in Company Board Recommendation. The Parties agree that a Change in Company Announcement Statement, Change in Company Support Statement or a Change in Company Board Recommendation effected in accordance with this Section 6.1.2(d) shall not in and of itself constitute a breach of this MoU. Notwithstanding the first sentence of this Section 6.1.2(d) or anything else to the contrary in this MoU, the Company (through the Chief Executive Officer or the Chairman of the Company Board) or Company Board may:

(i)	make a Change in Company Announcement Statement immediately after the completion of the Consultation in accordance with the last paragraph of Section 5.1;

(ii)

at any time make a Change in Company Announcement Statement, a Change in Company Support Statement or a Change in Company Board Recommendation, as applicable, in response to the receipt of any bona fide written Alternate Proposal (received by the Company not in violation of Section 6.1.2(a)) that the Company Board determines in good faith constitutes a Superior Proposal. Unless such Superior Proposal is in the form of a formal offer filed and cleared with the AMF, prior to the Company Board making a Change in Company Announcement Statement, Change in Company Support Statement or a Change in Company Board Recommendation pursuant to this Section 6.1.2(d)(ii), the Company shall send a written notice to Nokia that the Company intends, in accordance with the terms of this Section 6.1.2(d)(ii), to take such action, which notice shall include all material information relating to such Alternate Proposal (including the identity of the third party, the proposed transaction structure and financing, if any, and other material terms and conditions). Upon receipt of such notice by Nokia, the Company shall, upon the request of Nokia in its sole discretion, negotiate in good faith with Nokia during a period of five (5) Business Days from the date on which Nokia received such notice with respect to any changes to the terms of this MoU or the Offers irrevocably offered by Nokia. If the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute), after giving effect to such changes as are irrevocably offered by Nokia, that such Alternate Proposal (i) continues to constitute a Superior Proposal and (ii) the failure to make a Change in Company Announcement Statement, Change in Company Support Statement or a Change in Company Board Recommendation, as applicable, in response to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, then the Company may make a Change in Company Announcement Statement, Change in Company Support Statement or a Change in Company Board Recommendation, as applicable, in response to such Superior Proposal and may terminate this MoU pursuant to Section 8.2(e). In the event the Company Board determines that such Alternate Proposal no longer constitutes a Superior Proposal, then the Company shall thereafter, with respect to such Alternate Proposal, be subject to the provisions of Section 6.1.2(a) and Section 6.1.2(b) in all respects;

(iii)	at any time prior to the French Offer Filing Date, make a Change in Company Announcement Statement, a Change in Company Support Statement or a Change in Company Board Recommendation, as applicable, in response to a Company Intervening Event, if the Company Board determines in good faith that its failure to do so would be inconsistent with its fiduciary duties under applicable Law, after giving effect to such changes as are offered by Nokia within ten (10) Business Days after receiving the notice thereof pursuant to this Section 6.1.2(d)(iii) to address such Company Intervening Event. Prior to the Company Board making a Change in Company Announcement Statement, a Change in Company Support Statement or a Change in Company Board Recommendation pursuant to this Section 6.1.2(d)(iii), the Company shall send a written notice to Nokia that the Company intends, in accordance with the terms of this Section 6.1.2(d)(iii), to take such action, which notice shall include all material information relating to such Company Intervening Event. Upon receipt of such notice by Nokia, the Company shall, upon the request of Nokia in its sole discretion, negotiate in good faith with Nokia during a period of ten (10) Business Days from the date on which Nokia received such notice with respect to any changes to the terms of this MoU or the Offers irrevocably offered by Nokia. If the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute), after giving effect to such changes as are irrevocably offered by Nokia, that its failure to make a Change in Company Announcement Statement, a Change in Company Support Statement or a Change in Company Board Recommendation, as applicable, in connection with such Company Intervening Event continues to be inconsistent with its fiduciary duties under applicable Law, then the Company may make a Change in Company Announcement Statement, a Change in Company Support Statement or a Change in Company Board Recommendation, as applicable, in connection with such Company Intervening Event; and

(iv)	at any time after the French Offer Filing Date and following reasonable notice to Nokia, make a Change in Company Announcement Statement, a Change in Company Support Statement or a Change in Company Board Recommendation, as applicable, in response to a Material Adverse Effect with respect to Nokia, if the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute) that its failure to do so would be inconsistent with its fiduciary duties under applicable Law.

(e)	The Company shall (and shall cause its Subsidiaries), and shall use its reasonable best efforts to cause its and its Subsidiaries’ senior officers, directors and representatives

(including any investment banker, financial advisor, attorney, accountant or other advisor retained by it or any of its Subsidiaries), to immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this MoU with any Person conducted heretofore with respect or relating to any Alternate Proposal. The Company shall promptly inform its Subsidiaries and its and its Subsidiaries’ senior officers, directors and representatives of the obligations undertaken in this Section 6.1.2.

(f)	Nothing contained in this MoU shall prohibit the Company or the Company Board from (i) disclosing to the shareholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or any substantially similar communication in connection with any Alternate Proposal that is not a tender offer, or (ii) making any disclosure to its shareholders if the Company or the Company Board has reasonably determined in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute) that the failure to do so would be inconsistent with its duties under applicable Law, including the AMF General Regulation, the NYSE rules or regulations or the SEC rules and regulations. It is understood and agreed that, for purposes of this MoU, a factually accurate public statement by the Company that describes the Company’s receipt of an Alternate Proposal and the operation of this MoU with respect thereto, or any “stop, look and listen” communication by the Company Board, shall not constitute a breach of Section 6.1.2(a).

6.1.3 Access

Subject to applicable Laws and the terms of the Confidentiality Agreement, upon the reasonable request of Nokia, the Company shall (and shall cause its Subsidiaries to) use its commercially reasonable efforts to provide Nokia’s directors, officers, employees and other authorized representatives (i) such information of the Company and its Subsidiaries, other than commercially sensitive information, as is reasonably necessary to facilitate the Company’s integration planning and operational transition planning efforts, (ii) with such financial and operating data and other data relating to the Company, other than commercially sensitive information, as Nokia may from time to time reasonably request and (iii) such access to the Company’s officers, directors and employees as Nokia may from time to time reasonably request. No information provided pursuant to this Section 6.1.3 shall affect or be deemed to modify any representation or warranty made by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

Section 6.2 Covenants of Nokia

6.2.1 Conduct of business

Nokia covenants and agrees that, after the date hereof and until the earlier of the Completion Date or the termination of this MoU in accordance with its terms (except (i) as otherwise expressly contemplated by this MoU, (ii) as required (or not permitted) by any Relevant Authority or applicable Law, (iii) with the written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) or (iv) as set forth in Section 6.2.1 of the Nokia Disclosure Letter), it shall conduct the business of Nokia and its Subsidiaries in the ordinary course consistent with past practice and:

(a)

(i) Nokia shall not make any material amendment to its Organizational Documents; (ii) Nokia shall not split, combine or reclassify its outstanding shares; (iii) Nokia shall not declare, set aside or pay any type of dividend, whether payable in cash, share or property, in respect of any share, other than Permitted Nokia Dividend or any other cash dividends payable by Nokia in the ordinary course of business consistent with past practices (except that Nokia may pay a special cash dividend in an amount of up to one billion euros (€1 000 000 000)) and (iv) Nokia shall not launch any repurchase program with respect to its shares not publicly announced as of the date hereof, other than (a) any share repurchase program that may be adopted by Nokia after the date of this MoU in the ordinary course of business and consistent with past practices, provided that such share repurchases do not exceed one hundred fifty million euros (€150 000 000) per quarter in the aggregate, and (b) in the ordinary course in connection with the exercise of or Tax withholdings on the vesting, settlement or payment, as applicable, under Nokia Share Plans consistent with past practice;

(b)	except as permitted pursuant to Section 6.2.1(d) or Section 6.2.1(e), Nokia shall not and shall cause each of its Subsidiaries not to, (i) issue, sell or dispose of any shares of Nokia or any of its Subsidiaries (other than (1) Nokia Shares issued or transferred pursuant to the Nokia Share Plans in accordance with the applicable award agreement and Nokia Share Plans or (2) Nokia Shares issued or transferred in exchange for conversion of any bonds outstanding on the date of this MoU convertible into new Nokia Shares or exchangeable for existing Nokia shares in accordance with the terms thereof) or (ii) pledge or create a Lien (other than, with respect to securities of its Subsidiaries, in connection with the incurrence of indebtedness), in each of cases (i) and (ii) with respect to (A) any shares of Nokia or its Subsidiaries, (B) any securities convertible into or exchangeable or exercisable for shares of Nokia or any of its Subsidiaries, (C) any options, warrants, calls, commitments or rights of any kind to acquire, shares of Nokia or its Subsidiaries, or (D) any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Nokia or its Subsidiaries on any matter, other than (x) in each of cases (i) and (ii) and with respect to securities of Nokia’s Subsidiaries only, in transactions between Nokia and any of its Subsidiaries or transactions between Subsidiaries and (y) in case of (i) only, any redemption by Nokia of any bonds outstanding on the date of this MoU convertible into new Nokia Shares or exchangeable for existing Nokia shares in accordance with the terms thereof;

(c)	Nokia shall not and shall cause each of its Subsidiaries not to incur any long term indebtedness for borrowed money (including any guarantee of such indebtedness), other than (i) in the ordinary course of business consistent with past practice (including the Refinancing of existing indebtedness at market terms); (ii) any incurrence of indebtedness (other than pursuant to any Refinancing) that is less than one billion five hundred million euros (€1 500 000 000) in the aggregate; (iii) guarantees which guarantee the indebtedness of wholly owned Subsidiaries of Nokia, provided that the underlying indebtedness so guaranteed was incurred otherwise in compliance with this Section 6.2.1(c); (iv) interest rate swaps on customary commercial terms consistent with past practice and not to exceed one billion five hundred million euros (€1 500 000 000) of notional debt in the aggregate; (v) borrowings and repayments for working capital purposes consistent with past practice; and (vi) indebtedness owing to Nokia or any of its wholly-owned Subsidiaries;

(d)	Nokia shall not and shall cause each of its Subsidiaries not to, in one or several transactions, transfer, exchange, swap or otherwise create a material Lien on or dispose (whether by way of merger, consolidation, sale of shares or assets, or otherwise) of any material portion of the consolidated assets of Nokia, including shares of Nokia’s Subsidiaries, other than the sale of inventory or entry into of revenue generating Patent licenses in each case in the ordinary course of business, except for (i) transactions between Nokia and any of its Subsidiaries or transactions between Nokia’s Subsidiaries, (ii) any disposals of Patents on commercially reasonable terms and at fair market value that in the aggregate do not exceed six hundred million euros (€600 000 000) or (iii) any other disposals (other than Patents) on commercially reasonable terms and at fair market value that both (x) individually do not exceed four hundred fifty million euros (€450 000 000) and (y) in the aggregate do not exceed seven hundred fifty million euros (€750 000 000);

(e)	Nokia shall not and shall cause each of its Subsidiaries not to, in one or several transactions, acquire (whether by merger, consolidation, purchase or otherwise) any Person or assets, except for (i) transactions between Nokia and any of its Subsidiaries or transactions between Nokia’s Subsidiaries or (ii) any acquisitions on commercially reasonable terms and at fair market value that both (x) individually do not exceed four hundred fifty million euros (€450 000 000) and (y) in the aggregate do not exceed seven hundred fifty million euros (€750 000 000); and

(f)	Nokia shall not and shall cause each of its Subsidiaries not to authorize or enter into an agreement to do any of the foregoing set forth in Sections 6.2.1(a) through (e) if Nokia or such Subsidiary would be prohibited by the terms of Sections 6.2.1(a) through (e) from doing the foregoing;

provided that the termination of any Contract or any loss of business from a customer shall not in and of itself constitute a breach of this Section 6.2.1 (it being understood that the foregoing does not limit Nokia’s obligations under this Section 6.2.1).

The Company shall, promptly following the date of this MoU, designate two (2) or more individuals from either of whom Nokia may seek approval to undertake any actions (or inaction) under this Section 6.2.1 (it being understood that any such request shall not be considered an admission that the Company’s consent is required under this MoU) and will ensure that such individuals will respond on behalf of the Company, to Nokia’s written requests in an expeditious manner (e-mail being sufficient). The Company agrees that, if no disapproval of any such written request (sent to all designated individuals) from Nokia is made in writing (e-mail being sufficient) within four (4) Business Days of the date on which notice of such request is received by such individuals, then the Company will be deemed to have provided its approval to such request for all purposes of this Section 6.2.1.

6.2.2 Shareholders’ Meeting of Nokia

Nokia shall take, in accordance with applicable Law and its Organizational Documents and subject to the terms and conditions of this MoU, all action necessary to convene an extraordinary meeting of its shareholders (the “Nokia Shareholders’ Meeting”) for purposes of (i) the approval of the authorization for the Nokia Board to issue such number of new Nokia Shares as may be necessary for delivering the Nokia Shares offered in consideration for the Company Securities tendered into the Offers (or exchanged thereafter pursuant to 2.4.1) in accordance with the Offer Exchange Ratio (as it may be adjusted from time to time in accordance with the terms of this MoU) and for the consummation of the Offers (collectively, the “Nokia Shareholder Approval”), and (ii) the appointment of the members of the Nokia Board identified in accordance with the provisions of Annex 3 (Governance), in each case of (i) and (ii) subject to the consummation of the Offers.

Nokia shall circulate the notice of the Nokia Shareholders’ Meeting no later than two (2) Business Days, and shall cause the Nokia Shareholders’ Meeting to occur as soon as practicable (and consistent with the process and timing of past Nokia practices), following receipt of all Regulatory Approvals and Material Competition Approvals.

6.2.3 Board Meeting of Nokia

At the time it convenes or holds the Nokia Shareholders’ Meeting, the Nokia Board shall reiterate the Nokia Board Recommendation. Except as set forth in this Section 6.2.3, the Nokia Board shall not make a Change in Nokia Board Recommendation. Notwithstanding the foregoing or anything else to the contrary in this MoU, at any time prior to obtaining the Nokia Shareholder Approval, the Nokia Board may make a Change in Nokia Board Recommendation in response to a Nokia Intervening Event if it determines in good faith that its failure to do so would be inconsistent with its fiduciary duties under applicable Law, after giving effect to such changes as are offered by the Company within ten (10) Business Days after receiving the notice thereof pursuant to this Section 6.2.3 to address such Nokia Intervening Event. Prior to the Nokia Board making a Change in Nokia Board Recommendation pursuant to this Section 6.2.3, Nokia shall send a written notice to the Company that Nokia intends, in accordance with the terms of this Section 6.2.3, to take such action, which notice shall include all material information relating to such Intervening Event. Upon receipt of such notice by the Company, Nokia shall, upon the request of the Company in its sole discretion, negotiate in good faith with the Company during a period of ten (10) Business Days from the date on which the Company received such notice with respect to any changes to the terms of this MoU or the Offers irrevocably offered by the Company. If the Nokia Board determines in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute), after giving effect to such changes as are irrevocably offered by the Company, that its failure to make a Change in Nokia Board Recommendation in connection with such Nokia Intervening Event continues to be inconsistent with its fiduciary duties under applicable Law, then Nokia may make a Change in Nokia Board Recommendation in connection with such Nokia Intervening Event.

Nothing contained in this MoU shall prohibit Nokia or the Nokia Board from making any disclosure to shareholders of Nokia if Nokia or the Nokia Board has reasonably determined in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute) that the failure to do so would be inconsistent with its duties under applicable Law, including the AMF General Regulation or the FSA regulations or NASDAQ OMX Helsinki Ltd., the NYSE or the SEC rules and regulations.

As soon as practicable after the AMF has announced the successful results of the French Offer taking into account the successful results of the U.S. Offer by the AMF or, as applicable the result of the reopened Offers, the Nokia Board shall resolve on the issuance of new Nokia Shares pursuant to the authorization granted by the Nokia Shareholders’ Meeting and approve the relevant share subscriptions in such an amount as is necessary for delivering the Nokia Shares offered in consideration for the Company Securities tendered into the Offers in accordance with the Offer Exchange Ratio.

6.2.4 Registration and Listing of New Nokia Shares

Nokia shall cause the new Nokia Shares and ADSs, as applicable, to be issued to the holders of Company Securities under the Offers to be registered in the Finnish Trade Register, to be entered into the Finnish book-entry securities system maintained by Euroclear Finland and to be approved for listing on NASDAQ OMX Helsinki Ltd., Euronext Paris and the NYSE on or as soon as practically possible after the Completion Date.

6.2.5 Insurance

For six (6) years following the Completion Date and notwithstanding any termination of this MoU, Nokia shall cause the Company, or any of their respective Subsidiaries, as the case may be, to the extent permitted under applicable Law, to: (i) indemnify and hold harmless, against any costs or expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding (whether formal or informal), and provide advancement of expenses to, all past and present directors and senior officers of the Company (in all of their capacities) on terms not less favorable to such director or senior officer than those provided to him by the Company or its Subsidiaries on the date of this MoU; and (ii) include and cause to be maintained in effect in the Company’s (or any successor’s) Organizational Documents for a period of six (6) years after the Completion Date, provisions regarding elimination of liability of directors, indemnification of senior officers and directors, and advancement of expenses to officers and directors that are at least as favorable as those contained in the Company’s Organizational Documents on the date of this MoU. If the Company or any of its successors or assigns shall: (x) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (y) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, to the extent necessary, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 6.2.5.

The provisions of the immediately preceding paragraph shall be deemed satisfied if the Company or Nokia, at or prior to the Completion Date, purchase a six (6) year “tail” prepaid policy on the terms and conditions not less favorable to the director or senior officer than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company from insurance carriers with comparable credit ratings, covering, without limitation, this MoU and the transactions contemplated by this MoU. Nokia shall, or shall cause the Company or any successor or assign, to maintain such policy in full force and effect and continue to honor the obligations thereunder.

Nothing in this MoU is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.2.5 is not prior to or in substitution for any such claims under such policies.

This covenant is intended to be for the benefit of, and shall be enforceable by, each of the past and present directors and senior officers of the Company (in all of their capacities) and their respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which such Person is entitled, whether pursuant to Law, Contract or otherwise.

Section 6.3 Covenants of Nokia and the Company

6.3.1 Publicity

Unless otherwise required under applicable Law, each Party shall consult with the other before issuing any press release or public statement with respect to the transactions contemplated by this MoU and shall not issue any such press release or public statement prior to such consultation. In addition to the foregoing, except to the extent disclosed in or consistent with the Offer Documents or required under applicable Law, neither the Company nor Nokia shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations, to the extent not previously disclosed, without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned).

6.3.2 Transaction Committee

Promptly after the date hereof, each of the Parties shall appoint one or more of its representatives to a joint committee (the “Transaction Committee”) which shall consist of at least one (1) senior representative of Nokia and one (1) senior representative of the Company, with each Party being entitled to appoint an equal number of representatives. The Transaction Committee shall (unless the Parties agree otherwise) meet on a weekly basis (in person or by telephone) in the period between the date hereof and the Completion Date. Either Party shall have the right, at its discretion and at any time, remove, replace or add its representatives to the Transaction Committee (as long as there is at least one (1) senior representative of each Party serving on the Transaction Committee at all times). For the avoidance of doubt, this Section 6.3.2 does not give and shall not be construed so as to give, the Transaction Committee any power to participate in or influence the management of the Company or any of its Subsidiaries prior to the Completion Date. The Transaction Committee will, subject to applicable Law, coordinate the Parties’ efforts with respect to the transactions contemplated by this MoU, including by coordinating:

(a)	regularly review the Parties’ dealings with Relevant Authorities in connection with the Offers, including the progress of any filings, investigation, consultations or other inquiry by a Relevant Authority or any Competition Approvals, Regulatory Approvals, works council or material developments in discussions with third parties with respect to any Consent or Consultation in connection with the transactions contemplated by this MoU;

(b)	communication between the Parties in relation to any questions arising under this MoU;

(c)	the legal compliance efforts of the Parties; and

(d)	any other actions reasonably proposed by either Party in connection with the Offers.

6.3.3 Further Assurances

Except to the extent prohibited under applicable Law or contrary to the requirements of any Relevant Authority, and subject to Section 5.2 and Section 5.3 above, Nokia and the Company shall use their respective reasonable best efforts to take or cause to be taken, on or after the date of this MoU, all actions reasonably necessary or desirable in furtherance of the provisions of this MoU. At Nokia’s request, the Company shall cooperate with Nokia and use its reasonable best efforts to obtain any Consent that Nokia determines to be necessary or appropriate for the operation of the business of Nokia or the Company after the Completion Date.

6.3.4 Transaction Litigation

To the extent permitted under applicable Law, each Party shall consult with the other Party with respect to the defense or settlement of any shareholder litigation against either Party or their respective officers or directors relating to the Offers (including in particular in the event the AMF clearance (décision de conformité) of the French Offer is challenged by a shareholder), and neither Party shall agree to a settlement of any such litigation without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1	Conditions to Each Party’s Obligations to be Satisfied on or Before the French Offer Filing Date

The respective obligations of each Party set forth in this MoU that by their terms occur on or after the French Offer Filing Date, including Nokia’s obligation to make the filing of the Offers and the corresponding filing obligations of the Company are subject to the satisfaction or, to the extent permitted under applicable Law, written mutual waiver by both Parties (each in its sole discretion) prior to the French Offer Filing Date, of each of the following conditions precedent:

7.1.1 No Injunctions or Restraints

No Relevant Authority of competent jurisdiction shall have enacted, issued, promulgated or granted any Law which is in effect immediately prior to the French Offer Filing Date and makes illegal, restrains, enjoins or otherwise prohibits making the Offers (each such Law, a “Restricting Law”).

7.1.2 Competition and Regulatory Approvals

(a)	The Material Competition Approvals shall have been granted (or relevant waiting periods shall have expired).

(b)	The Regulatory Approvals shall have been granted.

Section 7.2	Additional Conditions to Nokia’s Obligations to be Satisfied on or Before the French Offer Filing Date

The obligations of Nokia set forth in this MoU that by their terms occur on or after the French Offer Filing Date, including Nokia’s obligation to make the filing of the Offers, are subject to the satisfaction or, to the extent permitted under applicable Law, waiver (in Nokia’s sole discretion and in writing) prior to the French Offer Filing Date, of each of the following additional conditions precedent:

7.2.1 Representations and Warranties of the Company

The representations and warranties of the Company set forth in Section 3.2 shall be true and complete in all material respects as of the date of this MoU and as of the French Offer Filing Date. All other representations and warranties of the Company set forth in Article III that are qualified as to Material Adverse Effect shall be true and complete in all respects and each such representation or warranty that is not so qualified shall be true and complete except for such failures to be so true and complete that would not reasonably be expected to result in a Material Adverse Effect with respect to the Company, in each case as of the date of this MoU and the French Offer Filing Date.

7.2.2 Performance of Covenants and Obligations by the Company

The Company has, in all material respects, performed and complied with all material covenants and obligations required to be performed or complied with by it under this MoU at or prior to the French Offer Filing Date.

7.2.3 Company Board Recommendation

The Company Board shall have issued the Company Board Recommendation and, as of the French Offer Filing Date, shall not have made a Change in Company Board Recommendation.

7.2.4 No Material Adverse Effect

After the date of this MoU there shall not have occurred a Material Adverse Effect with respect to the Company which is continuing immediately prior to the French Offer Filing Date.

Section 7.3	Additional Conditions to the Company’s Obligations to be Satisfied on or Before the French Offer Filing Date

The obligations of the Company set forth in this MoU that by their terms occur on or after the French Offer Filing Date, including Company’s filing obligations in connection with the Offers, are subject to the satisfaction or, to the extent permitted under applicable Law, waiver (in the Company’s sole discretion and in writing) prior to the French Offer Filing Date, of each of the following additional conditions precedent:

7.3.1 Representations and Warranties of Nokia

The representations and warranties of Nokia set forth in Section 4.2 shall be true and complete in all material respects as of the date of this MoU and as of the French Offer Filing Date. All other representations and warranties of Nokia set forth in Article IV that are qualified as to Material Adverse Effect shall be true and complete in all respects and each such representation or warranty that is not so qualified shall be true and complete except for such failures to be so true and complete that would not reasonably be expected to result in a Material Adverse Effect with respect to Nokia, in each case as of the date of this MoU and the French Offer Filing Date.

7.3.2 Performance of Covenants and Obligations by Nokia

Nokia has, in all material respects, performed and complied with all material covenants and obligations required to be performed or complied with by it under this MoU at or prior to the French Offer Filing Date.

7.3.3 Nokia Board Recommendation

The Nokia Board has reiterated the Nokia Board Recommendation in accordance with Section 6.2.3 and has not otherwise made a Change in Nokia Board Recommendation.

7.3.4 No Material Adverse Effect

After the date of this MoU there shall not have occurred a Material Adverse Effect with respect to Nokia which is continuing immediately prior to the French Offer Filing Date.

Section 7.4 Conditions to Nokia’s Obligations to Consummate the Offers

Following the French Offer Filing Date, Nokia’s obligation to accept, and to exchange, any Company Securities validly tendered into the French Offer will be subject only to (i) the clearance (décision de conformité) of the French Offer by the AMF under applicable regulations, (ii) no court of competent jurisdiction having issued or granted a definitive judgment, order or injunction which remains in effect and sets aside the clearance (décision de conformité) of the French Offer by the AMF, (iii) the number of Company Securities validly tendered in accordance with the terms of the Offers representing, on the date of announcement of the results of the French Offer taking into account the results of the U.S. Offer by the AMF, more than 50.00% of the Company Shares on a Fully Diluted Basis (the “Minimum Tender Condition”), (iv) the Nokia Shareholder Approval having been obtained and (v) the AMF having announced the successful result of the Offers.

As soon as practicable after the satisfaction or waiver in accordance of the conditions set forth in this Section 7.4, Nokia shall consummate the Offers in accordance with their terms and applicable Law, and accept for exchange, and exchange, all Company Securities validly tendered and not withdrawn pursuant to the Offers.

ARTICLE VIII

TERMINATION

Section 8.1 Termination by Mutual Agreement

This MoU may be terminated by mutual written agreement of Nokia and the Company at any time prior to the Completion Date.

Section 8.2 Termination by Either Party

This MoU may be terminated by either Nokia or the Company with a written notice to the other Party:

(a)	at any time prior to the French Offer Filing Date if thirty (30) days have elapsed since the date the Company notifies Nokia in writing that the Independent Expert has notified the Company in writing that it cannot issue a Favorable Report;

(b)	at any time following the Long Stop Date if the French Offer Filing Date has not occurred by the Long Stop Date (as it may be extended from time to time); provided, however, that the right to terminate this MoU pursuant to this Section 8.2(b) is not available to any Party whose failure to perform any covenant or obligation under this MoU has materially contributed to the failure of the French Offer Filing Date to occur prior to the Long Stop Date;

(c)	at any time following the French Offer Opening Date if, pursuant to Article 232-11 of the AMF General Regulation, the French Offer has been withdrawn by Nokia, or the AMF has published a notice that the French Offer was not successful; provided, however, that neither Party may terminate this MoU under this Section 8.2(c) if this MoU could have been terminated pursuant to Section 8.2(g);

(d)	at any time if any Relevant Authority of competent jurisdiction shall have (i) denied in writing any Consent required under Section 7.1.2 or (ii) enacted, issued, promulgated or granted any Restricting Law, and in each of cases (i) and (ii) such denial or Restricting Law shall have become final, binding and non-appealable, as applicable; provided, however, that the party seeking to terminate this MoU pursuant to this Section 8.2(d) shall have used its reasonable best efforts (including by taking any action required pursuant to Section 5.2) to (a) prevent the denial of such Consent or (b) prevent the entry of and to remove such Restricting Law, as applicable; and provided, further, that the right to terminate this MoU pursuant to this Section 8.2(d) is not available to any Party (i) whose failure to perform any covenant or obligation under this MoU (including any obligation under Section 5.2) or (ii) whose material breach of this MoU (including of a covenant or representation and warranty) has been the cause of, or resulted in, the occurrence of any of the events referred to in this Section 8.2(d);

(e)	at any time prior to the Completion Date if the Company Board effects a Change in Company Announcement Statement, Change in Company Support Statement or a Change in Company Board Recommendation, in each case in accordance with 6.1.2(d)(ii);

(f)	at any time (x) prior to the issuance of the Company Support Statement, if (i) the Company Board effects a Change in Company Announcement Statement or (ii) a Failure to Issue the Company Support Statement occurs, in each case, following the Consultation (except a new consultation pursuant to the third paragraph of Section 5.1) in accordance with the last paragraph of Section 5.1 or (y) following the French Offer Filing Date if the Company Board effects a Change in the Company Board Recommendation following a new consultation pursuant to the third paragraph of Section 5.1 which is required as a result of a material change to the French commitments set forth on Annex 6 (French Commitments) and which change is materially adverse to the Company’s employees; or

(g)	at any time prior to the Completion Date if the resolutions related to the transactions contemplated hereby have been submitted at the Nokia Shareholders’ Meeting pursuant to Section 6.2.2 and the Nokia Shareholder Approval shall not have been validly obtained at the Nokia Shareholders’ Meeting.

Section 8.3 Termination by Nokia

This MoU may be terminated by Nokia with a written notice to the Company:

(a)	at any time prior to the French Offer Filing Date if the Company materially breaches this MoU, which breach (A) would result in a failure of a condition precedent set forth in Section 7.1.1, 7.1.2, 7.2.1, 7.2.2 or 7.2.3 and (B) cannot be or has not been cured within sixty (60) days after a written notice by Nokia to the Company of such breach;

(b)	at any time prior to the Completion Date if (A) the Company Board effects a Change in Company Announcement Statement (other than following the Consultation in accordance with the last paragraph of Section 5.1), Change in Company Support Statement or a Change in Company Board Recommendation, (B) Failure to Issue the Company Support Statement occurs (other than by reason of the outcome of the Consultation in accordance with the last paragraph of Section 5.1) or (C) Failure to Issue the Company Board Recommendation occurs, in each case other than pursuant to Section 6.1.2(d)(ii) or Section 6.1.2(d)(iv); or

(c)	at any time prior to the French Offer Filing Date if a Material Adverse Effect occurs and is continuing in respect of the Company.

Section 8.4 Termination by the Company

This MoU may be terminated by the Company with a written notice to Nokia:

(a)	at any time prior to the French Offer Filing Date if Nokia materially breaches this MoU, which breach (A) would result in a failure of a condition precedent set forth in Section 7.1.1, 7.1.2, 7.3.1, 7.3.2, 7.3.3 or Section 7.4 and (B) cannot be or has not been cured within sixty (60) days after a written notice by the Company to Nokia of such breach;

(b)	at any time if the Nokia Board makes a Change in Nokia Board Recommendation; or

(c)	at any time prior to the French Offer Filing Date if a Material Adverse Effect occurs and is continuing in respect of Nokia.

Section 8.5 Effect of Termination

8.5.1 Effect of Termination

In the event of termination of this MoU pursuant to this Article VIII, this MoU (other than as set forth in this Section 8.5 and Section 9.1) shall cease to have any further effect with no liability on the part of any Party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), subject, where relevant, to full payment of the fees specified in Section 8.5.2 and Section 8.5.3, as applicable, by the relevant Party to the other; provided, however, that no such termination shall relieve any Party of any contractual or other liability or damages to the extent arising from any fraud or willful breach of this MoU prior to termination of this MoU pursuant to this Article VIII; and provided, further, that the Parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Relevant Authority in connection with the Offers.

8.5.2 Fees Payable by Nokia

(a)	The Nokia Shareholder Approval Failure Fee shall be payable by Nokia to the Company in the event that either Party terminates this MoU pursuant to Section 8.2(g) (unless the Nokia Change in Recommendation Fee is payable in accordance with Section 8.5.2(b)(ii)).

(b)	The Nokia Change in Recommendation Fee shall be payable by Nokia to the Company in the event that (i) the Company terminates this MoU pursuant to Section 8.4(b) except if the Company at the time of the termination would have been entitled to terminate the MoU pursuant to Section 8.2(g) (in which case the Nokia Shareholder Approval Fee shall be payable by Nokia to the Company), or (ii) the Company terminates this MoU pursuant to Section 8.4(a) and Nokia or the Nokia Board has taken deliberate action to frustrate the obtaining of the Nokia Shareholders Approval.

(c)	The Nokia French Regulatory Approval Failure Fee shall be payable by Nokia to the Company in the event that (i) either Party terminates this MoU pursuant to Section 8.2(b) and at the time of such termination the conditions precedent specified in Section 7.1.2 (other than with respect to the French Regulatory Approval) have been satisfied or (i) either Party terminates this MoU pursuant to Section 8.2(d) as a result of the denial of the French Regulatory Approval and at the time of such termination no other Relevant Authority of competent jurisdiction shall have (A) denied in writing any Material Competition Approval or Regulatory Approval required under Section 7.1.2 or (B) enacted, issued, promulgated or granted any Restricting Law, provided that in each of cases (A) and (B) such denial or Restricting Law shall have become final, binding and non-appealable.

(d)	The Nokia Regulatory Approval Failure Fee shall be payable by Nokia to the Company in the event that (i) either Party terminates this MoU pursuant to Section 8.2(b) and at the time of such termination any condition precedent specified in Section 7.1.2 (other than the French Regulatory Approval) has not been satisfied or (ii) either Party terminates this MoU pursuant to Section 8.2(d) and at the time of such termination any Relevant Authority of competent jurisdiction shall have (A) denied in writing any Consent required under Section 7.1.2 (other than the French Regulatory Approval) or (B) enacted, issued, promulgated or granted any Restricting Law (other than with respect to the French Regulatory Approval), provided that in each of cases (A) and (B) such denial or Restricting Law shall have become final, binding and non-appealable.

(e)	Any fee payable by Nokia to the Company pursuant to this Section 8.5.2 shall, notwithstanding the termination of this MoU, be made by wire transfer of same day funds within five (5) Business Days of receipt of the written termination notice by the Company or Nokia, as applicable. For the avoidance of doubt, fees payable by Nokia to the Company pursuant to this Section 8.5.2 are not cumulative and in no event shall more than one fee be payable by Nokia to the Company pursuant to this Section 8.5.2.

8.5.3 Fees Payable by the Company

(a)

(i)	The Company shall pay to Nokia the amount equal to all fees, costs and expenses (including financial and legal advisor fees) incurred by Nokia in connection with the transactions contemplated by this MoU (including the negotiation thereof) in the event that either Party terminates this MoU pursuant to Section 8.2(a) or Section 8.2(f)(x), provided that such amount shall in no event exceed forty million euros (€40 000 000).

(ii)	The Company shall pay to Nokia one hundred million euros (€100 000 000) for all of Nokia’s direct and indirect costs and expenses (including financial and legal advisor fees) incurred in connection with the transactions contemplated by this MoU (including the negotiation thereof) in the event that either Party terminates this MoU pursuant to Section 8.2(f)(y).

(b)	The Company Termination Fee shall be payable by the Company to Nokia in the event that (i) either Party terminates this MoU pursuant to Section 8.2(c) and the Company Board takes any decision or measure leading to withdrawal of the French Offer pursuant to Article 232-11, (ii) either Party terminates this MoU pursuant to Section 8.2(e) or (iii) Nokia terminates this MoU pursuant to Section 8.3(b).

(c)

The Company Termination Fee shall be payable by the Company to Nokia in the event that (i) an Alternate Proposal by any Person or group of Persons for the Company is publicly announced or made publicly known or otherwise communicated to the Company, (ii) thereafter, whereas the Company has not approved or recommended such Alternate Proposal nor made a Change in Company Announcement Statement, Change in Company Support Statement or a Change in Company Board Recommendation pursuant to

Section 6.1.2(d)(i), Section 6.1.2(d)(ii) or Section 6.1.2(d)(iii), this MoU is terminated by either Party pursuant to Section 8.2(c) (solely as a result of the failure to satisfy the Minimum Tender Condition) and (iii) within twelve (12) months of such termination pursuant to Section 8.2(c), the Company or any of its Subsidiaries enters into and consummates an Alternate Proposal Agreement with such Person or group of Persons in respect of an Alternate Proposal; provided that for the purposes of this Section 8.5.3(c), the term “Alternate Proposal” shall have the meaning set forth in Section 1.1, except that all references to “15%” in the definition of “Alternate Proposal” shall be replaced by “30%” with respect to prong (i)(A) of the Alternate Proposal definition and shall be replaced by “50%” with respect to prong (i)(B) of the Alternate Proposal definition.

(d)	Any fee payable by the Company to Nokia pursuant to this Section 8.5.3 shall, notwithstanding the termination of this MoU, be made by wire transfer of same day funds within five (5) Business Days of receipt of the written termination notice by the Company or Nokia, as applicable. For the avoidance of doubt, fees payable by Nokia to the Company pursuant to this Section 8.5.3 are not cumulative and in no event shall more than one fee be payable by Nokia to the Company pursuant to this Section 8.5.3.

8.5.4 Interest

Each of the Company and Nokia acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this MoU, and that, without these agreements, the other Party would not enter into this MoU; accordingly, if either Party fails to promptly pay or cause to be paid the amount due pursuant to this Section 8.5, and, in order to obtain such payment, the other Party commences an arbitration or judicial proceedings in each case in accordance with Section 9.14 that result in an arbitral award or a judgment against such Party for the payment set forth in this Section 8.5 or any portion of such payment, such Party shall pay the other Party its costs and expenses (including attorneys’ fees) in connection with such arbitration or judicial proceedings in each case in accordance with Section 9.14, together with interest on the amount of the payment at EURIBOR 3 months, in effect on the date such payment was required to be paid, plus 200 basis points, from the date on which such payment was required through the date of actual payment. In no event shall the Company or Nokia be obligated pursuant to this Section 8.5 to pay more than one Termination Payment.

8.5.5 Termination Payment Limitations

In the event that legal action is taken by any party (including any of the Parties) against Nokia, the Nokia Board, the Company or the Company Board in relation to the legality of the decision by the Nokia Board or the Company Board to enter into or perform the agreements between Nokia and the Company set forth in Section 8.5.2 or Section 8.5.3, as the case may be, and, despite the party subject to the legal action having vigorously defended against such legal action, it is concluded by a final non-appealable judgment or decision of a court of competent jurisdiction that the decision by the Nokia Board or the Company Board, as applicable, to enter into the agreements under Section 8.5.2 or Section 8.5.3 is unlawful or unenforceable, then the Party that would be entitled to the termination payment under Section 8.5.2 or Section 8.5.3, as applicable (referred to as the “Recipient” for the purposes of this Section), shall promptly remit to the Party that would be obligated to pay the termination payment under Section 8.5.2 or Section 8.5.3, as applicable, the portion of such termination payment (to the extent already paid) that such court has determined to be unlawful or unenforceable, net of any reasonable costs and expenses of the Recipient.

At the Recipient’s option, the Recipient shall be entitled to assume and control the defense of any legal action referred to in this Section 8.5.5 subject to the Recipient assuming all the costs relating to such defense.

8.5.6 Standstill

Each Party agrees that it shall comply with the obligations set forth in Annex 5 (Standstill).

ARTICLE IX

MISCELLANEOUS

Section 9.1 Survival

This Article IX (other than Section 9.7), the agreements of the Company and Nokia contained in Section 8.5 and the Confidentiality Agreement shall survive the termination of this MoU. No other representations, warranties, covenants and agreements in this MoU shall survive the consummation of the Offers or the termination of this MoU. The Confidentiality Agreement shall terminate automatically on the Completion Date.

Section 9.2 Amendment and Waiver

Any provision of this MoU may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3 Assignment

Neither this MoU nor any of the rights, interests or obligations under this MoU may be assigned, in whole or in part, by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the immediately preceding provisions of this Section 9.3, this MoU shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns.

Section 9.4 Entire Agreement; No Third-Party Beneficiaries

This MoU (including any Annexes hereto), the Company Disclosure Letter, the Nokia Disclosure Letter and the Confidentiality Agreement constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties between the Parties, in each case whether, with respect to such matters. Other than as expressly provided in Section 6.2.5 with respect to any current or former director or senior officer of the Company, who shall have such rights as set forth in Section 6.2.5, this MoU is not intended to, and does not confer upon any Person other than the Parties any rights or remedies hereunder.

Section 9.5 Severability

The terms and conditions of this MoU shall be deemed severable and the invalidity or unenforceability of any term or condition shall not affect the validity or enforceability of the other terms or conditions hereof. If any term or condition of this MoU (or any portion thereof), or the application of any such term or condition (or any portion thereof) to any Person or any circumstance, is invalid or unenforceable, (i) a suitable provision shall be substituted therefor in order to carry out, so far as may not affect the interests of the Party(ies) concerned, as applicable, be valid and enforceable, the intent and purpose of such invalid or unenforceable provision or portion thereof and (ii) the remainder of this MoU and the application of such term or condition to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such term or condition, or the application thereof, in any other jurisdiction.

Section 9.6 Headings

The Article, Section and paragraph headings and table of contents contained in this MoU are for reference purposes only and shall not in any way affect the meaning or interpretation of this MoU.

Section 9.7 Disclosure Letters

Any disclosure contained in the Company Disclosure Letter or the Nokia Disclosure Letter shall apply to any other section or subsection of the Company Disclosure Letter or Nokia Disclosure Letter, respectively, where the applicability of such disclosure is reasonably apparent. The mere inclusion of any item in the Company Disclosure Letter as an exception to a representation or warranty of the Company or in the Nokia Disclosure Letter as an exception to a representation or warranty of Nokia in this MoU shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has been or is reasonably expected to have been, a Material Adverse Effect with respect to the Company or Nokia, as applicable, or trigger any other materiality qualification.

Section 9.8 Expenses

Except as otherwise expressly provided in this MoU, all costs and expenses incurred in connection with this MoU and the transactions contemplated by this MoU shall be paid by the Party incurring such expenses.

Section 9.9 Transfer Taxes

All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Offers or the transactions contemplated by this MoU shall be paid by the Party upon which such Taxes are imposed.

Section 9.10 Remedies

Except as otherwise expressly provided in this MoU, any and all remedies expressly conferred upon a Party to this MoU shall be cumulative with, and not exclusive of, any other remedy contained in this MoU. The exercise by a Party to this MoU of any one remedy shall not preclude the exercise by it of any other remedy.

Section 9.11 Privilege

To the extent that any confidential information exchanged between the Parties in connection with this MoU is covered or protected by legal advice, litigation, common interest or any other applicable privilege or doctrine, disclosure of such confidential information to a Party or its representatives does not constitute a waiver of any such privilege. Each Party agrees to assert all such privileges in opposition to any request for disclosure of confidential information propounded by any third party.

Section 9.12 Notices

All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by an international courier service, or if sent by email (provided that written confirmation of receipt of email is issued to the sender of the notice), and a hard copy of such notice is also delivered by international courier service one (1) Business Day after transmission to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

If to Nokia:

Nokia Corporation

Karaportti 3

02610 Espoo

Finland

Attn: General Counsel

With a copy to (which shall not constitute a notice to Nokia):

Nokia Corporation

Karaportti 3

02610 Espoo

Finland

Attn: M&A Legal

Skadden, Arps, Slate, Meagher and Flom (UK) LLP

Canary Wharf

40 Bank Street

London E14 5DS

United Kingdom

Fax:    +44 20 7519 7000

Attn:    Scott Simpson

            Michal Berkner

Skadden, Arps, Slate, Meagher and Flom LLP

68 rue du Faubourg Saint-Honoré

75008 Paris

France

Fax:    +33 1 55 27 21 95

Attn:    Armand W. Grumberg

If to the Company:

Alcatel Lucent

148/150 route de la Reine

92100 Boulogne-Billancourt

France

Email:    jean.raby@alcatel-lucent.com

Attn:      Jean Raby

With a copy to (which shall not constitute a notice to the Company):

Sullivan & Cromwell LLP

24, rue Jean-Goujon

75008 Paris

France

Fax:    +33 1 73 04 10 10

Attn:    Gauthier Blanluet

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

United Kingdom

Fax:    +44 20 7959 8950

Attn:    Richard C. Morrissey

Any notice given by mail or international courier service shall be effective when delivered. Any notice given by email after 17:00 (in the place of receipt) on a Business Day or on a day that is not a Business Day shall be deemed received on the following Business Day.

Section 9.13 Governing Law

This MoU shall be exclusively governed by and construed in accordance with the Laws of France, without regard to principles of conflicts of law, provided that the fiduciary duties of the Nokia Board shall be exclusively governed by and construed in accordance with the Laws of Finland, without regard to principles of conflicts of law, and provided, further, that the definition of “Material Adverse Effect” and any determination or dispute as to whether there has been or would be a “Material Adverse Effect” with respect to any Party for the purposes of any provision of this MoU shall be exclusively governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles thereof.

Section 9.14 Jurisdiction

The Parties undertake to use their best efforts to try to settle amicably any dispute, controversy or claim (including any non-contractual claim) arising out of or in connection with this MoU or the breach, termination or validity thereof (a “Dispute”). Therefore, before referring to arbitration any Party must notify by registered mail to the other Party its wish to try to settle amicably the Dispute. Such notice shall include description of the Dispute and any documents reasonably available to such Party and related thereto. The Parties undertake to involve the higher level of their management to try to settle amicably the Dispute.

Failing an amicable settlement within three (3) weeks of the receipt of the above-mentioned notification, the Dispute shall be finally settled by arbitration under the rules administered by the International Court of Arbitration (the “Court”) of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”), except as modified herein. The seat of arbitration shall be London, United Kingdom. The language of the arbitration shall be English, provided that documents or testimony may be submitted in another language if a translation is provided.

In an arbitration the following shall apply:

(i)	The arbitration shall be conducted by three arbitrators (the “Tribunal”) appointed in accordance with the Rules, and the Parties intend for the ICC Court to strictly enforce the relevant time periods in order to promptly constitute the Tribunal. The Terms of Reference (as defined in the Rules) shall be signed by the Tribunal and the Parties as expeditiously as possible but no later than twenty (20) Business Days after the confirmation of the appointment of the third arbitrator, subject to extension by the ICC Court. The Parties further direct the Tribunal to establish a strict timetable for the proceedings and generally conduct the arbitration as expeditiously as practicable, without prejudice to the disclosure rights of the Parties, in order to ensure a prompt resolution of any Dispute.

(ii)	The award shall be rendered by the Tribunal as expeditiously as possible after the close of the hearing and in any event no later than eighteen (18) months as from the date of the filing of the Request for Arbitration (as defined in the Rules); provided, however, that the Tribunal may seek an extension of such time limit from the ICC Court for good cause. The award rendered by the Tribunal shall be final and binding on the Parties and enforceable against such Parties and their assets in any court of competent jurisdiction.

(iii)	By agreeing to arbitration, the Parties do not intend to deprive any competent court or the ICC Emergency Arbitrator of the jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. In any such judicial action: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Courts of France; and (ii) each Party irrevocably waives, to the fullest extent it may effectively do so, any objection to the jurisdiction of such courts. The Parties agree that the Party seeking interim relief or the enforcement of the award may do so in the forum of its choice.

(iv)	Without prejudice to such provisional remedies as may be available under the jurisdiction of a court or the ICC Emergency Arbitrator, the Tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Tribunal’s orders to that effect. The arbitrators also shall be entitled to enforce specifically the terms and provisions of this MoU and to award monetary damages and other remedies pursuant to this MoU or applicable Law.

(v)	Costs shall be awarded in accordance with the Rules.

(vi)	This MoU and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(vii)	All notices by one Party to another Party in connection with the arbitration shall be in accordance with the provisions of Section 9.12 except that no notice may be transmitted by facsimile.

(viii)	This agreement to arbitrate shall be binding upon the successors and permitted assigns of each Party.

[signature page follows]

Entered into in Paris, France
On April 15, 2015
In two original copies

NOKIA CORPORATION

By:	/s/ Rajeev Suri
Name:	Rajeev Suri
Title:	Chief Executive Officer

By:	/s/ Maria Varsellona
Name:	Maria Varsellona
Title:	Chief Legal Officer

ALCATEL LUCENT

By:	/s/ Michel Combes
Name:	Michel Combes
Title:	Chief Executive Officer

LIST OF ANNEXES

Annex 1: Announcement

Annex 2: Key Terms of the Offers

Annex 3: Governance

Annex 4: Competition Approvals

Annex 5: Standstill

Annex 6: French Commitments

Annex 7: Works Council

Annex 1: Announcement

NOKIA AND ALCATEL-LUCENT TO COMBINE TO CREATE AN INNOVATION LEADER IN NEXT GENERATION TECHNOLOGY AND SERVICES FOR AN IP CONNECTED WORLD

Nokia Corporation

Stock Exchange Release

April 15, 2015 at 08:00 (CET +1)

NOKIA AND ALCATEL-LUCENT TO COMBINE TO CREATE AN INNOVATION LEADER IN NEXT GENERATION TECHNOLOGY AND SERVICES FOR AN IP CONNECTED WORLD

Helsinki & Paris, April 15, 2015 – Nokia and Alcatel-Lucent announce today their intention to combine to create an innovation leader in next generation technology and services for an IP connected world. The two companies have entered into a memorandum of understanding under which Nokia will make an offer for all of the equity securities issued by Alcatel-Lucent, through a public exchange offer in France and in the United States, on the basis of 0.55 of a new Nokia share for every Alcatel-Lucent share. The all-share transaction values Alcatel-Lucent at EUR 15.6 billion on a fully diluted basis, corresponding to a fully diluted premium of 34% (equivalent to EUR 4.48 per share), and a premium to shareholders of 28% (equivalent to EUR 4.27 per share) (see Appendix 1), on the unaffected weighted average share price of Alcatel-Lucent for the previous three months. This is based on Nokia’s unaffected closing share price of EUR 7.77 on April 13, 2015.

Each company’s Board of Directors has approved the terms of the proposed transaction, which is expected to close in the first half of 2016. The proposed transaction is subject to approval by Nokia’s shareholders, completion of relevant works council consultations, receipt of regulatory approvals and other customary conditions.

Enabling the connected world

The combined company will be uniquely positioned to create the foundation of seamless connectivity for people and things wherever they are. This foundation is essential for enabling the next wave of technological change, including the Internet of Things and transition to the cloud.

The combined company will have unparalleled innovation capabilities, with Alcatel-Lucent’s Bell Labs and Nokia’s FutureWorks, as well as Nokia Technologies, which will stay as a separate entity with a clear focus on licensing and the incubation of new technologies.

With more than 40 000 R&D employees and spend of EUR 4.7 billion in R&D in 2014, the combined company will be in a position to accelerate development of future technologies including 5G, IP and software-defined networking, cloud, analytics as well as sensors and imaging.

Alcatel-Lucent and Nokia have highly complementary portfolios and geographies, with particular strength in the United States, China, Europe and Asia-Pacific. They will also bring together the best of fixed and mobile broadband, IP routing, core networks, cloud applications and services. This combination is expected to create access to an expanded addressable market with improved long term growth opportunities.

Consumers are looking to access data, voice and video across networks of all kinds. In this environment technology that used to operate independently now needs to work well together. That is not always the case today, but together Nokia and Alcatel-Lucent are uniquely suited to helping telecom operators, internet players and large enterprises address this challenge.

TRANSACTION HIGHLIGHTS

•

0.55 of a newly issued ordinary share of Nokia (subject to adjustments for any dividend other than the previously proposed Nokia dividend for 2014) would be offered in exchange for each ordinary share and each American Depositary Share of Alcatel-Lucent. An equivalent offer would be made for each outstanding class of Alcatel-Lucent convertible bonds: OCEANE 2018, OCEANE 2019 and OCEANE 2020

•

The offer values Alcatel-Lucent at EUR 15.6 billion on a fully diluted basis, after taking into account the early conversion and associated dilution of Alcatel-Lucent’s convertible bonds, corresponding to a fully diluted premium of 34% (equivalent to EUR 4.48 per share), and a premium to the shareholders of 28% (equivalent to EUR 4.27 per share), on the unaffected weighted average share price of Alcatel-Lucent for the previous three months. This is based on Nokia’s unaffected closing share price of EUR 7.77 on April 13, 2015

•	Alcatel-Lucent shareholders would own 33.5% of the fully diluted share capital of the combined company, and Nokia shareholders would own 66.5%, assuming full acceptance of the public exchange offer

•

The combined company will be called Nokia Corporation, with headquarters in Finland and a strong presence in France. Risto Siilasmaa is planned to serve as Chairman, and Rajeev Suri as Chief Executive Officer

•	The combined company’s Board of Directors is planned to have nine or ten members, including three members from Alcatel-Lucent, one of whom would serve as Vice Chairman

•	Assuming the closing of the transaction in the first half of 2016:

•	The combined company would target approximately EUR 900 million of operating cost synergies to be achieved on a full year basis in 2019

•	The combined company would target approximately EUR 200 million of reductions in interest expenses to be achieved on a full year basis in 2017

•	The transaction is expected to be accretive to Nokia earnings on a non-IFRS basis (excluding restructuring charges and amortisation of intangibles) in 2017

•

A strong financial profile on which to grow and invest: on a FY2014 combined basis, the proposed company would have had net sales of EUR 25.9 billion, a non-IFRS operating profit of EUR 2.3 billion, a reported operating profit of EUR 0.3 billion, R&D investments of approximately EUR 4.7 billion, and a strong balance sheet with combined net cash at December 31, 2014 of EUR 7.4 billion, assuming conversion of all Nokia and Alcatel-Lucent convertible bonds (for basis of preparation see Appendix 2)

Rajeev Suri, President and Chief Executive Officer of Nokia, said:

“Together, Alcatel-Lucent and Nokia intend to lead in next-generation network technology and services, with the scope to create seamless connectivity for people and things wherever they are.

Our innovation capability will be extraordinary, bringing together the R&D engine of Nokia with that of Alcatel-Lucent and its iconic Bell Labs. We will continue to combine this strength with the highly efficient, lean operations needed to compete on a global scale.

We have hugely complementary technologies and the comprehensive portfolio necessary to enable the internet of things and transition to the cloud. We will have a strong presence in every part of the world, including leading positions in the United States and China.

Together, we expect to have the scale to lead in every area in which we choose to compete, drive profitable growth, meet the needs of global customers, develop new technologies, build on our successful intellectual property licensing, and create value for our shareholders.

For all these reasons, I firmly believe that this is the right deal, with the right logic, at the right time.”

Michel Combes, Chief Executive Officer of Alcatel-Lucent, added:

“A combination of Nokia and Alcatel-Lucent will offer a unique opportunity to create a European champion and global leader in ultra-broadband, IP networking and cloud applications. I am proud that the joined forces of Nokia and Alcatel-Lucent are ready to accelerate our strategic vision, giving us the financial strength and critical scale needed to achieve our transformation and invest in and develop the next generation of network technology.

This transaction comes at the right time to strengthen the European technology industry. We believe our customers will benefit from our improved innovation capability and incomparable R&D engine under the Bell Labs brand. The global scale and footprint of the new company will reinforce its presence in the United States and China.

The proposed transaction represents a compelling offer for our shareholders both in terms of upfront premium and long term value creation potential. Shareholders of Alcatel-Lucent now have the opportunity to participate in the future upside of the industrial project that they have supported during the last two years, through a stronger combined business with greater global scale and a better position for the longer term. The new company will also provide our employees exciting opportunities to be part of a global leader.”

TRANSACTION OVERVIEW

The proposed transaction is expected to offer financial benefits to both Nokia and Alcatel-Lucent shareholders.

The combined company will be positioned to target a larger addressable market with an improved growth profile. Based on Nokia estimates, the addressable market of the combined company in 2014 was approximately 50% larger than the current addressable networks market for Nokia alone, increasing from approximately EUR 84 billion to approximately EUR 130 billion. The combined company is expected to have a stronger growth profile than Nokia’s current addressable market, with an estimated CAGR of approximately 3.5% for 2014-2019.

The combined company would target approximately EUR 900 million of operating cost synergies to be achieved on a full year basis in 2019, assuming closing of the transaction in the first half of 2016. The operating cost synergies are expected to create a long-term structural cost advantage, coming from a wide-range of areas, including:

•	Organizational streamlining, rationalisation of overlapping products and services, central functions, and regional and sales organizations

•	Reduction of various overhead costs in real estate, manufacturing and supply-chain, information technology, and overall general and administrative expenses, including redundant public company costs

•	Procurement given expanded purchasing requirements of the combined company

The combined company would also target approximately EUR 200 million of reductions in interest expenses to be achieved on a full year basis in 2017. The transaction is expected to be accretive to Nokia earnings on a non-IFRS basis (excluding restructuring charges and amortization of intangibles) in 2017. These targets both assume closing of the transaction in the first half of 2016.

The combined company is expected to have a strong balance sheet, with combined net cash at December 31, 2014 of EUR 7.4 billion, assuming conversion of all Nokia and Alcatel-Lucent convertible bonds.

Nokia maintains its long term target to return to an investment grade credit rating and intends to manage the combined capital structure accordingly by retaining significant gross and net cash positions and by proactively reducing indebtedness. This includes Nokia’s intention to exercise an early repayment option for its EUR 750 million convertible bond in the fourth quarter of 2015, which is expected to result in the full conversion of this convertible bond to equity prior to the closing of the transaction, with no expected cash outflow.

Nokia will suspend its capital structure optimization program, including suspending the share repurchase program execution, effective immediately until the closing of the transaction. Following the closing of the transaction, Nokia intends to evaluate the resumption of a capital structure optimization program for the combined company.

The proposed transaction does not impact Nokia’s ability and intent to continue annual dividend payments. Nokia’s Board of Directors dividend proposal of EUR 0.14 for the year ended December 31, 2014 is maintained.

TRANSACTION TERMS

The proposed transaction is structured as a public exchange offer in France in accordance with the General Regulation of the French securities regulator, the Autorité des Marchés Financiers (the “AMF”), and all applicable securities laws and regulations in the United States, in which:

•

0.55 of a newly issued ordinary share of Nokia (subject to adjustments for any dividend other than the previously proposed Nokia dividend for 2014) would be offered in exchange for one ordinary share of Alcatel-Lucent issued and outstanding (including upon the exercise of Alcatel-Lucent stock options) at the time of the offer and tendered

•

0.55 of a newly issued ordinary share of Nokia (subject to adjustments for any dividend other than the previously proposed Nokia dividend for 2014) would be offered in exchange for one American Depositary Share of Alcatel-Lucent tendered

•	An equivalent offer will be made for each outstanding class of Alcatel-Lucent convertible bonds: OCEANE 2018, OCEANE 2019 and OCEANE 2020

After completion of the public exchange offer, Alcatel-Lucent shareholders would own 33.5% of the fully diluted share capital of the combined entity, and Nokia shareholders would own 66.5%, assuming full acceptance of the offer.

The proposed all-share transaction values Alcatel-Lucent at EUR 15.6 billion on a fully diluted basis, corresponding to a fully diluted premium of 34% (equivalent to EUR 4.48 per share), and a premium to the shareholders of 28% (equivalent to EUR 4.27 per share) on the unaffected weighted average share price of Alcatel-Lucent for the previous three months, based on Nokia’s unaffected closing share price of EUR 7.77 on April 13, 2015.

The public exchange offer and the proposed combination will be implemented in accordance with the terms and conditions of the binding memorandum of understanding between Nokia and Alcatel-Lucent. In addition to the offer terms, the memorandum of understanding contains representations, warranties and undertakings by Nokia and Alcatel-Lucent typical in similar transactions. The memorandum of understanding may be terminated by Nokia or Alcatel-Lucent under certain circumstances prior to the filing and/or completion of the public exchange offers, including, for example, a material breach by either party of the terms and conditions of the memorandum of understanding prior to the filing of the offers, the occurrence of a material adverse effect in respect of either party prior to the filing of the offers, the Board of Directors of either party not issuing, or amending in an adverse manner its recommendation, non-receipt of regulatory approvals and certain other circumstances. The parties have further agreed on certain termination fees customary in similar European transactions and payable to the other party under certain circumstances, including a change or withdrawal of the recommendation by the Board of Directors of either party, and Nokia’s failure to obtain the necessary shareholder approval or certain antitrust regulatory approvals.

Subject to Nokia acquiring at least ninety-five percent of the share capital and voting rights of Alcatel-Lucent, Nokia intends to commence a squeeze-out procedure of the remaining outstanding Alcatel-Lucent shares.

CONDITIONS TO OPENING AND COMPLETION OF THE PUBLIC EXCHANGE OFFER

The opening of the public exchange offer is subject to, inter alia, completion of relevant works council consultations; receipt of regulatory approvals in the relevant jurisdictions; the absence of any material adverse event occurring with respect to Nokia or Alcatel-Lucent prior to the filing of the offer with the Autorité des Marchés Financiers (AMF), the French securities regulator, and the United States’ Securities and Exchange Commission (SEC); the issuance by Alcatel-Lucent’s board of a formal recommendation (avis motivé) in favour of the public exchange offer; and to other customary conditions.

In accordance with the French tender offer rules, following launch of the public exchange offer the completion of the offer will only be subject to the approval by Nokia’s shareholders of the resolutions necessary to implement the combination and the public exchange offer, and to Nokia holding more than 50.00% of the share capital of Alcatel-Lucent on a fully diluted basis upon the closing of the public exchange offer.

PRELIMINARY TIMELINE AND NOKIA SHAREHOLDER MEETING

Alcatel-Lucent will immediately start the information process of its Group works council in order to obtain its opinion on the proposed public exchange offer.

It is expected that the remainder of 2015 will constitute a review period consisting of regulatory and merger control review in a number of jurisdictions, AMF review and other transaction approvals and reviews. Nokia plans to convene an Extraordinary General Meeting to pass the resolutions necessary to implement the combination and the public exchange offer after the receipt of relevant regulatory approvals. Nokia’s Board of Directors will, subject to its fiduciary duties, recommend that its shareholders vote in favour of such resolutions.

The notice to the meeting will be published and more information on the public exchange offer and its background made available to both Nokia’s and Alcatel-Lucent’s shareholders after said regulatory steps, which is expected to take place in late 2015 or early 2016. The public exchange offer is expected to be launched and completed in the first half of 2016.

CORPORATE STRUCTURE AND GOVERNANCE

The planned combined company would be headquartered in Finland, with strategic business locations and major R&D centers in France, and many other countries including Germany, the United States and China. The business is expected to operate under the Nokia brand and intends to retain the Bell Labs brand to host its networks-focused innovation activities.

Risto Siilasmaa is planned to serve as Chairman, and Rajeev Suri as Chief Executive Officer. The combined company’s Board of Directors is planned to have nine or ten members, including three members from Alcatel-Lucent, one of whom would serve as Vice Chairman.

Nokia also announces today that it has initiated a review of strategic options for its HERE business. That review is ongoing, it may or may not lead to a transaction, and any further announcements about HERE will be made in due course, as appropriate.

Nokia Technologies, a source of superb innovation, expertise and intellectual property, is not impacted by today’s announcements and will stay as a separate entity with a clear focus on incubating new technologies and sharing those technologies through an active licensing program.

Nokia shares are listed on Nasdaq Helsinki (ticker:NOK1V), and on the New York Stock Exchange in the form of American Depositary Receipts (ticker:NOK). In addition, Nokia will apply for a listing of Nokia’s shares on NYSE Euronext Paris in connection with the public exchange offer.

COMMUNITIES AND ECOSYSTEM

Nokia is a global company, with deep roots and heritage in many parts of the world. When it joins with Alcatel-Lucent, it also expects that France, where Alcatel-Lucent is a fundamental participant in the technology ecosystem, will be a vibrant centre of the combined company. Nokia intends to be an important contributor to the overall development of the broader technology ecosystem and a driver of innovation in France.

Consistent with this goal, the combined company expects that after the closing of the transaction it will have a presence in France that spans leading innovation activities including a 5G/Small Cell R&D Centre of Excellence; a Cyber-Security lab similar to its existing facility in Berlin designed to support European collaboration on the topic; and a continued focus on Bell Labs and wireless R&D. Engaging with and supporting projects and academic efforts that enhance the development of future technologies will remain an important priority.

Upon closing of the transaction, Nokia also intends to establish a EUR 100 million investment fund to invest in start-ups in France with a focus on the Internet of Things and the Industrial Internet.

Nokia intends to maintain employment in France that is consistent with Alcatel-Lucent’s end-2015 Shift Plan commitments, with a particular focus on the key sites of Villarceaux (Essonne) and Lannion (Côtes d’Armor). In addition, the company expects to expand R&D employment with the addition of several hundred new positions targeting recent graduates with skills in future-oriented technologies, including 5G. To ensure ongoing support for customers, activities for support services and pre- and post-sales are expected to continue as well.

Similarly Nokia and Alcatel-Lucent have had a defining impact on the United States communications industry. As long-standing technology partners of the US service providers and with a re-energized Bell Labs research and consultancy, the proposed combined company would have technological depth in all strategic domains combined with formidable operational strength. At a time where the industry is re-shaping itself with new architectures, business models and market players, Nokia and Alcatel-Lucent together would bring a compelling force to the fast evolving needs of large enterprises, webscale players, and the public sector, as well as service providers.

Nokia and Alcatel-Lucent also have a long and rich history in China. As a result of the transaction Nokia would own Alcatel-Lucent’s 50% plus one share holding in Alcatel-Lucent Shanghai Bell, a company limited by shares supervised by the State-owned Assets Supervision and Administration

Commission of China. Both companies support the Chinese Government’s ambitions to encourage a climate for indigenous innovation and technology development through the ‘Internet Plus’ and ‘Made in China 2025’ initiatives. The combined company intends to remain committed to China and plans to continue enabling local innovation with fast, smart, secure and reliable networks built with its Chinese partners.

OVERVIEW OF ALCATEL-LUCENT

Alcatel-Lucent is the leading IP networking, ultra-broadband access and cloud applications specialist. It believes that networks are the foundation of an ultra-connected world, and that networks need to be built to achieve the potential of every customer with flexibility, speed, and trust. Alcatel-Lucent’s mission is to invent and deliver trusted networks to help its customers unleash their value.

The company employs approximately 52 600 employees as of end 2014 including 20 000 R&D employees. Its products and services are distributed all over the world (North America: 44%, Asia Pacific: 20%, Europe: 23%, Rest of World: 13%).

It is organized in two main operating segments:

•	Core Networking segment including three business divisions: IP Routing, IP Transport and IP Platforms

•	Access segment including four business divisions: Wireless, Fixed Access, Licensing and Managed Services

Alcatel-Lucent’s shares are traded on Euronext Paris, which represents the principal trading market for its ordinary shares and on the New York Stock Exchange in the form of American Depository Shares.

ADVISORS

J.P. Morgan served as financial advisor to Nokia and delivered a fairness opinion to the Board of Directors of Nokia in connection with the transaction. Skadden, Arps, Slate, Meagher & Flom LLP and Roschier, Attorneys Ltd served as legal advisors.

Zaoui & Co is acting as lead M&A advisor to Alcatel-Lucent and delivered a fairness opinion to the Board of Directors of Alcatel-Lucent in connection with the transaction. Sullivan & Cromwell LLP served as legal advisor.

INVESTOR WEBCAST

Nokia CEO, Rajeev Suri, and Alcatel-Lucent CEO, Michel Combes, will host a webcast and conference call for investors and analysts on April 15, 2015 at 09:00 CET to discuss the transaction.

To join the investor webcast and slide show:

http://edge.media-server.com/m/s/bmodv5pd/lan/en

To join the investor webcast by phone:

US: +1 888 636 1561; Conference ID: 27473048

France: 0800 909322; Conference ID: 27473048

Europe: +44 1452 555 566; Conference ID: 27923810

PRESS CONFERENCE

A press conference will be held in Paris with the Chairmen and CEOs of both companies on April 15, 2015 at 10:15 CET at Pavillon Gabriel, 5 Avenue Gabriel, 75008 Paris.

To join the press conference webcast:

In English: http://edge.media-server.com/m/p/n3vw9fre/lan/en

In French: http://edge.media-server.com/m/p/n3vw9fre/lan/fr

In Chinese: http://edge.media-server.com/m/p/n3vw9fre/lan/zhs

To join the press conference by phone:

French: +33 (0)1 70 48 01 63; Conference ID 7669072

English: +44 (0)20 3427 1923; Conference ID 7166051

Chinese: +861059 045 014; Conference ID 1632595

MICROSITE DETAILS

Further information on the transaction can be found at: www.newconnectivity.com

MEDIA ENQUIRIES

Nokia Communications

Tel. +358 (0) 10 448 4900

Email: press.services@nokia.com

Brunswick (adviser to Nokia)

Tel. +44 207 404 5959

Tel. +33 1 53 96 83 83

Alcatel-Lucent Communications

Simon Poulter, simon.poulter@alcatel-lucent.com

T : +33 (0)1 55 14 10 06

Valerie La Gamba, valerie.la_gamba@alcatel-lucent.com

T : + 33 (0)1 55 14 15 91

INVESTOR ENQUIRIES

Nokia Investor Relations

Tel. +358 4080 3 4080

Email: investor.relations@nokia.com

Alcatel-Lucent Investor relations

Marisa Baldo, marisa.baldo@alcatel-lucent.com

T : + 33 (0)1 55 14 11 20

Tom Bevilacqua, thomas.bevilacqua@alcatel-lucent.com

T : + 1 908-582-7998

ABOUT NOKIA

Nokia invests in technologies important in a world where billions of devices are connected. We are focused on three businesses: network infrastructure software, hardware and services, which we offer through Nokia Networks; location intelligence, which we provide through HERE; and advanced technology development and licensing, which we pursue through Nokia Technologies. Each of these businesses is a leader in its respective field. http://company.nokia.com

ABOUT ALCATEL-LUCENT

Alcatel-Lucent is the leading IP networking, ultra-broadband access and cloud technology specialist. We are dedicated to making global communications more innovative, sustainable and accessible for people, businesses and governments worldwide. Our mission is to invent and deliver trusted networks to help our customers unleash their value. Every success has its network.

For more information, visit Alcatel-Lucent on: http://www.alcatel-lucent.com, read the latest posts on the Alcatel-Lucent blog http://www.alcatel-lucent.com/blog and follow the Company on Twitter: http://twitter.com/Alcatel_Lucent.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION.

FORWARD-LOOKING STATEMENTS

This stock exchange release contains forward-looking statements that reflect Nokia’s and Alcatel-Lucent’s current expectations and views of future events and developments. Some of these forward-looking statements can be identified by terms and phrases such as “anticipate,” “should,” “likely,” “foresee,” “believe,” “estimate,” “expect,” “intend,” “continue,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions. These forward-looking statements include statements relating to: the expected characteristics of the combined company; expected ownership of the combined company by Nokia and Alcatel-Lucent shareholders; the target annual run rate cost synergies for the combined company; expected customer reach of the combined company; expected financial results of the combined company; expected timing of closing of the proposed transaction and satisfaction of conditions precedent, including regulatory conditions; the expected benefits of the proposed transaction, including related synergies; transaction timeline, including the Nokia shareholders’ meeting; expected governance structure of the combined company and Nokia’s commitment to conducting business in France and China. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These forward-looking statements are only predictions based upon our current expectations and views of future events and developments and are subject to risks and uncertainties that are difficult to predict because they relate to events and depend on circumstances that will occur in the future. Risks and uncertainties include: the ability of Nokia to integrate Alcatel-Lucent into Nokia operations; the performance of the global economy; the capacity for growth in internet and technology usage; the consolidation and convergence of the industry, its suppliers and its customers; the effect of changes in governmental regulations; disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers; and the impact on the combined company (after giving effect to the proposed transaction with Alcatel-Lucent) of any of the foregoing risks or forward-looking statements, as well as other risk factors listed from time to time in Nokia’s and Alcatel-Lucent’s filings with the U.S. Securities and Exchange Commission (“SEC”).

The forward-looking statements should be read in conjunction with the other cautionary statements that are included elsewhere, including the Risk Factors section of the Registration Statement (as defined below), Nokia’s and Alcatel-Lucent’s most recent annual reports on Form 20-F, reports furnished on Form 6-K, and any other documents that Nokia or Alcatel-Lucent have filed with the SEC. Any forward-looking statements made in this stock exchange release are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IMPORTANT ADDITIONAL INFORMATION

This stock exchange release relates to the proposed public exchange offer by Nokia to exchange all of common stock and convertible securities issued by Alcatel-Lucent for new ordinary shares of Nokia. This stock exchange release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, all of common stock and convertible securities of Alcatel-Lucent, nor is it a substitute for the tender offer statement on Schedule TO or the preliminary prospectus / offer to exchange included in the Registration Statement on Form F-4 (the “Registration Statement”) to be filed with the SEC, the listing prospectus of Nokia to be filed with the Finnish Financial Supervisory Authority or the tender offer document to be filed with the Autorité des marchés financiers (including the letter of transmittal and related documents and as amended and supplemented from time to time, the “Exchange Offer Documents”). The Registration Statement has not yet been filed with the SEC. The tender offer will be made only through the Exchange Offer Documents.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND ALL OTHER RELEVANT DOCUMENTS THAT NOKIA OR ALCATEL-LUCENT HAS FILED OR MAY FILE WITH THE SEC, AMF, NASDAQ OMX HELSINKI OR FINNISH FINANCIAL SUPERVISORY AUTHORITY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

All documents referred to above, if filed or furnished, will be available free of charge at the SEC’s website (www.sec.gov).

APPENDIX 1

The fully diluted premium reflects the premium paid by Nokia on Alcatel-Lucent’s market capitalization when adjusting for the dilutive effect of the Change of Control provisions in Alcatel-Lucent’s three outstanding convertible bonds, which account for a substantial part of Alcatel-Lucent’s equity, based on a 3-month volume weighted average price. Calculation (based on number of shares outstanding at the end of 2014) as follows:

a.	Alcatel-Lucent current diluted shares of 3 218 million reflecting: i) 2 780 million common outstanding shares as of Dec 31, 2014 net of 40 million of treasury shares, ii) 40 million shares from outstanding stock options (reflecting treasury method based on Alcatel-Lucent unaffected closing share price of EUR 3.86 on April 13, 2015), iii) 27 million performance shares, and iv) 370 million shares underlying Alcatel-Lucent’s 2018 OCEANE convertible bonds

b.	Market capitalization of EUR 10 766 million based on Alcatel-Lucent current diluted shares of 3 218 million multiplied by the unaffected 3-month volume weighted average price of EUR 3.35

c.	Offer value based on Nokia’s unaffected closing share price as of April 13, 2015 of EUR 7.77 and offer exchange ratio of 0.550x, resulting in an implied offer price of EUR 4.27 per share

d.	Alcatel-Lucent fully diluted shares of 3 643 million reflecting 3 218 million current diluted shares plus 426 million additional shares from Alcatel-Lucent’s three tranches of OCEANE convertible bonds after reflecting change-of-control adjustment (takeover protection clause) based on an illustrative tender offer opening date of January 1, 2016. The breakdown of the 426 million shares is as follows: 68 million additional shares from the 2018 OCEANEs (over and above the 370 million already reflected in current diluted shares), 212 million shares from the 2019 OCEANEs and 145 million shares from the 2020 OCEANEs (neither of the 2019 or 2020 OCEANEs is included in the current diluted shares given they are out-of-the-money but the change-of-control adjustment reduces their effective conversion price, hence bringing them in-the-money).

e.	Fully diluted offer equity value of EUR 15 570 million (calculated as the implied offer price of EUR 4.27 multiplied by fully diluted shares of 3 643 million) less the aggregate face value of the 2019 and 2020 OCEANEs of EUR 1 149 million equaling the adjusted offer equity value of EUR 14 421 million (this number excludes the face value of the 2019 and 2020 OCEANEs but includes the premium offered to them as a consequence of a lower conversion price due to the change-of-control adjustment).

f.	Adjusted offer equity value if EUR 14 421 million divided by market capitalization of EUR 10 766 million equating to a fully diluted premium of 34%, equivalent to EUR 4.48 per share

APPENDIX 2: PRELIMINARY COMBINED FINANCIAL INFORMATION

Basis for preparation

The unaudited financial information presented below is based on Nokia’s and Alcatel-Lucent’s audited financial statements for the full year 2013 and 2014.

The combined financial information is for illustrative purposes only. The combined financial information gives an indication of the combined company’s sales and earnings assuming the activities were included in the same company from the beginning of each period. The combined financial information is based on a hypothetical situation and should not be viewed as pro forma financial information as purchase price allocation, differences in accounting principles and transaction costs have not been taken into account. The difference between transaction value, which has been calculated based on the closing price of Nokia shares as of April 13, 2015 and Alcatel-Lucent’s book equity has been allocated to non-current assets. The expected synergies have not been included.

For the purposes of financial reporting, the actual combined financials will, however, be calculated based on the transaction value and the fair values of Alcatel-Lucent’s identifiable assets and liabilities at the closing date. Balance sheet items could therefore differ significantly from the combined financial information presented below and, as a result, have a significant impact on other items included in the income statement of the combined company.

This stock exchange release also contains non-IFRS operating profit information. For a reconciliation between reported and non-IFRS/adjusted information please see the reports for Q4 2014 and Full Year 2014. The reconciliation of the Full Year 2014 numbers can be found on page 41 in the report issued by Nokia on January 29, 2015 and on page 10 in the report issued by Alcatel-Lucent on February 6, 2015.

Combined income statement and statement of cash flow information (reported numbers for continuing operations)

	2014			2013
EUR million	Combined company	Nokia	Alcatel- Lucent	Combined company	Nokia	Alcatel- Lucent
Net Sales	25 910	12 732	13 178	26 522	12 709	13 813
Gross Profit	10 046	5 638	4 408	9 667	5 345	4 322
Gross Margin	38.8%	44.3%	33.4%	36.4%	42.1%	31.3%
Operating Profit	307	170	137	(220)	519	(739)
Operating Margin	1.2%	1.3%	1.0%	(0.8%)	4.1%	(5.4%)
Net Income	1 137	1 171	(34)	(1 228)	41	(1 269)

Net cash from/(used in) operating activities	2 457	2 330	127	913	1 134	(221)
Capital expenditure	867	311	556	870	407	463

Combined statement of financial position information

For the year ended December 31, 2014
EUR million	Combined company	Nokia	Alcatel- Lucent
Non-current assets	29 078	7 339	10 362
Current assets excluding gross cash	11 557	6 009	5 548
Cash, cash equivalents & marketable securities	13 265	7 715	5 550
Total assets	53 900	21 063	21 460

Total equity	22 740	8 669	2 694
Non-current liabilities	16 191	5 106	11 085
Current liabilities	14 969	7 288	7 681
Total equity and liabilities	53 900	21 063	21 460

Total debt	7 969	2 692	5 277
Net cash	5 296	5 023	273

Annex 2: Key Terms of the Offers

Offer Exchange Ratio

•	0.55 Nokia Shares for each Company Share

•	0.55 Nokia Shares for each ADS

Offer for 2018 OCEANEs = Offer Exchange Ratio x NCER2018

Representing the number of Nokia Shares to be issued in exchange for each 2018 OCEANE convertible bond (par value of €1.80).

Where:

NCER2018 = CER2018 x [1 + (0.368 x	D	)]
DT

Where:

CER2018 shall mean the last Conversion / Exchange Ratio applicable to the 2018 bonds (1.060 as of April 14, 2015) in effect before the French Offer Opening Date .

NCER2018 shall mean the new Conversion / Exchange ratio applicable to the 2020 bonds from the French Offer Opening Date until the final date (refer to prospectus for convertible bonds for details on final date).

D shall mean the exact number of days left to run between the French Offer Opening Date (inclusive) and the maturity date of the 2018 OCEANEs July 1, 2018 (excluded).

DT shall mean the exact number of days between the issue date July 3, 2013 (inclusive) and the maturity date July 1, 2018, i.e. 1 824 days.

Offer for 2019 OCEANEs = Offer Exchange Ratio x NCER2019

Representing the number of Nokia Shares to be issued in exchange for each 2019 OCEANE convertible bond (par value of €4.11).

Where:

NCER2019 = CER2019 x [1 + (0.402 x	D	)]
DT

Where:

CER2019 shall mean the last Conversion / Exchange Ratio applicable to the 2019 bonds (1.000 as of April 14, 2015) in effect before the French Offer Opening Date.

NCER2019 shall mean the new Conversion / Exchange ratio applicable to the 2019 bonds from the French Offer Opening Date until the final date (refer to prospectus for convertible bonds for details on final date).

D shall mean the exact number of days left to run between the French Offer Opening Date (inclusive) and the maturity date of the 2019 OCEANEs January 30, 2019 (excluded).

DT shall mean the exact number of days between the issue date June 10, 2014 (inclusive) and the maturity date January 30, 2019, i.e. 1 695 days.

Offer for 2020 OCEANEs = Offer Exchange Ratio x NCER2020

Representing the number of Nokia shares to be issued in exchange for each 2020 OCEANE convertible bond (par value of €4.02).

Where:

NCER2020 = CER2020 x [1 + (0.371 x	D	)]
DT

Where:

CER2020 shall mean the last Conversion / Exchange Ratio applicable to the 2020 bonds (1.000 as of April 14, 2015) in effect before the French Offer Opening Date.

NCER2020 shall mean the new Conversion / Exchange ratio applicable to the 2020 bonds from the French Offer Opening Date until the final date (refer to prospectus for convertible bonds for details on final date).

D shall mean the exact number of days left to run between the French Offer Opening Date (inclusive) and the maturity date of the 2020 OCEANEs January 30, 2020 (excluded).

DT shall mean the exact number of days between the issue date June 10, 2014 (inclusive) and the maturity date January 30, 2020, i.e. 2 060 days.

ASN Adjustment

The following calculations detail the adjustment to be applied to the Offer Exchange Ratio in the context of a spin-out of ASN to the Company shareholders. For the avoidance of doubt, nothing in this Annex 2 purports to amend the terms of the OCEANEs in any way.

Offer Exchange RatioAdjusted	=	Offer Exchange Ratio –	[(	Market valueASN	) ÷	Price Nokia]
Basic NOSHCompany

Market valueASN: Defined as the 3-day volume weighted average share price of ASN SpinCo following spin out multiplied by ASN SpinCo total shares outstanding

PriceNokia: Defined as Nokia closing share price of €7.77 as of April 13, 2015

Basic NOSHCompany: the Company basic shares outstanding as of announcement i.e. 2 780 311 943

Annex 3: Governance

The Company and the nomination committee of the Nokia Board shall cooperate in good faith and shall jointly (under the leadership of the chairman of the Nokia Board and the nomination committee of the Nokia Board) identify (based on initial recommendations to be made by the Company Chairman) three (3) individuals to be nominated to the Nokia Board at the Nokia Shareholders’ Meeting described in Section 6.2.2. In the event such individuals are not elected, this Annex 3 shall apply to the next annual general meeting of Nokia.

The nomination committee of the Nokia Board shall nominate one of these nominees as a vice chairman of the Nokia Board for shareholder consideration at such Nokia Shareholders’ Meeting.

Annex 4: Competition Approvals

Part I – Material Competition Approvals

•	Expiration or termination of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976

•	Approval pursuant to Council Regulation (EC) No.139/2004

•	Approval pursuant to the merger control laws in the following countries:

•	Brazil

•	Canada

•	China

•	India

•	Japan

•	South Korea

•	Taiwan

•	Russia

Part II – Other Competition Approvals

The Parties shall use their respective commercially reasonable efforts to determine, within twenty (20) Business Days after the date of this MoU, whether, in addition to the Material Competition Approvals, the transactions contemplated by this MoU require any other authorizations, consents, orders or approvals of, or declaration or filings with, or expiration of any waiting period (or any extension thereof) from any antitrust, competition, antimonopoly or similar Relevant Authority (and for the avoidance of doubt, the granting of any such additional approvals shall not be conditions precedent for the purposes of Article VII of this MoU).

Annex 5: Standstill

Nokia agrees that, if this MoU has been terminated by the Company pursuant to Section 8.4(a) or Section 8.4(b), then for a period of the longer of (I) twelve (12) months following the date of such termination and (II) eighteen (18) months following the date of this MoU (the “Nokia Standstill Period”), it shall not, and shall cause its Subsidiaries not to (and it and its Subsidiaries will not assist or form a group within the meaning of Section 13(d)(3) (a “13D Group”) of the Exchange Act, act in concert or participate with or encourage other Persons to), directly or indirectly, (A) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership (within the meaning of Section 13(d)(1) of the Exchange Act), including through any security, contract right or derivative position the value of which to the “owner” increases with an increase in the value of any equity securities (or other securities derived from the value of any equity securities) of the Company, without regard to any hedge that may have been entered into with respect to such position, but not including any interests or rights set forth in Rule 16a-1(c)(1)-(5) or (7) under the Exchange Act, of any securities or assets of the Company, including rights or options to acquire such ownership (B) seek or propose to influence, advise, change or control the management, Company Board, governing instruments or policies or affairs of the Company or any of its Subsidiaries or seeking to influence, advise or direct the vote of any holder of voting securities of the Company or its Subsidiaries or (C) make any public disclosure, or take any action that could require the Company to make any public disclosure, with respect to any of the matters set forth in this standstill other than in compliance with Section 3.1(v) of the Confidentiality Agreement. Nokia agrees that until the end of the Nokia Standstill Period, it shall not request that the Company (or its directors, officers, employees or agents) amend or waive any provision of this Annex 9 (Standstill) (including this sentence). Nokia represents to the Company that Nokia and its Subsidiaries do not beneficially own (within the meaning of Section 13(d)(1) of the Exchange Act) any securities of the Company as of the date of this MoU. Notwithstanding the foregoing, the Nokia Standstill Period shall terminate automatically upon (i) any Person or a 13D Group (A) becoming the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 15% or more of the outstanding equity securities of the Company entitled to vote in the normal course in the election of the board of directors (“Company Equity Securities”) or (B) publicly announcing its intentions to make a tender or exchange offer that, if consummated, would make such Person or 13D Group (or any of its or their respective affiliates) the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 15% or more of the Company Equity Securities and the Company Board not recommending against shareholders tendering their shares into such offer within 10 business days after the commencement of such offer (or at any time thereafter at which it publicly takes a new position with respect to such offer), (ii) the Company entering into a definitive agreement with a third party to effectuate (A) a sale of 15% or more of the consolidated assets of the Company and its Subsidiaries or sale or issuance of 15% or more of the Company Equity Securities or any securities convertible into 15% or more of the Company Equity Securities or (B) a transaction (I) that, in whole or in part, requires the approval of the Company’s shareholders and, (II) in which either (a) based on information publicly available at the time of announcement of the entering into of such agreement, the holders of the Company Equity Securities prior to such transaction will not own, immediately following such transaction, at least 80% of the equity securities entitled to vote in the normal course in the election of the board of directors of either (x) the corporation resulting from such transaction (the “Company Surviving Corporation”), or (y), if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding equity securities entitled to vote in the normal course in the election of the board of directors of the Company Surviving Corporation or (b) the directors of the Company prior to such transaction would represent less than 2/3 of the total directors of the Company Surviving Corporation or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding entitled to vote in the normal course in the election of the board of directors of the Company Surviving Corporation or (iii) any Person or a 13D Group commencing a proxy solicitation (or a similar process) pursuant to which such person or 13D Group seeks to replace at least 1/3 of the Company Board without the consent of the Company.

The Company agrees that, if this MoU has been terminated by Nokia pursuant to Section 8.2(e), Section 8.3(a) or Section 8.3(b), then for a period of the longer of (I) twelve (12) months following the date of such termination and (II) eighteen (18) months following the date of this MoU (the “Company Standstill Period”), it shall not, and shall cause its Subsidiaries not to (and it and its Subsidiaries will not assist or form a group within the meaning of Section 13(d)(3) (a “13D Group”) of the Exchange Act, act in concert or participate with or encourage other Persons to), directly or indirectly, (A) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership (within the meaning of Section 13(d)(1) of the Exchange Act), including through any security, contract right or derivative position the value of which to the “owner” increases with an increase in the value of any equity securities (or other securities derived from the value of any equity securities) of Nokia, without regard to any hedge that may have been entered into with respect to such position, but not including any interests or rights set forth in Rule 16a-1(c)(1)-(5) or (7) under the Exchange Act, of any securities or assets of Nokia, including rights or options to acquire such ownership, (B) seek or propose to influence, advise, change or control the management, Company Board, governing instruments or policies or affairs of the Company or any of its Subsidiaries or seeking to influence, advise or direct the vote of any holder of voting securities of the Company or its Subsidiaries or (C) make any public disclosure, or take any action that could require the Company to make any public disclosure, with respect to any of the matters set forth in this standstill other than in compliance with Section 3.1(v) of the Confidentiality Agreement. The Company agrees that until the end of the Company Standstill Period, it shall not request that Nokia (or its directors, officers, employees or agents) amend or waive any provision of this Annex 9 (Standstill) (including this sentence). The Company represents to Nokia that the Company and its Subsidiaries do not beneficially own (within the meaning of Section 13(d)(1) of the Exchange Act) any securities of Nokia as of the date of this MoU. Notwithstanding the foregoing, the Company Standstill Period shall terminate automatically upon (i) any Person or a 13D Group (A) becoming the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 15% or more of the outstanding equity securities of Nokia entitled to vote in the normal course in the election of the board of directors (“Nokia Equity Securities”) or (B) publicly announcing its intentions to make a tender or exchange offer that, if consummated, would make such Person or 13D Group (or any of its or their respective affiliates) the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 15% or more of the Nokia Equity Securities and the Nokia Board not recommending against shareholders tendering their shares into such offer within 10 business days after the commencement of such offer (or at any time thereafter at which it publicly takes a new position with respect to such offer), (ii) Nokia entering into a definitive agreement with a third party to effectuate (A) a sale of 15% or more of the consolidated assets of Nokia and its Subsidiaries or sale or issuance of 15% or more of the Nokia Equity Securities or any securities convertible into 15% or more of the Nokia Equity Securities or (B) a transaction (I) that, in whole or in part, requires the approval of Nokia’s shareholders and, (II) in which either (a) based on information publicly available at the time of announcement of the entering into of such agreement, the holders of the Nokia Equity Securities prior to such transaction will not own, immediately following such transaction, at least 80% of the equity securities entitled to vote in the normal course in the election of the board of directors of either (x) the corporation resulting from such transaction (the “Nokia Surviving Corporation”), or (y), if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding equity securities entitled to vote in the normal course in the election of the board of directors of the Nokia Surviving Corporation or (b) the directors of Nokia prior to such transaction would represent less than 2/3 of the total directors of the Nokia Surviving Corporation or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding entitled to vote in the normal course in the election of the board of directors of the Nokia Surviving Corporation or (iii) any Person or a 13D Group commencing a proxy solicitation (or a similar process) pursuant to which such person or 13D Group seeks to replace at least 1/3 of the Nokia Board without the consent of Nokia.

Annex 6: French Commitments

[intentionally omitted]

Annex 7: Works Council

[intentionally omitted]

Opinion of Zaoui & Co. S.A., dated April 14, 2014*

*to be filed as an amendment to this registration statement.

B-1

The U.S. exchange agent for the U.S. Offer is:

Citibank, N.A.

By First Class Mail: Citibank, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 250 Providence, RI 02940-3011	Overnight Courier: Citibank, N.A. c/o Voluntary Corporate Actions Royall Street, Suite V Canton, MA 02021

Any questions or requests for assistance or additional copies of the exchange offer/prospectus, the letter of transmittal, and related offer materials may be directed to the U.S. information agent at its telephone number and location listed below. Holders may also contact their local broker, commercial bank, trust company or nominee for assistance concerning the Exchange Offer.

The U.S. Information Agent for the U.S. Offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Pursuant to the Finnish Companies Act, it is only possible to limit the company’s right to claim damages from the members of the board of directors or the Chief Executive Officer by a provision to that effect in the company’s articles of association, which is subject to the unanimous approval of all shareholders. Further, it is not possible to limit the company’s right to claim damages to the extent that loss or damage has been caused either due to a breach of the mandatory provisions of the Finnish Companies Act or through willful or grossly negligent behavior. Nokia’s articles of association do not include any provisions limiting the company’s right to claim damages.

It is, however, possible for a Finnish company to indemnify its members of the board of directors and officers against claims for damages made by shareholders or third parties through the use of individual indemnity undertakings. The exact scope of such indemnity undertakings acceptable under Finnish law is not clear. However, it is generally accepted in Finnish legal literature that such indemnity undertakings cannot effectively be used to limit the company’s right to claim damages from the members of its board of directors or the Chief Executive Officer.

Moreover, according to general principles of Finnish employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his or her duties under the employment agreement, subject to certain exceptions.

Item 21. Exhibits.

(a) The following exhibits are filed as part of this registration statement, unless otherwise indicated.

Exhibit No.	Description
2.1	Memorandum of Understanding, dated as of April 15, 2015, by and between Nokia Corporation and Alcatel Lucent S.A. (included as Annex A-1 to the exchange offer/prospectus forming part of this registration statement).

3.1	Articles of Association of Nokia Corporation (incorporated by reference from Nokia Corporation’s annual report on Form 20-F for the fiscal year ended December 31, 2010).

5.1	Form of opinion of Roschier, Attorneys Ltd. with respect to the validity of the Nokia Shares to be registered.†

23.1	Consent of PricewaterhouseCoopers Oy, independent registered public accounting firm of Nokia Corporation.

23.2	Consent of Deloitte & Associés, independent registered public accounting firm of Alcatel Lucent S.A.

23.3	Consent of Ernst & Young et Autres, independent registered public accounting firm of Alcatel Lucent S.A.

23.4	Form of consent of Roschier, Attorneys Ltd. (included in Exhibit 5.1).

24.1	Powers of attorney (previously included in the signature pages of this registration statement).†

99.1	Form of Letter of Transmittal.*

99.2	Notice of Guaranteed Delivery (Alcatel Lucent ADSs).

Exhibit No.	Description
99.3	Letter to Clients.

99.4	Letter to Brokers.

99.5	Consent of , nominee to the board of directors of Nokia Corporation.*

99.6	Consent of , nominee to the board of directors of Nokia Corporation.*

99.7	Consent of , nominee to the board of directors of Nokia Corporation.*

*	To be filed by amendment to this registration statement.
†	Previously filed.

(b) Financial Statement Schedules.

Schedules have been omitted because the information set forth therein is not material, not applicable or is included in the financial statements or related notes incorporated by reference in the exchange offer/prospectus, which forms a part of this registration statement.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any exchange offer/prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the exchange offer/prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the exchange offer/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of Alcatel Lucent’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	(1)

To respond to requests for information that is incorporated by reference into the exchange offer/prospectus pursuant to Items 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means; and

(2)	To arrange or provide for a facility in the United States for the purpose of responding to such requests.

The undertaking in subparagraph (1) above includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(d)	To supply by means of a post-effective amendment all information concerning a transaction and Alcatel Lucent involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(e)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Espoo, Finland on October 22, 2015.

NOKIA CORPORATION

/s/ Riikka Tieaho
Name:	Riikka Tieaho
Title:	Vice President, Corporate Legal

/s/ Kristian Pullola
Name:	Kristian Pullola
Title:	Senior Vice President, Corporate Controller

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated below on October 22, 2015.

SIGNATURE/NAME	TITLE

/s/ Rajeev Suri Rajeev Suri	President and Chief Executive Officer

/s/ Timo Ihamuotila Timo Ihamuotila	Executive Vice President and Group Chief Financial Officer

/s/ Kristian Pullola Kristian Pullola	Senior Vice President, Corporate Controller

* Risto Siilasmaa	Chairman (Director)

* Jouko Karvinen	Vice Chairman (Director)

* Vivek Badrinath	(Director)

* Bruce Brown	(Director)

* Elizabeth Doherty	(Director)

* Simon Jiang	(Director)

* Elizabeth Nelson	(Director)

* Kari Stadigh	(Director)

*By:		/s/ Riikka Tieaho
	Name:	Riikka Tieaho
Attorney-in-fact

/s/ Kristian Pullola
	Name:	Kristian Pullola
Attorney-in-fact